    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 1997
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 ------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 ------------
                        U.S. TIMBERLANDS COMPANY, L.P.
            (Exact name of registrant as specified in its charter)
                                 ------------
         DELAWARE                    0800                   APPLIED FOR
     (State or other    (Primary Standard Industrial      (I.R.S. Employer
     jurisdiction of     Classification Code Number)   Identification Number)
     incorporation or
      organization)
                                 ------------
                                  P.O. BOX 10
                                6400 HIGHWAY 66
                          KLAMATH FALLS, OREGON 97601
                                (541) 884-2240
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ------------
                               JOHN J. STEPHENS
                                  P.O. BOX 10
                                6400 HIGHWAY 66
                          KLAMATH FALLS, OREGON 97601
                                (541) 884-2240
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ------------
                                  Copies to:
     ANDREWS & KURTH L.L.P.                        BAKER & BOTTS, L.L.P.
      425 LEXINGTON AVENUE                     ONE SHELL PLAZA 910 LOUISIANA
          10TH FLOOR                               HOUSTON, TEXAS 77002
    NEW YORK, NEW YORK 10017                          (713) 229-1234
        (212) 850-2800                             ATTN: JOSHUA DAVIDSON
    ATTN: JONATHAN P. CRAMER
                                 ------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                                 ------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuing basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                 ------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                            PROPOSED MAXIMUM
           TITLE OF EACH CLASS             AGGREGATE OFFERING    AMOUNT OF
      OF SECURITIES TO BE REGISTERED            PRICE(1)      REGISTRATION FEE
------------------------------------------------------------------------------
Common Units representing limited partner
 interests...............................     $174,652,800        $52,930

-------------------------------------------------------------------------------
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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
                                 ------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED AUGUST 4, 1997

PROSPECTUS

[LOGO OF U.S. TIMBERLANDS COMPANY, L.P.]

                            7,232,000 COMMON UNITS
                         U.S. TIMBERLANDS COMPANY, L.P.
                     REPRESENTING LIMITED PARTNER INTERESTS

                                   --------

  The Common Units offered hereby represent limited partner interests in U.S. Timberlands Company, L.P., a newly formed Delaware limited partnership (the "Company"). The Company's business consists of the growing of trees and the sale of logs and standing timber from its approximately 643,000 acres of timberland located east of the Cascade Range in Oregon.

  The Company will distribute to its partners, on a quarterly basis, all of its Available Cash, which is generally all cash on hand at the end of a quarter, as adjusted for reserves. The General Partner has broad discretion in making cash disbursements and establishing reserves. The Company intends, to the extent there is sufficient Available Cash, to distribute to each holder of Common Units at least $0.50 per Common Unit per quarter (the "Minimum Quarterly Distribution") or $2.00 per Common Unit on an annualized basis.

  LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION. PURCHASERS OF COMMON UNITS SHOULD CONSIDER EACH OF THE FACTORS DESCRIBED UNDER "RISK FACTORS," STARTING ON PAGE 27, IN EVALUATING AN INVESTMENT IN THE COMPANY, INCLUDING, BUT NOT LIMITED TO, THE FOLLOWING:

  . THE COMPANY'S OPERATIONS ARE SUBJECT TO CYCLICAL FLUCTUATIONS IN PRICE AND
    DEMAND FOR FOREST PRODUCTS AND SUPPLIES OF TIMBER.
  . THE COMPANY'S BUSINESS, INCLUDING THE ABILITY TO HARVEST ITS TIMBER, MAY
    BE AFFECTED BY VARIOUS FACTORS, INCLUDING ENVIRONMENTAL AND ENDANGERED SPECIES CONCERNS, FEDERAL AND STATE REGULATIONS, LIMITATIONS ON ACCESS ACROSS PUBLIC LANDS AND DAMAGE BY FIRE, INSECT INFESTATION AND OTHER
    NATURAL CAUSES.
  . THE MINIMUM QUARTERLY DISTRIBUTION IS NOT GUARANTEED. THE ACTUAL AMOUNT OF
    CASH DISTRIBUTIONS WILL DEPEND ON THE COMPANY'S FUTURE OPERATING
    PERFORMANCE AND WILL BE AFFECTED BY THE FUNDING OF RESERVES, OPERATING AND CAPITAL EXPENDITURES AND OTHER MATTERS WITHIN THE DISCRETION OF THE
    GENERAL PARTNER, AS WELL AS REQUIRED INTEREST AND PRINCIPAL PAYMENTS ON,
    AND THE OTHER TERMS OF, THE COMPANY'S INDEBTEDNESS. ON A PRO FORMA BASIS, THE COMPANY WOULD HAVE HAD A SUBSTANTIAL CASH FLOW DEFICIT DURING 1996. CONSEQUENTLY, ON A PRO FORMA BASIS, THE COMPANY WOULD HAVE BEEN UNABLE TO MAKE ANY DISTRIBUTIONS FOR SUCH YEAR FROM OPERATING CASH FLOW ON ANY OF
    THE COMMON UNITS OFFERED HEREBY OR ANY OF THE SUBORDINATED UNITS.
                                                         (continued on page iii)
  Prior to this offering, there has not been a public market for the Common Units. It is currently estimated that the initial public offering price will be
between $    and $    per Common Unit. See "Underwriting" for information
relating to the factors to be considered in determining the initial public offering price. Application will be made to list the Common Units for trading on the New York Stock Exchange under the symbol "TIM".

                                   --------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       UNDERWRITING
                                             PRICE TO DISCOUNTS AND  PROCEEDS TO
                                              PUBLIC  COMMISSIONS(1) COMPANY(2)
--------------------------------------------------------------------------------
Per Common Unit............................    $           $             $
--------------------------------------------------------------------------------
Total(3)...................................   $           $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) For information regarding indemnification of the Underwriters, see "Underwriting."
(2) Before deducting expenses estimated at $        payable by the Company.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 1,084,800 additional Common Units on the same terms and conditions as set forth above, solely to cover over-allotments, if any. See "Underwriting."
    If such option is exercised in full, the total Price to Public,
    Underwriting Discounts and Commissions, and Proceeds to Company will be
    $         , $          and $        , respectively.
                                   --------

  The Common Units are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the Common Units offered
hereby will be available for delivery on or about                , 1997, at the
office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                                   --------

SMITH BARNEY INC.
       DEUTSCHE MORGAN GRENFELL
               A.G. EDWARDS & SONS, INC.
                       PAINEWEBBER INCORPORATED
                                              PRUDENTIAL SECURITIES INCORPORATED
      , 1997

                               [ARTWORK TO COME]





  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICES OF THE COMMON UNITS, INCLUDING OVERALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

(continued from page i)

  . ON A PRO FORMA BASIS AT MARCH 31, 1997, THE COMPANY'S TOTAL INDEBTEDNESS AS A PERCENTAGE OF ITS TOTAL CAPITALIZATION WOULD HAVE BEEN
     APPROXIMATELY 73%. AS A RESULT, THE COMPANY WILL BE SIGNIFICANTLY LEVERAGED AND WILL HAVE INDEBTEDNESS THAT IS SUBSTANTIAL IN RELATION TO ITS EQUITY CAPITAL.

  . HOLDERS OF COMMON UNITS WILL HAVE ONLY LIMITED VOTING RIGHTS, AND THE GENERAL PARTNER WILL MANAGE AND OPERATE THE COMPANY. THE GENERAL PARTNER MAY NOT BE REMOVED EXCEPT PURSUANT TO THE VOTE OF THE HOLDERS OF AT LEAST 66 2/3% OF THE OUTSTANDING UNITS (INCLUDING UNITS OWNED BY THE GENERAL PARTNER AND ITS AFFILIATES). THE OWNERSHIP OF SUBORDINATED UNITS BY CERTAIN AFFILIATES OF THE GENERAL PARTNER EFFECTIVELY GIVES THE GENERAL PARTNER THE ABILITY TO PREVENT ITS REMOVAL.

  . PURCHASERS OF THE COMMON UNITS OFFERED HEREBY WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE OF $12.69 PER COMMON UNIT FROM THE INITIAL PUBLIC OFFERING PRICE (ASSUMING AN INITIAL PUBLIC OFFERING PRICE OF $20.50 PER COMMON UNIT).

  . CONFLICTS OF INTEREST MAY ARISE BETWEEN THE GENERAL PARTNER AND ITS AFFILIATES, ON THE ONE HAND, AND THE COMPANY AND THE UNITHOLDERS, ON THE OTHER. THE PARTNERSHIP AGREEMENT CONTAINS CERTAIN PROVISIONS THAT LIMIT THE LIABILITY AND REDUCE THE FIDUCIARY DUTIES OF THE GENERAL PARTNER TO THE UNITHOLDERS. HOLDERS OF COMMON UNITS ARE DEEMED TO HAVE CONSENTED TO CERTAIN ACTIONS AND CONFLICTS OF INTEREST THAT MIGHT OTHERWISE BE DEEMED A BREACH OF FIDUCIARY OR OTHER DUTIES UNDER APPLICABLE STATE LAW.

  . THE AVAILABILITY TO A COMMON UNITHOLDER OF THE FEDERAL INCOME TAX BENEFITS OF AN INVESTMENT IN THE COMPANY DEPENDS ON THE CLASSIFICATION OF THE COMPANY AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES. THE COMPANY WILL RELY UPON AN OPINION OF COUNSEL, AND NOT A RULING FROM THE INTERNAL REVENUE SERVICE, ON THAT ISSUE AND OTHERS RELEVANT TO A COMMON UNITHOLDER.

  To enhance the Company's ability to make the Minimum Quarterly Distribution on the Common Units during the Subordination Period, which will generally extend at least through December 31, 2002, each holder of Common Units will be entitled to receive the Minimum Quarterly Distribution, plus any arrearages thereon, before any distributions are made on the outstanding subordinated limited partner interests of the Company (the "Subordinated Units"). Upon expiration of the Subordination Period, all Subordinated Units will convert into Common Units on a one-for-one basis and will thereafter participate pro rata with the other Common Units in distributions of Available Cash. Under certain circumstances, up to 50% of the Subordinated Units may convert into Common Units prior to the expiration of the Subordination Period. See "Cash Distribution Policy."

  The Common Units offered hereby will represent an aggregate 55.6% interest in the Company and U.S. Timberlands Klamath Falls, L.L.C. ("USTK"), a Delaware limited liability company which, upon consummation of the transactions described herein, will become the Company's subsidiary operating company (in such capacity, the "Operating Company"). The general partner of the Company will be U.S. Timberlands Services Company, L.L.C., a newly formed Delaware limited liability company (the "General Partner" or "New Services"). The General Partner will own an aggregate 2% interest in the Company and the Operating Company. In addition, certain affiliates of the General Partner will own an aggregate of 5,510,100 Subordinated Units representing an aggregate 42.4% interest in the Company and the Operating Company. The Common Units and the Subordinated Units are collectively referred to herein as the "Units." Holders of the Common Units and the Subordinated Units are collectively referred to herein as "Unitholders."

  The sale of the Common Units offered hereby is subject to, among other things, the concurrent completion of a private placement (the "Private Note Placement") by the Operating Company of $150.0 million aggregate principal amount of unsecured senior notes (the "Private Notes"), the consummation of a public offering (the "Public Note Offering") by the Company of $100.0 million aggregate principal amount of unsecured senior notes (the "Public Notes" and, together with the Private Notes, the "Notes") and the closing of a $25.0 million revolving credit facility to be used for working capital and other partnership purposes (the "Working Capital

Facility") and a $100.0 million revolving credit facility to be used for acquisitions and capital improvements (the "Acquisition Facility" and, together with the Working Capital Facility, the "Bank Credit Facility"). See "The Transactions."

  The Company will furnish or make available to record holders of Common Units
(i) within 120 days after the close of each fiscal year of the Company, an annual report containing audited financial statements and a report thereon by its independent public accountants and (ii) within 90 days after the close of each quarter (other than the fourth quarter), a quarterly report containing unaudited summary financial information. The Company will also furnish each Unitholder with tax information within 90 days after the close of each calendar year.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY.........................................................   1
U.S. TIMBERLANDS COMPANY, L.P. ............................................   1
  The Company..............................................................   1
  Business Strategy........................................................   2
  Industry Conditions......................................................   4
  Transactions at Closing..................................................   5
SUMMARY HISTORICAL AND PRO FORMA
 FINANCIAL AND OPERATING DATA..............................................   7
SUMMARY OF RISK FACTORS....................................................  10
  Risks Inherent in the Company's Business.................................  10
  Risks Inherent in an Investment in the
   Company.................................................................  11
  Conflicts of Interest and Fiduciary
   Responsibilities........................................................  13
  Tax Risks................................................................  13
CASH AVAILABLE FOR DISTRIBUTION............................................  15
COMPANY STRUCTURE AND
 MANAGEMENT................................................................  17
THE OFFERING...............................................................  19
SUMMARY OF TAX CONSIDERATIONS..............................................  24
  Partnership Status; Cash Distributions...................................  24
  Company Allocations......................................................  24
  Ratio of Taxable Income to Distributions.................................  24
  Basis of Common Units....................................................  25
  Limitations on Deductibility of Company
   Losses..................................................................  25
  Section 754 Election.....................................................  25
  Disposition of Common Units..............................................  25
  Proposed Changes in Federal Income Tax Laws..............................  25
  State, Local and Other Tax Considerations................................  26
  Ownership of Common Units by Tax-Exempt Organizations and Certain Other
   Investors...............................................................  26
  Tax Shelter Registration.................................................  26
RISK FACTORS...............................................................  27
  Risks Inherent in the Company's Business.................................  27
  Risks Inherent in an Investment in the
   Company.................................................................  29
  Conflicts of Interest and Fiduciary
   Responsibilities........................................................  33
  Tax Risks................................................................  35
THE TRANSACTIONS...........................................................  38
USE OF PROCEEDS............................................................  39
CAPITALIZATION.............................................................  40
DILUTION...................................................................  41
CASH DISTRIBUTION POLICY...................................................  42
  General..................................................................  42
  Quarterly Distributions of Available Cash................................  43
  Distributions from Operating Surplus during Subordination Period.........  43
  Distributions from Operating Surplus after
   Subordination Period....................................................  45
  Incentive Distributions-Hypothetical Annualized Yield....................  45
  Distributions from Capital Surplus.......................................  46

  Adjustment of Minimum Quarterly Distribution and Target Distribution Lev-
   els.....................................................................  47
  Distributions of Cash Upon Liquidation...................................  47
CASH AVAILABLE FOR DISTRIBUTION............................................  50
SELECTED HISTORICAL AND PRO FORMA
 FINANCIAL AND OPERATING DATA..............................................  52
MANAGEMENT'S DISCUSSION AND
 ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS.....................................................  55
  General..................................................................  55
  Supply and Demands Factors...............................................  55
  Results of Operations....................................................  56
  Liquidity and Capital Resources..........................................  59
  Description of Indebtedness..............................................  61
  Effects of Inflation.....................................................  63
BUSINESS AND PROPERTIES....................................................  64
  General..................................................................  64
  Business Strategy........................................................  65
  The Timberlands..........................................................  66
  Resource Management......................................................  70
  Federal and State Regulation.............................................  72
  Litigation...............................................................  74
  Employees................................................................  74
MANAGEMENT.................................................................  75
  Company Management.......................................................  75
  Directors, Executive Officers and Key
   Employees of the General Partner........................................  75
  Reimbursement of Expenses of the General
   Partner and its Affiliates..............................................  78
  Executive Compensation...................................................  78
  Compensation of Directors................................................  80
SECURITY OWNERSHIP OF CERTAIN
 BENEFICIAL OWNERS AND
 MANAGEMENT................................................................  81
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................  82
  Rights of the General Partner............................................  82
  Contribution, Conveyance and Assumption Agreement........................  82
  Consulting Agreements....................................................  82
  Related Party Transactions...............................................  82
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES.......................  83
  Conflicts of Interest....................................................  83
  Fiduciary and Other Duties...............................................  85
DESCRIPTION OF THE COMMON UNITS............................................  87
  The Units................................................................  87
  Transfer Agent and Registrar.............................................  87
  Transfer of Common Units.................................................  87
THE PARTNERSHIP AGREEMENT..................................................  89
  Organization and Duration................................................  89
  Purpose..................................................................  89

                               TABLE OF CONTENTS

  Power of Attorney........................................................  89
  Capital Contributions....................................................  90
  Limited Liability........................................................  90
  Issuance of Additional Securities........................................  90
  Amendment of Partnership Agreement.......................................  91
  Merger, Sale or Other Disposition of Assets..............................  92
  Termination and Dissolution..............................................  93
  Liquidation and Distribution of Proceeds.................................  93
  Withdrawal or Removal of the General
   Partner.................................................................  93
  Transfer of General Partner's Interests and Incentive Distribution
  Rights...................................................................  94
  Change of Management Provisions..........................................  95
  Limited Call Right.......................................................  95
  Meetings; Voting.........................................................  95
  Status as Limited Partner or Assignee....................................  96
  Non-citizen Assignees; Redemption........................................  97
  Indemnification..........................................................  97
  Books and Reports........................................................  97
  Right to Inspect Company Books and
   Records.................................................................  98
  Registration Rights......................................................  98
UNITS ELIGIBLE FOR FUTURE SALE.............................................  99
TAX CONSIDERATIONS......................................................... 101
  Legal Opinions and Advice................................................ 101
  Tax Rates and Changes in Federal Income
   Tax Laws................................................................ 102
  Partnership Status....................................................... 102
  Limited Partner Status................................................... 103
  Tax Consequences of Unit Ownership....................................... 104
  Allocation of Company Income, Gain, Loss and Deduction................... 106
  Disposition of Common Units.............................................. 111
  Uniformity of Units...................................................... 114
  Administrative Matters................................................... 115
  State, Local and Other Tax Considerations................................ 118

INVESTMENT IN THE COMPANY BY
 EMPLOYEE BENEFIT PLANS................................................... 119
UNDERWRITING.............................................................. 120
VALIDITY OF THE COMMON UNITS.............................................. 122
EXPERTS................................................................... 122
AVAILABLE INFORMATION..................................................... 122
INDEX TO FINANCIAL STATEMENTS............................................. F-1
APPENDIX A--Form of Amended and Restated Agreement of Limited Partnership
            of U.S. Timberlands Company, L.P.............................. A-1
APPENDIX B--Form of Application for Transfer of Common Units.............. B-1
APPENDIX C--Glossary of Certain Terms..................................... C-1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and historical and pro forma financial data appearing elsewhere in this Prospectus. Unless otherwise specified, the information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. The transactions related to the formation of the Company, the issuance of the Notes, the entering into of the Bank Credit Facility and the other transactions to occur in connection with this offering are referred to in this Prospectus as the "Transactions." See "The Transactions." Except as the context otherwise requires, references to, or descriptions of, assets and operations of the Company in this Prospectus include the assets and operations of the Operating Company and any other subsidiary and the predecessors of the Company. References to percentage ownership of the Company reflect the approximate effective ownership interest of the Unitholders and the General Partner in the Company and the Operating Company on a combined basis. For ease of reference, a glossary of certain terms used in this Prospectus is included as Appendix C to this Prospectus.

                         U.S. TIMBERLANDS COMPANY, L.P.

THE COMPANY

  The Company's business consists of the growing of trees and the sale of logs and standing timber. The Company owns approximately 643,000 fee acres of timberland and cutting rights on approximately 3,000 acres of timberland containing an estimated total merchantable timber volume of approximately 2.2 billion board feet ("BBF") in Oregon east of the Cascade Range (the "Timberlands"). Logs harvested from the Timberlands are sold to unaffiliated domestic conversion facilities. These logs are processed for sale as lumber, plywood and other wood products, primarily for use in new residential home construction, home remodeling and repair and general industrial applications. The Company also owns and operates its own seed orchard and produces approximately 5 million genetically improved conifer seedlings annually from its nursery, about half of which are used for its own internal reforestation programs, with the balance sold to other forest products companies.

  The Timberlands include substantial holdings of merchantable, good quality timber. The Timberlands' merchantable timber consists of Ponderosa Pine (approximately 42%) and Douglas Fir (approximately 14%), species which have historically commanded premium prices over other softwood species, with the balance consisting of Lodgepole Pine, White Fir and other softwood species. The Timberlands have stands of varying ages and are unique in the forests east of the Cascade Range in Oregon in that approximately 184,000 acres are actively managed tree farms (the "Plantations"). The Plantations were first established by Weyerhaeuser Company ("Weyerhaeuser") in the early 1970s and acreage has been planted each year since then. Currently, the Plantations contain age classes ranging generally from two to 25 years old. Initial thinning of the Plantation stands, including the thinning of commercial quantities of merchantable timber, is expected to begin within the next five years. Because the timber on the Plantations is generally not yet considered merchantable, volumes of timber on the Plantations are not included in the Company's estimated merchantable timber volume. The balance of the Timberlands are composed of natural stands.

  The Company was recently formed to acquire and own substantially all of the equity interests in USTK and to acquire and own the business and assets of U.S. Timberlands Management Company, L.L.C., formerly known as U.S. Timberlands Services Company, L.L.C. ("Old Services"). USTK and Old Services acquired approximately 601,000 fee acres of timberland (the "Klamath Falls Timberlands"), containing an estimated merchantable timber volume of approximately 1.9 BBF and related assets from Weyerhaeuser in August 1996 (the "Weyerhaeuser Acquisition"). Most of the Klamath Falls Timberlands had been owned by Weyerhaeuser for more than 50 years. On July 15, 1997, USTK acquired approximately 42,000 fee acres of timberland and cutting rights on approximately 3,000 acres of timberland (the "Ochoco Timberlands"), containing an estimated merchantable timber volume of approximately 280 million board feet ("MMBF") from Ochoco Lumber Company ("Ochoco") (the "Ochoco Acquisition"). Over 45% of the merchantable timber on the Ochoco Timberlands is at least 80 years old. The Company believes that the age classes and species mix of the Ochoco Timberlands fit well with the Klamath Falls Timberlands and provide the Company flexibility in developing its harvest plans. Most of the land comprising the Ochoco Timberlands had been owned by Ochoco since the 1920s. The Company expects that during 1997, including the five and one-half months of its operations on the Ochoco Timberlands, it will harvest approximately 153 MMBF of timber (including the sale of harvest rights) from the Timberlands.

  Prior to the sale of the Klamath Falls Timberlands to USTK, approximately 65% of the logs harvested from the Klamath Falls Timberlands had been delivered to a plywood mill owned by Weyerhaeuser at Klamath Falls, Oregon. In recent years, substantially all of the timber harvested from the Ochoco Timberlands had been delivered to Ochoco's mills. The Company does not currently own any conversion facilities nor does it intend in the future to own any such facilities on a long-term basis; consequently all of the Company's sales are made to unaffiliated third parties. Concurrent with USTK's acquisition of the Klamath Falls Timberlands, USTK arranged for Collins Products LLC ("Collins"), a privately owned forest products company located within the Klamath Falls Timberlands area, to purchase Weyerhaeuser's Klamath Falls mill facilities. The Company has entered into a 10-year log supply agreement with Collins (the "Collins Supply Agreement") providing for the purchase by the plywood mill and delivery by the Company of a minimum of 34 MMBF of logs each year at market prices (approximately 25% of the Company's estimated annual harvest in the next three years). In addition to its sales under the Collins Supply Agreement, the Company sells logs to conversion facilities located in the area surrounding the Timberlands and operated by third parties. There are currently approximately 55 primary conversion facilities located within a 150 mile radius of the Company's base of operations in Klamath Falls.

  The Company believes that it is well positioned to compete successfully in the timber business for the following reasons: (i) the Company has substantial holdings of timber properties which include over 2.2 BBF of merchantable, good quality timber, approximately 184,000 acres of plantation timberland and a full-scale seed orchard and nursery operation located in a region where conversion facilities have been experiencing shortages in the supply of wood fiber; (ii) the Company focuses on owning timberlands rather than operating conversion facilities, which minimizes the Company's cost structure and capital expenditures, allows the Company to seek the most favorable markets for its timber rather than being committed to supply its own facilities, and ensures that the Company will not compete with its customers; (iii) the Company's senior operating management team has an average of more than 20 years of experience in the forest products industry, including experience in identifying, evaluating, completing and integrating acquisitions of timber properties; (iv) the Company's lean operating structure allows it to efficiently manage its Timberlands, and should enable it to acquire additional timberlands without commensurate increases in overhead; and (v) the Company's computerized geographic information system ("GIS") enables the Company to evaluate the optimal timing and patterns of the harvest of its Timberlands and evaluate and integrate acquisitions of additional timberlands.

BUSINESS STRATEGY

  The Company's business strategy is to manage its Timberlands in a manner that will enable it to pay the Minimum Quarterly Distribution on all the Units and to increase the per Unit value of the Company's assets and cash flow. Management intends to pursue this strategy in a number of ways:

 Continue to Increase Productivity of the Timberlands

  The Company intends to continue to utilize and increase the use of various modern forestry practices on its Timberlands in order to increase their productivity. Examples of these practices include the use of the Company's GIS, which enables it to develop optimal harvest plans; the application of selective harvesting and thinning practices, which improve the productivity of the remaining stand while providing merchantable timber for sale;

and the development of genetically improved seedlings to grow trees with desirable traits such as superior size and disease resistance. Certain members of senior management were involved in the development of these practices while at Weyerhaeuser, and the Company expects to benefit from their experience.

 Maximize Investment in Ochoco Timberlands

  In order to maximize its investment in the Ochoco Timberlands, the Company intends to harvest the mature timber thereon over the next several years. As a result, the Company will convert Ochoco's older, slower growing forests to younger, more productive forests. In addition, by increasing the harvest on the Ochoco Timberlands, the Company will be able to reduce the amount of timber harvested on the Klamath Falls Timberlands, allowing these faster growing Timberlands to continue to mature, thereby increasing their commercial value.

 Pursue Accretive Acquisition Opportunities

  The Company intends to identify, evaluate and acquire undervalued timberlands in North America with the objective of increasing both the value of the Company's Units and its cash flow. The Company believes that management's relationships within the timber industry, as well as its focus on operating timberlands, rather than conversion facilities, give it a competitive advantage in developing acquisition opportunities. The Company believes that its use of independent contractors to conduct its silviculture and harvesting activities should enable it to operate significantly increased acreage without a commensurate increase in fixed overhead costs. The Company intends to evaluate and pursue those opportunities that are located within markets distinguished by strong demand, that include ages and species that complement the Company's existing inventory, and that fit the Company's current and long term value objectives. In addition, the Company may in the future acquire timberlands located in areas, and containing timber, suitable for export. By early January 1998, it is expected that Edward J. Kobacker, the Company's current Executive Vice President and Chief Operating Officer, will become the President and Chief Executive Officer of the Company and that John J. Stephens, the current President and Chief Executive Officer, will become Vice Chairman in order to devote more time to the Company's acquisition program.

 Implement Flexible Marketing Strategies

  The Company's marketing strategy emphasizes flexibility in structuring the sales of its timber assets. Depending upon the needs of its customers and current market conditions, the Company can either sell harvested logs or sell harvest rights to standing timber ("stumpage") and can sell forest by-products, such as wood chips. The Company believes that its strategy of owning timberlands rather than conversion facilities that compete with its customers is an important factor in developing and maintaining strong customer relationships. Since the Weyerhaeuser Acquisition, the Company has sold logs to 17 different customers and expects to sell to a greater number in the future. In addition to log and stumpage sales, the Company may also sell or exchange parcels of land with other timberland owners. For example, the Company may seek to realize the value of portions of the Plantations by exchanging them for more mature timber owned by other timberland owners or by selling them for immediate cash proceeds.

 Sell Land for Higher and Better Uses

  The Company seeks to realize the value of land that may have a higher and better use than for timberland management or that is otherwise a candidate for sale or exchange. For example, some of the Timberlands may have greater value if used for ranching, farming or recreational purposes. The Company has identified approximately 30,000 acres of small tracts that it intends to sell for higher and better uses over the next ten years. In addition, the Company has identified two tracts aggregating approximately 35,000 acres that it intends to sell over the next five years. The Company will also seek to exchange lands with significant environmental sensitivity or recreational values for lands that are more suitable for commercial timberland management.

INDUSTRY CONDITIONS

  The Company's ability to implement its business strategy over the long term and its results of operations will depend upon a number of factors, many of which are beyond its control. These factors include general industry conditions, domestic and international prices and supply and demand for logs, lumber and other wood products, seasonality and competition from other domestic and international supplying regions and substitute products.

 Supply

  The supply of logs available for purchase has been most affected in recent years by significant reductions in timber harvested from public timberlands, principally as a result of efforts to preserve the habitat of certain endangered species, as well as a change in the emphasis of government policy toward habitat preservation, conservation and recreation and away from timber management. Since the early 1970s, environmental and other similar concerns and governmental policies have substantially reduced the volume of timber under contract to be harvested from public lands. The pace of regulatory activity accelerated in the late 1980s. Federal timber under contract in Washington and Oregon decreased approximately 88% from approximately 8.4 BBF in January 1988 to approximately 1.0 BBF in January 1997. The resulting supply decrease caused prices for logs to increase significantly, reaching peak levels during late 1993 and early 1994. Although prices have declined from these record levels, current prices still exceed pre-1993 levels. The low supply of timber from public lands, which is expected to continue for the foreseeable future, has benefited private timber holders, such as the Company, through higher stumpage and log prices.

  Industry participants do not expect environmental restrictions to ease materially within any reasonable planning horizon. Consequently, many producers of lumber and wood products are attempting to adapt to the new supply environment by increasing their emphasis on raw material yields, entering into long term timber supply arrangements and value added manufacturing, and accessing previously untapped supplies (such as private wood lot owners, timber with difficult access, alternative species and imports). These factors have tended to restrict prices from even greater increases. While raw material supply is expected to be an ongoing challenge for the lumber and wood products industry, such conditions are likely to cause the favorable operating environment for timber owners, such as the Company, to continue for the foreseeable future.

  In response to an increase in timber prices in the early 1990s, imports of logs and lumber from abroad (from countries such as Canada and New Zealand) increased. These imports, however, only partially offset the lost volume of timber from public timberlands and did not replace the mature, high-quality timber found in greater quantities on public timberlands. Since 1993, imports have decreased and their impact on timber prices currently is minimal.

 Demand

  Changes in general economic and demographic factors, including the strength of the economy and interest rates for home mortgages and construction loans, have historically caused fluctuations in housing starts and, in turn, in the demand and prices for lumber and commodity wood products. With the growth of the home center distribution business, the repair and remodeling markets have become a significant factor in terms of the demand for lumber and commodity wood products and have dampened the wide fluctuations that occurred when new housing starts were the primary factor. A large portion of the Company's property consists of Pine species, which are used in the finishing market, for molding trim, doors and windows. This market is more affected by repair and remodeling than new housing construction. Prices for these species, primarily Ponderosa Pine, reached a peak in the spring of 1993 and as a result attracted imports of Radiata Pine from New Zealand and Chile. The market absorbed these relatively small quantities with little impact on prices. The demand for logs in the United States is also affected by the level of lumber imports. In response to increasing lumber imports from Canada, the United States and Canada signed an agreement in 1996 which restricts the availability of Canadian softwood lumber in the United States. The Company believes that to date this agreement has not had a material impact on the price or demand for logs in the United States, although its long-term effect is uncertain.

  Due to transportation costs, domestic conversion facilities in the Pacific Northwest tend to purchase raw materials within relatively confined geographic areas, generally within a 200-mile radius. The conversion facilities in the vicinity of the Timberlands need more wood supply to run at capacity than can be produced by nearby timberlands. As a result, the demand from this region is relatively steady, although prices fluctuate with market conditions.

TRANSACTIONS AT CLOSING

  Concurrently with the closing of this offering, Old Services will contribute all of its assets, including its timber operations, to the General Partner in exchange for interests therein. Immediately thereafter, USTK will assume certain indebtedness of U.S. Timberlands Holdings, L.L.C., an affiliate of USTK ("Holdings"), and the General Partner will contribute its timber operations to USTK in exchange for a member interest in USTK. Then the General Partner will contribute all but a 1% member interest in USTK to the Company in exchange for a general partner interest in the Company, the right to receive Incentive Distributions (as defined below) and 1,463,417 Subordinated Units and Holdings will contribute all of its interest in USTK to the Company in exchange for 4,046,683 Subordinated Units. The General Partner will then distribute the Subordinated Units to Old Services. Approximately 163,749 Subordinated Units will be used by Old Services to redeem interests in Old Services held by John
J. Stephens and George R. Hornig, founding directors of the General Partner. As a result of such transactions, USTK will become the Operating Company and the General Partner will own an aggregate 2% interest in the Company and the Operating Company, and the right to receive Incentive Distributions; Old Services will own 1,299,668 Subordinated Units; Holdings will own 4,046,683 Subordinated Units; and Messrs. Stephens and Hornig will own an aggregate of 163,749 Subordinated Units. The 5,510,100 Subordinated Units owned by Old Services, Holdings and Messrs. Stephens and Hornig will represent an aggregate 42.4% interest in the Company.

  The Company will contribute the proceeds from the sale of Common Units offered hereby (approximately $138.5 million after deducting underwriting discounts and commissions but before expenses associated with this offering) to the Operating Company. Concurrently with the closing of this offering, the Operating Company expects to issue $150.0 million aggregate principal amount of Private Notes to certain institutional investors in the Private Note Placement and the Company expects to issue $100.0 million aggregate principal amount of Public Notes in the Public Note Offering. Proceeds from the sale of the Notes, together with the proceeds from the sale of Common Units offered hereby, approximately $17.9 million to be borrowed by the Operating Company under the Acquisition Facility and cash on hand (estimated to be approximately $35.4 million), will be used by the Operating Company to repay approximately $434.3 million of indebtedness of the Operating Company (including accrued interest) and to pay expenses related to the Transactions (estimated to be approximately $17.3 million).

  Concurrently with the closing of this offering, the Operating Company expects to enter into the Bank Credit Facility, which will include the $25.0 million Working Capital Facility, a revolving credit facility to be used for working capital and other general partnership purposes, and the $100.0 million Acquisition Facility, a revolving credit facility to be used for acquisitions and capital improvements. For additional information regarding the terms of the Notes and the Bank Credit Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of Indebtedness."

  The following table sets forth an estimated breakdown of the sources and uses of funds contemplated by the Transactions.

                                                                      AMOUNTS
                                                                   (IN MILLIONS)
                                                                   -------------
   SOURCES OF FUNDS
   Proceeds from Common Units offering............................    $148.3
   Proceeds from Private Note Placement...........................     150.0
   Proceeds from Public Note Offering.............................     100.0
   Drawdown on Acquisition Facility...............................      17.9
   Cash on hand...................................................      35.4
                                                                      ------
     Total........................................................    $451.6
                                                                      ======
   USES OF FUNDS
   Repayment of outstanding bank indebtedness (a).................    $434.3
   Payment of fees and expenses of the Transactions (b)...........      17.3
                                                                      ------
     Total........................................................    $451.6
                                                                      ======

--------
(a) Represents (i) $130.0 million of bank debt incurred by Holdings in connection with USTK's acquisition of the Klamath Falls Timberlands, $3.6 million in loan guarantee fees payable to Weyerhaeuser (the "Guarantee Fees") and approximately $9.3 million of accrued interest and (ii) $285.0 million of bank debt incurred by USTK to refinance indebtedness incurred in connection with its acquisition of the Klamath Falls Timberlands and to finance the acquisition of the Ochoco Timberlands and approximately $6.4 million of accrued interest.
(b) Represents approximately $13.1 million in underwriting discounts and commissions and expenses relating to this offering and approximately $4.2 million in expenses relating to the Private Note Placement and the Public Note Offering.

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

  The following tables set forth for the periods and at the dates indicated, summary historical financial and operating data for the Company, and pro forma financial and operating data after giving effect to the Weyerhaeuser Acquisition and the Transactions. The summary historical operating statement data for the two years ended December 31, 1995, the eight months ended August 29, 1996 and the balance sheet data as of December 31, 1995 are derived from the historical audited financial statements of the southern Oregon timberlands operations of Weyerhaeuser (the "Predecessor") which were prepared by the Company, and the summary historical operating statement data for the three months ended March 31, 1996 are derived from the historical unaudited financial statements of the Predecessor which were prepared by the Company, and should be read in conjunction with such financial statements included elsewhere in this Prospectus. The summary historical combined financial data for the four months ended December 31, 1996 are derived from the historical combined audited financial statements of the Company and the summary historical financial data for the three months ended March 31, 1997 are derived from the historical unaudited combined financial statements of the Company included elsewhere in this Prospectus. In the opinion of management each of the unaudited financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the unaudited periods. The summary pro forma financial and operating data of the Company are derived from the pro forma consolidated financial statements and notes thereto included elsewhere in this Prospectus and should be read in conjunction therewith. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations." The dollar amounts in the table below, except per Unit data, are in thousands.

                                                                                           COMPANY PRO
                                             PREDECESSOR                       COMPANY(A)    FORMA(B)
                          --------------------------------------------------- ------------ ------------
                                                                   JANUARY 1,  AUGUST 30,
                                                                      1996        1996
                                  YEAR ENDED DECEMBER 31,           THROUGH     THROUGH     YEAR ENDED
                          ---------------------------------------  AUGUST 29, DECEMBER 31, DECEMBER 31,
                             1992        1993      1994    1995       1996        1996         1996
                          ----------- ----------- ------- -------  ---------- ------------ ------------
                          (UNAUDITED) (UNAUDITED)                                          (UNAUDITED)
OPERATING STATEMENT
 DATA:
 Revenues:
 Logs...................    $27,225     $28,609   $29,102 $29,110   $14,077     $ 13,590     $ 27,667
 Timberland and property
  sales.................        --        4,180       --      --        --           --           --
 By-products and other..      4,354       3,537     3,240   2,623     1,501          429        1,930
                            -------     -------   ------- -------   -------     --------     --------
 Total revenues.........     31,579      36,326    32,342  31,733    15,578       14,019       29,597
 Operating costs:
 Cost of products sold..     12,830      15,697    16,351  14,951     9,225        6,179       15,404
 Cost of timber and
  property sales........        --           58       --      --        --           --           --
 Depreciation, depletion
  and road
  amortization..........      1,531       1,443     1,455   1,486       927        3,323        8,376
 Selling, general and
  administrative
  expenses..............      4,069       4,034     4,454   4,235     2,730        9,284        5,779
                            -------     -------   ------- -------   -------     --------     --------
 Operating income
  (loss)................     13,149      15,094    10,082  11,061     2,696       (4,767)          38
 Interest expense.......        --          --        --      --        --         7,316       23,592
 Amortization of
  deferred financing
  fees and debt
  guarantee fees........        --          --        --      --        --         1,326          330
 Interest income........        --          --        --      --        --          (409)        (409)
 Other (income) expense,
  net...................       (322)        297       140    (555)        1           36           37
                            -------     -------   ------- -------   -------     --------     --------
 Net income (loss)
  before minority
  interest..............     13,471      14,797     9,942  11,616     2,695      (13,036)     (23,512)
 Minority interest(c)...        --          --        --      --        --           --           139
                            -------     -------   ------- -------   -------     --------     --------
 Net income (loss)(d)...    $13,471     $14,797   $ 9,942 $11,616   $ 2,695     $(13,036)    $(23,373)
                            =======     =======   ======= =======   =======     ========     ========
 Limited partners'
  interests in net
  loss..................                                                                      (23,138)
                                                                                             ========
 Pro forma loss per
  Unit..................                                                                     $  (1.82)
                                                                                             ========

                                                                                          COMPANY PRO
                                             PREDECESSOR                      COMPANY(A)    FORMA(B)
                          -------------------------------------------------- ------------ ------------
                                                                  JANUARY 1,
                                                                     1996     AUGUST 30,
                                  YEAR ENDED DECEMBER 31,          THROUGH   1996 THROUGH  YEAR ENDED
                          --------------------------------------- AUGUST 29, DECEMBER 31, DECEMBER 31,
                             1992        1993      1994    1995      1996        1996         1996
                          ----------- ----------- ------- ------- ---------- ------------ ------------
                          (UNAUDITED) (UNAUDITED)
CASH FLOWS AND OTHER
 DATA:
 EBITDDA(e).............   $ 14,680     $16,595   $11,537 $12,547  $ 3,623     $ (1,444)    $ 8,414
 Capital expenditures--
  Maintenance(f)........      1,553       1,157     2,098   2,082      459          360
 Cash flow from
  operations............     16,784      15,124    13,173  11,810    5,512       (2,984)
BALANCE SHEET DATA (AT
 PERIOD END):
 Working capital........   $    793     $ 2,068   $   211 $ 1,304  $   524     $ 21,459
 Timber, timberlands and
  logging roads.........     22,050      21,495    20,885  20,822   21,275      273,457
 Total assets...........     30,787      32,292    29,844  30,947   27,839      310,191
 Long-term debt.........        --          --        --      --       --       305,000
 Excess of assets over
  liabilities...........     29,220      29,643    27,745  29,155   27,839          --
 Members' deficit.......                                                         (2,936)
OPERATING DATA
 (UNAUDITED):
 Harvest volumes (MBF):
 Used in log and
  stumpage sales(g).....     70,982      69,291    69,311  63,235   32,398       27,389      59,787
 Used in chip sales.....     33,012      18,996    10,224  18,315    5,195          --        5,195
  Total.................    103,994      88,287    79,535  81,550   37,593       27,389      64,982
 Sales volumes:
 Log and stumpage sales
  (MBF)(g)..............     70,903      66,250    69,405  63,443   32,398       30,210      62,608
 Timber and property
  sales (MBF)...........        --        9,449       --      --       --           --          --
 Chip sales (BDT).......     98,802      52,278    38,380  25,702   20,568        7,174      27,742

                                                                    COMPANY PRO
                                            PREDECESSOR COMPANY(A)    FORMA(B)
                                            ----------- ----------- ------------
                                                 THREE MONTHS       THREE MONTHS
                                                     ENDED             ENDED
                                                   MARCH 31,         MARCH 31,
                                            -----------------------     1997
                                                                    ------------
                                               1996        1997
                                            ----------- -----------
                                            (UNAUDITED) (UNAUDITED) (UNAUDITED)
OPERATING STATEMENT DATA:
 Revenues:
 Logs.....................................    $ 3,417    $  8,827     $  8,827
 Timberland and property sales............        --        3,494        3,494
 By-products and other....................        616          13           13
                                              -------    --------     --------
 Total revenues...........................      4,033      12,334       12,334
 Operating costs:
 Cost of products sold....................      2,407       3,525        3,525
 Cost of timber and property sales........        --        1,191        1,191
 Depreciation, depletion and road
  amortization............................        332       2,360        2,360
 Selling, general and administrative
  expenses................................        941       1,190        1,565
                                              -------    --------     --------
 Operating income.........................        353       4,068        3,693
 Interest expense.........................        --        5,319        5,898
 Amortization of deferred financing fees
  and debt guarantee fees.................        --          999           82
 Interest income..........................        --         (366)        (366)
 Other expense, net.......................         95          63           63
                                              -------    --------     --------
 Net income (loss) before minority
  interest................................        258      (1,947)      (1,984)
 Minority interest(c).....................        --          --            (4)
                                              -------    --------     --------
 Net income (loss)(d).....................    $   258    $ (1,947)    $ (1,988)
                                              =======    ========     ========
 Limited partners' interests in net loss..                              (1,968)
                                                                      ========
 Pro forma loss per Unit..................                            $  (0.15)
                                                                      ========
CASH FLOWS AND OTHER DATA:
 EBITDDA(e)...............................    $   685    $  7,619     $  7,244
 Capital expenditures--Maintenance(f).....        126         199
 Cash flow from operations................        835       3,425
BALANCE SHEET DATA (AT PERIOD END):
 Working capital..........................    $ 1,674    $ 20,728     $    284
 Timber, timberlands and logging roads....     20,762     269,948      380,378
 Total assets.............................     29,530     308,978      392,732
 Long-term debt...........................        --      305,000      282,594
 Excess of assets over liabilities........     28,464         --
 Members' deficit.........................                 (6,074)
 Partners' capital........................                             105,722
OPERATING DATA (UNAUDITED):
 Harvest volumes (MBF):
 Used in log and stumpage sales(g)........      7,850      21,373       21,373
 Used in chip sales.......................      1,414          73           73
  Total...................................      9,264      21,446       21,446
 Sales volumes:
 Log and stumpage sales (MBF)(g)..........      7,759      21,373       21,373
 Timber and property sales (MBF)..........        --       11,045       11,045
 Chip sales (BDT).........................      9,225         217          217

--------
(a) Due to the Weyerhaeuser Acquisition on August 30, 1996, the financial and operating data for the period from August 30, 1996 through December 31, 1996 are not comparable to financial and operating data of the Predecessor. See the financial statements of the Company and accompanying notes included elsewhere in this Prospectus for additional information.
(b) The Company's pro forma consolidated financial and operating data are derived from the unaudited consolidated pro forma financial statements of the Company included elsewhere in this Prospectus.
(c) Reflects the General Partner's 1% minority interest in USTK's pro forma net income (loss).
(d) Net loss per Unit is computed by dividing the limited partners' 99% interest in net loss by the number of Units expected to be outstanding at the closing of this offering.
(e) EBITDDA is defined as operating income plus depreciation, depletion and amortization and cost of timber and property sales. EBITDDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDDA is not intended to represent cash flow and does not represent the measure of cash available for distribution, but provides additional information for evaluating the Company's ability to make the Minimum Quarterly Distribution.
(f) Maintenance capital expenditures include the replacement of property, plant and equipment, capitalized seed orchard and nursery costs and additions to timber, timberlands and logging roads.
(g) The Company had no stumpage sales prior to April 1997.

                            SUMMARY OF RISK FACTORS

  Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which the Company will be subject are similar to those that would be faced by a corporation engaged in a similar business. Prospective purchasers of the Common Units should consider the following risk factors in evaluating an investment in the Common Units. All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements regarding the Company's business strategy, plans and objectives of management of the Company for future operations and the statements under "--Cash Available for Distribution" and "Cash Available for Distribution," are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be met. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed below, under "Risk Factors" and elsewhere in this Prospectus.

RISKS INHERENT IN THE COMPANY'S BUSINESS

  . The Company's results of operations are, and will continue to be, affected by the cyclical nature of the forest products industry. Prices and demand for logs have been, and in the future can be expected to be, subject to cyclical fluctuations.

  . Various factors, including environmental and endangered species concerns, have limited, and are likely to continue to limit, the amount of timber offered for sale by certain United States government agencies, which historically have been major suppliers of timber to the United States forest products industry. Although the Company believes that sales of timber by United States government agencies are likely to remain at relatively low levels for the foreseeable future, any reversal of policy that substantially increases such sales could significantly reduce prices for logs, which could have a material adverse effect on the Company.

  . Revenues, net income and cash flow from the Company's operations will be dependent to a significant extent on its ability to harvest timber at adequate levels. The Company's business, including the ability to harvest its timber, may be affected by various factors, including environmental and endangered species concerns, federal and state regulations, limitations on access across public lands and damage by fire, insect infestation and other natural causes. There can be no assurance that one or more of these factors will not prevent the Company from achieving future harvest levels necessary to maintain or increase revenues, net income or cash flows.

  . The forest products industry is highly competitive in terms of price and quality. Many of the Company's competitors have substantially greater financial and operating resources than the Company. Wood products are subject to increasing competition from a variety of non-wood products, which affects the demand for logs. In addition, competition from imported logs and end-use wood products from foreign sources into the United States may adversely affect the demand and prices for the Company's logs. To the extent there is a significant increase in competitive pressures, the Company's results of operations could be materially and adversely affected.

  . The Company intends to pursue acquisitions as one means of increasing the value of the Company's Units and its cash flow. The Company cannot predict whether it will be successful in consummating any such acquisitions or what the consequences of any such acquisitions would be. Moreover, there can be no assurance that general economic or industry conditions will be conducive to the Company's acquisition strategy, that the Company will be able to identify and acquire any such assets or businesses on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions to the Unitholders or that any additional debt incurred to finance an acquisition will not affect the ability of the Company to make distributions to the Unitholders.

  . The Company believes that its success will depend to a significant extent upon the efforts and abilities of its senior operating management team. The failure by the General Partner to retain the key members of its senior operating management team could adversely affect the financial condition or results of operations of the Company.

  . The Company currently derives a significant portion of its revenues from sales of timber to certain key customers. Between August 29, 1996 (the date of the Weyerhaeuser Acquisition), and March 31, 1997, three of these customers, Collins, WTD Lumber Company and Boise Cascade Corporation, purchased timber representing approximately 42%, 15% and 15%, respectively, of the Company's revenues. Collins made its purchases pursuant to the 10-year Collins Supply Agreement, while the other purchases were made pursuant to short-term arrangements. The loss of these or other significant customers could materially adversely affect the Company's results of operations.

RISKS INHERENT IN AN INVESTMENT IN THE COMPANY

  . The Minimum Quarterly Distribution is not guaranteed. The actual amount of cash distributions may fluctuate and will depend on the Company's future operating performance. Cash distributions are dependent primarily on cash flow, including cash flow from reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. Therefore, cash distributions might be made during periods when the Company records losses and might not be made during periods when the Company records profits. Decisions of the General Partner with respect to the amount and timing of cash expenditures, borrowings, issuances of additional Units and reserves will affect the amount of Available Cash. Because the business of the Company is seasonal, it is likely that the General Partner will make additions to reserves during certain quarters in order to fund operating expenses, interest and principal payments and cash distributions to Unitholders with respect to other quarters.

  . On a pro forma basis, the Company would have had a substantial cash flow deficit during 1996. Consequently, on a pro forma basis, the Company would have been unable to make any distributions for such year from operating cash flow on any of the Common Units offered hereby or on any of the Subordinated Units.

  . The Notes and the Bank Credit Facility will prohibit the Company from making distributions to Unitholders during an event of default and from distributing to Unitholders the proceeds of harvests in excess of specified levels. The Public Notes will contain additional restrictions on the ability of the Company to make distributions to Unitholders in certain circumstances.

  . The Klamath Falls and Ochoco Timberlands, prior to their acquisition by the Company, had been part of Weyerhaeuser and Ochoco, respectively, and had not been operated as separate businesses or divisions. In addition, prior to the Company's acquisition of the Timberlands, sales from the Timberlands were generally made to affiliated conversion facilities and not to unaffiliated customers. Although the Company has operated the Klamath Falls Timberlands since September 1996, and sales during such period have been made exclusively to unaffiliated customers, there can be no assurance that the Company will be able to manage successfully the Timberlands as a separate business on a profitable basis. For the years ended December 31, 1994 and 1995 and the eight-month period ended August 29, 1996, the Company had net income of $9.9 million, $11.6 million and $2.7 million, respectively. Since the Weyerhaeuser Acquisition, the Company has had net losses of $13.0 million and $1.9 million for the four-month period ended December 31, 1996 and the three months ended March 31, 1997, respectively. On a pro forma basis, the Company would have had net losses of $23.4 million and $2.0 million for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively.

  . In establishing the terms of this offering, including the number and initial offering price of the Common Units, the number of Subordinated Units to be received by certain affiliates of the General Partner and the Minimum Quarterly Distribution, the Company has relied on certain assumptions concerning its operations. Whether the assumptions are realized is not, in many cases, within the control of the Company and cannot be predicted with any degree of certainty. In the event that the Company's assumptions are not realized, the actual Available Cash from Operating Surplus generated by the Company could be substantially less than that currently expected.

  . On a pro forma basis as of March 31, 1997, the Company's total indebtedness as a percentage of its total capitalization would have been approximately 73%. As a result, the Company will be significantly leveraged and will have indebtedness that is substantial in relation to its equity capital. The Company's leverage may adversely affect the ability of the Company to finance its future operations and capital needs, limit its ability to pursue acquisitions and other business opportunities and make its results of operations more susceptible to adverse economic or operating conditions. In addition, the Company expects to have approximately $107.1 million of unused borrowing capacity under the Bank Credit Facility at the closing of this offering. Future borrowings could result in a significant increase in the Company's leverage.

  . The General Partner will manage and operate the Company. Holders of Common Units will have no right to elect the General Partner on an annual or other continuing basis, and will have only limited voting rights on matters affecting the Company's business. The General Partner may not be removed except pursuant to the vote of the holders of at least 66 2/3% of the outstanding Units (including Units owned by the General Partner and its affiliates) and upon the election of a successor general partner by the holders of at least a Unit Majority. The ownership of Subordinated Units by certain affiliates of the General Partner effectively gives the General Partner the ability to prevent its removal. As a result, holders of Common Units will have limited influence on matters affecting the operations of the Company.

  . Subject to certain limitations, the Company may issue additional Common
    Units and other interests in the Company, the effect of which may be to dilute the value of the interests of the then-existing holders of Common Units in the net assets of the Company, dilute the interests of holders of Common Units in distributions by the Company, reduce the support provided by the subordination feature of the Subordinated Units or to make it more difficult for a person or group to remove the General Partner or otherwise change the management of the Company.

  . The Partnership Agreement contains certain provisions that may have the effect of discouraging a person or group from attempting to remove the General Partner or otherwise change the management of the Company. The effect of these provisions may be to diminish the price at which the Common Units will trade under certain circumstances.

  . Purchasers of Common Units in this offering will experience substantial and immediate dilution in net tangible book value of $12.69 per Common Unit from the initial public offering price (assuming an initial offering price of $20.50 per Common Unit).

  . Prior to this offering, there has been no public market for the Common
    Units. The initial public offering price for the Common Units will be determined through negotiations between the General Partner and the representatives of the Underwriters. No assurance can be given as to the market prices at which the Common Units will trade.

  . If at any time less than 20% of the then-issued and outstanding limited partner interests of any class (including Common Units) are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign to any of its affiliates or the Company, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons at a price generally equal to the then-current market price of limited partner interests of such class. As a consequence, a holder of Common Units may be required to sell his Common Units at a time when he may not desire to sell them or at a price that is less than the price he would desire to receive upon such sale. A holder may also incur a tax liability upon such sale.

  . Under certain circumstances, holders of the Common Units could lose their limited liability and could become liable for amounts improperly distributed to them by the Company.

  . The holders of the Common Units have not been represented by counsel in connection with this offering, including the preparation of the Partnership Agreement or the other agreements referred to herein or in establishing the terms of this offering.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

  . The General Partner and its affiliates may have conflicts of interest with the Company and its limited partners. The Partnership Agreement contains certain provisions that limit the liability and reduce the fiduciary duties of the General Partner to the Unitholders, as well as provisions that may restrict the remedies available to Unitholders for actions that might, without such limitations, constitute breaches of fiduciary duty. Holders of Common Units are deemed to have consented to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under applicable state law.

  . Decisions of the General Partner with respect to the amount and timing of timber harvests, stumpage sales, property sales, cash expenditures, borrowings, issuances of additional Units and creation of reserves in any quarter will affect whether, or the extent to which, there is sufficient Available Cash from Operating Surplus to meet the Minimum Quarterly Distribution and Target Distribution Levels on all Units in a given quarter. In addition, actions by the General Partner may have the effect of enabling the General Partner to receive distributions on the Subordinated Units or Incentive Distributions or hastening the expiration of the Subordination Period or the conversion of Subordinated Units into Common Units.

  . The Partnership Agreement provides that the General Partner will generally be restricted from engaging in any business activities other than those incidental to its ownership of interests in the Company. Following the closing of this offering, the General Partner's affiliates will be restricted from engaging in certain business activities in North America that are in competition with the Company. There can be no assurance that there will not be competition between the Company and affiliates of the General Partner in the future.

TAX RISKS

  . The availability to a Common Unitholder of the federal income tax benefits of an investment in the Company depends on the classification of the Company as a partnership for federal income tax purposes. Assuming the accuracy of certain factual matters as to which the General Partner and the Company have made representations, Andrews & Kurth L.L.P., special counsel to the General Partner and the Company, is of the opinion that, under current law, the Company will be classified as a partnership for federal income tax purposes.

  . No ruling has been requested from the Internal Revenue Service (the
    "IRS") with respect to classification of the Company as a partnership for federal income tax purposes or any other matter affecting the Company.

  . A Unitholder will be required to pay income taxes on his allocable share of the Company's income, whether or not he receives cash distributions from the Company.

  . Investment in Common Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to such persons. For example, much of the taxable income derived by most organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) from the ownership of a Common Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder.

  . In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), losses generated by the Company will generally only be available to offset future income generated by the Company and cannot be used to offset income from other activities, including other passive activities or investments. Passive losses which are not deductible because they exceed the Unitholder's income generated by the Company may be deducted in full when the Unitholder disposes of his entire investment in the Company in a fully taxable transaction to an unrelated party.

  . The Company will be registered with the Secretary of the Treasury as a "tax shelter." No assurance can be given that the Company will not be audited by the IRS or that tax adjustments will not be made. Any adjustments in the Company's tax returns will lead to adjustments in the Unitholders' tax returns and may lead to audits of the Unitholders' tax returns and adjustments of items unrelated to the Company.

  . A Unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which the Company does business or owns property. The Company will initially own property and conduct business in Oregon, which imposes a personal income tax.

  See "Risk Factors," "Cash Distribution Policy," "Cash Available for Distribution," "Conflicts of Interest and Fiduciary Responsibilities," "The Partnership Agreement" and "Tax Considerations" for a more detailed description of these and other risk factors and conflicts of interest that should be considered in evaluating an investment in the Common Units.

                        CASH AVAILABLE FOR DISTRIBUTION

  Based on the amount of working capital that the Company is expected to have at the time it commences operations and the availability of the Working Capital Facility, the Company believes that, if its assumptions about operating conditions are realized, the Company should have sufficient Available Cash from Operating Surplus to enable the Company to distribute the Minimum Quarterly Distribution on the Common Units and Subordinated Units to be outstanding immediately after the consummation of this offering, and the related distribution on the combined 2% interest of the General Partner, with respect to each of its quarters at least through the quarter ending December 31, 1998. However, no assurance can be given respecting such distributions or any future distributions. The Company's belief is based on a number of assumptions, including the assumptions (i) that there will be an increase of 4% in average realized log or stumpage prices in 1998 from those realized during 1997, (ii) that the Company will be able to harvest the timber volumes (including stumpage sales) reflected in its harvest plan, (iii) that the Company will be able to complete the sale of certain properties that it has identified for aggregate
gross proceeds of at least $11.0 million ($   million of which property sales
are currently under contract and are expected to close in     , 199 ), (iv)
that there will be no regulatory changes that materially adversely affect the Company's operations, (v) that there will be no significant change in the rate of inflation and (vi) that the market and overall economic conditions will not change substantially. Although the Company believes such assumptions are within a range of reasonableness, whether the assumptions are realized is not, in a number of cases, within the control of the Company and cannot be predicted with any degree of certainty. If the Company's assumptions, particularly with respect to prices, harvest volumes or property sales, are not realized, Available Cash from Operating Surplus generated by the Company could be substantially less than that currently expected and could therefore be insufficient to permit the Company to make the distributions at the levels described above. See "Risk Factors." In addition, the terms of the Company's indebtedness under certain circumstances will restrict the ability of the Company to distribute cash to Unitholders. Accordingly, no assurance can be given that distributions of the Minimum Quarterly Distribution or any other amounts will be made. The Company does not intend to update the expression of belief set forth above. See "Cash Distribution Policy," "Cash Available for Distribution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The amount of Available Cash from Operating Surplus needed to distribute the Minimum Quarterly Distribution for four quarters on the Common Units and Subordinated Units to be outstanding immediately after this offering and on the combined 2% interest of the General Partner is approximately $26.0 million ($14.5 million for the Common Units, $11.0 million for the Subordinated Units and $0.5 million for the combined 2% interest of the General Partner). If the Underwriters' over-allotment option is exercised in full, such amounts will be $16.6 million for the Common Units, $11.0 million for the Subordinated Units and $0.6 million for the combined 2% interest of the General Partner, or an aggregate of approximately $28.2 million. Available Cash from Operating Surplus as defined in the Partnership Agreement is a cash accounting concept, while the Company's historical and pro forma financial statements have been prepared on an accrual basis. Consequently, the Company is not able to present the amount of Available Cash from Operating Surplus generated in prior periods. However, the Company's pro forma cash flow information derived from the Company's pro forma financial statements offers a general indication of the amount of Available Cash from Operating Surplus that might in fact have been generated by the Company had it been formed in earlier periods. On a pro forma basis, the Company would have had a deficit in its cash flow (pro forma EBITDDA less pro forma interest expense and pro forma maintenance capital expenditures) during 1996 of approximately $16 million. Consequently, on a pro forma basis, the Company would have been unable to make any distributions for such year from operating cash flow on any of the Common Units offered hereby, any of the Subordinated Units or the related distribution on the combined 2% interest of the General Partner. The pro forma adjustments are based upon currently available information and certain estimates and assumptions. The pro forma financial statements do not purport to present the results of operations of the Company had the Transactions actually been completed as of the dates indicated.

  The Company does not believe, however, that the pro forma operating results for 1996 are indicative of its ability to generate cash from the Timberlands in 1997 and beyond for several reasons. Most significantly, the pro forma results of operations do not reflect any revenues from the Ochoco Timberlands, which contain large quantities of higher valued, mature timber that the Company intends to harvest over the next several years. The Company believes it will be able to operate the Ochoco Timberlands without a commensurate increase in overhead costs. In addition, the pro forma results of operations for 1996 reflect eight months of operations by Weyerhaeuser, which managed the Klamath Falls Timberlands significantly differently from the Company, and a four-month transitional period of operations by the Company during which the Company did not have sufficient time to realize the benefits of implementing its strategy. The principal difference between Weyerhaeuser's operations and the Company's operations is that while Weyerhaeuser delivered a majority of its harvested logs to its own plywood facility, the Company does not own any conversion facilities and sells its entire harvest to unaffiliated conversion facilities. The Company has therefore developed a flexible marketing strategy intended to enable it to structure sales of timber assets in various ways (as sales of logs, stumpage sales, timber deeds or land sales or exchanges) depending upon the needs of its customers and current market conditions in order to manage its Available Cash. Furthermore, under Weyerhaeuser's management, all of the silvicultural activities on the Klamath Falls Timberlands and all harvesting and delivery of logs thereon were conducted by Weyerhaeuser employees. In contrast, the Company uses independent contractors to conduct all of such activities, which the Company believes will result in a significant reduction in logging and hauling costs per MBF. As discussed above, however, the Company has a limited operating history and no assurances can be given that the Company will generate sufficient Available Cash from Operating Surplus to pay the Minimum Quarterly Distribution on all the Units. See "Risk Factors--Risks Inherent in an Investment in the Company--Cash Distributions Are Not Guaranteed, May Fluctuate with Company Performance and Are Limited by Debt Instruments", and "--The Company's Assumptions Concerning Future Operations May Not Be Realized."

                        COMPANY STRUCTURE AND MANAGEMENT

  The operations of the Company will be conducted through, and the operating assets will be owned by, USTK, as the Operating Company. Upon consummation of the Transactions, the Company will own a 98.9899% member interest in the Operating Company and the General Partner will own a 1% general partner interest in the Company and a 1.0101% managing member interest in the Operating Company. The General Partner therefore will own an aggregate 2% interest in the Company and the Operating Company on a combined basis.

  Following this offering, the senior executives who currently manage USTK and Old Services will manage and operate the Company's business as the senior executives of the General Partner. The General Partner will not receive any management fee or other compensation in connection with its management of the Company, but will be reimbursed for all direct and indirect expenses incurred on behalf of the Company and all other necessary or appropriate expenses allocable to the Company or otherwise reasonably incurred by the General Partner in connection with the operation of the Company's business.

  Conflicts of interest may arise between the General Partner and its affiliates, on the one hand, and the Company, the Operating Company and the Unitholders, on the other, including conflicts relating to the compensation of the directors, officers and employees of the General Partner and the determination of fees and expenses that are allocable to the Company. The General Partner will have a conflicts committee (the "Conflicts Committee"), consisting of two independent members of its Board of Directors, that will be available at the General Partner's discretion to review matters involving conflicts of interest. See "Management" and "Conflicts of Interest and Fiduciary Responsibilities."

  The principal executive offices of the Company and the Operating Company are located at 6400 Highway 66, Klamath Falls, Oregon 97601. The telephone number at such offices is (541) 884-2240.

  The following chart depicts the organization and ownership of the Company and the Operating Company immediately after giving effect to the consummation of the Transactions, including the sale of the Common Units offered hereby, and assumes that the Underwriters' over-allotment option is not exercised. The percentages reflected in the following chart represent the approximate ownership interest in each of the Company and the Operating Company individually and not on an aggregate basis. Except in the following chart, the ownership percentages referred to in this Prospectus reflect the approximate effective ownership interest of the Unitholders in the Company and the Operating Company on a combined basis. The 2% ownership percentage of the General Partner referred to in this Prospectus reflects the approximate effective ownership interest of the General Partner in the Company and the Operating Company on a combined basis.

                     [OWNERSHIP AND ORGANIZATIONAL CHART]

                                  THE OFFERING

Securities Offered..........  7,232,000 Common Units (8,316,800 Common Units if
                              the Underwriters' over-allotment option is exercised in full).

Units to be Outstanding
 After This Offering........  7,232,000 Common Units and 5,510,100 Subordinated
                              Units, representing an aggregate 55.6% and 42.4% limited partner interest in the Company, respectively. If the Underwriters' over-allotment option is exercised in full, 1,084,800 additional Common Units will be issued by the Company, resulting in there being 8,316,800 Common Units and 5,510,100 Subordinated Units outstanding, representing a 58.9% and 39.1% limited partner interest in the Company, respectively.

Distributions of Available    The Company will distribute all of its Available
 Cash.......................  Cash within 45 days after the end of each quarter to the Unitholders of record on the applicable record date and to the General Partner.
                              "Available Cash" for any quarter will consist generally of all cash on hand at the end of such quarter, as adjusted for reserves. The complete definition of Available Cash is set forth in the Glossary. The General Partner has broad discretion in making cash disbursements and establishing reserves, thereby affecting the amount of Available Cash that will be distributed with respect to any quarter. In addition, the terms of the Company's indebtedness require that certain reserves for the payment of principal and interest be maintained. Available Cash will generally be distributed 98% to Unitholders and 2% to the General Partner, except that if distributions of Available Cash from Operating
                              Surplus exceed specified target levels ("Target
                              Distribution Levels") in excess of the Minimum
                              Quarterly Distribution, the General Partner will receive a percentage of such excess distributions that will increase to up to 50% of the excess distributions above the highest Target
                              Distribution Level. See "Cash Distribution
                              Policy--Incentive Distributions--Hypothetical
                              Annualized Yield."

Distributions to Common and
 Subordinated Unitholders...  The Company intends, to the extent there is sufficient Available Cash from Operating Surplus, to distribute to each holder of Common Units at least the Minimum Quarterly Distribution of $0.50 per Common Unit per quarter. The Minimum Quarterly Distribution is not guaranteed and is subject to adjustment as described under "Cash Distribution Policy--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels." The Minimum Quarterly Distribution for the period from the closing of this offering through December 31, 1997 will be adjusted based on the actual length of such period.

                              With respect to each quarter during the
                              Subordination Period, which will generally not end prior to December 31, 2002, the Common Unitholders will generally have the right to receive the Minimum

                              Quarterly Distribution, plus any arrearages thereon ("Common Unit Arrearages"), and the General Partner will have the right to receive the related distribution on its interest, before any distribution of Available Cash from Operating Surplus is made to the Subordinated Unitholders. This subordination feature will enhance the Company's ability to distribute the Minimum Quarterly Distribution on the Common Units during the Subordination Period. Subordinated Units will not accrue distribution arrearages. Upon expiration of the Subordination Period, Common Units will no longer accrue distribution arrearages. See "Cash Distribution Policy."

Subordination Period........  The Subordination Period will generally extend from the closing of this offering until the first day of any quarter beginning after December 31, 2002 in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and the related distribution on the general partner interest in the Company during such periods, and
                              (iii) there are no outstanding Common Unit
                              Arrearages. Upon expiration of the Subordination Period, all remaining Subordinated Units will convert into Common Units on a one-for-one basis and will thereafter participate pro rata with the other Common Units in distributions of Available Cash.

Early Conversion of
 Subordinated Units.........  A portion of the Subordinated Units will convert into Common Units on the first day after the record date established for the distribution in respect of any quarter ending on or after (a) December 31, 2000 (with respect to one-quarter of the Subordinated Units) and (b) December 31, 2001 (with respect to one-quarter of the Subordinated Units), in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the two consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and the related distribution on the General Partner's interest in the Company during such periods, and
                              (iii) there are no outstanding Common Unit
                              Arrearages; provided, however,
                              that the early conversion of the second one-quarter of Subordinated Units may not occur until at least one year following the early conversion of the first one-quarter of Subordinated Units. See "Cash Distribution Policy--Distributions from Operating Surplus during Subordination Period."

Incentive Distributions.....  If quarterly distributions of Available Cash exceed the Target Distribution Levels, the General Partner will receive distributions which are generally equal to 15%, then 25% and then 50% of the distributions of Available Cash that exceed such Target Distribution Levels. The Target Distribution Levels are based on the amounts of Available Cash from Operating Surplus distributed with respect to a given quarter that exceed distributions made with respect to the Minimum Quarterly Distribution and Common Unit Arrearages, if any. See "Cash Distribution Policy--Incentive Distributions--Hypothetical
                              Annualized Yield." The distributions to the General Partner described above that are in excess of its combined 2% interest are referred to herein as the "Incentive Distributions."

Adjustment of Minimum
 Quarterly Distribution and
 Target Distribution
 Levels.....................
                              The Minimum Quarterly Distribution and the Target Distribution Levels are subject to downward adjustments in the event that the Unitholders receive distributions of Available Cash from Capital Surplus or legislation is enacted or existing law is modified or interpreted by the relevant governmental authority in a manner that causes the Company to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal, state or local income tax purposes. If, as a result of distributions of Available Cash from Capital Surplus, the Unitholders receive a full return of the initial public offering price of the Common Units and any unpaid Common Unit Arrearages, the distributions of Available Cash payable to the General Partner and its affiliates will increase to 50% of all amounts distributed thereafter. See "Cash Distribution Policy--General," "-- Distributions from Capital Surplus" and "-- Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

Company's Ability to Issue
 Additional Units...........  The Partnership Agreement generally authorizes the Company to issue an unlimited number of additional limited partner interests and other equity securities of the Company for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion without the approval of the Unitholders. During the Subordination Period, however, the Company may not issue equity securities ranking prior or senior to the Common Units or an aggregate of more than 7,232,000 Common Units (excluding Common Units issued upon the exercise of the Underwriters' over-allotment option, upon conversion of Subordinated Units or in connection with the repayment of certain indebtedness) or an equivalent number of securities ranking on a parity with the Common Units, without the approval of the holders of a Unit Majority. See "The Partnership Agreement--Issuance of Additional Securities."

Limited Call Right..........  If at any time less than 20% of the issued and outstanding Common Units are held by persons other than the General Partner and its affiliates, the General Partner may purchase all of the remaining Common Units at a price generally equal to the then current market price of the Common Units. See "The Partnership Agreement--Limited Call Right."

Limited Voting Rights.......  Unitholders will not have voting rights except with respect to the following matters, for which the Partnership Agreement requires the approval of at least a majority (and in certain cases a greater percentage) of all of the holders of the Subordinated Units and of all of the holders of the Common Units: a sale or exchange of all or substantially all of the Company's assets, the removal or the withdrawal of the General Partner, the election of a successor General Partner, a dissolution or reconstitution of the Company, a merger of the Company, issuance of limited partner interests in certain circumstances, approval of certain actions of the General Partner (including the transfer by the General Partner of its general partner interest or Incentive Distribution Rights under certain circumstances) and certain amendments to the Partnership Agreement, including any amendment that would cause the Company to be treated as an association taxable as a corporation. Holders of Subordinated Units will generally vote as a class separate from the holders of Common Units. After Subordinated Units convert into Common Units (either upon termination of the Subordination Period or upon early conversion), holders of such Common Units will vote as a single class together with the holders of the other Common Units. Under the Partnership Agreement, the General Partner generally will be permitted to effect amendments to the Partnership Agreement that do not adversely affect Unitholders. See "The Partnership Agreement."

Change of Management          Any person or group (other than the General
 Provisions.................  Partner and its affiliates) that acquires beneficial ownership of 20% or more of the Common
                              Units will lose its voting rights with respect to all of its Common Units. In addition, if the General Partner is removed other than for Cause and Units held by the General Partner and its affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing Common Unit
                              Arrearages will be extinguished and (iii) the General Partner will have the right to convert its general partner interest (and its right to receive Incentive Distributions) into Common
                              Units or to receive cash in exchange for such interests. See "The Partnership Agreement--Change of Management Provisions."

Removal and Withdrawal of
 the General Partner........  Subject to certain conditions, the General
                              Partner may be removed upon the approval of the holders of at least 66 2/3% of the outstanding Units (including Units held by the General Partner and its affiliates) and the election of a successor general partner by the vote of the holders of at least a Unit Majority. A meeting of holders of the Common Units may be called only by the General Partner or by the holders of 20% or more of the outstanding Common Units. The ownership of the Subordinated Units by certain affiliates of the General Partner effectively gives the General Partner the ability to prevent its removal. The General Partner has agreed not to voluntarily withdraw as general partner of the Company and the Operating Company prior to December 31, 2007, subject to limited exceptions, without obtaining the approval of at least a Unit Majority and furnishing an Opinion of Counsel (as defined in the Glossary). See "The Partnership Agreement--Withdrawal or Removal of the General Partner" and "--Meetings; Voting."

Distributions Upon            If the Company liquidates during the
 Liquidation................  Subordination Period, under certain circumstances holders of outstanding Common Units will be entitled to receive more per Unit in liquidating distributions than holders of outstanding
                              Subordinated Units. The per Unit difference will be dependent upon the amount of gain or loss recognized by the Company in liquidating its assets and will be limited to the Unrecovered
                              Capital of a Common Unit and any Common Unit
                              Arrearages thereon. Under certain circumstances there may be insufficient gain for the holders of Common Units to fully recover all such amounts, even though there may be cash available for distribution to holders of Subordinated Units.
                              Following conversion of the Subordinated Units into Common Units, all Units will be treated the same upon liquidation of the Company. See "Cash
                              Distribution Policy--Distributions of Cash Upon
                              Liquidation."

Use of Proceeds.............  The proceeds to the Company from the sale of
                              Common Units offered hereby will be approximately $138.5 million, after deducting underwriting discounts and commissions. The proceeds of this offering and proceeds from the Private Note Placement and the Public Note Offering will be applied to repay indebtedness of the Operating Company upon consummation of the Transactions and to pay expenses. The Company will use the proceeds from any exercise of the Underwriters' over-allotment option to repay a portion of the indebtedness incurred by the Operating Company under the Acquisition Facility in connection with the Transactions. See "Use of Proceeds."

Listing.....................  Application will be made to list the Common Units on the New York Stock Exchange (the "NYSE").

Proposed NYSE Symbol........  "TIM".

                         SUMMARY OF TAX CONSIDERATIONS

  The tax consequences of an investment in the Company to a particular investor will depend in part on the investor's own tax circumstances. Each prospective investor should consult his own tax advisor about the United States federal, state and local tax consequences of an investment in Common Units.

  The following is a brief summary of certain expected tax consequences of owning and disposing of Common Units. The following discussion, insofar as it relates to United States federal income tax laws, is based in part upon the opinion of Andrews & Kurth L.L.P., special counsel to the General Partner and the Company ("Counsel"), described in "Tax Considerations." This summary is qualified by the discussion in "Tax Considerations," particularly the qualifications on the opinions of Counsel described therein.

PARTNERSHIP STATUS; CASH DISTRIBUTIONS

  In the opinion of Counsel, the Company will be classified for federal income tax purposes as a partnership, and the beneficial owners of Common Units will generally be considered partners in the Company. Accordingly, the Company will pay no federal income taxes, and a Common Unitholder will be required to report in his federal income tax return his share of the Company's income, gains, losses and deductions. In general, cash distributions to a Common Unitholder will be taxable only if, and to the extent that, they exceed the tax basis in his Common Units.

COMPANY ALLOCATIONS

  In general, income and loss of the Company will be allocated to the General Partner and the Unitholders for each taxable year in accordance with their respective percentage interests in the Company, as determined annually and prorated on a monthly basis and subsequently apportioned among the General Partner and the Unitholders of record as of the opening of the first business day of the month to which they relate, even though Unitholders may dispose of their Units during the month in question. At any time that distributions are made on the Common Units and not on the Subordinated Units, or that Incentive Distributions are made to the General Partner, gross income will be allocated to the recipients to the extent of such distribution. A Unitholder will be required to take into account, in determining his federal income tax liability, his share of income generated by the Company for each taxable year of the Company ending within or with the Unitholder's taxable year even if cash distributions are not made to him. As a consequence, a Unitholder's share of taxable income of the Company (and possibly the income tax payable by him with respect to such income) may exceed the cash actually distributed to him.

RATIO OF TAXABLE INCOME TO DISTRIBUTIONS

  The Company estimates that a purchaser of Common Units in this offering who owns them through December 31, 2000, will be allocated, on a cumulative basis, an amount of federal taxable income for such period that will be approximately
    % of the cash distributed with respect to that period. A majority of such taxable income may be treated as capital gains (depending upon a Common Unitholder's particular tax circumstances) as a result of an election to be made by the Company pursuant to Section 631(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and as a result of timber transactions qualifying for treatment under Section 631(b) of the Code. The Company further estimates that for taxable years after the taxable year ending December 31, 2000, the taxable income allocable to them will represent a significantly higher percentage (and could in certain circumstances exceed the amount) of cash distributed to the Unitholders. These estimates are based upon the assumption that the gross income from operations will approximate the amount required to make the Minimum Quarterly Distribution with respect to all Units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties which are beyond the control of the Company, especially the assumed prices for logs and lumber. Further, the estimates are based on current tax law and certain tax reporting positions that the Company intends to adopt and with which the IRS could disagree. Accordingly, no assurance can be given that the estimates will prove to be correct. The actual percentages could be higher or lower than as described above and any differences could be material. See "Tax Considerations--Tax Consequences of Unit Ownership--Ratio of Taxable Income to Distributions," and "--Tax Treatment of Operations--Timber Income."

BASIS OF COMMON UNITS

  A Unitholder's initial tax basis for a Common Unit purchased in this offering will generally be the amount paid for the Common Unit. A Unitholder's basis will generally be increased by his share of Company income and decreased by his share of Company losses and distributions.

LIMITATIONS ON DEDUCTIBILITY OF COMPANY LOSSES

  In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), any Company losses will only be available to offset future income generated by the Company and cannot be used to offset income from other activities, including passive activities or investments. Any losses unused by virtue of the passive loss rules may be fully deducted when the Unitholder disposes of all of his Common Units in a taxable transaction with an unrelated party.

SECTION 754 ELECTION

  The Company intends to make the election provided for by Section 754 of the Code, which will generally result in a Unitholder being allocated income and deductions calculated by reference to the portion of his purchase price attributable to each asset of the Company.

DISPOSITION OF COMMON UNITS

  A Unitholder who sells Common Units will recognize gain or loss equal to the difference between the amount realized and the adjusted tax basis of those Common Units. Thus, distributions of cash from the Company to a Unitholder in excess of the income allocated to him will, in effect, become taxable income if he sells the Common Units at a price greater than his adjusted tax basis even if the price is less than his original cost. A portion of the amount realized (whether or not representing gain) may be ordinary income.

PROPOSED CHANGES IN FEDERAL INCOME TAX LAWS

  Legislation currently being considered by Congress (the "1997 Proposed Legislation") as part of the Taxpayer Relief Act of 1997 would alter the tax reporting system and the deficiency collection system applicable to electing large partnerships such as the Company and would make certain additional changes to the treatment of large partnerships. The 1997 Proposed Legislation is generally intended to simplify the administration of the tax rules governing large partnerships.

  The 1997 Proposed Legislation may also affect the taxation of certain financial products, including partnership interests. The 1997 Proposed Legislation would treat a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if it were sold) if the taxpayer or related persons enters into one or more positions with respect to the same or substantially identical property which, for some period, substantially eliminates both the risk of loss and opportunity for gain on the appreciated financial position (including selling "short against the box" transactions). See "Tax Considerations--Disposition of Common Units."

  President Clinton has proposed legislation in conjunction with his budget for fiscal year 1998 (the "Budget Proposal") that would require taxpayers, including Unitholders, to use the average cost basis for securities (including Units) sold. Similar proposals were made by the Clinton administration in 1996.

  As of the date of this Prospectus, it is not possible to predict whether any of the changes set forth in the 1997 Proposed Legislation, the Budget Proposal or any other changes in the federal income tax laws that would impact the Company and the Common Unitholders will ultimately be enacted or, if enacted, what form they will take, what the effective dates will be, and what, if any, transition rules will be provided.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

  In addition to federal income taxes, Unitholders will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which a Unitholder resides or in which the Company does business or owns property. Although an analysis of those various taxes is not presented here, each prospective Unitholder should consider their potential impact on his investment in the Company. The Company will initially own property and conduct business in Oregon, which imposes a personal income tax. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the Company has no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some states may require the Company, or the Company may elect, to withhold a percentage of income from amounts to be distributed to a Unitholder. Withholding, the amount of which may be more or less than a particular Unitholder's income tax liability owed to the state, may not relieve the nonresident Unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to Unitholders for purposes of determining the amounts distributed by the Company. Based on current law and its estimate of future Company operations, the Company anticipates that any amounts required to be withheld will not be material.

  It is the responsibility of each prospective Unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in the Company. Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all U.S. federal, state and local tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Company.

OWNERSHIP OF COMMON UNITS BY TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER
INVESTORS

  An investment in Common Units by tax-exempt organizations (including IRAs and other retirement plans), regulated investment companies (mutual funds) and foreign persons raises issues unique to such persons. Much of the income allocated to a Unitholder which is a tax-exempt organization will be unrelated business taxable income and, thus, will be taxable to such Unitholder; no significant amount of the Company's gross income will be qualifying income for purposes of determining whether a Unitholder will qualify as a regulated investment company; and a Unitholder who is a nonresident alien, foreign corporation or other foreign person will be regarded as being engaged in a trade or business in the United States as a result of ownership of a Common Unit and, thus, will be required to file federal income tax returns and to pay tax on such Unitholder's share of Company taxable income. Furthermore, distributions to foreign Unitholders will be subject to federal income tax withholding. See "Tax Considerations--Tax-Exempt Organizations and Certain Other Investors."

TAX SHELTER REGISTRATION

  The Code generally requires that "tax shelters" be registered with the Secretary of the Treasury. It is arguable that the Company is not subject to this registration requirement. Nevertheless, the Company will be registered as a tax shelter with the Secretary of the Treasury. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE COMPANY OR THE CLAIMED TAX BENEFITS HAS BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. See "Tax Considerations--Administrative Matters--Registration as a Tax Shelter."

                                 RISK FACTORS

  Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which the Company will be subject are similar to those that would be faced by a corporation engaged in a similar business. Prospective purchasers of the Common Units should consider the following risk factors in evaluating an investment in the Common Units. All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements regarding the Company's business strategy, plans and objectives of management of the Company for future operations and statements under "Prospectus Summary--Cash Available for Distribution" and "Cash Available for Distribution," are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be met. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed below and elsewhere in this Prospectus.

RISKS INHERENT IN THE COMPANY'S BUSINESS

 Cyclicality of Forest Products Industry Will Affect the Company's Results of Operations

  The Company's results of operations are, and will continue to be, affected by the cyclical nature of the forest products industry. Prices and demand for logs have been, and in the future can be expected to be, subject to cyclical fluctuations. The demand for logs is primarily affected by the level of new residential construction activity, and, to a lesser extent, repair and remodeling activity and other industrial uses, which are subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions and other factors. Decreases in the level of residential construction activity will be reflected in reduced demand for logs, which may result in lower revenues, profits and cash flows.

 Timber Supply May Increase in the Future

  Various factors, including environmental and endangered species concerns, have limited, and are likely to continue to limit, the amount of timber offered for sale by certain United States government agencies, which historically have been major suppliers of timber to the United States forest products industry. Federal timber under contract in Washington and Oregon decreased approximately 88% from approximately 8.4 BBF in January 1988 to approximately 1.0 BBF in January 1997.

  Although the Company believes that sales of timber by United States government agencies are likely to remain at relatively low levels for the foreseeable future, any reversal of policy that substantially increases such sales could significantly reduce prices for logs, which could have a material adverse effect on the Company. For instance, in July 1995, Congress passed the Emergency Salvage Timber Sale Program (the "Salvage Act"), which authorized an increased harvest of timber by December 31, 1996 from certain U.S. government lands on which logging had been restricted because of environmental limitations. Although to date only limited sales have been consummated under the Salvage Act, substantial sales pursuant to the Salvage Act or an extension of the time period available under the Salvage Act could have a material adverse effect on prices of logs. Furthermore, increased imports from Canada (due to the expiration in 2001 of the United States-Canada lumber trade agreement or otherwise) and other foreign countries could reduce the prices the Company receives for its timber.

 The Company's Ability to Harvest Timber Will be Subject to Limitations

  Revenues, net income and cash flow from the Company's operations will be dependent to a significant extent on its ability to harvest timber at adequate levels. There can be no assurance that the Company will in the future achieve harvest levels necessary to maintain or increase revenues, net income or cash flows. Weather conditions, timber growth cycles, access limitations and regulatory requirements associated with the protection of wildlife and water resources or any shortage of contract loggers may restrict harvesting of the Timberlands, as may other factors, including damage by fire, insect infestation, disease, prolonged drought and natural disasters.

For example in 1993, approximately 30,000 acres of the Timberlands had to be partially salvaged due to an infestation of the fir engraver beetle. One or more major fires on the Timberlands could adversely affect the Company's operating results. Although damage from such causes usually is localized and affects only a limited percentage of the timber, there can be no assurance that any damage to the Timberlands will, in fact, be so limited. The risks to the Company described above are somewhat heightened because of the concentration of the Timberlands in central Oregon. As is typical in the forest products industry, the Company does not maintain insurance coverage with respect to damage to its timberlands. Even if such insurance were available, the cost would be prohibitive.

  A substantial portion of the Klamath Falls Timberlands consists of sections of land that are intermingled with or adjacent to sections of federal land managed by the United States Department of Agriculture--Forest Service ("USFS") and the United States Department of Interior Bureau of Land Management ("BLM"). In many cases, access is only, or most economically, achieved through a road or roads built across adjacent federal land. In order to access such intermingled timberlands, the Company has in the past obtained and will need to continue to obtain either temporary or permanent access rights across these public lands. Although the Company currently has legal access to substantially all of the merchantable timber included in the Timberlands, this process has often been, and will likely continue to be, affected by, among other things, the requirements of the Endangered Species Act, the National Environmental Policy Act and the Clean Water Act. See "Business and Properties--Federal and State Regulation."

 The Company is Subject to Federal and State Environmental and Endangered Species Regulation

  The Company is subject to regulation under various environmental laws, including the Endangered Species Act, as well as similar state laws and regulations. The Endangered Species Act and state legislation protect species threatened with possible extinction. A number of species indigenous to the Timberlands have been and in the future may be protected under these laws, including the northern spotted owl, bald eagle, northern goshawk and bull trout. Protection of endangered and threatened species may include restrictions or prohibitions on timber harvesting, road building and other silvicultural activities on private, federal and state land containing the affected species. See "Business and Properties--Federal and State Regulation."

  Although the Company has identified bald eagle, northern spotted owl and northern goshawk nesting areas on the Timberlands and the presence of bull trout in certain of its streams, the Company, in cooperation with the Oregon Department of Fish and Wildlife, has developed plans for managing such species and does not believe that such plans will have a material adverse effect on the Company's ability to harvest the Timberlands in accordance with current harvest plans. There can be no assurance, however, that species on or around the Timberlands may not subsequently receive protected status under the Endangered Species Act or that currently protected species may not be discovered in significant numbers on or around the Timberlands. Any such changes could materially and adversely affect the results of operations of the Company.

  The Federal Water Pollution Control Act authorizes the regulation of wetland areas. Timberlands within a wetlands area may be subject to access limitations or prohibitions, and may involve the expenditure of substantial sums for the protection of such wetland areas. The Federal Insecticide, Fungicide, and Rodenticide Act regulates the use of pesticides that may be used in forestry practices. Violations of various statutory and regulatory programs that apply to the Company's operations can result in civil penalties, remediation expenses, natural resource damages, potential injunctions, cease and desist orders and criminal penalties. Some environmental statutes impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. There can be no assurance that such laws or future legislation or administrative or judicial action with respect to protection of the environment will not adversely affect the Company.

 The Company Experiences Significant Competition

  The forest products industry is highly competitive in terms of price and quality. Many of the Company's competitors have substantially greater financial and operating resources than the Company. Wood products are subject to increasing competition from a variety of non-wood products, which affects the demand for logs. In addition, competition from imported logs and end-use wood products from foreign sources into the United States may adversely affect the demand and prices for the Company's timber. To the extent there is a significant increase in competitive pressures, the Company's results of operations could be materially and adversely affected. See "Business and Properties--The Timberlands--Competition."

 Risks of Acquisition Strategy

  The Company intends to pursue acquisitions as one means of increasing both the value of the Company's Units and its cash flow. The Company cannot predict whether it will be successful in consummating any such acquisitions or what the consequences of any such acquisitions would be. Moreover, there can be no assurance that general economic or industry conditions will be conducive to the Company's acquisition strategy, that the Company will be able to identify and acquire any such assets or businesses on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions to Unitholders or that any additional debt incurred to finance an acquisition will not affect the ability of the Company to make distributions to Unitholders. The Company is subject to certain covenants in agreements governing its indebtedness that might restrict the ability of the Company to incur indebtedness to finance acquisitions. The Company currently has no commitments to acquire any material assets.

  The Company's acquisition strategy involves numerous risks, including difficulties inherent in the integration of operations and systems, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired businesses. In addition, future acquisitions also may involve the expenditure of significant funds. Depending upon the nature, size and timing of future acquisitions, the Company may be required to secure additional financing. There is no assurance that such additional financing will be available to the Company on acceptable terms.

 The Company Will Be Dependent Upon Key Personnel

  The Company believes that its success will depend to a significant extent upon the efforts and abilities of its senior operating management team. The failure by the General Partner to retain the key members of its senior operating management team could adversely affect the financial condition or results of operations of the Company.

 Dependence on Certain Key Customers

  The Company currently derives a significant portion of its revenues from sales of timber to certain key customers. Between August 29, 1996 (the date of the Weyerhaeuser Acquisition), and March 31, 1997, three of these customers, Collins, WTD Lumber Company and Boise Cascade Corporation, purchased timber representing approximately 42%, 15% and 15%, respectively, of the Company's revenues. Collins made its purchases pursuant to the 10-year Collins Supply Agreement, while the other purchases were made pursuant to short-term arrangements. The loss of these or other significant customers could materially adversely affect the Company's results of operations.

RISKS INHERENT IN AN INVESTMENT IN THE COMPANY

 Cash Distributions Are Not Guaranteed, May Fluctuate with Company Performance and Are Limited by Debt Instruments

  Although the Company will distribute all of its Available Cash, there can be no assurance regarding the amounts of Available Cash to be generated by the Company and the Company cannot guarantee that the Minimum Quarterly Distribution will be paid. The actual amounts of cash distributions may fluctuate and will depend upon numerous factors, including cash flow generated by operations, required principal and interest payments on the Company's debt, the costs of acquisitions (including related debt service payments), restrictions contained in the Company's debt instruments, issuances of debt and equity securities by the Company, fluctuations in working capital, capital expenditures, adjustments in reserves, prevailing economic conditions and financial, business and other factors, a number of which will be beyond the control of the Company and the General Partner. Cash distributions are dependent primarily on cash flow, including from reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. Therefore, cash distributions might be made during periods when the Company records losses and might not be made during periods when the Company records profits.


  On a pro forma basis, the Company would have had a substantial cash flow deficit during 1996. Consequently, on a pro forma basis, the Company would have been unable to make any distributions for such year from operating cash flow on any of the Common Units offered hereby or on any of the Subordinated Units. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Cash Available for Distribution."

  The Partnership Agreement gives the General Partner broad discretion in establishing reserves for the proper conduct of the Company's business that will affect the amount of Available Cash. Because the business of the Company is seasonal, the General Partner will make additions to reserves during certain quarters in order to fund operating expenses, interest and principal payments and cash distributions to partners with respect to other quarters. The effect of the establishment of such operating reserves is to increase the likelihood that the Minimum Quarterly Distribution will be paid in any given quarter but to decrease the likelihood that any amount in excess of the Minimum Quarterly Distribution will be paid in such quarter. The Notes and the Bank Credit Facility will prohibit the Company from making distributions to Unitholders during an event of default and from distributing to Unitholders the proceeds of harvests in excess of specified levels. The Public Notes will contain additional restrictions on the ability of the Company to make distributions to Unitholders in certain circumstances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Description of Indebtedness." Any subsequent refinancing of the Notes, the Bank Credit Facility or any other indebtedness incurred by the Company may have similar restrictions. As a result of these and other factors, there can be no assurance regarding the actual levels of cash distributions to Unitholders by the Company.

 The Company Has a Limited Operating History; Recent Losses

  The Klamath Falls Timberlands and the Ochoco Timberlands, prior to their acquisition by the Company, had been part of Weyerhaeuser and Ochoco, respectively, and had not been operated as separate businesses or divisions. In addition, prior to the Company's acquisition of the Timberlands, sales from the Timberlands were generally made to affiliated conversion facilities and not to unaffiliated customers. Although the Company has operated the Klamath Falls Timberlands since September 1996, and sales during such period have been made exclusively to unaffiliated customers, there can be no assurance that the Company will be able to manage successfully the Timberlands as a separate business on a profitable basis. For the years ended December 31, 1994 and 1995 and the eight-month period ended August 29, 1996, the Company had net income of $9.9 million, $11.6 million and $2.7 million, respectively. Since the Weyerhaeuser Acquisition, the Company has had net losses of $13.0 million and $1.9 million for the four-month period ended December 31, 1996 and the three months ended March 31, 1997, respectively. On a pro forma basis, the Company would have had net losses of $23.4 million and $2.0 million for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively.

 The Company's Assumptions Concerning Future Operations May Not Be Realized

  In establishing the terms of this offering, including the number and initial offering price of the Common Units, the number of Subordinated Units to be received by certain affiliates of the General Partner and the Minimum Quarterly Distribution, the Company has relied on certain assumptions concerning its operations. These assumptions include, among others, that there will be an increase of 4% in average realized log or stumpage prices in 1998 from those realized in 1997, that the Company will be able to harvest the timber volumes (including stumpage sales) reflected in its harvest plan, that the Company will be able to complete the sale of certain properties that it has identified for aggregate gross proceeds of at least $16.0 million, that there will be no material regulatory changes, that there will be no significant change in the rate of inflation and that market and overall economic conditions will not change substantially. Whether the assumptions are realized is not, in many cases, within the control of the Company and cannot be predicted with any degree of certainty. In the event that the Company's assumptions are not realized, the actual Available Cash from Operating Surplus generated by the Company could be substantially less than that currently expected. See "Cash Available for Distribution."

 The Company's Indebtedness May Affect its Operations

  On a pro forma basis at March 31, 1997, the Company's total indebtedness as a percentage of its total capitalization would have been approximately 73%. As a result, the Company will be significantly leveraged and will have indebtedness that is substantial in relation to its equity capital. Upon consummation of the Transactions, the Company contemplates that it will have outstanding $150.0 million in Private Notes, $100.0 million in Public Notes and $17.9 million in borrowings under the Acquisition Facility. The Company expects to have an additional $107.1 million of unused borrowing capacity under the Bank Credit Facility at the closing of this offering. Future borrowings could result in a significant increase in the Company's leverage. The ability of the Company to make principal and interest payments depends on future performance, which performance is subject to many factors, a number of which will be outside the Company's control. The Company's leverage may adversely affect the ability of the Company to finance its future operations and capital needs, limit its ability to pursue acquisitions and other business opportunities and make its results of operations more susceptible to adverse economic or operating conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of Indebtedness."

 Unitholders Will Have Limited Voting Rights

  The General Partner will manage and operate the Company. Unlike the holders of common stock in a corporation, holders of Common Units will have only limited voting rights on matters affecting the Company's business. Holders of Common Units will have no right to elect the General Partner on an annual or other continuing basis, and the General Partner may not be removed except pursuant to the vote of the holders of at least 66 2/3% of the outstanding Units (including Units owned by the General Partner and its affiliates) and upon the election of a successor general partner by the vote of the holders of at least a Unit Majority. The ownership of the Subordinated Units by certain affiliates of the General Partner effectively gives the General Partner the ability to prevent its removal. In addition, all of the other matters requiring the approval of the Unitholders first require the support of the General Partner and then require the approval of holders of at least a Unit Majority. As a result, holders of Common Units will have limited influence on matters affecting the operation of the Company. See "The Partnership Agreement."

 The Company May Issue Additional Common Units thereby Diluting Existing Unitholders' Interests

  During the Subordination Period, the General Partner has broad discretion, without the approval of Unitholders, to cause the Company to issue up to an additional 7,232,000 Common Units (in addition to Common Units issued upon exercise of the Underwriters' over-allotment option, upon conversion of Subordinated Units or in connection with the repayment of certain indebtedness) or an equivalent number of securities ranking on a parity with the Common Units. The issuance during the Subordination Period of Common Units or parity units in excess of the foregoing would require the approval of a Unit Majority. After the end of the Subordination Period, the Company may issue an unlimited number of limited partner interests of any type (including interests ranking prior or senior to the Common Units) without the approval of Unitholders. The Partnership Agreement does not give the holders of Common Units the right to approve the issuance by the Company of equity securities ranking junior to the Common Units at any time. Based on the circumstances of each case, the issuance of additional Common Units or securities ranking senior to or on a parity with the

Common Units may dilute the value of the interests of the then-existing holders of Common Units in the net assets of the Company, dilute the interests of holders of Common Units in distributions by the Company or make it more difficult for a person or group to remove the General Partner or otherwise change the management of the Company.

 Issuance of Additional Common Units Will Reduce Distribution Support Provided by Subordinated Units

  The distribution support provided by the Subordinated Units will be reduced both by any increase in the number of outstanding Common Units, whether as a result of conversion of Subordinated Units, exercise of the Underwriters' over-allotment option or future issuances of Common Units, and by any decrease in the number of outstanding Subordinated Units. Any of these actions will increase the percentage of the aggregate Minimum Quarterly Distribution payable to the Common Unitholders, thereby increasing the risk that the Company will be unable to pay the Minimum Quarterly Distribution in full on all the Common Units.

 Change of Management Provisions

  Following this offering, the ownership of Subordinated Units by certain affiliates of the General Partner will effectively preclude the removal of the General Partner without its consent. In addition, the Partnership Agreement contains certain provisions that may have the effect of discouraging a person or group from attempting to remove the General Partner or otherwise change the management of the Company. If the General Partner is removed as general partner of the Company under circumstances where Cause does not exist and Units held by the General Partner and its affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished and (iii) the General Partner will have the right to convert its general partner interest (and its right to receive Incentive Distributions) into Common Units or to receive cash in exchange for such interests. Further, if any person or group (other than the General Partner or its affiliates) acquires beneficial ownership of 20% or more of any class of Units then outstanding, such person or group will lose voting rights with respect to all of its Units. In addition, the Company has substantial latitude in issuing equity securities without Unitholder approval. The Partnership Agreement also contains provisions limiting the ability of Unitholders to call meetings of Unitholders or to acquire information about the Company's operations as well as other provisions limiting the Unitholders' ability to influence the manner or direction of management. The effect of these provisions may be to diminish the price at which the Common Units will trade under certain circumstances. See "The Partnership Agreement--Withdrawal or Removal of the General Partner."

 Purchasers of Common Units Will Experience Dilution

  Purchasers of Common Units in this offering will experience substantial and immediate dilution in net tangible book value of $12.69 per Common Unit from the initial public offering price (assuming an initial public offering price of $20.50 per Common Unit). See "Dilution."

 No Prior Public Market for Common Units

  Prior to this offering, there has been no public market for the Common Units. The initial public offering price for the Common Units will be determined through negotiations between the General Partner and the representatives of the Underwriters. For a description of the factors to be considered in determining the initial public offering price, see "Underwriting." No assurance can be given as to the market prices at which the Common Units will trade. Application will be made to list the Common Units on the NYSE, under the proposed symbol "TIM."

 The General Partner Will Have a Limited Call Right with Respect to the Limited Partner Interests

  If at any time less than 20% of the then-issued and outstanding limited partner interests of any class (including Common Units) are held by persons other than the General Partner and its affiliates, the General

Partner will have the right, which it may assign to any of its affiliates or the Company, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons at a price generally equal to the then-current market price of limited partner interests of such class. As a consequence, a holder of Common Units may be required to sell his Common Units at a time when he may not desire to sell them or at a price that is less than the price he would desire to receive upon such sale. A holder may also incur a tax liability upon such sale. See "The Partnership Agreement--Limited Call Right."

 Unitholders May Not Have Limited Liability in Certain Circumstances; Liability for Return of Certain Distributions

  The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. If it were determined that the Company had been conducting business in any state without compliance with the applicable limited partnership statute, or that the right or the exercise of the right by the Unitholders as a group to remove or replace the General Partner, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted participation in the "control" of the Company's business, then the Unitholders could be held liable in certain circumstances for the Company's obligations to the same extent as a general partner. In addition, under certain circumstances a Unitholder may be liable to the Company for the amount of a distribution for a period of three years from the date of the distribution. See "The Partnership Agreement-- Limited Liability" for a discussion of the limitations on liability and the implications thereof to a Unitholder.

 Holders of Common Units Have Not Been Represented by Counsel

  The holders of Common Units have not been represented by counsel in connection with this offering, including the preparation of the Partnership Agreement or the other agreements referred to herein or in establishing the terms of this offering.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

  Conflicts of interest could arise as a result of the relationships between the Company, on the one hand, and the General Partner and its affiliates, on the other. The directors and officers of the General Partner have fiduciary duties to manage the General Partner in a manner beneficial to its members. At the same time, the General Partner has fiduciary duties to manage the Company in a manner beneficial to the Company and the Unitholders. The duties of the General Partner, as general partner, to the Company and the Unitholders, therefore, may come into conflict with the duties of management of the General Partner to its members. Certain affiliates of the General Partner will own all of the outstanding Subordinated Units.

  Conflicts of interest might arise with respect to the following matters, among others:

    (i) Decisions of the General Partner with respect to the amount and timing of timber harvests, stumpage sales, property sales, cash expenditures, borrowings, issuances of additional Units and creation of reserves in any quarter will affect whether, or the extent to which, there is sufficient Available Cash from Operating Surplus to meet the Minimum Quarterly Distribution and Target Distribution Levels on all Units in a given quarter. In addition, actions by the General Partner may have the effect of enabling the General Partner to receive distributions on the Subordinated Units or Incentive Distributions or hastening the expiration of the Subordination Period or the conversion of Subordinated Units into Common Units.

    (ii) The Company will not have any employees and will rely solely on employees of the General Partner and its affiliates.

    (iii) Under the terms of the Partnership Agreement, the Company will reimburse the General Partner and its affiliates for costs incurred in managing and operating the Company, including costs incurred in rendering corporate staff and support services to the Company.

    (iv) Whenever possible, the General Partner intends to limit the Company's liability under contractual arrangements to all or particular assets of the Company, with the other party thereto to have no recourse against the General Partner or its assets.

    (v) Any agreements between the Company and the General Partner and its affiliates will not grant to the holders of Common Units, separate and apart from the Company, the right to enforce the obligations of the General Partner and such affiliates in favor of the Company. Therefore, the General Partner, in its capacity as the general partner of the Company, will be primarily responsible for enforcing such obligations.

    (vi) Under the terms of the Partnership Agreement, the General Partner is not restricted from causing the Company to pay the General Partner or its affiliates for any services rendered on terms that are fair and reasonable to the Company or entering into additional contractual arrangements with any of such entities on behalf of the Company. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Company, on the one hand, and the General Partner and its affiliates, on the other, are or will be the result of arm's-length negotiations.

    (vii) The General Partner may exercise its right to call for and purchase Units as provided in the Partnership Agreement or assign such right to one of its affiliates or to the Company.

    (viii) The Partnership Agreement provides that the General Partner will generally be restricted from engaging in any business activities other than those incidental to its ownership of interests in the Company. In addition, affiliates of the General Partner are restricted from engaging in Restricted Activities (as defined in the Glossary) in North America. Affiliates may, however, engage in any other activity in competition with the Company and may engage in Restricted Activities outside of North America. There can be no assurance that there will not be competition between the Company and affiliates of the General Partner in the future. See "Conflicts of Interest and Fiduciary Responsibilities--Conflicts of Interest--The General Partner's Affiliates May Compete With the Company Under Certain Circumstances."

  Unless provided for otherwise in the partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The Partnership Agreement expressly permits the General Partner to resolve conflicts of interest between itself or its affiliates, on the one hand, and the Company or the Unitholders, on the other, and to consider, in resolving such conflicts of interest, the interests of other parties in addition to the interests of the Unitholders. In addition, the Partnership Agreement provides that a purchaser of Common Units is deemed to have consented to certain conflicts of interest and actions of the General Partner and its affiliates that might otherwise be prohibited, including those described in clauses (i)-(viii) above, and to have agreed that such conflicts of interest and actions do not constitute a breach by the General Partner of any duty stated or implied by law or equity. The General Partner will not be in breach of its obligations under the Partnership Agreement or its duties to the Company or the Unitholders if the resolution of such conflict is fair and reasonable to the Company. The latitude given in the Partnership Agreement to the General Partner in resolving conflicts of interest may significantly limit the ability of a Unitholder to challenge what might otherwise be a breach of fiduciary duty.

  The Partnership Agreement expressly limits the liability of the General Partner by providing that the General Partner, its affiliates and its officers and directors will not be liable for monetary damages to the Company, the limited partners or assignees for errors of judgment or for any acts or omissions if the General Partner and such other persons acted in good faith. In addition, the Company is required to indemnify the General Partner, its affiliates and their respective officers, directors, employees, agents and trustees to the fullest extent permitted by law against liabilities, costs and expenses incurred by the General Partner or such other persons, if the General Partner or such persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than the General Partner) not opposed to, the best interests of the Company and, with respect to any criminal proceedings, had no reasonable cause to believe the conduct was unlawful.

  The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and the General Partner has not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict the fiduciary duties of the General Partner that would be in effect under common law were it not for the Partnership Agreement. See "Conflicts of Interest and Fiduciary Responsibilities--Conflicts of Interest."

TAX RISKS

  For a general discussion of the expected federal income tax consequences of owning and disposing of Common Units, see "Tax Considerations."

 Tax Treatment is Dependent on Partnership Status

  The availability to a Common Unitholder of the federal income tax benefits of an investment in the Company depends on the classification of the Company as a partnership for federal income tax purposes. Assuming the accuracy of certain factual matters as to which the General Partner and the Company have made representations, Counsel is of the opinion that, under current law, the Company will be classified as a partnership for federal income tax purposes. No ruling from the IRS as to classification has been or is expected to be requested. Instead, the Company intends to rely on such opinion of Counsel (which is not binding on the IRS). One of the representations of the Company on which the opinion of Counsel is based is that at least 90% of the Company's gross income for each taxable year in the future will be "qualifying income." Whether the Company will continue to be classified as a partnership in part depends, therefore, on the Company's ability to meet this qualifying income test in the future. See "Tax Considerations--Partnership Status."

  If the Company were classified as an association taxable as a corporation for federal income tax purposes, the Company would pay tax on its income at corporate rates (currently a 35% federal rate), distributions would generally be taxed again to the Unitholders as corporate distributions, and no income, gains, losses or deductions would flow through to the Unitholders. Because a tax would be imposed upon the Company as an entity, the cash available for distribution to the holders of Common Units would be substantially reduced. Treatment of the Company as an association taxable as a corporation or otherwise as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the holders of Common Units and thus would likely result in a substantial reduction in the value of the Common Units. See "Tax Considerations--Partnership Status."

  There can be no assurance that the law will not be changed so as to cause the Company to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The Partnership Agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects the Company to taxation as a corporation or otherwise subjects the Company to entity-level taxation for federal, state or local income tax purposes, certain provisions of the Partnership Agreement will be subject to change, including a decrease in the Minimum Quarterly Distribution and the Target Distribution Levels to reflect the impact of such law on the Company. See "Cash Distribution Policy-- Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

 No IRS Ruling With Respect to Tax Consequences

  No ruling has been requested from the IRS with respect to classification of the Company as a partnership for federal income tax purposes, whether the Company's timber operations generate "qualifying income" under Section 7704 of the Code or any other matter affecting the Company. Accordingly, the IRS may adopt positions that differ from Counsel's conclusions expressed herein. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of Counsel's conclusions, and some or all of such conclusions ultimately may not be sustained. Any such contest with the IRS may materially and adversely impact the market for the Common Units and the prices at which Common Units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by some or all of the Unitholders and the General Partner.

 Tax Liability Exceeding Cash Distributions

  A Unitholder will be required to pay federal income taxes and, in certain cases, state and local income taxes on his allocable share of the Company's income, whether or not he receives cash distributions from the Company. There is no assurance that a Unitholder will receive cash distributions equal to his allocable share of taxable income from the Company or even the tax liability to him resulting from that income. Further, a holder of Common Units may incur a tax liability, in excess of the amount of cash received, upon the sale of his Common Units. See "Tax Considerations--Tax Consequences of Unit Ownership" and "--Disposition of Common Units."

 Ownership of Common Units by Tax-Exempt Organizations and Certain Other
Investors

  Investment in Common Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to such persons. For example, much of the taxable income derived by most organizations exempt from federal income tax (including IRAs and other retirement plans) from the ownership of a Common Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder. See "Tax Considerations--Tax-Exempt Organizations and Certain Other Investors."

 Deductibility of Losses

  In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), losses generated by the Company will only be available to offset future income generated by the Company and cannot be used to offset income from other activities, including other passive activities or investments. Passive losses which are not deductible because they exceed the Unitholder's income generated by the Company may be deducted in full when the Unitholder disposes of his entire investment in the Company in a fully taxable transaction to an unrelated party. Net passive income from the Company may be offset by unused Company losses carried over from prior years, but not by losses from other passive activities, including losses from other publicly traded partnerships. See "Tax Considerations--Tax Consequences of Unit Ownership--Limitations on Deductibility of Company Losses."

 Tax Shelter Registration; Potential IRS Audit

  The Company will be registered with the Secretary of the Treasury as a "tax shelter." No assurance can be given that the Company will not be audited by the IRS or that tax adjustments will not be made. The rights of a Unitholder owning less than a 1% interest in the Company to participate in the income tax audit process are very limited. Further, any adjustments in the Company's tax returns will lead to adjustments in the Unitholders' tax returns and may lead to audits of Unitholders' tax returns and adjustments of items unrelated to the Company. Each Unitholder would bear the cost of any expenses incurred in connection with an examination of such Unitholder's personal tax return.

 Uniformity of Common Units and Nonconforming Depreciation Conventions

  Because the Company cannot match transferors and transferees of Common Units, uniformity of the economic and tax characteristics of the Common Units to a purchaser of Common Units must be maintained. To maintain uniformity and for other reasons, the Company will adopt certain depreciation and amortization conventions that do not conform with all aspects of certain proposed and final Treasury Regulations. A successful challenge to those conventions by the IRS could adversely affect the amount of tax benefits available to a purchaser of Common Units and could have a negative impact on the value of the Common Units. See "Tax Considerations--Uniformity of Units."

 State, Local and Other Tax Considerations

  In addition to federal income taxes, Unitholders will likely be subject to other taxes, such as state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which the Company does business or owns property. A Unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which the Company does business or owns property and may be subject to penalties for failure to comply with those requirements. The Company will initially own property and conduct business in Oregon, which imposes a personal income tax. It is the responsibility of each Unitholder to file all United States federal, state and local tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Company. See "Tax Considerations--State, Local and Other Tax Considerations."

 Proposed Changes in Federal Income Tax Laws

  The 1997 Proposed Legislation would alter the tax reporting system and the deficiency collection system applicable to large partnerships such as the Company and would make certain additional changes to the treatment of large partnerships. The 1997 Proposed Legislation is generally intended to simplify the administration of the tax rules governing large partnerships. See "Tax Considerations--Tax Consequences of Unit Ownership."

  The 1997 Proposed Legislation would also affect the taxation of certain financial products, including partnership interests. The 1997 Proposed Legislation would treat a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if it were sold) if the taxpayer or related persons enters into one or more positions with respect to the same or substantially identical property which, for some period, substantially eliminates both the risk of loss and opportunity for gain on the appreciated financial position (including selling "short against the box" transactions). See "Tax Considerations-- Disposition of Common Units."

  The Budget Proposal would require taxpayers, including Unitholders, to use the average cost basis for securities (including Units) sold. Similar proposals were made by the Clinton administration in 1996.

  As of the date of this Prospectus, it is not possible to predict whether any of the changes set forth in the 1997 Proposed Legislation, the Budget Proposal or any other changes in the federal income tax laws that would impact the Company and the Common Unitholders will ultimately be enacted or, if enacted, what form they will take, what the effective dates will be, and what, if any, transition rules will be provided.

 Disposition of Common Units

  A Unitholder who sells Common Units will recognize gain or loss equal to the difference between the amount realized (including his share of Company nonrecourse liabilities) and his adjusted tax basis in such Common Units (which also includes his share of Company nonrecourse liabilities). Thus, prior Company distributions in excess of cumulative net taxable income in respect of a Common Unit which decreased a Unitholder's tax basis in such Common Unit will, in effect, become taxable income if the Common Unit is sold at a price greater than the Unitholder's tax basis in such Common Units, even if the price is less than his original cost. A portion of the amount realized (whether or not representing gain) may be ordinary income. Furthermore, should the IRS successfully contest certain conventions to be used by the Company, a Unitholder could realize more gain on the sale of Units than would be the case under such conventions without the benefit of decreased income in prior years.

 Company Tax Information and Audits

  The Company will furnish each holder of Common Units with a Schedule K-1 that sets forth his share of Company income, gains, losses and deductions. In preparing these schedules, the Company will use various accounting and reporting conventions and adopt various depreciation and amortization methods. There is no assurance that these schedules will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. Further, the Company's tax return may be audited, and any such audit could result in an audit of a Unitholder's individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit.

                               THE TRANSACTIONS

  Concurrently with the closing of this offering, Old Services will contribute all of its assets, including its timber operations, to the General Partner in exchange for interests therein. Immediately thereafter, USTK will assume certain indebtedness of Holdings and the General Partner will contribute its timber operations to USTK in exchange for a member interest in USTK. Then, the General Partner will contribute all but a 1% member interest in USTK to the Company in exchange for a general partner interest, the right to receive Incentive Distributions and 1,463,417 Subordinated Units and Holdings will contribute all of its interest in USTK to the Company in exchange for 4,046,683 Subordinated Units. The General Partner will then distribute the Subordinated Units to Old Services. Approximately 163,749 Subordinated Units will be used by Old Services to redeem interests in Old Services held by Messrs. Stephens and Hornig, founding directors of the General Partner. As a result of such transactions, USTK will become the Operating Company and the General Partner will own an aggregate 2% interest in the Company and the Operating Company, and the right to receive Incentive Distributions; Old Services will own 1,299,668 Subordinated Units; Holdings will own 4,046,683 Subordinated Units; and Messrs. Stephens and Hornig will own an aggregate of 163,749 Subordinated Units. The 5,510,100 Subordinated Units owned by Old Services, Holdings and Messrs. Stephens and Hornig will represent an aggregate 42.4% interest in the Company.

  The Company will contribute the proceeds from the sale of Common Units offered hereby (approximately $138.5 million after deducting underwriting discounts and commissions but before expenses associated with this offering) to the Operating Company. Concurrently with the closing of this offering, the Operating Company expects to issue $150.0 million aggregate principal amount of Private Notes to certain institutional investors in the Private Note Placement and the Company expects to issue $100.0 million aggregate principal amount of Public Notes in the Public Note Offering. Proceeds from the sale of the Private Notes, together with the proceeds from the sale of Common Units offered hereby, approximately $17.9 million to be borrowed by the Operating Company under the Acquisition Facility and cash on hand (estimated to be approximately $35.4 million), will be used by the Operating Company to repay approximately $434.3 million of indebtedness of the Operating Company (including accrued interest) and to pay expenses related to the Transactions (estimated to be approximately $17.3 million).

  Concurrently with the closing of this offering, the Operating Company expects to enter into the Bank Credit Facility, which will include the $25.0 million Working Capital Facility to be used for working capital and other general partnership purposes, and the $100.0 million Acquisition Facility to be used for acquisitions and capital improvements. For additional information regarding the terms of the Notes and the Bank Credit Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of Indebtedness."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of Common Units offered hereby (assuming an initial public offering price of $20.50 per Common Unit) are expected to be approximately $138.5 million, after deducting underwriting discounts and commissions and before deducting expenses of this offering (estimated to be approximately $3.3 million). The Company will contribute such proceeds to the Operating Company and the Operating Company will apply these proceeds, together with the proceeds from the sale of the Notes and approximately $17.9 million borrowed under the Acquisition Facility, to repay the indebtedness assumed by the Operating Company in connection with the Transactions and other indebtedness of the Company and to pay the fees and expenses of the Transactions. The indebtedness to be repaid consists of: (i) $130.0 million of bank indebtedness incurred by Holdings (the "Holdings Debt") in connection with USTK's acquisition of the Klamath Falls Timberlands in August 1996, $3.6 million in Guarantee Fees and approximately $9.3 million in accrued interest; and (ii) $285.0 million of bank indebtedness incurred by USTK in July 1997 to refinance indebtedness incurred in connection with the acquisition of the Klamath Falls Timberlands and to finance the acquisition of the Ochoco Timberlands (the "USTK Debt") and approximately $6.4 million in accrued interest. The Holdings Debt matures in September 1999 and bears interest at a floating rate, adjusted monthly (6.19% per annum at June 30, 1997). The USTK Debt consists of $85.0 million outstanding under a revolving credit facility and $200.0 million outstanding under a term credit facility, each of which matures in June 2004 and bears interest at a variable rate (8.125% per annum at July 15, 1997). The Company will use the proceeds from any exercise of the Underwriters' over-allotment option to repay a portion of the indebtedness incurred by the Operating Company under the Acquisition Facility in connection with the Transactions.

                                CAPITALIZATION

  The following table sets forth: (i) the combined capitalization of USTK and Old Services (including the Holdings Debt) as of March 31, 1997, (ii) the pro forma adjustments required to reflect the Transactions, including the sale of the Common Units offered hereby and the application of the net proceeds therefrom as described in "Use of Proceeds," and (iii) the pro forma capitalization of the Company as of March 31, 1997 after giving effect thereto. The table should be read in conjunction with the historical and pro forma financial statements and notes thereto included elsewhere in this Prospectus.

                                            USTK
                                          AND OLD
                                          SERVICES
                                          COMBINED    PRO FORMA    CONSOLIDATED
                                         HISTORICAL ADJUSTMENTS(A)  PRO FORMA
                                         ---------- -------------- ------------
                                               (IN THOUSANDS OF DOLLARS)
Long-term debt:
  Acquisition Facility..................  $    --      $ 32,594      $ 32,594
  Prior revolving credit facility(b)....    90,000      (90,000)          --
  Prior term loans(b)...................   215,000     (215,000)          --
  Public Notes..........................       --       100,000       100,000
  Private Notes.........................       --       150,000       150,000
                                          --------     --------      --------
    Total indebtedness..................   305,000      (22,406)      282,594
Minority interest.......................       --         1,068         1,068
Members' deficit........................    (6,074)       6,074           --
Partners' equity:
  Common Units..........................       --       104,654       104,654
  Subordinated Units....................       --           --            --
  General partner interests.............       --         1,068         1,068
                                          --------     --------      --------
    Total partners' and members' equity
     (deficit)..........................    (6,074)     111,796       105,722
                                          --------     --------      --------
    Total capitalization................  $298,926     $ 90,458      $389,384
                                          ========     ========      ========

--------
(a) See Notes to Pro Forma Consolidated Financial Statements of U.S. Timberlands Company, L.P.
(b) This table reflects indebtedness of the Company as of March 31, 1997. On August 29, 1996, USTK entered into a $90.0 million revolving credit facility and an $85.0 million term loan facility with several banks to finance a portion of the Weyerhaeuser Acquisition, and Holdings entered into a $130.0 million loan agreement with several banks to finance the remaining portion of the Weyerhaeuser Acquisition. On July 14, 1997, the Company entered into a loan agreement with a commercial bank to refinance a portion of the debt incurred in connection with the Weyerhaeuser Acquisition and to finance the Ochoco Acquisition. This debt consists of a $200.0 million seven-year amortizing secured facility and an $85.0 million revolving credit facility. This indebtedness will be paid in full at the closing of this offering.

                                   DILUTION

  On a pro forma basis as of March 31, 1997, after giving effect to the Transactions, the net tangible book value was $101.6 million or $7.81 per Common Unit. Purchasers of Common Units in this offering will experience substantial and immediate dilution in net tangible book value per Common Unit for financial accounting purposes, as illustrated in the following table:


  Assumed initial public offering price per Common Unit.....           $  20.50
  Net tangible book value per Unit before the
   offering(a)(b)...........................................    (1.69)
  Increase in net tangible book value per Common Unit
   attributable to new investors............................     9.50
                                                             --------
  Less: Pro forma net tangible book value per Common Unit
   after the offering(b)(c).................................               7.81
                                                                       --------
  Immediate dilution in net tangible book value per Common
   Unit to new investors....................................           $  12.69
                                                                       ========

--------
(a) Determined by dividing the number of Units (5,510,100 Subordinated Units and the combined 2% interest of the General Partner having a dilutive effect equivalent to 260,043 Units) to be issued to the General Partner and its affiliates for the contribution of their interests in USTK and the assets of Old Services to the Company into the negative net tangible book value of the contributed assets and liabilities.
(b) The net tangible book value does not include deferred financing fees.
(c) Determined by dividing the total number of Units (7,232,000 Common Units, 5,510,100 Subordinated Units and the combined 2% interest of the General Partner having a dilutive effect equivalent to 260,043 Units) to be outstanding after the offering made hereby, into the pro forma net tangible book value of the Company allocable to such Units, after giving effect to the application of the net proceeds of this offering.

  The following table sets forth the number of Units issued by the Company and the total consideration contributed by the General Partner and its affiliates in respect of their Units and by purchasers of Common Units in this offering upon the consummation of the Transactions:

                                       UNITS ACQUIRED   TOTAL CONSIDERATION
                                     ------------------ ---------------------
                                       NUMBER   PERCENT    NUMBER     PERCENT
                                     ---------- ------- ------------  -------
General Partner and its affiliates
 (a)(b).............................  5,770,143  44.4%  $ (6,074,000)   (4.3%)
New Investors.......................  7,232,000  55.6%   148,256,000   104.3%
                                     ----------  ----   ------------   -----
                                     13,002,143   100%   142,182,000     100%
                                     ==========  ====   ============   =====

--------
(a) Upon the consummation of the Transactions, certain affiliates of the General Partner will own 5,510,100 Subordinated Units and the General Partner will own the combined 2% interest in the Company having a dilutive effect equivalent to 260,043 Units.
(b) Total consideration for the General Partner and its affiliates represents the negative book value (members' deficit) at March 31, 1997 of $6,074,000. The members' deficit to be assumed by the new investors will be recorded at historical cost rather than fair value by the Company in accordance with generally accepted accounting principles.

                           CASH DISTRIBUTION POLICY

GENERAL

  The Company will distribute to its partners, on a quarterly basis, all of its Available Cash in the manner described herein. Available Cash is defined in the Glossary and generally means, with respect to any quarter of the Company, all cash on hand at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the Company's business, (ii) comply with applicable law or any Company debt instrument or other agreement, or (iii) provide funds for distributions to Unitholders and the General Partner in respect of any one or more of the next four quarters.

  Cash distributions will be characterized as distributions from either Operating Surplus or Capital Surplus. This distinction affects the amounts distributed to Unitholders relative to the General Partner, and under certain circumstances it determines whether holders of Subordinated Units receive any distributions. See "--Quarterly Distributions of Available Cash."

  Operating Surplus is defined in the Glossary and refers generally to (i) the cash balance of the Company on the date the Company commences operations, plus
$     million, plus all cash receipts of the Company from its operations since the closing of the Transactions, less (ii) all Company operating expenses, debt service payments (including reserves therefor but not including payments required in connection with the sale of assets or any refinancing with the proceeds of new indebtedness or an equity offering), maintenance capital expenditures and reserves established for future Company operations, in each case since the closing of the Transactions.

  Capital Surplus is also defined in the Glossary and will generally be generated only by borrowings (other than for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets all as disposed of in the ordinary course of business).

  To avoid the difficulty of trying to determine whether Available Cash distributed by the Company is from Operating Surplus or from Capital Surplus, all Available Cash distributed by the Company from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of the Company equals the Operating Surplus as of the end of the quarter prior to such distribution. Any Available Cash in excess of such amount (irrespective of its source) will be deemed to be from Capital Surplus and distributed accordingly.

  If Available Cash from Capital Surplus is distributed in respect of each Common Unit in an aggregate amount per Common Unit equal to the initial public offering price of the Common Units (the "Initial Unit Price"), plus any Common Unit Arrearages, the distinction between Operating Surplus and Capital Surplus will cease, and all distributions of Available Cash will be treated as if they were from Operating Surplus. The Company does not anticipate that there will be significant distributions from Capital Surplus.

  The Subordinated Units are a separate class of interests in the Company, and the rights of holders of such interests to participate in distributions to partners differ from the rights of the holders of Common Units. For any given quarter, any Available Cash will be distributed to the General Partner and to the holders of Common Units, and may also be distributed to the holders of Subordinated Units depending upon the amount of Available Cash for the quarter, the amount of Common Unit Arrearages, if any, and other factors discussed below.

  The Incentive Distributions are nonvoting limited partner interests that represent the right to receive an increasing percentage of quarterly distributions of Available Cash from Operating Surplus after the Target Distribution Levels have been achieved. The Target Distribution Levels are based on the amounts of Available Cash from Operating Surplus distributed in excess of the payments made with respect to the Minimum Quarterly Distribution and Common Unit Arrearages, if any, and the related 2% distribution to the General Partner.

  Subject to the limitations described under "The Partnership Agreement-- Issuance of Additional Securities," the Company has the authority to issue additional Common Units or other equity securities of the Company for such consideration and on such terms and conditions as are established by the General Partner in its sole discretion and without the approval of the Unitholders. It is possible that the Company will fund acquisitions of other timber assets through the issuance of additional Common Units or other equity securities of the Company. Holders of any additional Common Units issued by the Company will be entitled to share equally with the then-existing holders of Common Units in distributions of Available Cash by the Company. In addition, the issuance of additional Partnership Interests may dilute the value of the interests of the then-existing holders of Common Units in the net assets of the Company. The General Partner will be required to make an additional capital contribution to the Company or the Operating Company (other than in connection with the exercise of the over-allotment option) in connection with the issuance of additional Partnership Interests.

  The discussion in the sections below indicates the percentages of cash distributions required to be made to the General Partner and the holders of Common Units and the circumstances under which holders of Subordinated Units are entitled to cash distributions and the amounts thereof. For a discussion of Available Cash from Operating Surplus available for distributions with respect to the Common Units on a pro forma basis, see "Cash Available for Distribution."

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

  The Company will make distributions to its partners with respect to each quarter of the Company prior to its liquidation in an amount equal to 100% of its Available Cash for such quarter. The Company expects to make distributions of all Available Cash within approximately 45 days after the end of each quarter, commencing with the quarter ending December 31, 1997, to holders of record on the applicable record date. The Minimum Quarterly Distribution and the Target Distribution Levels for the period from the closing of this offering through December 31, 1997 will be adjusted based on the actual length of such period. The Minimum Quarterly Distribution and the Target Distribution Levels are also subject to certain other adjustments as described below under "--Distributions from Capital Surplus" and "--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

  With respect to each quarter during the Subordination Period, to the extent there is sufficient Available Cash, the holders of Common Units will have the right to receive the Minimum Quarterly Distribution, plus any Common Unit Arrearages, prior to any distribution of Available Cash to the holders of Subordinated Units. This subordination feature will enhance the Company's ability to distribute the Minimum Quarterly Distribution on the Common Units during the Subordination Period. There is no guarantee, however, that the Minimum Quarterly Distribution will be made on the Common Units. Upon expiration of the Subordination Period, all Subordinated Units will be converted on a one-for-one basis into Common Units and will participate pro rata with all other Common Units in future distributions of Available Cash. Under certain circumstances, up to 2,755,050 Subordinated Units may convert into Common Units prior to the expiration of the Subordination Period. Common Units will not accrue arrearages with respect to distributions for any quarter after the Subordination Period and Subordinated Units will not accrue any arrearages with respect to distributions for any quarter.

DISTRIBUTIONS FROM OPERATING SURPLUS DURING SUBORDINATION PERIOD

  The Subordination Period will generally extend from the closing of this offering until the first day of any quarter beginning after December 31, 2002 in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and the related distribution on the general partner interest in the Company and the managing member interest in the Operating Company during such periods, and (iii) there are no outstanding Common Unit Arrearages.

  Prior to the end of the Subordination Period, a portion of the Subordinated Units will convert into Common Units on a one-for-one basis on the first day after the record date established for the distribution in respect of any quarter ending on or after (a) December 31, 2000 with respect to one-quarter of the Subordinated Units (1,377,525 Subordinated Units), and (b) December 31, 2001 with respect to one-quarter of the Subordinated Units (1,377,525 Subordinated Units), in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the two consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and the related distribution on the general partner interest in the Company and the managing member interest in the Operating Company during such periods, and (iii) there are no outstanding Common Unit Arrearages; provided, however, that the early conversion of the second one-quarter of Subordinated Units may not occur until at least one year following the early conversion of the first one-quarter of Subordinated Units.

  Upon expiration of the Subordination Period, all remaining Subordinated Units will convert into Common Units on a one-for-one basis and will thereafter participate, pro rata, with the other Common Units in distributions of Available Cash. In addition, if the General Partner is removed as the general partner of the Company under circumstances where Cause does not exist and Units held by the General Partner and its affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished and (iii) the General Partner will have the right to convert its general partner interest (and its right to receive Incentive Distributions) into Common Units or to receive cash in exchange for such interests.

  "Adjusted Operating Surplus" for any period generally means Operating Surplus generated during such period, less (a) any net increase in working capital borrowings during such period and (b) any net reduction in cash reserves for Operating Expenditures during such period not relating to an Operating Expenditure made during such period; and plus (x) any net decrease in working capital borrowings during such period and (y) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Operating Surplus generated during a period is equal to the difference between (i) the Operating Surplus determined at the end of such period and (ii) the Operating Surplus determined at the beginning of such period.

  Distributions by the Company of Available Cash from Operating Surplus with respect to any quarter during the Subordination Period will be made in the following manner:

    first, 98% to the Common Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each outstanding Common Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

    second, 98% to the Common Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each outstanding Common Unit an amount equal to any Common Unit Arrearages accrued and unpaid with respect to any prior quarters during the Subordination Period;

    third, 98% to the Subordinated Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each outstanding Subordinated Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

    thereafter, in the manner described in "--Incentive Distributions-- Hypothetical Annualized Yield" below.

  The above references to the 2% of Available Cash from Operating Surplus distributed to the General Partner are references to the amount of the percentage interest in distributions from the Company and the Operating Company of the General Partner (exclusive of its or any of its affiliates' interests as holders of Common Units or the Subordinated Units). The General Partner will own a 1% general partner interest in the Company and a 1.0101% managing member interest in the Operating Company. Other references in this Prospectus to the General Partner's 2% interest or to distributions of 2% of Available Cash are also references to the amount of the combined percentage interest in the Company and the Operating Company of the General Partner (exclusive of its or any of its affiliates' interests as holders of Common Units or the Subordinated Units). With respect to any Common Unit, the term "Common Unit Arrearages" refers to the amount by which the Minimum Quarterly Distribution in any quarter during the Subordination Period exceeds the distribution of Available Cash from Operating Surplus actually made for such quarter on a Common Unit issued in this offering, cumulative for such quarter and all prior quarters during the Subordination Period. Common Unit Arrearages will not accrue interest.

DISTRIBUTIONS FROM OPERATING SURPLUS AFTER SUBORDINATION PERIOD

  Distributions by the Company of Available Cash from Operating Surplus with respect to any quarter after the Subordination Period will be made in the following manner:

    first, 98% to all Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

    thereafter, in the manner described in "--Incentive Distributions-- Hypothetical Annualized Yield" below.

INCENTIVE DISTRIBUTIONS--HYPOTHETICAL ANNUALIZED YIELD

  For any quarter for which Available Cash from Operating Surplus is distributed to the Common and Subordinated Unitholders in an amount equal to the Minimum Quarterly Distribution on all Units and to the Common Unitholders in an amount equal to any unpaid Common Unit Arrearages, then any additional Available Cash from Operating Surplus in respect of such quarter will be distributed among the Unitholders and the General Partner in the following manner:

    first, 98% to all Unitholders, pro rata, and 2% to the General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate Common Unit Arrearages) a total of $0.550 for such quarter in respect of each outstanding Unit (the "First Target Distribution");

    second, 85% to all Unitholders, pro rata, and 15% to the General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate Common Unit Arrearages) a total of $0.633 for such quarter in respect of each outstanding Unit (the "Second Target Distribution");

    third, 75% to all Unitholders, pro rata, and 25% to the General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate Common Unit Arrearages) a total of $0.822 for such quarter in respect of each outstanding Unit (the "Third Target Distribution"); and

    thereafter, 50% to all Unitholders, pro rata, and 50% to the General
  Partner.

  The distributions to the General Partner set forth above that are in excess of its aggregate 2% general partner interest represent the Incentive Distributions. The right to receive Incentive Distributions is not part of the general partner interest and may be transferred separately from such interest in certain limited circumstances. See "The Partnership Agreement--Transfer of General Partner's Interests and Incentive Distribution Rights."

  The following table illustrates the percentage allocation of the additional Available Cash from Operating Surplus between the Unitholders and the General Partner up to the various Target Distribution Levels and a hypothetical annualized percentage yield to be realized by a Unitholder at each Target Distribution Level. For purposes of the following table, the annualized percentage yield is calculated on a pretax basis assuming that (i) the Common Unit was purchased at an amount equal to the assumed initial public offering price of $20.50 per Common Unit and (ii) the Company distributed each quarter during the first year following the investment the amount set forth under the column "Total Quarterly Distribution Target Amount." The calculations are also based on the assumption that the quarterly distribution amounts shown do not include any Common Unit Arrearages. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of the General Partner and the Unitholders in any Available Cash from Operating Surplus distributed up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until Available Cash distributed reaches the next Target Distribution Level, if any. The percentage interests shown for the Unitholders and the General Partner for the Minimum Quarterly Distribution are also applicable to quarterly distribution amounts that are less than the Minimum Quarterly Distribution.

                                                           MARGINAL PERCENTAGE
                                   TOTAL                       INTEREST IN
                                 QUARTERLY                    DISTRIBUTIONS
                                DISTRIBUTION HYPOTHETICAL  -------------------
                                   TARGET     ANNUALIZED               GENERAL
                                   AMOUNT        YIELD     UNITHOLDERS PARTNER
                                ------------ ------------- ----------- -------
   Minimum Quarterly Distribu-
    tion......................        $0.500        9.756%     98%        2%
   First Target Distribution..        $0.550       10.732%     98%        2%
   Second Target Distribu-
    tion......................        $0.633       12.351%     85%       15%
   Third Target Distribution..        $0.822       16.039%     75%       25%
   Thereafter.................  above $0.822 above 16.039%     50%       50%

DISTRIBUTIONS FROM CAPITAL SURPLUS

  Distributions by the Company of Available Cash from Capital Surplus will be made in the following manner:

    first, 98% to all Unitholders, pro rata, and 2% to the General Partner, until the Company has distributed, in respect of each outstanding Common Unit issued in this offering, Available Cash from Capital Surplus in an aggregate amount per Common Unit equal to the Initial Unit Price;

    second, 98% to the holders of Common Units, pro rata, and 2% to the General Partner, until the Company has distributed, in respect of each outstanding Common Unit, Available Cash from Capital Surplus in an aggregate amount equal to any unpaid Common Unit Arrearages with respect to such Common Unit; and

    thereafter, all distributions of Available Cash from Capital Surplus will be distributed as if they were from Operating Surplus.

  As a distribution of Available Cash from Capital Surplus is made, it is treated as if it were a repayment of the Initial Unit Price. To reflect such repayment, the Minimum Quarterly Distribution and the Target Distribution Levels will be adjusted downward by multiplying each such amount by a fraction, the numerator of which is the Unrecovered Capital (as defined in the Glossary) of the Common Units immediately after giving effect to such repayment and the denominator of which is the Unrecovered Capital of the Common Units immediately prior to such repayment. This adjustment to the Minimum Quarterly Distribution may make it more likely that Subordinated Units will be converted into Common Units (whether pursuant to the termination of the Subordination Period or to the provisions permitting early conversion of some Subordinated Units) and may accelerate the dates at which such conversions occur.

  When "payback" of the Initial Unit Price has occurred, i.e., when the Unrecovered Capital of the Common Units is zero (and any accrued Common Unit Arrearages have been paid), then in effect the Minimum Quarterly Distribution and each of the Target Distribution Levels will have been reduced to zero for subsequent quarters. Thereafter, all distributions of Available Cash from all sources will be treated as if they were from Operating Surplus. Because the Minimum Quarterly Distribution and the Target Distribution Levels will have been reduced to zero, the General Partner will be entitled thereafter to receive 50% of all distributions of Available Cash in its capacity as General Partner and as holder of the Incentive Distribution Rights (in addition to any distributions to which it or its affiliates may be entitled as holders of Units).

  Distributions of Available Cash from Capital Surplus will not reduce the Minimum Quarterly Distribution or Target Distribution Levels for the quarter with respect to which they are distributed.

ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

  In addition to reductions of the Minimum Quarterly Distribution and Target Distribution Levels made upon a distribution of Available Cash from Capital Surplus, the Minimum Quarterly Distribution, the Target Distribution Levels, the Unrecovered Capital, the number of additional Common Units issuable during the Subordination Period without a Unitholder vote, the number of Common Units issuable upon conversion of the Subordinated Units and other amounts calculated on a per Unit basis will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of Common Units (whether effected by a distribution payable in Common Units or otherwise), but not by reason of the issuance of additional Common Units for cash or property. For example, in the event of a two-for-one split of the Common Units (assuming no prior adjustments), the Minimum Quarterly Distribution, each of the Target Distribution Levels and the Unrecovered Capital of the Common Units would each be reduced to 50% of its initial level.

  The Minimum Quarterly Distribution and the Target Distribution Levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted by the relevant governmental authority in a manner that causes the Company to become taxable as a corporation or otherwise subjects the Company to taxation as an entity for federal, state or local income tax purposes. In such event, the Minimum Quarterly Distribution and the Target Distribution Levels would be reduced to an amount equal to the product of (i) the Minimum Quarterly Distribution and each of the Target Distribution Levels, respectively, multiplied by (ii) one minus the sum of (x) the maximum effective federal income tax rate to which the Company is then subject as an entity plus (y) any increase that results from such legislation in the effective overall state and local income tax rate to which the Company is subject as an entity for the taxable year in which such event occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes). For example, assuming the Company was not previously subject to state and local income tax, if the Company were to become taxable as an entity for federal income tax purposes and the Company became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the Minimum Quarterly Distribution and the Target Distribution Levels would each be reduced to 62% of the amount thereof immediately prior to such adjustment.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

  Following the commencement of the dissolution and liquidation of the Company, assets will be sold or otherwise disposed of from time to time and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will, first, be applied to the payment of creditors of the Company in the order of priority provided in the Partnership Agreement and by law and, thereafter, be distributed to the Unitholders and the General Partner in accordance with their respective capital account balances as so adjusted.

  Partners are entitled to liquidating distributions in accordance with capital account balances. The allocations of gains and losses upon liquidation are intended, to the extent possible, to entitle the holders of outstanding Common Units to a preference over the holders of outstanding Subordinated Units upon the liquidation of the Company, to the extent required to permit Common Unitholders to receive their Unrecovered Capital plus any unpaid Common Unit Arrearages. Thus, net losses recognized upon liquidation of the Company will be allocated to the holders of the Subordinated Units to the extent of their capital account balances before any loss is allocated to the holders of the Common Units, and net gains recognized upon liquidation will be allocated first to restore negative balances in the capital account of the General Partner and any Unitholders and then to the Common Unitholders until their capital account balances equal their Unrecovered Capital plus unpaid Common Unit Arrearages. However, no assurance can be given that there will be sufficient gain upon liquidation of the Company to enable the holders of Common Units to fully recover all of such amounts, even though there may be cash available after such allocation for distribution to the holders of Subordinated Units.

  The manner of such adjustment is as provided in the Partnership Agreement, the form of which is included as Appendix A to this Prospectus. If the liquidation of the Company occurs before the end of the Subordination Period, any net gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

    first, to the General Partner and the holders of Units having negative balances in their capital accounts to the extent of and in proportion to such negative balances;

    second, 98% to the holders of Common Units, pro rata, and 2% to the General Partner, until the capital account for each Common Unit is equal to the sum of (i) the Unrecovered Capital in respect of such Common Unit, (ii) the amount of the Minimum Quarterly Distribution for the quarter during which liquidation of the Company occurs and (iii) any unpaid Common Unit Arrearages in respect of such Common Unit;

    third, 98% to the holders of Subordinated Units, pro rata, and 2% to the General Partner, until the capital account for each Subordinated Unit is equal to the sum of (i) the Unrecovered Capital in respect of such Subordinated Unit and (ii) the amount of the Minimum Quarterly Distribution for the quarter during which the liquidation of the Company occurs;

    fourth, 98% to all Unitholders, pro rata, and 2% to the General Partner, until there has been allocated under this paragraph fourth an amount per Unit equal to (a) the sum of the excess of the First Target Distribution per Unit over the Minimum Quarterly Distribution per Unit for each quarter of the Company's existence, less (b) the cumulative amount per Unit of any distributions of Available Cash from Operating Surplus in excess of the Minimum Quarterly Distribution per Unit that were distributed 98% to the Unitholders, pro rata, and 2% to the General Partner for each quarter of the Company's existence;

    fifth, 85% to the Unitholders, pro rata, and 15% to the General Partner, until there has been allocated under this paragraph fifth an amount per Unit equal to (a) the sum of the excess of the Second Target Distribution per Unit over the First Target Distribution per Unit for each quarter of the Company's existence, less (b) the cumulative amount per Unit of any distributions of Available Cash from Operating Surplus in excess of the First Target Distribution per Unit that were distributed 85% to the Unitholders, pro rata, and 15% to the General Partner for each quarter of the Company's existence;

    sixth, 75% to all Unitholders, pro rata, and 25% to the General Partner, until there has been allocated under this paragraph sixth an amount per Unit equal to (a) the sum of the excess of the Third Target Distribution per Unit over the Second Target Distribution per Unit for each quarter of the Company's existence, less (b) the cumulative amount per Unit of any distributions of Available Cash from Operating Surplus in excess of the Second Target Distribution per Unit that were distributed 75% to the Unitholders, pro rata, and 25% to the General Partner for each quarter of the Company's existence; and

    thereafter, 50% to all Unitholders, pro rata, and 50% to the General
  Partner.

  If the liquidation occurs after the Subordination Period, the distinction between Common Units and Subordinated Units will disappear, so that clauses
(ii) and (iii) of paragraph second above and all of paragraph third above will no longer be applicable.

  Upon liquidation of the Company, any loss will generally be allocated to the General Partner and the Unitholders as follows:

    first, 98% to holders of Subordinated Units in proportion to the positive balances in their respective capital accounts and 2% to the General Partner, until the capital accounts of the holders of the Subordinated Units have been reduced to zero;

    second, 98% to the holders of Common Units in proportion to the positive balances in their respective capital accounts and 2% to the General Partner, until the capital accounts of the Common Unitholders have been reduced to zero; and

    thereafter, 100% to the General Partner.

  If the liquidation occurs after the Subordination Period, the distinction between Common Units and Subordinated Units will disappear, so that all of paragraph first above will no longer be applicable.

  In addition, interim adjustments to capital accounts will be made at the time the Company issues additional interests in the Company or makes distributions of property. Such adjustments will be based on the fair market value of the interests or the property distributed and any gain or loss resulting therefrom will be allocated to the Unitholders and the General Partner in the same manner as gain or loss is allocated upon liquidation. In the event that positive interim adjustments are made to the capital accounts, any subsequent negative adjustments to the capital accounts resulting from the issuance of additional interests in the Company, distributions of property by the Company, or upon liquidation of the Company, will be allocated in a manner which results, to the extent possible, in the capital account balances of the General Partner equaling the amount which would have been the General Partner's capital account balances if no prior positive adjustments to the capital accounts had been made.

                        CASH AVAILABLE FOR DISTRIBUTION

  Based on the amount of working capital that the Company is expected to have at the time it commences operations and the availability of the Working Capital Facility, the Company believes that, if its assumptions about operating conditions prove correct, the Company should have sufficient Available Cash from Operating Surplus to enable the Company to distribute the Minimum Quarterly Distribution on the Common Units and Subordinated Units to be outstanding immediately after the consummation of this offering, and the related distribution on the combined 2% interest of the General Partner, with respect to each of its quarters at least through the quarter ending December 31, 1998. However, no assurance can be given respecting such distributions or any future distributions. The Company's belief is based on a number of assumptions, including the assumptions (i) that there will be an increase of 4% in average realized log or stumpage prices in 1998 from those realized during 1997, (ii) that the Company will be able to harvest the timber volumes (including stumpage sales) reflected in its harvest plan, (iii) that the Company will be able to complete the sale of certain properties that it has identified for aggregate gross proceeds of at least $11.0 million ($ million of which property sales are currently under contract and are expected to close
in   , 199 ), (iv) that there will be no regulatory changes that materially adversely affect the Company's operations, (v) that there will be no significant change in the rate of inflation and (vi) that market and overall economic conditions will not change substantially. Although the Company believes such assumptions are within range of reasonableness, whether the assumptions are realized is not, in a number of cases, within the control of the Company and cannot be predicted with any degree of certainty. If the Company's assumptions, particularly with respect to prices, harvest volumes or property sales, are not realized, Available Cash from Operating Surplus generated by the Company could be substantially less than that currently expected and could, therefore, be insufficient to permit the Company to make the distributions at the levels described above. See "Risk Factors." In addition, the terms of the Company's indebtedness under certain circumstances will restrict the ability of the Company to distribute cash to Unitholders. Accordingly, no assurance can be given that distributions of the Minimum Quarterly Distribution or any other amounts will be made. The Company does not intend to update the expression of belief set forth above. See "Cash Distribution Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of Indebtedness."

  The amount of Available Cash from Operating Surplus needed to distribute the Minimum Quarterly Distribution for four quarters on the Common Units and Subordinated Units to be outstanding immediately after this offering and on the combined 2% interest of the General Partner is approximately $26.0 million ($14.5 million for the Common Units, $11.0 million for the Subordinated Units and $0.5 million for the combined 2% interest of the General Partner). If the Underwriters' over-allotment option is exercised in full, such amounts will be $16.6 million for the Common Units, $11.0 million for the Subordinated Units and $0.6 million for the combined 2% interest of the General Partner, or an aggregate of approximately $28.2 million. Available Cash from Operating Surplus as defined in the Partnership Agreement is a cash accounting concept, while the Company's historical and pro forma financial statements have been prepared on an accrual basis. Consequently, the Company is not able to present the amount of Available Cash from Operating Surplus generated in prior periods. However, the Company's pro forma cash flow information derived from the Company's pro forma financial statements offers a general indication of the amount of Available Cash from Operating Surplus that might in fact have been generated by the Company had it been formed in earlier periods. On a pro forma basis, the Company would have had a deficit in its cash flow (pro forma EBITDDA less pro forma interest expense and pro forma maintenance capital expenditures) during 1996 of approximately $16 million. Consequently, on a pro forma basis, the Company would have been unable to make any distributions for such year from operating cash flow on any of the Common Units offered hereby, any of the Subordinated Units or the related distribution on the combined 2% interest of the General Partner. The pro forma adjustments are based upon currently available information and certain estimates and assumptions. The pro forma financial statements do not purport to present the results of operations of the Company had the Transactions actually been completed as of the dates indicated.

  The Company does not believe, however, that the pro forma operating results for 1996 are indicative of its ability to generate cash from the Timberlands in 1997 and beyond for several reasons. Most significantly, the pro forma results of operations do not reflect any revenues from the Ochoco Timberlands, which contain large quantities of higher valued, mature timber that the Company intends to harvest over the next several years. Most significantly, the Company believes it will be able to operate the Ochoco Timberlands without a commensurate increase in overhead costs. In addition, the pro forma results of operations for 1996 reflect eight months of operations by Weyerhaeuser, which managed the Klamath Falls Timberlands significantly differently from the Company, and a four-month transitional period of operations by the Company during which the Company did not have sufficient time to realize the benefits of implementing its strategy. The principal difference between Weyerhaeuser's operations and the Company's operations is that while Weyerhaeuser sold a majority of its harvested logs to its own plywood facility, the Company does not own any conversion facilities and sells its entire harvest to unaffiliated conversion facilities. The Company has therefore developed a flexible marketing strategy intended to enable it to structure sales of timber assets in various ways (as sales of logs, stumpage sales, timber deeds or land sales or exchanges) depending upon the needs of its customers and current market conditions in order to manage its Available Cash. Furthermore, under Weyerhaeuser's management, all the silvicultural activities on the Klamath Falls Timberlands and all harvesting and delivery of logs thereon were conducted by Weyerhaeuser employees. In contrast, the Company uses independent contractors to conduct all of such activities, which the Company believes will result in a significant reduction in logging and hauling costs per MBF. As discussed above, however, the Company has a limited operating history and no assurances can be given that the Company will generate sufficient Available Cash from Operating Surplus to pay the Minimum Quarterly Distribution on all the Units. See "Risk Factors--Risks Inherent in an Investment in the Company--Cash Distributions Are Not Guaranteed, May Fluctuate with Company Performance and Are Limited by Debt Instruments", and "--The Company's Assumptions Concerning Future Operations May Not Be Realized."

         SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

  The following tables set forth for the periods and at the dates indicated, selected historical financial and operating data for the Company, and pro forma financial and operating data after giving effect to the Weyerhaeuser Acquisition and the Transactions. The selected historical operating statement data for the two years ended December 31, 1995, the eight months ended August 29, 1996 and the balance sheet data as of December 31, 1995 are derived from the historical audited financial statements of the Predecessor which were prepared by the Company, and the selected historical operating statement data for the three months ended March 31, 1996 are derived from the historical unaudited financial statements of the Predecessor which were prepared by the Company, and should be read in conjunction with such financial statements included elsewhere in this Prospectus. The selected historical combined financial data for the four months ended December 31, 1996 are derived from the historical combined audited financial statements of the Company and the summary historical financial data for the three months ended March 31, 1997 are derived from the historical unaudited combined financial statements of the Company included elsewhere in this Prospectus. In the opinion of management each of the unaudited financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the unaudited periods. The selected pro forma financial and operating data of the Company are derived from the pro forma consolidated financial statements and notes thereto included elsewhere in this Prospectus and should be read in conjunction therewith. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations." The dollar amounts in the table below, except per Unit data, are in thousands.

                                                                                           COMPANY PRO
                                             PREDECESSOR                       COMPANY(A)    FORMA(B)
                          --------------------------------------------------- ------------ ------------
                                                                   JANUARY 1,  AUGUST 30,
                                                                      1996        1996
                                  YEAR ENDED DECEMBER 31,           THROUGH     THROUGH     YEAR ENDED
                          ---------------------------------------  AUGUST 29, DECEMBER 31, DECEMBER 31,
                             1992        1993      1994    1995       1996        1996         1996
                          ----------- ----------- ------- -------  ---------- ------------ ------------
                          (UNAUDITED) (UNAUDITED)                                          (UNAUDITED)
OPERATING STATEMENT
 DATA:
 Revenues:
 Logs...................    $27,225     $28,609   $29,102 $29,110   $14,077     $ 13,590     $ 27,667
 Timberland and property
  sales.................        --        4,180       --      --        --           --           --
 By-products and other..      4,354       3,537     3,240   2,623     1,501          429        1,930
                            -------     -------   ------- -------   -------     --------     --------
 Total revenues.........     31,579      36,326    32,342  31,733    15,578       14,019       29,597
 Operating costs:
 Cost of products sold..     12,830      15,697    16,351  14,951     9,225        6,179       15,404
 Cost of timber and
  property sales........        --           58       --      --        --           --           --
 Depreciation, depletion
  and road
  amortization..........      1,531       1,443     1,455   1,486       927        3,323        8,376
 Selling, general and
  administrative
  expenses..............      4,069       4,034     4,454   4,235     2,730        9,284        5,779
                            -------     -------   ------- -------   -------     --------     --------
 Operating income
  (loss)................     13,149      15,094    10,082  11,061     2,696       (4,767)          38
 Interest expense.......        --          --        --      --        --         7,316       23,592
 Amortization of
  deferred financing
  fees and debt
  guarantee fees........        --          --        --      --        --         1,326          330
 Interest income........        --          --        --      --        --          (409)        (409)
 Other (income) expense,
  net...................       (322)        297       140    (555)        1           36           37
                            -------     -------   ------- -------   -------     --------     --------
 Net income (loss)
  before minority
  interest..............     13,471      14,797     9,942  11,616     2,695      (13,036)     (23,512)
 Minority interest(c)...        --          --        --      --        --           --           139
                            -------     -------   ------- -------   -------     --------     --------
 Net income (loss)(d)...    $13,471     $14,797   $ 9,942 $11,616   $ 2,695     $(13,036)    $(23,373)
                            =======     =======   ======= =======   =======     ========     ========
 Limited partners'
  interests in net
  loss..................                                                                      (23,138)
                                                                                             ========
 Pro forma loss per
  Unit..................                                                                     $  (1.82)
                                                                                             ========

                                                                                          COMPANY PRO
                                             PREDECESSOR                      COMPANY(A)    FORMA(B)
                          -------------------------------------------------- ------------ ------------
                                                                  JANUARY 1,
                                                                     1996     AUGUST 30,
                                  YEAR ENDED DECEMBER 31,          THROUGH   1996 THROUGH  YEAR ENDED
                          --------------------------------------- AUGUST 29, DECEMBER 31, DECEMBER 31,
                             1992        1993      1994    1995      1996        1996         1996
                          ----------- ----------- ------- ------- ---------- ------------ ------------
                          (UNAUDITED) (UNAUDITED)
CASH FLOWS AND OTHER
 DATA:
 EBITDDA(e).............   $ 14,680     $16,595   $11,537 $12,547  $ 3,623     $ (1,444)    $ 8,414
 Capital expenditures--
  Maintenance(f)........      1,553       1,157     2,098   2,082      459          360
 Cash flow from
  operations............     16,784      15,124    13,173  11,810    5,512       (2,984)
BALANCE SHEET DATA (AT
 PERIOD END):
 Working capital........   $    793     $ 2,068   $   211 $ 1,304  $   524     $ 21,459
 Timber, timberlands and
  logging roads.........     22,050      21,495    20,885  20,822   21,275      273,457
 Total assets...........     30,787      32,292    29,844  30,947   27,839      310,191
 Long-term debt.........        --          --        --      --       --       305,000
 Excess of assets over
  liabilities...........     29,220      29,643    27,745  29,155   27,839          --
 Members' deficit.......                                                         (2,936)
OPERATING DATA
 (UNAUDITED):
 Harvest volumes (MBF):
 Used in log and
  stumpage sales(g).....     70,982      69,291    69,311  63,235   32,398       27,389      59,787
 Used in chip sales.....     33,012      18,996    10,224  18,315    5,195          --        5,195
  Total.................    103,994      88,287    79,535  81,550   37,593       27,389      64,982
 Sales volumes:
 Log and stumpage sales
  (MBF)(g)..............     70,903      66,250    69,405  63,443   32,398       30,210      62,608
 Timber and property
  sales (MBF)...........        --        9,449       --      --       --           --          --
 Chip sales (BDT).......     98,802      52,278    38,380  25,702   20,568        7,174      27,742

                                                                    COMPANY PRO
                                            PREDECESSOR COMPANY(A)    FORMA(B)
                                            ----------- ----------- ------------
                                                 THREE MONTHS       THREE MONTHS
                                                     ENDED             ENDED
                                                   MARCH 31,         MARCH 31,
                                            -----------------------     1997
                                                                    ------------
                                               1996        1997
                                            ----------- -----------
                                            (UNAUDITED) (UNAUDITED) (UNAUDITED)
OPERATING STATEMENT DATA:
 Revenues:
 Logs.....................................    $ 3,417    $  8,827     $  8,827
 Timberland and property sales............        --        3,494        3,494
 By-products and other....................        616          13           13
                                              -------    --------     --------
 Total revenues...........................      4,033      12,334       12,334
 Operating costs:
 Cost of products sold....................      2,407       3,525        3,525
 Cost of timber and property sales........        --        1,191        1,191
 Depreciation, depletion and road
  amortization............................        332       2,360        2,360
 Selling, general and administrative
  expenses................................        941       1,190        1,565
                                              -------    --------     --------
 Operating income.........................        353       4,068        3,693
 Interest expense.........................        --        5,319        5,898
 Amortization of deferred financing fees
  and debt guarantee fees.................        --          999           82
 Interest income..........................        --         (366)        (366)
 Other expense, net.......................         95          63           63
                                              -------    --------     --------
 Net income (loss) before minority
  interest................................        258      (1,947)      (1,984)
 Minority interest(c).....................        --          --            (4)
                                              -------    --------     --------
 Net income (loss)(d).....................    $   258    $ (1,947)    $ (1,988)
                                              =======    ========     ========
 Limited partners' interests in net loss..                              (1,968)
                                                                      ========
 Pro forma loss per Unit..................                            $  (0.15)
                                                                      ========
CASH FLOWS AND OTHER DATA:
 EBITDDA(e)...............................    $   685    $  7,619     $  7,244
 Capital expenditures--Maintenance(f).....        126         199
 Cash flow from operations................        835       3,425
BALANCE SHEET DATA (AT PERIOD END):
 Working capital..........................    $ 1,674    $ 20,728     $    284
 Timber, timberlands and logging roads....     20,762     269,948      380,378
 Total assets.............................     29,530     308,978      392,732
 Long-term debt...........................        --      305,000      282,594
 Excess of assets over liabilities........     28,464         --
 Members' deficit.........................                 (6,074)
 Partners' capital........................                             105,722
OPERATING DATA (UNAUDITED):
 Harvest volumes (MBF):
 Used in log and stumpage sales(g)........      7,850      21,373       21,373
 Used in chip sales.......................      1,414          73           73
  Total...................................      9,264      21,446       21,446
 Sales volumes:
 Log and stumpage sales (MBF)(g)..........      7,759      21,373       21,373
 Timber and property sales (MBF)..........        --       11,045       11,045
 Chip sales (BDT).........................      9,225         217          217

-------
(a) Due to the Weyerhaeuser Acquisition on August 30, 1996, the financial and operating data for the period from August 30, 1996 through December 31, 1996 are not comparable to financial and operating data of the Predecessor. See the financial statements of the Company and accompanying notes included elsewhere in this Prospectus for additional information.
(b) The Company's pro forma consolidated financial and operating data are derived from the unaudited consolidated pro forma financial statements of the Company included elsewhere in this Prospectus.
(c) Reflects the General Partner's 1% minority interest in USTK's pro forma net income (loss).
(d) Net loss per Unit is computed by dividing the limited partners' 99% interest in net loss by the number of Units expected to be outstanding at the closing of this offering.
(e) EBITDDA is defined as operating income plus depreciation, depletion and amortization and cost of timber and property sales. EBITDDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDDA is not intended to represent cash flow and does not represent the measure of cash available for distribution, but provides additional information for evaluating the Company's ability to make the Minimum Quarterly Distribution.
(f) Maintenance capital expenditures include the replacement of property, plant and equipment, capitalized seed orchard and nursery costs and additions to timber, timberlands and logging roads.
(g) The Company had no stumpage sales prior to April 1997.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the historical financial condition and results of operations of the Company and the Predecessor, should be read in conjunction with the Summary Pro Forma Financial and Operating Data and notes thereto, the Selected Historical Financial and Operating Data and notes thereto and the historical and pro forma financial statements and notes thereto included elsewhere in this Prospectus. The results of operations for the three-month period ended March 31, 1997 are not necessarily indicative of the results to be expected for any other interim period or for the entire year as a whole.

GENERAL

  The combined financial statements for the Company represent the combined financial position, results of operations, equity and cash flows of USTK and Old Services. In addition, the long-term debt obligations, related interest costs and debt guarantee fees of Holdings, the parent entity of USTK, have been reflected in the combined financial statements as such debt will be assumed by USTK as part of the Transactions. The comparability of the financial results of the Company and the Predecessor is primarily affected by
(i) increased revenues resulting from increased harvest levels on the Klamath Falls Timberlands, (ii) increased depletion charges resulting from the step-up in asset values of the Timberlands, (iii) reduced per MBF logging and hauling costs resulting from the use of independent contractors rather than Company employees to conduct silvicultural activities and the harvesting and delivery of logs and (iv) a different customer base, as a majority of the Predecessor's sales were to an affiliated customer at internally established transfer prices whereas all of the Company's sales are to unaffiliated conversion facilities at market based prices (although whether the transfer prices or market-based prices were higher changed from time to time). Following the consummation of the Transactions, the Company expects to reduce the harvest levels on the Klamath Falls Timberlands; however, future financial results will reflect the acquisition of the Ochoco Timberlands.

SUPPLY AND DEMAND FACTORS

  The Company's results of operations are affected by various factors, many of which are beyond its control, including general industry conditions, domestic and international prices and supply and demand for logs, lumber and other wood products, seasonality and competition from other domestic and international supplying regions and substitute products.

 Supply

  The supply of logs available for purchase has been most affected in recent years by significant reductions in timber harvested from public timberlands, principally as a result of efforts to preserve the habitat of certain endangered species, as well as a change in the emphasis of government policy toward habitat preservation, conservation and recreation and away from timber management. Since the early 1970s, environmental and other similar concerns and governmental policies have substantially reduced the volume of timber under contract to be harvested from public lands. The pace of regulatory activity accelerated in the late 1980s. Federal timber under contract in Washington and Oregon decreased approximately 88% from approximately 8.4 BBF in January 1988 to approximately 1.0 BBF in January 1997. The resulting supply decrease caused prices for logs to increase significantly, reaching peak levels during 1993 and early 1994. Although prices have declined from these record levels, current prices still exceed pre-1993 levels. The low supply of timber from public lands, which is expected to continue for the foreseeable future, has benefited private timber holders such as the Company through higher stumpage and log prices.

  Industry participants do not expect environmental restrictions to ease materially within any reasonable planning horizon. Consequently, many producers of lumber and wood products are attempting to adapt to the new supply environment by increasing their emphasis on raw material yields, entering into long term timber supply arrangements and value added manufacturing, and accessing previously untapped supplies (such as private wood lot owners, timber with difficult access, alternative species and imports). These factors have tended to restrict prices from even greater increases. While raw material supply is expected to be an ongoing challenge for the lumber and wood products industry, such conditions are likely to cause the favorable operating environment for timber owners such as the Company to continue for the foreseeable future.

  In response to an increase in timber prices in the early 1990s, imports of logs and lumber from abroad (from countries such as Canada and New Zealand) increased. These imports, however, only partially offset the lost volume of timber from public timberlands and did not replace the mature, high-quality timber found in greater quantities on public timberlands. Since 1993, imports have decreased and their impact on timber prices currently is minimal.

 Demand

  Changes in general economic and demographic factors, including the strength of the economy and interest rates for home mortgages and construction loans, have historically caused fluctuations in housing starts and, in turn, demand and prices for lumber and commodity wood products. With the growth of the home center distribution business, the repair and remodeling markets have become a significant factor in terms of the demand for lumber and commodity wood products and have dampened the wide fluctuations that occurred when new housing starts were the primary factor. A large portion of the Company's property consists of Pine species, which are used in the finishing market, for molding trim, doors and windows. This market is more affected by repair and remodeling than new housing construction. Prices for these species, primarily Ponderosa Pine, reached a peak in the spring of 1993 and as a result attracted imports of Radiata Pine from New Zealand and Chile. The market absorbed these relatively small quantities with little impact on prices. The demand for logs in the United States is also affected by the level of lumber imports. In response to increasing lumber imports from Canada, the United States and Canada signed an agreement in 1996 which restricts the availability of Canadian softwood lumber in the United States. The Company believes that this agreement has not had a material impact on the price or demand for logs in the United States although its long-term effect is uncertain.

  Due to transportation costs, domestic conversion facilities in the Pacific Northwest tend to purchase raw materials within relatively confined geographic areas, generally within a 200-mile radius. The conversion facilities in the vicinity of the Timberlands need more wood supply to run at capacity than can be produced by nearby timberlands. As a result, the demand from this region is relatively steady, although prices fluctuate with market conditions.

RESULTS OF OPERATIONS

 Three Months Ended March 31, 1997 Compared to Three Months Ended March 31,
1996

  Revenues. Revenues for the first three months of 1997 were $12.3 million, an increase of 208% over revenues of $4.0 million for the first three months of 1996. This increase was primarily attributable to a $5.4 million increase in revenues from the sale of logs and a $3.5 million increase in timber and property sales, partially offset by a decrease of $0.6 million in by-products and other revenues.

  Log sales volumes for the first three months of 1997 were 21,400 MBF, an increase of 174% over log sales volumes of 7,800 MBF for the first three months of 1996. The significant increase in the volume harvested was mainly due to the Company's aggressive harvesting through the winter months of 1997. The increase in volume was partially offset by a 6% decrease in average log prices, from $438 per MBF for the first three months of 1996 to $413 per MBF for the first three months of 1997. A large percentage of the timber which was harvestable during the winter months of 1997 was lower valued Lodgepole Pine. The increase in the percentage of Lodgepole Pine harvested and the corresponding decrease in the percentage of higher valued Douglas Fir and Ponderosa Pine harvested were the primary reasons the Company's average log prices declined for the first three months of 1997 as compared to the prior year period. In addition, the Company experienced declines in the average selling price of its Douglas Fir (due primarily to increased levels of harvesting on privately owned timberlands) and its White Fir (due primarily to a decline in the quality of the logs harvested and sold).

  Revenues from a Lodgepole Pine timber deed sale were $3.5 million during the first three months of 1997. There were no sales of tracts of timber or timberlands during the first three months of 1996.

  The reduction in revenues from by-products and other was primarily attributable to a 98% decrease in chip sales volume. Due to low demand in the pulp and paper industry, by the first quarter of 1997 chip prices had decreased to a level where it was no longer profitable for the Company to process residual fiber for use as chips.

  Operating Costs. Operating costs were $8.3 million for the first three months of 1997, an increase of 124% over operating costs of $3.7 million for the first three months of 1996. This increase was the result of a $1.1 million increase in cost of products sold, a $1.2 million increase in the cost of timber and property sales, a $2.0 million increase in depreciation, depletion and road amortization ("DD&A") expense and a $0.3 million increase in selling, general and administrative expenses.

  The increase in cost of products sold was the result of a $1.7 million increase in logging costs offset by a $0.6 million decrease in wood fiber processing costs. Logging costs increased primarily as a result of a 174% increase in the level of merchantable grade logs harvested and sold, partially offset by a 29% decrease in the Company's logging cost per MBF from $220 per MBF during the first three months of 1996 to $157 per MBF during the 1997 period. The decrease in the Company's logging cost per MBF was primarily the result of the Company's changing from a mix of Company logging crews and outside contractors during the first three months of 1996 to the use of outside contractors for all its logging operations during the 1997 period. Wood fiber processing costs decreased to practically zero as a result of a 98% decrease in volume of chips processed and sold. During the first three months of 1997, the Company had a timber deed sale with a cost basis of $1.2 million, whereas no sales of tracts of timber or timberland were made during the first three months of 1996. On a combined basis, costs of products sold and cost of timber and property sales decreased from 60% of total revenues during the first three months of 1996 to 38% of total revenues during the same period of 1997. This improvement was primarily due to the decrease in the Company's logging cost per MBF, partially offset by lower average selling prices per MBF.

  DD&A expense was $2.4 million for the first three months of 1997, a $2.1 million increase over DD&A expense of $0.3 million in the 1996 period. This increase was primarily due to the significant increase in the Company's depletion rate combined with a 174% increase in the volume of logs harvested and sold during the first three months of 1997 compared to the 1996 period. The increase in the depletion rate was the result of the step-up in asset values of the Klamath Falls Timberlands upon their acquisition from Weyerhaeuser.

  Selling, general and administrative expenses were $1.2 million for the first quarter of 1997, an increase of 33% over comparable expenses of $0.9 million for the first quarter of 1996, primarily as a result of an increase in professional fees.

  Interest Expense. Interest expense was $5.3 million during the first three months of 1997 and related to $215.0 million of term debt and $90.0 million of revolving debt incurred in connection with the Weyerhaeuser Acquisition in August 1996. There was no interest expense and no debt outstanding during the first three months of 1996, as the Predecessor participated in Weyerhaeuser's centralized cash management system.

  Amortization of Deferred Financing Fees and Debt Guarantee Fees. The Company deferred $4.1 million of fees incurred in connection with the financing of the Weyerhaeuser Acquisition. These costs are being amortized over the life of the related debt. In addition, the Company is accreting $3.6 million of estimated Guarantee Fees from August 30, 1996 through the estimated Holdings Debt extinguishment date of September 30, 1997. The amortization of deferred financing fees and debt guarantee fee expense during the first three months of 1997 were $0.2 million and $0.8 million, respectively. There was no deferred financing fee amortization or debt guarantee fee expense during the first three months of 1996.

  Interest Income. Interest income was $0.4 million during the first three months of 1997. There was no interest income during the first three months of 1996, as the Predecessor participated in Weyerhaeuser's centralized cash management system.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  The results of operations for 1996 are based on combining the periods January 1, 1996 through August 29, 1996 (the period prior to the Weyerhaeuser Acquisition) and August 30, 1996 through December 31, 1996 both as shown in the historical financial statements appearing elsewhere in this Prospectus. The principal effect of the Weyerhaeuser Acquisition in 1996 was an increase in DD&A expense (due to a higher cost basis for the Company's timber, timberlands and logging roads) and interest expense (due to borrowings to finance the Weyerhaeuser Acquisition).

  Revenues. Revenues were $29.6 million in 1996, a decrease of 7% from revenues of $31.7 million in 1995. Revenues from the sale of logs were $27.7 million in 1996, as compared to $29.1 million in 1995 while by-products and other revenues were $1.9 million in 1996, as compared to $2.6 million in 1995.

  Log sales volumes remained relatively constant, decreasing from 63,400 MBF in 1995 to 62,600 MBF in 1996. The majority of the revenue decrease was due to a reduction in the average log sales price of $17 per MBF from $459 in 1995 to $442 in 1996. Sales prices were negatively affected in 1996 by uncertainty surrounding the possible sale of the Klamath Falls Timberlands, as some customers obtained other sourcing commitments. The average sales price was also reduced due to a change in the species mix of the logs sold, with a higher percentage of lower valued White Fir and a lower percentage of higher valued Douglas Fir logs.

  The reduction in revenues from by-products and other was primarily attributable to a 27% decrease in chip sales revenue. Due to low demand in the pulp and paper industry, average chip prices decreased by 30% in 1996 compared to 1995.

  Operating Costs. Operating costs were $31.7 million in 1996, a 53% increase over operating costs of $20.7 million in 1995. This increase was the result of a $7.8 million increase in selling, general and administrative expense, a $2.8 million increase in DD&A expense and a $0.4 million increase in cost of products sold. The increase in selling, general and administrative expense was primarily the result of $4.9 million in one time payments for advisory services paid to affiliates of the Company in connection with the Weyerhaeuser Acquisition and $2.8 million of management fees paid to an affiliate of the Company for management services in 1996. The increase in DD&A was primarily due to the significant increase in the Company's depletion rate as a result of the step-up in asset values of the Klamath Falls Timberlands upon their acquisition from Weyerhaeuser. The increase in cost of goods sold was primarily due to an increase in wood fiber processing costs.

  Interest Expense. Interest expense was $7.3 million in 1996 and related to $215.0 million of term debt and $90.0 million of revolving debt incurred in connection with the Weyerhaeuser Acquisition in August 1996. There was no interest expense and no debt outstanding during 1995, as the Predecessor participated in Weyerhaeuser's centralized cash management system.

  Amortization of Deferred Financing Fees and Debt Guarantee Fees. The Company deferred $4.1 million of fees incurred in connection with the financing of the Weyerhaeuser Acquisition. These costs are being amortized over the life of the related debt. In addition, the Company is accreting $3.6 million of estimated Guarantee Fees from August 30, 1996 through the estimated Holdings Debt extinguishment date of September 30, 1997. The amortization of deferred financing fees and debt guarantee fee expense during 1996 were $0.2 million and $1.1 million, respectively. There was no deferred financing fee amortization or debt guarantee fee expense during 1995.

  Interest Income. Interest income was $0.4 million during 1996. There was no interest income during 1995, as the Predecessor participated in Weyerhaeuser's centralized cash management system.

  Other (Income) Expense, Net. Other (income) expense, net changed from income of $0.6 million in 1995 to near zero in 1996. Nonrecurring income from easements and road use permits represents $0.4 million of the 1995 other income, net.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Revenues. Revenues were $31.7 million in 1995, a decrease of 2% from revenues of $32.3 million in 1994. Revenues from the sale of logs remained constant at $29.1 million, while by-products and other revenues were $2.6 million in 1995 as compared to $3.2 million in 1994.

  Log sales volumes for 1995 were 63,400 MBF, a decrease of 9% from log sales volumes of 69,400 MBF in 1994. This decrease was largely attributable to a 37% decrease in the volume of logs sold to unaffiliated customers from 35,800 MBF in 1994 to 22,700 MBF in 1995, partially offset by a 21% increase in the volume of logs sold to Weyerhaeuser facilities, from 33,600 MBF in 1994 to 40,700 MBF in 1995. The higher level of sales to unaffiliated customers in 1994 was mainly attributable to accelerated harvesting by the Predecessor of certain tracts of timberland which were susceptible to fire and insect loss in the then-prevailing drought conditions.

  The average log sales price per MBF increased by $40 per MBF, or 9%, to $459 per MBF in 1995, as compared to $419 per MBF in 1994. This increase was primarily attributable to an increase of 17% in the average price per MBF of log sales to unaffiliated customers from $425 per MBF in 1994 to $498 per MBF in 1995 and a 6% increase in the price per MBF of log sales to Weyerhaeuser facilities from $413 per MBF in 1994 to $437 per MBF in 1995. The increase in the average unaffiliated customer selling price per MBF was primarily due to an increase in the mix of Douglas Fir from 30% of total unaffiliated customer sales volume in 1994 to 58% in 1995. The average sales price per MBF for Douglas Fir was $513 and $547 in 1994 and 1995, respectively, as compared to an average of $406 and $439, respectively, for the combined sales of all other species. The increase in the average sales prices per MBF was consistent with an industry-wide increase in log prices during this period. The log sales price per MBF for sales to Weyerhaeuser facilities was based on internal transfer prices determined by Weyerhaeuser.

  Operating Costs. Operating costs were $20.7 million in 1995, a decrease of 7% from operating costs of $22.3 million in 1994. This decrease was primarily due to a $1.4 million decrease in cost of products sold. Cost of products sold decreased because of a $1.0 million decrease in wood fiber processing costs due to a 33% decline in chip volume processed and sold and a $0.6 million decrease in logging costs resulting from a decrease in the harvest levels of merchantable grade logs, partially offset by an increase in logging costs on a per MBF basis.

  Other Income and Expense, Net. Other income and expense, net, showed a change from an expense of $0.1 million in 1994 to income of $0.6 million in 1995. Nonrecurring income from easements and road use permits represents $0.4 million of the 1995 income.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception of operations on August 30, 1996, the Company's primary source of liquidity has been cash and cash equivalents from borrowings under its revolving credit facility drawn on at the closing of the Weyerhaeuser Acquisition. As of March 31, 1997, the Company had a cash balance of $28.6 million and working capital of $20.7 million. As of March 31, 1997, the Company had internal borrowing capacity under its revolving credit facility based on the terms of the credit facility. On July 14, 1997, this revolving credit facility and certain term debt was refinanced. See the further discussion of this refinancing below.

  The following comparison of cash flows from operating, investing and financing activities for 1996 are based on combining the periods January 1, 1996 through August 29, 1996 (the period prior to the Weyerhaeuser Acquisition) and August 30, 1996 through December 31, 1996 both as shown in the historical financial statements appearing elsewhere in this Prospectus.

  Operating Activities. Cash flows provided by operating activities for the three months ended March 31, 1997 was $3.4 million as compared to $0.8 million for the three months ended March 31, 1996. The $2.6 million increase in cash flows is primarily attributable to an increase in the volume of log and timber sales as previously discussed. The increase in the volume of log and timber sales was partially offset by a $3.4 million increase in interest payments and a $1.2 million decrease in cash resulting from fluctuations in the Company's accounts receivable and accounts payable.

  Cash flows provided by operating activities for the year ended December 31, 1996 were $2.5 million as compared to $11.8 million for the year ended December 31, 1995. The $9.3 million decrease in cash flows from operating activities from 1995 to 1996 is primarily attributable to $4.9 million in one time payments to certain affiliates of the Company in connection with the Weyerhaeuser Acquisition, $2.8 million in management fees paid to an affiliate of the Company and $2.1 million in interest payments. The Predecessor had no interest costs, as the Predecessor participated in Weyerhaeuser's centralized cash management system. The increase in accounts receivable from December 31, 1995 to December 31, 1996 is attributable to the change in ownership of the Company's Timberlands. The Predecessor reflected receivables from other Weyerhaeuser entities as a component of Weyerhaeuser's Investment and Advances, net rather than as accounts receivable. The decrease in inventories from December 31, 1995 to December 31, 1996 is attributable to the build up of fiber log inventories in 1995 due to the profitability of the chip market during that period. As the chip market softened in 1996, these inventories were liquidated.

  Investing Activities. Cash flows provided by investing activities was $9.8 million for the first three months of 1997, as compared to cash flows used by investing activities of $0.1 million during the 1996 period. During the first three months of 1997, a $10.0 million receivable from an affiliate was repaid.

  Cash flows used in investing activities was $291.9 million for 1996 as compared to $1.9 million in 1995. In 1996, $283.5 million was used in the Weyerhaeuser Acquisition and $10.0 million was paid to an affiliate. This was partially offset by $2.4 million in proceeds from logging equipment dispositions as a result of the Company's discontinuance of the company logging crews upon consummation of the Weyerhaeuser Acquisition.

  Financing Activities. Cash flow used in financing activities was $1.2 million for the first three months of 1997, as compared to $0.7 million during the 1996 period. During the first three months, the Company distributed $1.2 million to a member related to his 1997 estimated tax liability. Cash used in financing activities of $0.7 million during the first three months of 1996 reflects the Predecessor's normal practice of distributing net operating and investment cash flows to Weyerhaeuser.

  Cash flows provided by financing activities were $306.0 million for 1996. These cash flows principally represent borrowings under debt facilities and equity contributions from members in connection with the Weyerhaeuser Acquisition. Cash flows used in financing activities of $10.0 million in 1995 reflects the Predecessor's normal practice of distributing net operating and investment cash flows to Weyerhaeuser.

  On August 29, 1996, USTK entered into a $90.0 million revolving credit facility and an $85.0 million term loan facility with several banks to finance a portion of the Weyerhaeuser Acquisition, and Holdings incurred the $130.0 million in Holdings Debt pursuant to an agreement with several banks to finance the remaining portion of the Weyerhaeuser Acquisition.

  On July 14, 1997, the Company refinanced the USTK Debt pursuant to a loan agreement with a commercial bank to refinance a portion of the debt incurred in connection with the Weyerhaeuser Acquisition and on July 15, 1997, increased the USTK Debt to finance the Ochoco Acquisition. As of July 15, 1997, the USTK Debt consists of a $200.0 million seven-year amortizing secured facility and an $85.0 million revolving credit facility.

  Concurrent with this offering the Company expects to issue $100.0 million aggregate principal amount of Public Notes in the Public Note Offering and the Operating Company expects to issue $150.0 million aggregate principal amount of Private Notes in the Private Note Placement and the Company expects to enter into the Bank Credit Facility providing for the $25.0 million Working Capital Facility and the $100.0 million Acquisition Facility. See "-- Description of Indebtedness--Description of Private Notes"; "--Description of Public Notes"; and "--Description of Bank Credit Facility." The Company will use the net proceeds of the Private Note

Placement and the Public Note Offering, approximately $17.9 million of borrowings under the Acquisition Facility and cash on hand at the closing of the Transactions in order to retire the Holdings Debt and the USTK Debt.

  Capital expenditures for the seven months ended March 31, 1997 totaled approximately $559,000. Capital expenditures incurred were mainly in the nature of land management/silvicultural expenses and office equipment and vehicle purchases. Capital expenditures were financed through cash flow generated by operations. Because it does not currently own and does not plan to own manufacturing facilities, and all logging is subcontracted to third parties, it is anticipated that capital expenditures in the future will not be material and will consist mainly of land management/silvicultural expenditures. It is not currently anticipated that the Company will either maintain log inventories, although small log inventories may be maintained for a short period of time, or incur material capital expenditures for machinery and equipment. The Company anticipates that capital expenditures will be approximately $0.8 million in 1998. Capital expenditures will consist primarily of capitalized silvicultural expenses and miscellaneous equipment and computer hardware and software expenses.

DESCRIPTION OF INDEBTEDNESS

 Description of Private Notes

  Concurrently with this offering, the Operating Company expects to issue $150.0 million aggregate principal amount of Private Notes in a private placement to institutional investors. The proceeds of the sale of the Private Notes will be used, together with the proceeds of the sale of the Common Units offered hereby, the proceeds of the sale of the Public Notes, borrowings under the Acquisition Facility and cash on hand, to repay indebtedness of the Operating Company and transaction expenses. The sale of the Common Units offered hereby is subject to, among other things, the sale of the Private Notes.

  The following is a summary of the terms of the Private Notes, each of which will be issued pursuant to a Note Agreement (the "Note Agreement"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. This summary is qualified in its entirety by reference to the Note Agreement. The Operating Company's obligations under the Note Agreement and the Private Notes will be unsecured, and will be non-recourse to the General Partner. The Private Notes will be issued in two tranches of $75.0 million, one maturing [12] years and one maturing [15] years from the date of issuance. The Operating Company may, at its option, and under certain circumstances following the disposition of assets may be required to, offer to prepay the Private Notes and other pari passu indebtedness, in whole or in part. Certain of these prepayments may be at a premium as defined in the Note Agreement.

  The Note Agreement is expected to require the Company to invest the net cash proceeds from any harvest in excess of:

    % of a specified Planned Volume in any one year
    % of a specified Planned Volume over any consecutive two-year period
    % of a specified Planned Volume over any consecutive three-year period % of a specified Planned Volume over any consecutive four-year period in certain short-term investments, and use such proceeds either (i) for repayment within 180 days of senior indebtedness (other than the Working Capital Facility) pro rata among all such indebtedness (which would include the Notes) or (ii) for the purchase or commitment to purchase within 180 days of additional productive assets in the same line of business as the Company's business. If a principal payment on the Private Notes is made under this provision on a date other than on a scheduled repayment date or on a scheduled repayment date in excess of the amount then due on such repayment date, then a make-whole will apply to such payment or excess. The Planned Volume initially
will be    MMBF, as adjusted to reflect acquisitions and dispositions of timberlands.

  The Note Agreement contains various restrictive and affirmative covenants applicable to the Operating Company, including (i) restrictions on the incurrence of additional indebtedness other than (a) borrowings under
the Working Capital Facility not to exceed $   million principal amount at any
time outstanding, (b) additional indebtedness, if after giving effect to the incurrence thereof and the repayment of any debt being refinanced or repaid
(x) the pro forma EBITDDA Coverage of pro forma Interest Expense (each as
defined in the Note Agreement) is greater than     , and (y) the pro forma
EBITDDA Coverage of pro forma Maximum Debt Service (each as defined in the
Note Agreement) is greater than          , (c) certain intercompany
indebtedness, and (d) additional unsecured indebtedness of the Company up to
$   million owing to the General Partner or an affiliate of a General Partner, provided that such indebtedness is expressly subordinated to the Private Notes, and (ii) restrictions on certain liens, investments, guarantees, loans, advances, lines of business, mergers, consolidations, sales of assets, and entering into transactions with affiliates.

  Under the Note Agreement, so long as no Event of Default (as defined in the Note Agreement) exists or would result, the Operating Company will be permitted to make cash distributions to the Company in an amount not to exceed Available Cash (as defined in the Note Agreement) for the immediately preceding calendar quarter. The Note Agreement requires that in the quarter preceding a quarter in which an interest payment is to be made on the Notes, Available Cash reflects a reserve equal to 50% of the interest to be paid on the Private Notes. In addition, in the third, second and first quarter preceding a quarter in which a scheduled principal payment is to be made on the Private Notes, Available Cash will be required to reflect a reserve equal
to   %,   % and   %, respectively, of the principal amount to be repaid on
such payment.

  If an Event of Default exists on the Private Notes, the holders of the Private Notes may accelerate the maturity of the Private Notes and exercise other rights and remedies. In the case of an event of default referred to in
(f) below, the acceleration of the maturity of the Private Notes will occur automatically. Events of Default include (a) failure to pay any principal or premium when due, or interest within [five] days of when due, on the Private Notes, (b) a material misrepresentation in the Note Agreement, (c) failure to perform or otherwise comply with covenants, (d) default by the Operating Company or restricted subsidiaries of the Operating Company in the payment of any interest on or principal of, or default by any such entity in the performance of any agreement if the effect is to permit the acceleration of, any indebtedness the aggregate principal amount of which exceeds $5 million,
(e) certain unsatisfied final judgments in excess of $5 million, and (f) various bankruptcy or insolvency events involving the Operating Company or certain restricted subsidiaries of the Operating Company.

 Description of Public Notes

  Concurrently with this offering, the Company expects to issue $100.0 million aggregate principal amount of Public Notes in a public offering registered under the Securities Act. The proceeds of the sale of the Public Notes will be used, together with the proceeds of the sale of the Common Units offered hereby, the proceeds of the sale of the Private Notes, borrowings under the Acquisition Facility and cash on hand, to repay indebtedness of the Operating Company and transaction expenses. The sale of the Common Units offered hereby is subject to, among other things, the sale of the Public Notes.

  The following is a summary of the terms of the Public Notes, which will be issued pursuant to an Indenture (the "Indenture"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. This summary is qualified in its entirety by reference to the Indenture. The Public Notes will be unsecured general obligations of the
Company and will bear interest at   % per annum from the date of issuance,
payable semi-annually in arrears. The Public Notes will mature 10 years from the date of issuance. The Public Notes will not require any mandatory redemption or sinking fund payment prior to maturity and are redeemable at the option of the Company, in whole or in part, at any time on or after five years from the date of issuance at redemption prices specified in the Indenture, plus accrued interest. Upon the occurrence of certain events constituting a "change of control" (as defined in the Indenture), the Company must offer to purchase the Public Notes, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

  The Indenture contains various affirmative and restrictive covenants applicable to the Company and its subsidiaries, including limitations on the ability of the Company and its subsidiaries to, among other things, (i)
incur additional indebtedness (other than certain permitted indebtedness) unless the Company's Consolidated Fixed Charge Coverage Ratio (as defined in
the Indenture) is greater than     to 1.00, and (ii) issue certain preferred
interests, create liens, pay dividends and other distributions, and make certain other payments, enter into mergers, consolidations or sales of all or substantially all assets, harvest timber in excess of certain amounts, enter into any sale and leaseback transactions, make asset sales and enter into transactions with affiliates. Under the Indenture, the Company will be permitted to make cash distributions so long as no default or event of default exists or would exist upon making such distribution (a) if the Company's Consolidated Fixed Charge Coverage Ratio (as defined in the Indenture) is
greater than     to 1.00, in an amount, in any quarter, equal to Available
Cash (as defined in the Indenture) for the immediately preceding fiscal quarter or (b) if the Company's Consolidated Fixed Charge Coverage Ratio is
equal to or less than     to 1.00, in an aggregate amount after the closing of
this offering not to exceed (i) $    million less the aggregate of all
restricted payments made under this clause (b)(i) during the immediately preceding 16 fiscal quarters (or shorter period, if applicable, beginning on the issue date of the Public Notes), plus (ii) the net proceeds of certain capital contributions (including the sale of Units) received by the Company.

 Description of Bank Credit Facility

  Concurrently with this offering, the Operating Company expects to enter into the Bank Credit Facility with one or more commercial banks. The following is a summary of the terms of the Bank Credit Facility, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. This summary is qualified in its entirety by reference to the Bank Credit Facility. The Bank Credit Facility is expected to consist of a $100.0 million Acquisition Facility and a $25.0 million Working Capital Facility. The Bank Credit Facilities will bear interest at a rate based upon, at the Operating Company's option, either the London Interbank Offered Rate plus a margin or a Base Rate (each as defined in the Bank Credit Facilities). The
Working Capital Facility will expire after    years, but may be extended
annually thereafter with the consent of banks representing at least   % of the
commitments thereunder. The Acquisition Facility will revolve for    years,
after which time any outstanding loans thereunder will amortize semiannually
in equal principal payments over a period of     years. Amounts borrowed under
both facilities are due at maturity.

EFFECTS OF INFLATION

  Prices for the Company's stumpage and logs may be subject to sharp cyclical fluctuations due to market or other economic conditions, including the level of construction activity but generally do not directly follow inflationary trends. Costs of forest operations and general and administrative expenses generally do tend to reflect inflationary trends.

                            BUSINESS AND PROPERTIES

GENERAL

  The Company's business consists of the growing of trees and the sale of logs and standing timber. The Company owns approximately 643,000 fee acres of timberland and cutting rights on approximately 3,000 acres of timberland containing an estimated total merchantable timber volume of approximately 2.2 BBF in Oregon east of the Cascade Range. Logs harvested from the Timberlands are sold to unaffiliated domestic conversion facilities. These logs are processed for sale as lumber, plywood and other wood products, primarily for use in new residential home construction, home remodeling and repair and general industrial applications. The Company also owns and operates its own seed orchard and produces approximately 5 million genetically improved conifer seedlings annually from its nursery, about half of which are used for its own internal reforestation programs, with the balance sold to other forest products companies.

  The Timberlands include substantial holdings of merchantable, good quality timber. The Timberlands' merchantable timber consists of Ponderosa Pine (approximately 42%) and Douglas Fir (approximately 14%), species which have historically commanded premium prices over other softwood species, with the balance consisting of Lodgepole Pine, White Fir and other softwood species. The Timberlands have stands of varying ages and are unique in the forests east of the Cascade Range in Oregon in that approximately 184,000 acres are actively managed tree farms. The Plantations were first established by Weyerhaeuser in the early 1970s and acreage has been planted each year since then. Currently, the Plantations contain age classes ranging generally from two to 25 years old. Initial thinning of the Plantation stands, including the thinning of commercial quantities of merchantable timber, is expected to begin within the next five years. Because the timber on the Plantations is generally not yet considered merchantable, volumes of timber on the Plantations are not included in the Company's estimated merchantable timber volume. The balance of the Timberlands are composed of natural stands.

  The Company was recently formed to acquire and own substantially all of the equity interests in USTK and to acquire and own the business and assets of Old Services. USTK and Old Services acquired the Klamath Falls Timberlands, containing an estimated merchantable timber volume of approximately 1.9 BBF and related assets from Weyerhaeuser in August 1996 for a cash purchase price of $281.5 million, which included approximately $5.5 million of working capital. Most of the Klamath Falls Timberlands had been owned by Weyerhaeuser for more than 50 years. On July 15, 1997, USTK acquired the Ochoco Timberlands, containing an estimated merchantable timber volume of approximately 280 MMBF and related assets, for a cash purchase price of approximately $110.4 million. Over 45% of the merchantable timber on the Ochoco Timberlands is at least 80 years old. The Company believes that the age classes and species mix of the Ochoco Timberlands fit well with the Klamath Falls Timberlands and provide the Company flexibility in developing its harvest plans. Most of the land comprising the Ochoco Timberlands had been owned by Ochoco since the 1920s. The Company expects that during 1997, including the five and one-half months of its operations on the Ochoco Timberlands, it will harvest approximately 153 MMBF of timber (including the sale of harvest rights) from the Timberlands.

  Prior to the sale of the Klamath Falls Timberlands to USTK, approximately 65% of the logs harvested from the Klamath Falls Timberlands had been delivered to a plywood mill owned by Weyerhaeuser at Klamath Falls, Oregon. In recent years, substantially all of the timber harvested from the Ochoco Timberlands had been delivered to Ochoco's mills. The Company does not currently own any conversion facilities nor does it intend in the future to own any such facilities on a long-term basis; consequently, all of the Company's sales are made to unaffiliated third parties. Concurrent with USTK's acquisition of the Klamath Falls Timberlands, USTK arranged for Collins, a privately owned forest products company located within the Klamath Falls Timberlands area, to purchase Weyerhaeuser's Klamath Falls mill facilities. The Company has entered into the Collins Supply Agreement, a 10-year log supply agreement with Collins providing for the purchase by the plywood mill and delivery by the Company of a minimum of 34 MMBF of logs each year at market prices (approximately 25% of the Company's estimated annual harvest in the next three years). In addition to its sales under the Collins Supply Agreement, the Company sells logs to conversion facilities located in the area surrounding the Timberlands and operated by third parties. There are currently approximately 55 primary conversion facilities located within a 150 mile radius of the Company's base of operations in Klamath Falls.

  The Company believes that it is well positioned to compete successfully in the timber business for the following reasons: (i) the Company has substantial holdings of timber properties which include over 2.2 BBF of merchantable, good quality timber, approximately 184,000 acres of plantation timberland and a full-scale seed orchard and nursery operation located in a region where conversion facilities have been experiencing shortages in the supply of wood fiber; (ii) the Company focuses on owning timberlands rather than operating conversion facilities; which minimizes the Company's cost structure and capital expenditures, allows the Company to seek the most favorable markets for its timber rather than being committed to supply to its own facilities, and ensures that the Company will not compete with its customers; (iii) the Company's senior operating management team has an average of more than 20 years of experience in the forest products industry, including experience in identifying, evaluating, completing and integrating acquisitions of timber properties; (iv) the Company's lean operating structure allows it to efficiently manage its Timberlands, and should enable it to acquire additional timberlands without commensurate increases in overhead; and (v) the Company's GIS, which enables the Company to evaluate the optimal timing and patterns of the harvest of its Timberlands and evaluate and integrate acquisitions of additional timberlands.

BUSINESS STRATEGY

  The Company's business strategy is to manage its Timberlands in a manner that will enable it to pay the Minimum Quarterly Distribution on all the Units and to increase the per Unit value of the Company's assets and cash flow. Management intends to pursue this strategy in a number of ways:

 Continue to Increase Productivity of the Timberlands

  The Company intends to continue to utilize and increase the use of various modern forestry practices on its Timberlands in order to increase their productivity. Examples of these practices include the use of the Company's GIS, which enables it to develop optimal harvest plans; the application of selective harvesting and thinning practices, which improve the productivity of the remaining stand while providing merchantable timber for sale; and the development of genetically improved seedlings to grow trees with desirable traits such as superior size and disease resistance. Certain members of senior management were involved in the development of these practices while at Weyerhaeuser, and the Company expects to benefit from their experience.

 Maximize Investment in Ochoco Timberlands

  In order to maximize its investment in the Ochoco Timberlands, the Company intends to harvest the mature timber over the next several years. As a result, the Company will convert Ochoco's older, slower growing forests to younger, more productive forests. In addition, by increasing the harvest on the Ochoco Timberlands, the Company will be able to reduce the amount of timber harvested on the Klamath Falls Timberlands, allowing these faster growing Timberlands to continue to mature, thereby increasing their commercial value.

 Pursue Accretive Acquisition Opportunities

  The Company intends to identify, evaluate and acquire undervalued timberlands in North America with the objective of increasing both the value of the Company's Units and its cash flow. The Company believes that management's relationships within the timber industry, as well as its focus on operating timberlands, rather than conversion facilities, give it a competitive advantage in developing acquisition opportunities. The Company believes that its use of independent contractors to conduct its silviculture and harvesting activities should enable it to operate significantly increased acreage without a commensurate increase in fixed overhead costs. The Company intends to evaluate and pursue those opportunities that are located within markets distinguished by strong demand, that include ages and species that complement the Company's existing inventory, and that fit the Company's current and long term value objectives. In addition, the Company may in the future acquire timberlands located in areas, and containing timber suitable for export. By early January 1998, it is expected that Edward J. Kobacker, the Company's current Executive Vice President and Chief Operating Officer, will become the President and Chief Executive Officer of the Company and that John J. Stephens, the current President and Chief Executive Officer, will become Vice Chairman in order to devote more time to the Company's acquisition program.

 Implement Flexible Marketing Strategies

  The Company's marketing strategy emphasizes flexibility in structuring the sales of its timber assets. Depending upon the needs of its customers and current market conditions, the Company can either sell harvested logs or stumpage and can sell forest by-products, such as wood chips. The Company believes that its strategy of owning timberlands rather than conversion facilities that compete with its customers is an important factor in developing and maintaining strong customer relationships. Since the Weyerhaeuser Acquisition, the Company has sold logs to 17 different customers and expects to sell to a greater number in the future. In addition to log and stumpage sales, the Company may also sell or exchange parcels of land with other timberland owners. For example, the Company may seek to realize the value of portions of the Plantations by exchanging them for more mature timber owned by timberland owners or by selling them for immediate cash proceeds.

 Sell Land for Higher and Better Uses

  The Company seeks to realize the value of land that may have a higher and better use than for timberland management or that is otherwise a candidate for sale or exchange. For example, some of the Timberlands may have greater value if used for ranching, farming or recreational purposes. The Company has identified approximately 30,000 acres of small tracts that it intends to sell for higher and better uses over the next ten years. In addition, the Company has identified two tracts aggregating approximately 35,000 acres that it intends to sell over the next five years. The Company will also seek to exchange lands with significant environmental and recreational values for lands that are more suitable for commercial timberland management.

THE TIMBERLANDS

 Timber Inventory

  The Company currently owns and manages approximately 643,000 fee acres of timberland and cutting rights on approximately 3,000 acres of timberland containing an estimated total merchantable timber volume of approximately 2.2 BBF in Oregon east of the Cascade Range. The Timberlands include substantial holdings of merchantable, good-quality timber. A merchantable tree is a tree that will produce a sound log 16 feet in length and at least five inches in diameter, inside bark, at the small end. The Company's merchantable timber inventory consists of premium species of softwood, consisting of Ponderosa Pine (approximately 42%) and Douglas Fir (approximately 14%), species which have historically commanded premium prices over other softwood species, as well as Lodgepole Pine (approximately 20%), White Fir (approximately 19%) and other species (approximately 5%).

  The Timberlands have stands of varying sizes and ages and are unique in the forests east of the Cascade Range in Oregon in that approximately 184,000 acres of the 643,000 acre total consist of actively managed pine Plantations with stands ranging in age from two to 25 years. The Plantations are stocked with high quality Ponderosa Pine (approximately 73%) and Lodgepole Pine (approximately 27%). Because the timber on the Plantations is generally not yet considered merchantable, volumes of timber on the Plantations are not included in the Company's estimated merchantable timber volume. However, initial thinning of the Plantation stands, including the thinning of commercial quantities of merchantable timber, is expected to begin within the next five years. See "--Harvest Plans."

  The following table demonstrates the estimated merchantable timber inventory by species within the Timberlands as of January 1, 1997 (all volumes are as verified by Mason, Bruce & Girard, Inc. ("MBG") and are based, in some cases, on information developed by Company personnel):

                   MERCHANTABLE TIMBER INVENTORY BY SPECIES
                                    (MMBF)

                                 KLAMATH
                                  FALLS
   SPECIES                     TIMBERLANDS  OCHOCO TIMBERLANDS        TOTAL
   -------                     ------------ ------------------------------------
Ponderosa Pine................   732.7  37%     221.8         80%   954.5    42%
Lodgepole Pine................   451.4  23%       --           0%   451.4    20%
White Fir.....................   424.1  21%      11.5          4%   435.6    19%
Douglas Fir...................   266.9  14%      43.0(a)      15%   309.9    14%
Other Species(b)..............   102.9   5%       3.1          1%   106.0     5%
                               ------- ---- ---------    -------- ------- ------
  Total....................... 1,978.0 100%     279.4        100% 2,257.4 100.0%
                               ======= ==== =========    ======== ======= ======

--------
(a) Includes Grand Fir
(b) Includes Cedar, Sugar Pine and Western Larch

 Size and Species Distribution of Merchantable Timber

  The Company's Timberlands are well diversified, not only by species mix but also by size distribution. Timber generally reaches merchantable size between 40 and 50 years on natural stands (between 25 and 35 years on the Plantations). The following table describes the estimated volume distribution of merchantable timber on the Timberlands by species and by size classes of 6" diameter breast height ("DBH") or greater (as verified by MBG) as of January 1, 1997. Lodgepole Pine having a DBH of 6" is generally considered merchantable, while the other timber species are generally considered merchantable at a DBH of 7 1/2". Such other species, to the extent their DBH is less than 7 1/2", are not included in any of the tables on this page.

         MERCHANTABLE TIMBER VOLUME DISTRIBUTION BY SPECIES AND BY DBH
                                    (MMBF)

                                           KLAMATH FALLS TIMBERLANDS
                               -------------------------------------------------
                               PONDEROSA LODGEPOLE WHITE DOUGLAS  OTHER
 DBH                             PINE      PINE     FIR    FIR   SPECIES  TOTAL
 ---                           --------- --------- ----- ------- ------- -------
6^-10^........................    92.4     105.3    60.6   31.5    24.8    314.6
11^-15^.......................   355.8     229.5   198.3  115.6    31.8    931.0
16^-19^.......................   181.5      84.3    99.4   70.2    19.4    454.8
20^-23^.......................    52.1      23.7    29.1   24.0     9.6    138.5
24^+..........................    50.9       8.6    36.7   25.6    17.3    139.1
                                 -----     -----   -----  -----   -----  -------
  Total.......................   732.7     451.4   424.1  266.9   102.9  1,978.0
                                 =====     =====   =====  =====   =====  =======
                                              OCHOCO TIMBERLANDS
                               -------------------------------------------------
                               PONDEROSA LODGEPOLE WHITE DOUGLAS  OTHER
 DBH                             PINE      PINE     FIR    FIR   SPECIES  TOTAL
 ---                           --------- --------- ----- ------- ------- -------
6^-10^........................    29.3        --     1.5    5.8     0.2     36.8
11^-15^.......................    56.8        --     4.1   17.8     1.3     80.0
16^-19^.......................    36.4        --     2.8   10.8     0.8     50.8
20^-23^.......................    32.6        --     1.6    5.8     0.4     40.4
24^+..........................    66.7        --     1.5    2.8     0.4     71.4
                                 -----     -----   -----  -----   -----  -------
  Total.......................   221.8        --    11.5   43.0     3.1    279.4
                                 =====     =====   =====  =====   =====  =======

  The following table describes the acreage distribution of timber on the Plantations by age class (as verified by MBG) as of January 1, 1997:

               ACREAGE DISTRIBUTION BY AGE CLASS ON PLANTATIONS

       AGE CLASS IN YEARS                                                ACREAGE
       ------------------                                                -------
          1-5...........................................................  28,987
          6-10..........................................................  11,893
         11-15..........................................................  20,531
         16-20..........................................................  75,441
         21-25..........................................................  43,296
         26+............................................................   4,220
                                                                         -------
           Total........................................................ 184,368
                                                                         =======

 Timber Growth

  Timber growth rate is an important variable for a forest products company as it ultimately determines how much timber can be harvested over the long term. In addition, the Company's use of selective harvesting, among other methods, opens up the timber stand allowing for more vigorous growth of the remaining trees. Growth rates vary depending on species, location, weather conditions, age and forestry practice. The annual growth rate for the Company's naturally regenerated stands which include young, vibrant growth Ponderosa and Lodgepole Pine, is estimated by MBG at approximately 160 board feet per acre per annum. The comparable rate for the Company's Plantation stands is estimated by MBG to be approximately 315 board feet per acre per annum. The Company has achieved higher growth rates on the Plantations by planting seedlings which are able to begin growing immediately (as compared to the slower natural regeneration process), by eliminating competing non-timber growth from the Timberlands and by applying modern forestry practices to assist the growth of the timber.

 Harvest Plans

  The Company strives to manage all of its Timberlands, including the Plantations, in an economically prudent and environmentally sensitive manner in order to maximize their value over time. Integral to this management process are the Company's long-term harvest plans. The Company prepares its harvest plans annually based on analyses of the size and age class distribution of the Timberlands and the economic maturity of each harvest tract. A tract is considered ready to be harvested when the expected value of future tree growth on such tract falls below a target rate of return. The factors the Company considers in determining its long-term harvest plans include, among other things, current and expected market conditions, competition, customer requirements, the age, size and species distribution of the Company's timber, assumptions about timber growth rates (which improve over time as a result of technological, biological and genetic advances that improve forest management practices and the increasing proportion of the Timberlands converted to Plantations), expected acquisitions and dispositions, access to the Timberlands, availability of contractors, sales contracts and environmental and regulatory constraints. The Company's harvest plans reflect the Company's expectations for each year's harvest, including the sites to be harvested, the manner of harvesting such sites, the volume of each species to be harvested, the prices expected to be received for the Company's timber, the amount of stumpage sales, logging and other costs, thinning operations and other relevant information. The Company has the flexibility to update its harvest plans during the year to take into consideration changes in these factors. Under the current harvest plan, the Company intends to harvest 153 MMBF in 1997, 128 MMBF in 1998, 136 MMBF in 1999 and 129 MMBF in 2000 to maximize the value of the mature, old growth timber located on the Ochoco Timberlands. The harvest level for each such year includes stumpage and timber deed sales. The cash flows resulting from such sales will be determined by contract; however, the timing of the actual harvests could vary depending on the harvest plans of the buyer of such stumpage or timber deed. After 2000, the harvest level is expected to decline to an average of approximately 116 MMBF per annum, which the Company considers to be a more sustainable level over the long term. The Company believes this harvest plan can be achieved; however, since harvest plans are based on certain assumptions, many of which are beyond the Company's control, there can be no assurance that the Company will be able to harvest the volumes projected in its harvest plans. While the Company's debt obligations place certain limitations on the harvest plans, the Company believes that it has sufficient flexibility to permit modifications in response to fluctuations in the market for logs and lumber and the other factors described above. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 Access

  The Timberlands are accessible by a system of established roadways or low-maintenance roads. The Company uses third-party road crews to conduct construction and maintenance on its timberlands. The Company regularly enters into reciprocal road-use agreements with the USFS and the BLM and cooperates with such agencies in numerous cost-sharing arrangements regarding jointly used roads. See "--Federal and State Regulation."

 Sales and Markets

  Once a block of timberland is ready to be harvested, the Company solicits offers from its customers for delivery of logs. After a price and volume have been agreed to among the parties, the Company either (i) contracts a third party to harvest the acreage and deliver to a roadside site on the Timberlands, where a contracted trucking company picks up the logs and delivers them to the customer, or (ii) sells the timber on a stumpage basis where the customer arranges to harvest and deliver the logs. When the Company sells timber on a stumpage basis, depending on the length of the contract, it may either receive payment in full upon the execution of the contract, or may receive a portion of the payment upon execution of the contract and the balance of payment when the timber is cut. In a stumpage sale, the Company retains the risk of loss on the timber until such time as it has been harvested by the buyer. The Company may also occasionally sell timber to customers pursuant to timber deeds. In a timber deed sale, the Company may receive a portion of the payment for the timber at the time of execution of the contract and the balance of payment at various intervals throughout the duration of the contract, and the risk of loss on the timber covered by the contract passes immediately to the buyer, regardless of when the buyer harvests the timber. The Company currently sells its sawlogs or stumpage directly to unaffiliated wood products manufacturers and sells its chips to unaffiliated pulp mills or hardboard plants. The percentage of logs which are sold as sawlogs/stumpage or pulp logs is dependent upon, among other things, the species mix and quality of the inventory harvested and the market dynamics affecting the region. Sawlogs and stumpage sales accounted for approximately 93% of the Company's revenues in 1996.

  Most of the timber on the Timberlands is softwood which, due to its long fiber, strength, flexibility and other characteristics, is generally preferred over hardwood for construction lumber and plywood. Once processed, sawlogs are suitable for use as structural grade lumber, appearance grade boards, plywood and laminated veneer and can also be manufactured for such end uses as window trim, molding and door jambs. Chips, which can be used to make hardboard or pulp, accounted for approximately 6% of the Company's revenues in 1996. The market price of chips has historically been volatile, rising and falling with the price of pulp. Sales of seedlings accounted for the remaining 1% of the Company's revenues in 1996.

  The Company's customers include numerous unaffiliated operators of conversion facilities. Since its acquisition of the Klamath Falls Timberlands in August 1996, the Company has sold logs from such timberlands to 17 different customers. Concurrent with the Weyerhaeuser Acquisition, USTK arranged for Collins, a privately owned forest products company located within the Klamath Falls Timberlands, to purchase Weyerhaeuser's Klamath Falls mill facilities. At such time, the Company entered into the Collins Supply Agreement, a 10-year log supply agreement with Collins providing for purchase by the plywood mill and delivery by the Company of a minimum of 34 MMBF of logs each year at market prices. Between August 29, 1996 (the date of the Weyerhaeuser Acquisition) and March 31, 1997, timber sales to Collins, WTD Lumber Company and Boise Cascade Corporation accounted for approximately 42%, 15% and 15%, respectively, of the Company's revenue. Collins made its purchases pursuant to the 10-year Collins Supply Agreement, while the other purchases were made pursuant to short-term arrangements. Although the loss of one or more of such customers or other significant customers could have a material adverse effect on the Company's results of operations, the Company believes that the capacity for processing wood fiber in the Company's markets currently exceeds the supply and that, therefore, such customers could readily be replaced. Prior to the Company's acquisition of the Ochoco Timberlands, virtually all of the logs sold from such timberlands were sold to Ochoco's own facilities. Subsequent to the Ochoco Acquisition in July 1997, all of the sales from the Ochoco Timberlands will be made to unaffiliated customers. See "Risk Factors--Risks Inherent in the Company's Business--Dependence on Certain Key Customers." There are currently approximately 55 primary conversion facilities located within a 150-mile radius of the Company's base of operations in Klamath Falls, Oregon.

 Competition

  Due to transportation costs, domestic conversion facilities in the Pacific Northwest tend to purchase raw materials within relatively confined geographic areas, generally within a 200-mile radius. It is generally recognized that log suppliers such as the Company provide their market with a commodity product. The Company and its competitors all benefit from the same competitive advantages in the region--namely, excess of demand, close proximity to numerous mills, and positive demographic trends of the Pacific Northwest and the West Coast. Therefore, the Company and its competitors are currently able to sell all the logs they are able to produce. Additional competitive factors within a market area generally will include species and grade, quality, ability to supply logs which consistently meet the customers' specifications and ability to meet delivery requirements. The Company believes that it has a reputation as a stable and consistent supplier of well-merchandised, high-quality logs. The Company has no conversion facilities and therefore does not compete with its customers for logs. The Company believes that this gives it an advantage over certain of its competitors that also own conversion facilities.

  The Company competes with numerous private land and timber owners in the northwestern United States and the state agencies of Oregon, as well as immaterial amounts of foreign imports, primarily from Canada and New Zealand. In addition, the Company competes with the USFS, the BLM and the Bureau of Indian Affairs. Certain of the Company's competitors have significantly greater financial resources than the Company.

RESOURCE MANAGEMENT

 Timber Resource Management

  All of the silvicultural activities on the Timberlands and the harvesting and delivery of logs are conducted by independent contractors who are not employees of the Company. The Company's operations involve intensive timber management and harvesting operations, which include road construction and reforestation, as well as wildlife and watershed management, all of which are carefully monitored using the Company's GIS. See "--Geographic Information System." The Company employs a number of traditional and recently developed harvesting techniques on its lands based on site-specific characteristics and other considerations. Due to the topography of the Timberlands, over 95% of the Timberlands can be harvested using lower-cost mechanical methods as opposed to higher-cost cable systems.

  Harvesting on the Timberlands is conducted using both selective and regeneration harvesting. In selective harvesting, a partial harvest provides merchantable timber and opens up the stand for supplemental growth on the remaining stand. Harvest entries are separated by approximately 10 to 15 years and each entry is prescribed for volume to be removed, spacing to be provided, and diameter limits to be harvested. In regeneration harvesting, which is used to harvest approximately 30% of the Company's timber, all merchantable volume is removed in a single harvest. After an area has been regeneration harvested, the Company employs a reforestation contractor to plant two year old seedlings at a density of approximately 350 trees per acre. The Company also attempts to protect and maintain the ecosystem within the Timberlands while providing for a reasonable harvest. For example, the Company typically leaves a mix of green and dead trees at the harvest site, including some large trees, snags and downed logs to enrich and protect the soil for successive generations of trees and to provide habitats for a variety of wildlife species.

  Particular forestry practices vary by geographic region and depend upon factors such as soil productivity, weather, terrain, tree size, age and stocking. The rain, site and soil conditions on the east side of the Cascade Range, for example, permit management to harvest on an optimal rotation, or harvest cycle, of 60 to 65 years. Forest stands are thinned periodically to improve growth and stand quality until harvested. The Company actively utilizes commercial thinning timber management practices. Pre-commercial thinning, which occurs only in the Plantation stands, is utilized when the timber harvested is not merchantable. The Company believes that such thinning improves the overall productivity of the Timberlands by enhancing the growth of the remaining trees. Occasionally, revenues are generated from pre-merchantable thinning, as was the case in 1995 due to the strong markets for wood chips.

  The Company's policy is to ensure that every acre harvested is reforested in order to enhance the long-term value of its timberlands. Based on the geographic and climatic conditions of a given harvest site, harvested areas may be regenerated naturally, by leaving mature trees to reseed the area, or replanted with seedlings. Natural regeneration methods are widely used on approximately 70% of the Company's harvested land. Approximately 28% of the Timberlands acreage currently consist of Plantations. The Company expects to convert approximately 3,000 acres of natural stands to Plantations annually. During 1996, the Company planted more than two million seedlings. The Company uses genetically improved seedlings (representing approximately 90% to 95% of seedlings planted) to grow trees with desirable traits such as superior growth characteristics, good form and disease resistance, resulting in greater wood volume over a rotation than that generated by naturally regenerated seedlings. The seedlings are grown in the Company's nursery, which uses seeds from the Company's seed orchard, which was established in 1974. Such seeds are generated by trees that are created by grafting selected superior genetic stock to mature root stock.

 Geographic Information System

  The GIS is a computer software program that the Company acquired from Weyerhaeuser as part of the acquisition of the Klamath Falls Timberlands. The GIS data, which has been compiled over a period of four years, includes detailed topographical field maps for every stand within the Timberlands (including data for the Ochoco Timberlands which was recently added by the Company), setting forth the characteristics, including age, species, size and other characteristics for the timber growing on each such stand. Using the data in the GIS, the Company can use a computer model to "grow" the timber over time, enabling it to generate long-term harvest plans and to update its inventory annually. To maintain the integrity of the data in the GIS, the Company performs a detailed ground survey of the remaining timber inventory on a tract after each harvest and updates the data in the GIS for that tract. With the aid of the GIS, the Company is able to actively manage the Timberlands, track its inventory and develop site-specific harvest plans on multiple scales, adding additional layers of detail, such as the location of roadways or wildlife nesting areas, as required. The GIS also permits the Company to analyze the impact that new legislation may have on its timberlands by inputting the proposed constraints imposed by such legislation in light of the particular field characteristics of its Timberlands. For example, the Company has recently analyzed the impact on its Timberlands of the potential listing of the bull trout as an endangered species under the Endangered Species Act, by using the GIS to review the particular characteristics of the streams and rivers located on its properties for suitability for bull trout habitat, and by overlaying the proposed regulatory restraints on harvest at the sites it determined might be suitable habitat for bull trout. The GIS will also be used to evaluate potential acquisition opportunities.

  Although GIS systems are generally available for purchase, many of the Company's competitors do not utilize GIS systems, mainly due to their relatively high cost and to the length of time necessary to collect sufficient data to optimize the use of the GIS. Thus, the Company believes the GIS gives it an advantage over its competitors.

 "Higher and Better Use" Timberlands

  The Company seeks to realize the value of land that may have a higher and better use than for timberland management or that is otherwise a candidate for sale or exchange. For example, some of the Timberlands may have greater value if used for ranching, farming or recreational purposes. The Company has identified

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

approximately 30,000 acres of small tracts that it intends to sell for higher and better uses over the next ten years. In addition, the Company has identified two tracts aggregating approximately 35,000 acres that it intends to sell for a higher and better use over the next five years. The Company will also seek to exchange lands with significant environmental and recreational values for lands that are more suitable for commercial timberland management.

FEDERAL AND STATE REGULATION

 Endangered Species

  The federal Endangered Species Act and counterpart state legislation protect species threatened with possible extinction. Protection of endangered species may include restrictions on timber harvesting, road building and other silvicultural activities in areas containing the affected species. A number of species indigenous to the Pacific Northwest have been protected under the Endangered Species Act, including the northern spotted owl, marbled murrelet, Columbian white-tail deer, mountain caribou, grizzly bear, bald eagle, red cockaded woodpecker, northern goshawk, bull trout and various anadromous fish species. Currently, the Company has identified several spotted owl, bald eagle and northern goshawk nesting areas affecting the Timberlands and the presence of bull trout in certain of its streams, which may affect harvesting on approximately 26,000 acres.

  In 1990, the United States Fish and Wildlife Service (the "USFWS") listed the northern spotted owl as a threatened species throughout its range in Washington, Oregon and California. At the time of the listing, the USFWS issued suggested guidelines ("Guidelines") to be followed by landowners in order to comply with the Endangered Species Act's prohibition against harming or harassing owls. The Guidelines recommend several measures, including the restriction of harvest activities in areas within a certain proximity of known owl activity centers. The USFWS also proposed a rule for the conservation of the owl on non-federal land. Such proposed rule was subsequently withdrawn. The Oregon Forest Practices Act and related regulations also protect endangered species and has specific provisions governing habitat protection for the spotted owl, the bald eagle and other threatened species.

  Weyerhaeuser regularly surveyed for bald eagles on its properties and submitted the results of its surveys and its annual site management plan for each known eagle site to the Oregon Department of Fish and Wildlife. The latest survey showed that there were 80 eagle sites on the Klamath Falls Timberlands. The Company observes the harvesting restrictions around the eagle sites. In addition, commencing in 1990, Weyerhaeuser utilized independent wildlife consultants to survey for the presence of northern spotted owls on or affecting the Klamath Falls Timberlands. The surveys have been conducted every year in order to (i) meet the regulatory requirements for timber harvest and other management activities, (ii) monitor existing sites and determine the current status of such sites, (iii) determine if areas identified as containing suitable habitat are supporting owls and (iv) investigate potential spotted owl sightings. The most recent of such surveys was completed in July 1997, and identified 27 northern spotted owl sites affecting the Klamath Falls Timberlands, three of which are located on the Klamath Falls Timberlands. The Company has continued these practices for Klamath Fall Timberlands and is implementing such practices on the Ochoco Timberlands.

  The Company believes that it is managing its harvesting operations in the areas affected by protected species in substantial compliance with applicable federal and state regulations. Based on certain consultants' reports, and on management's knowledge of the Timberlands, the Company does not believe that there are any species protected under the Endangered Species Act or similar state laws that, under current regulations and Court interpretation, would materially adversely affect the Company's ability to harvest the Timberlands in accordance with current harvest plans. There can be no assurance, however, that species within the Timberlands may not subsequently receive protected status under the Endangered Species Act or that currently protected species may not be discovered in significant numbers within the Timberlands. Additionally, there can be no assurance that future legislative, administrative or judicial activities related to protected species will not adversely affect the Company or its ability to continue its activities and operations as currently conducted.

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

 Timberlands

  The operation of the Timberlands is subject to specialized statutes and regulations in the State of Oregon, which has enacted laws which regulate forestry operations, including the Forest Practices Act, which addresses many growing, harvesting and processing activities on forest lands. Among other requirements, these laws restrict the size and spacing of harvest units, and impose certain reforestation obligations on the owners of forest lands. The State of Oregon requires a company to provide prior notification before beginning harvesting activity. The Forest Practices Act and other state laws and regulations control timber slash burning, operations during fire hazard periods, logging activities affecting or utilizing water courses or in proximity to certain ocean and inland shore lines, water anti-degradation and certain grading and road construction activities. A number of other timber states have been considering legislation and regulations governing forest practices, and some tightening of existing controls is expected.

 Environmental Laws and Superfund

  The Company's operations are subject to federal, state and local environmental laws and regulations relating to the protection of the environment. Although the Company believes that it is in material compliance with these requirements, there can be no assurance that significant costs, civil and criminal penalties, and liabilities will not be incurred, including those relating to claims for damages to property or natural resources resulting from the Company's operations.

  Environmental laws and regulations have changed substantially and rapidly over the last 20 years, and the Company anticipates there will be continuing changes. The trend in environmental regulations is to place more restrictions and limitations on activities that may affect the environment, such as emissions of pollutants and the generation and disposal of wastes. Increasingly strict environmental restrictions and limitations have resulted in increased operating costs for the Company and it is possible that the costs of compliance with environmental laws and regulations will continue to increase.

  Although the Company does not consider current laws and regulations relating to the environment to be materially burdensome, there can be no assurance that future legislative, administrative or judicial actions, which are becoming increasingly stringent, will not adversely affect the Company or its ability to continue its activities and operations as currently conducted. As of the date of this Prospectus, the Company is not aware of any pending legislative, administrative or judicial action relating to the protection of the environment that could materially and adversely affect the Company.

  The Federal Comprehensive Environmental Response, Compensation and Liability Act, also known as Superfund, and comparable state laws impose liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a site and companies that disposed or arranged for the disposal of the hazardous substances found at a site. Those statutes also authorize government environmental authorities such as the U.S. Environmental Protection Agency and, in some instances, third parties, to take actions in response to threats to the public health or the environment and to seek recovery of the costs incurred from the responsible persons. Based on environmental compliance auditing programs, the Company is not aware of any activities by the Company or any conditions on the Timberlands that would be likely to result in the Company being named a potentially responsible party.

 Access to Timberlands May be Limited by Federal Regulation

  A substantial portion of the Timberlands consists of sections of land that are intermingled with or adjacent to sections of federal land managed by the USFS and the BLM. Removal of trees from those portions of the Timberlands requires transportation of the logs by truck across logging and general purpose roads. In many cases, access is only, or most economically, achieved through a road or roads built across adjacent federal land pursuant to a reciprocal right-of-way ("RROW"). Removal of federal timber often requires similar access across the

Timberlands. Recent litigation (not involving the Company) before the United States Court of Appeals for the Ninth Circuit held that the BLM was not required to consult with the USFWS, which administers the Endangered Species Act, prior to approving a private landowner's proposal to build an access road across federal land pursuant to an existing RROW entered into prior to the enactment of the Endangered Species Act wherein the BLM did not have discretion to disapprove a road segment due to endangered species concerns. A reversal on appeal or a rehearing of that case, or future federal law or regulation requiring the BLM to consult with the USFWS in connection with an RROW, could materially adversely affect the Company's ability to harvest the affected portion of the Timberlands. Certain of the Company's RROW agreements contain provisions that require compliance with state and federal environmental laws and regulations. To the extent that the Company acquires new Timberlands that require access through federal lands, the Company may enter into new RROW agreements with the BLM or other federal agencies which would require consultation with the USFWS. In addition, the BLM has published advance notice of its intent to revise regulations governing RROW agreements entered into the future to, among other things, expand the BLM's consideration of environmental and cultural factors in granting, issuing or renewing rights-of-way, provide the BLM with regulatory authority to object to the location of roads because of potential effects on threatened or endangered species and allow for the abandonment of rights-of-way under certain circumstances.

 Safety and Health

  The operations of the Timberlands are subject to the requirements of the Federal Occupational Safety and Health Act ("OSHA") and comparable state statutes relating to the health and safety of employees. The Company believes that it is in compliance with OSHA regulations, including general industry standards, permissible exposure levels for toxic chemicals and record-keeping requirements.

LITIGATION

  There is no pending litigation, and to the knowledge of the Company, there is no threatened litigation, the unfavorable resolution of which could have a material adverse effect on the business or financial condition of Company.

EMPLOYEES

  As of March 31, 1997, the Company had approximately 30 salaried employees, including employees of the General Partner that manage the businesses of the Company. The employees of the Timberlands are not unionized, and the Company believes that its employee relations are good. The Company's wage scale and benefits are generally competitive with other forest products companies. All of the silvicultural activities on the Timberlands and the harvesting and delivery of logs are conducted by independent contractors who are not employees of the Company.

  The Company employee benefits include a 401(k) savings plan for all employees, a health insurance plan (including co-payments and deductibles) for all employees and a medical savings plan for all employees.

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

                                  MANAGEMENT

COMPANY MANAGEMENT

  The General Partner will manage and operate the activities of the Company. Unitholders will not directly or indirectly participate in the management or operation of the Company or have actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Notwithstanding any limitation on its obligations or duties, the General Partner will be liable, as the general partner of the Company, for all debts of the Company (to the extent not paid by the Company), except to the extent that indebtedness or other obligations incurred by the Company are made specifically non-recourse to the General Partner. Whenever possible, the General Partner intends to make any such indebtedness or other obligations non-recourse to the General Partner.

  At least two of the members of the Board of Directors of the General Partner who are neither officers, employees or security holders of the General Partner nor directors, officers, employees or security holders of any affiliate of the General Partner will serve on the Conflicts Committee, which will have the authority to review specific matters as to which the Board of Directors believes there may be a conflict of interest in order to determine if the resolution of such conflict proposed by the General Partner is fair and reasonable to the Company. Any matters approved by the Conflicts Committee will be conclusively deemed to be fair and reasonable to the Company, approved by all partners of the Company and not a breach by the General Partner or its Board of Directors of any duties they may owe the Company or the Unitholders. See "Conflicts of Interest and Fiduciary Responsibilities--Fiduciary and Other Duties." The Board of Directors will also have an Audit Committee composed of the two independent directors as well as Mr. Robert F. Wright, which will review the external financial reporting of the Company, will recommend engagement of the Company's independent public accountants and will review the Company's procedures for internal auditing and the adequacy of the Company's internal accounting controls. The Board of Directors will also have a Compensation Committee (the "Compensation Committee"), which will initially consist of five directors, including the two independent directors, which will determine the compensation of the officers of the General Partner and administer its employee benefit plans.

  As is commonly the case with publicly traded limited partnerships, the Company will not directly employ any of the persons responsible for managing or operating the Company. In general, the current management of USTK will manage and operate the Company's business as officers and employees of the General Partner and its affiliates. The Unitholders will not directly or indirectly participate in the management or operation of the Company.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES OF THE GENERAL PARTNER

  The following table sets forth certain information with respect to the members of the Board of Directors of the General Partner, its executive officers and certain key employees. Executive officers and directors are elected for one-year terms.

NAME                              AGE        POSITION WITH GENERAL PARTNER
----                              ---        -----------------------------
John M. Rudey....................  54 Chairman and Director(1)
John J. Stephens.................  69 President, Chief Executive Officer and
                                       Director(2)
Edward J. Kobacker...............  59 Executive Vice President, Chief Operating
                                       Officer and Director(3)
Michael J. Morgan................  41 Vice President and Chief Financial Officer
John H. Beuter...................  61 Director(4)
Aubrey L. Cole...................  73 Director(5)
George R. Hornig.................  43 Director(6)
Robert F. Wright.................  71 Director(7)
Walter L. Barnes.................  55 Harvesting Manager
Robert A. Broadhead..............  46 Marketing Manager
Martin Lugus.....................  56 General Manager
Kurt A. Muller...................  39 Planning Manager
Christopher J. Sokol.............  48 Forestry Manager

--------
(1) Member of the Executive (Chairman), Nominating (Chairman), Finance and Compensation (Chairman) Committees.
(2) Member of the Executive, Nominating, Finance and Compensation Committees. The Company expects that on or prior to January 5, 1998, Mr. Stephens will become the Vice Chairman of the Board of Directors of the General Partner and will resign as President and Chief Executive Officer.
(3) Member of the Executive and Finance (Chairman) Committees. The Company expects that, upon the resignation of Mr. Stephens as an officer of the General Partner and subject to the approval of the Board of Directors of the General Partner, Mr. Kobacker will become the President and Chief Executive Officer of the General Partner.
(4) Member of the Nominating and Finance Committees.
(5) Member of the Executive and Nominating Committees.
(6) Member of the Executive and Finance Committees.
(7) Member of the Nominating, Finance, Compensation and Audit (Chairman) Committees.

  Shortly after the consummation of the Transactions, the General Partner will appoint two additional directors, who will be neither members, officers nor employees of the General Partner nor members, officers, directors or employees of any affiliate of the General Partner, to the Conflicts Committee, the Audit Committee and the Compensation Committee.

  John M. Rudey will serve as Chairman and a Director of the General Partner. Since 1992, Mr. Rudey has served as Chief Executive Officer of Garrin Properties Holdings, Inc., a private investment company that manages and advises investment portfolios, principally concentrated in the timber and forest products industries and in real estate. He has previously acquired and managed for his family investment group a subsidiary of Westinghouse Electric Co. and a division of Monumental Life Insurance Company. Mr. Rudey holds a B.A. from Harvard College and an M.B.A. from Harvard Business School.

  John J. Stephens will initially serve as President and Chief Executive Officer and a Director of the General Partner. Since 1991, Mr. Stephens has served as a business advisor to a number of agricultural and forestry projects. From 1982 to 1991, Mr. Stephens was the President and Chief Executive Officer of Roseburg Forest Products Co. (a privately owned forest products company) ("Roseburg"). From 1972 to 1982, Mr. Stephens was employed by International Paper Company (a publicly traded forest products company), serving for his last eight years as Vice President and Group Executive of Wood Products and Resources. For his initial two years at International Paper Company, Mr. Stephens served as Vice President Finance. From 1960 to 1972, Mr. Stephens was a Principal in the Consulting Division of Arthur Andersen & Co. Mr. Stephens holds a B.S. in civil engineering from the Virginia Military Institute and a B.S. in Business Administration from Youngstown State University, Ohio.

  Edward J. Kobacker will initially serve as Executive Vice President and Chief Operating Officer and a Director of the General Partner. From 1992 to 1997, Mr. Kobacker was the President of IP Forest Resources Company (a subsidiary of International Paper Company and the general partner of IP Timberlands, Ltd., a publicly traded forest products company) and Vice President of the Forestlands Division of International Paper Company. From 1987 to 1992, Mr. Kobacker was the general manager and group executive of the Kraft Paper Group. Mr. Kobacker holds a B.S. in accounting from the University of Scranton and is a former CPA licensed in New York.

  Michael J. Morgan will serve as a Vice President and the Chief Financial Officer of the General Partner. Since October 1996, Mr. Morgan has served as the Vice President of Finance of Old Services. From 1991 to 1996 Mr. Morgan was the Assistant Treasurer and Tax Manager of Roseburg. From 1981 to 1991, Mr. Morgan was employed in the tax department of Arthur Andersen & Co. Mr. Morgan holds a B.S. from Portland State University. Mr. Morgan is a CPA licensed in Oregon.

  John H. Beuter will serve as a Director of the General Partner. Since 1993, Dr. Beuter has been a consulting forester with and the President of Duck Creek Associates, Inc. (a natural resources consulting firm). From 1991 to 1993, Dr. Beuter served as Deputy and Acting Assistant Secretary of the Department of Agriculture overseeing the U.S. Forest Service and Soil Conservation Service. From 1970 to 1987, Dr. Beuter was a professor of forest management at Oregon State University, during which time he served as Chair of the Department of Forest Management, Associate Dean and Director of the University Research Forests. Dr. Beuter holds a B.S. in forestry and an M.S. in forest economics from Michigan State University and a Ph.D. in forestry and economics from Iowa State University.

  Aubrey L. Cole will serve as a Director of the General Partner. Since 1989 Mr. Cole has been a consultant for Aubrey Cole Associates, a sole proprietorship which provides management consulting services and makes investments. From 1986 to 1989, Mr. Cole was the Vice Chairman of the Board and Director of Champion International Corporation (a publicly traded forest products company) and from 1983 to 1993, Mr. Cole was the Chairman of Champion Realty Corporation (a land sales subsidiary of Champion International). Mr. Cole holds a B.B.A. from the University of Texas and serves on the Advisory Board of the Business School.

  George R. Hornig will serve as a Director of the General Partner. Since 1993, Mr. Hornig has been a Managing Director of Deutsche Bank North America Holdings, Inc. (the United States arm of Deutsche Bank, a German banking concern) and affiliated entities. From 1991 to 1993, Mr. Hornig was the President and Chief Operating Officer of Dubin & Swieca Holdings, Inc., an investment management business. From 1988 to 1991, Mr. Hornig was a co-founder, Managing Director and Chief Operating Officer of Wasserstein Perella & Co., Inc. (a mergers and acquisitions investment bank). From 1983 to 1988, Mr. Hornig was an investment banker in the Mergers and Acquisitions Group of the First Boston Corporation. Prior to 1983, Mr. Hornig was an attorney with Skadden, Arps, Slate, Meager & Flom. Mr. Hornig holds a B.A. from Harvard College, a J.D. from Harvard Law School and an M.B.A. from Harvard Business School. Mr. Hornig is also a director of SL Industries, Inc. and Forrester Research, Inc.

  Robert F. Wright will serve as a Director of the General Partner. Since 1988, Mr. Wright has served as President and Chief Executive Officer of Robert
F. Wright Associates, Inc., a firm making strategic investments and providing business consulting services. Previously, Mr. Wright spent 40 years, 28 years as a partner, at Arthur Andersen & Co. Mr. Wright holds a B.A. from Michigan State University and an M.B.A. from New York University. Mr. Wright is a director of the following companies: Hanover Direct Inc. (a catalog marketer), Reliance Standard Life Insurance Co. and affiliates (life insurance companies), The Navigators Group Inc. (a property insurance company), Norweb North America Corporation (an Irish investment company), Rose Technology Group Limited (a Canadian professional engineering company) and Williams Real Estate Co., Inc. (a real estate company).

  Walter L. Barnes will serve as Harvesting Manager of the General Partner (the position he currently holds with Old Services), responsible for all solid wood logging and fiber operations. Mr. Barnes was employed by Weyerhaeuser for 28 years and has extensive experience managing different harvesting systems on both the East and West sides of the Cascade Range. Mr. Barnes holds a B.S. degree from the University of Wyoming.

  Robert A. Broadhead will serve as Marketing Manager of the General Partner (the position he currently holds with Old Services), responsible for all log and stumpage transactions. Mr. Broadhead was employed by Weyerhaeuser for 20 years and gained additional experience in investing and planning while serving as Planning Manager from 1981 to 1994. Mr. Broadhead holds a B.S. degree from Humboldt State University.

  Martin Lugus will serve as General Manager of the General Partner (the position he currently holds with Old Services), responsible for all land management and operations on fee lands. Mr. Lugus was employed by Weyerhaeuser for 28 years, during which time he served as Forestry Manager from 1981 to 1991 and Timberlands Manager from 1991 to 1996. Mr. Lugus holds a B.S. from University of Connecticut and a M.F. from Yale School of Forestry and Environmental Studies.

  Kurt A. Muller will serve as Planning Manager of the General Partner (the position he currently holds with Old Services), responsible for all short, medium and long term harvest planning, as well as operating and developing the inventory and GIS systems. From 1982 to 1989, Mr. Muller was President of Woodland

Consulting Services, Inc., during which time he gained additional experience in contracting forestry operations and forest land management as District Forester. Mr. Muller was employed by Weyerhaeuser for eight years and holds a B.S. degree from Oregon State University.

  Christopher J. Sokol will serve as Forestry Manager of the General Partner (the position he currently holds with Old Services), responsible for forestry operations, environmental relationships, harvest prescriptions and nursery/orchard operations. Mr. Sokol was employed by Weyerhaeuser for 22 years and gained additional experience in forest regeneration and timber sales while servicing as District Forester from 1982 to 1991. Mr. Sokol holds a B.S. from Oregon State University.

REIMBURSEMENT OF EXPENSES OF THE GENERAL PARTNER AND ITS AFFILIATES

  The General Partner will not receive any management fee or other compensation in connection with its management of the Company. The General Partner and its affiliates performing services for the Company will be reimbursed for all expenses incurred on behalf of the Company, including the costs of compensation described herein properly allocable to the Company, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Company. The Partnership Agreement provides that the General Partner will determine the expenses that are allocable to the Company in any reasonable manner determined by the General Partner in its sole discretion.

EXECUTIVE COMPENSATION

  The Company and the General Partner were formed in June 1997. Accordingly, the General Partner paid no compensation to its directors and officers with respect to fiscal 1996, nor did any obligations accrue in respect of management incentive or retirement benefits for the directors and officers with respect to such year. Officers and employees of the General Partner may participate in employee benefit plans and arrangements sponsored by the General Partner, including plans which may be established by the General Partner in the future. Under the terms of the Partnership Agreement, the Company is required to reimburse the General Partner for expenses relating to the operation of the Company, including salaries and bonuses of employees employed on behalf of the Company, as well as the costs of providing benefits to such persons under employee benefit plans and for the costs of health and life insurance. See "Certain Relationships and Related Transactions."

 Employment Agreements

  The General Partner anticipates that, on or before the closing of the Transactions, it will enter into employment agreements with Messrs. Rudey, Stephens, Kobacker, Morgan and Lugus (the "Executives"). The summary of the Employment Agreements which follows does not purport to be complete and is qualified in its entirety by reference to the form of Employment Agreement, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Each agreement will have a term of five years and will include confidentiality provisions and noncompete provisions. In each agreement, the confidentiality provisions will continue for 18 months following the later to occur of the Executive's termination of employment or his resignation or removal from the Board, and, unless the Executive is terminated without "Cause" or the Executive terminates his employment for "good reason," the noncompete provisions will continue for a period of 12 months after the termination of such employment.

  The agreements will provide for an annual base salary of $300,000, $450,000, $350,000, $120,000 and $92,000 for each of Messrs. Rudey, Stephens, Kobacker, Morgan and Lugus, respectively, subject to such increases as the Board of Directors of the General Partner may authorize from time to time. In addition, each of the Executives will be eligible to receive an annual cash bonus to be determined by the Compensation Committee not to exceed 100% of his base salary. Mr. Kobacker will also be entitled to receive three annual payments of $150,000 in each of 1998, 1999 and 2000 in consideration for having forfeited certain in-the-money options granted to him by his prior employer. Each of the Executives will participate in the Long-Term Incentive Plan of the General Partner as described below. The Executives will also be entitled to participate in such other benefit plans and programs as the General Partner may provide for its employees in general. Under his agreement, Mr. Stephens may, after January 1, 1998, elect to resign as President and Chief Executive Officer of the General Partner and become Vice Chairman of the Board of Directors and the Company expects that Mr. Stephens will so resign. Upon such resignation, it is expected that his responsibility for the day-to-day operations of the Company will be assumed by Mr. Kobacker. As Vice Chairman, Mr. Stephens will become responsible for conducting the Company's acquisition program and his compensation will be the same as that of other non-executive directors of the General Partner plus $200 per hour (up to a maximum of $1,600 per day) for services rendered in respect of such acquisition program.

  The agreements provide that in the event an Executive's employment is terminated without "Cause" (as defined in the Employment Agreements) or if the Executive terminates his employment for "Good Reason" (as defined below), such individual will be entitled to receive a severance payment in an amount equal to his base salary for the remainder of the employment term under the Employment Agreement or 12 months, whichever is less (in the case of Mr. Kobacker, if his employment is terminated without "Cause" prior to July 1, 1999, he will be entitled to receive a severance payment in an amount equal to his base salary for 24 months), plus a prorated bonus for the year of such termination calculated based on the bonus being equal to 100% of base salary. In the event of termination due to death or disability, the Executive will be entitled to accrued salary and benefits up to the date of the termination. In the event the individual's employment is terminated for "Cause," he will receive accrued salary and benefits up to the date of termination.

  Good Reason is defined in the agreements generally as: (i) in the case of Messrs. Rudey, Stephens and Kobacker, failure of the General Partner's members to elect or re-elect the Executive to the Board of Directors (if applicable), or to vest in him the position, duties and responsibilities contemplated by the Employment Agreement, (ii) failure of the General Partner to pay any portion of the individual's compensation, (iii) any material breach by the General Partner of any material provision of the Employment Agreement and (iv) a material reduction in the individual's duties, responsibilities or status upon a "change of control" as defined in the Employment Agreement.

 Long-Term Incentive Plan

  The General Partner intends to adopt the U.S. Timberlands 1997 Long-Term Incentive Plan (the "Long-Term Incentive Plan") for key employees and key directors of the General Partner and its affiliates which will be effective upon consummation of the Transactions. The summary of the Long-Term Incentive Plan contained herein does not purport to be complete and is qualified in its entirety by reference to the Long-Term Incentive Plan, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Long-Term Incentive Plan will consist of two components, a unit option plan (the "Unit Option Plan") and a restricted unit plan (the "Restricted Unit Plan"). Initially, the Long-Term Incentive Plan will permit the grant of Restricted Units and Unit Options covering an aggregate of 723,200 Common Units (831,680 Common Units if the Underwriters' over-allotment option is exercised in full).

  Unit Option Plan. Initially, the Unit Option Plan will permit the grant of
options ("Unit Options") covering     Common Units. From these,    Unit
Options will be granted to key employees and directors upon the consummation of the Transactions, subject to the vesting conditions described below and subject to other customary terms and conditions, as follows: (i) Unit Options
covering     Common Units will be granted to Mr. Rudey, (ii) Unit Options
covering     Common Units will be granted to Mr. Stephens, (iii) Unit Options
covering     Common Units will be granted to Mr. Kobacker, (iv) Unit Options
covering     Common Units will be granted to Mr. Hornig, (v) Unit Options
covering     Common Units will be granted to Mr. Morgan and (vi) Unit Options
covering     Common Units will be granted to Mr. Lugus. Unit Options covering
     Common Units will be allocated among five other key employees of the General Partner. A total of eleven individuals are currently eligible to receive awards under the Unit Option Plan. Unit Options covering the remaining
    Common Units under the Unit Option Plan will be reserved and may be granted in the future to key employees or key directors on such terms and conditions (including vesting conditions) as are described below or as the Compensation Committee shall determine. Each of the amounts set forth above will be adjusted upward by an amount equal to 10% of the Common Units issued upon any exercise of the Underwriters' over-allotment option.

  Unit Options granted at the closing of this offering will have an exercise price equal to the initial public offering price for Common Units and will become exercisable automatically upon, and in the same proportions as, the conversion of the Subordinated Units to Common Units. If a grantee's employment is terminated by reason of his death, disability or retirement, the grantee's Unit Options will become immediately exercisable. In addition, a grantee's Unit Options will become immediately exercisable in the event of a "change of control" of the Company (as defined in the Long-Term Incentive
Plan).

  Upon exercise of a Unit Option, the General Partner will acquire Common Units in the open market at a price equal to the then-prevailing price on the NYSE, or directly from the Company or any other person, or use Common Units already owned by the General Partner, or any combination of the foregoing. The General Partner will be entitled to reimbursement by the Company for the difference between the cost incurred by the Company in acquiring such Common Units and the proceeds received by the General Partner from an optionee at the time of exercise. Thus, the cost of the Unit Options will be borne by the Company. If the Company issues new Common Units upon exercise of the Unit Options, the total number of Units outstanding will increase and the General Partner will remit the proceeds received from the optionee to the Company.

  The Unit Option Plan has been designed to furnish additional compensation to key executives and key directors and to increase their proprietary interest in the future performance of the Company measured in terms of growth in the market value of Common Units.

  Restricted Unit Plan. A Restricted Unit is a "phantom" unit that entitles the grantee to receive a Common Unit upon the vesting of the phantom unit. No grants will initially be made under the Restricted Unit Plan. The Compensation Committee may, in the future, determine to make grants under such plan to key employees and directors containing such terms, as the Committee shall determine. Restricted Units granted during the Subordination Period will vest automatically upon, and in the same proportions as, the conversion of the Subordinated Units to Common Units. Common Units to be delivered upon the "vesting" of rights may be Common Units acquired by the General Partner in the open market, Common Units already owned by the General Partner, Common Units acquired by the General Partner directly from the Company or any other person, or any combination of the foregoing. The General Partner will be entitled to reimbursement by the Company for the cost incurred in acquiring such Common Units. If the Company issues new Common Units, the total number of Units outstanding will increase and the Company will receive no remuneration.

  The issuance of the Common Units pursuant to the Restricted Unit Plan is intended to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation in respect of the Common Units. Therefore, no consideration will be payable by the plan participants upon vesting and issuance of the Common Units.

  The General Partner's Board of Directors in its discretion may terminate the Long-Term Incentive Plan at any time with respect to any Common Units or Unit Options for which a grant has not theretofore been made. The General Partner's Board of Directors will also have the right to alter or amend the Long-Term Incentive Plan or any part thereof from time to time; provided, however, that no change in any outstanding grant may be made that would impair the rights of the participant without the consent of such participant.

COMPENSATION OF DIRECTORS

  No additional remuneration will be paid to employees who also serve as directors. The Company anticipates that each independent director (there are expected to be two) will receive $50,000 annually, for which they each agree to participate in four regular meetings of the Board of Directors and four audit/conflicts committee meetings. Each other non-employee director will receive $50,000 annually (to be paid in cash or Subordinated Units, as determined by each director), for which they each agree to participate in four regular meetings of the Board of Directors. Each non-employee director will receive $1,250 for each additional meeting in which he participates. In addition, each non-employee director will be reimbursed for his out-of-pocket expenses in connection with attending meetings of the Board of Directors or committees thereof. Each non-employee director will be fully indemnified by the Company for his actions associated with being a director to the extent permitted under Delaware law.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the beneficial ownership of Units that will be issued upon the consummation of the Transactions held by beneficial owners of five percent or more of the Units, by directors and executive officers of the General Partner and by all directors and executive officers of the General Partner as a group.

                                       PERCENTAGE OF              PERCENTAGE OF PERCENTAGE OF
                             COMMON       COMMON     SUBORDINATED SUBORDINATED   TOTAL UNITS
                          UNITS TO BE   UNITS TO BE  UNITS TO BE   UNITS TO BE      TO BE
                          BENEFICIALLY BENEFICIALLY  BENEFICIALLY BENEFICIALLY  BENEFICIALLY
NAME OF BENEFICIAL OWNER     OWNED         OWNED        OWNED         OWNED         OWNED
------------------------  ------------ ------------- ------------ ------------- -------------
Rudey Timber Company,
 L.L.C. (1).............        -             -%      4,006,216       72.7%         30.8%
U.S. Timberlands
 Management Company,
 L.L.C.(2)..............        -             -       1,299,668       23.6          10.0
U.S. Timberlands
 Holdings, L.L.C.(3)....        -             -       4,046,683       73.4          31.1
John M. Rudey(4)........        -             -       5,346,351       97.0          41.1
John J. Stephens(5)(7)..        -             -          97,561        1.8             *
Edward J. Kobacker......        -             -               -          -             -
Michael J. Morgan.......        -             -               -          -             -
George R. Hornig(6)(7)..        -             -          66,188        1.2             *
Robert F. Wright........        -             -               -          -             -
Aubrey L. Cole..........        -             -               -          -             -
John H. Beuter..........        -             -               -          -             -
All directors and
 executive officers as a
 group (8 persons)(7)...        -             -%        163,749        3.0%          1.3%

--------
 * Less than 1% of class.
(1) Current address is 625 Madison Avenue, Suite 10-B, New York, New York 10022. Includes 4,006,216 of the Subordinated Units owned by Holdings. Rudey Timber Company, L.L.C. has a 99% member interest in Holdings.
(2) Current address is 625 Madison Avenue, Suite 10-B, New York, New York 10022. Excludes 163,749 Subordinated Units to be received by Old Services in the Transaction which will be transferred to Messrs. Stephens and Hornig in redemption of their interests therein.
(3) Current address is 625 Madison Avenue, Suite 10-B, New York, New York
    10022.
(4) Current address is 625 Madison Avenue, Suite 10-B, New York, New York 10022. Includes 1,299,668 Subordinated Units owned by Old Services and 4,046,683 Subordinated Units owned by Holdings. Mr. Rudey is attributed 100% beneficial ownership of all Subordinated Units owned by Old Services and Holdings through his interests therein and in Rudey Timber Company, L.L.C.
(5) Current address is P.O. Box 10 6400 Highway 66, Klamath Falls, Oregon
    97601.
(6) Current address is 31 West 52nd Street, New York, New York 10019.
(7) Includes only interests directly owned by such persons. With respect to beneficial ownership which may be attributable to Mr. Rudey, see footnote
    (4).

  Upon consummation of the Transactions, all of the outstanding member interests in the General Partner will be owned by management, directors and related persons and entities. The members of the General Partner have entered into an operating agreement, which, among other things, provides that the member interests of management and directors who retire, resign or otherwise terminate their relationship with the General Partner will be repurchased by the General Partner. In addition, each member other than affiliates of Mr. Rudey is provided certain "tag along" and "bring along" rights with respect to sales of member interests in the General Partner by Mr. Rudey's affiliates.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RIGHTS OF THE GENERAL PARTNER

  After this offering, Old Services will own 1,299,668 Subordinated Units, Holdings, an affiliate of the General Partner, will own 4,046,683 Subordinated Units, and Messrs. Stephens and Hornig, founding directors and members of the General Partner, will own an aggregate of 163,749 Subordinated Units. The 5,510,100 Subordinated Units owned by Old Services, Holdings and Messrs. Stephens and Hornig will represent an aggregate 42.4% limited partner interest in the Company (39.1% if the Underwriters' over-allotment option is exercised in full). Through the General Partner's ability to manage and operate the Company and the ownership of Common Units and all of the outstanding Subordinated Units by affiliates of the General Partner (effectively giving the General Partner the ability to veto certain actions of the Company), the General Partner will have the ability to control the management of the Company.

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

  In connection with the Transactions, the Company, the Operating Company, the General Partner, USTK, Old Services and certain other parties will enter into the Contribution, Conveyance and Assumption Agreement (the "Contribution Agreement"), which will generally govern the Transactions, including the transfer of certain assets to and the assumption of certain liabilities by the Operating Company, and the application of the proceeds of this offering. The Contribution Agreement will not be the result of arm's-length negotiations, and there can be no assurance that it, or that any of the transactions provided for therein, will be effected on terms at least as favorable to the parties to such agreement as could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with the Transactions, including the expenses associated with transferring assets into the Operating Company, will be paid from the proceeds of this offering.

CONSULTING AGREEMENTS

  The Company intends to enter into consulting agreements with each of Duck Creek Associates (a consulting firm affiliated with Mr. Beuter), Aubrey Cole Associates (a consulting firm affiliated with Mr. Cole), Robert F. Wright Associates, Inc. (a consulting firm affiliated with Mr. Wright) and George R. Hornig pursuant to which each such person or firm will provide consulting services to the Company. Each such agreement will provide for an annual retainer of $25,000, plus $150 per hour (with a maximum per diem of $1,200) for services rendered at the request of the General Partner. Upon his resignation as President and Chief Executive Officer of the General Partner, the Company will enter into a similar agreement with Mr. Stephens or one of his affiliates (except that his agreement will provide for $200 per hour with a maximum per diem of $1,600). Each consulting agreement will be reviewed annually by a majority of the directors other than those with consulting agreements.

RELATED PARTY TRANSACTIONS

  In connection with the Weyerhaeuser Acquisition, USTK paid a fee of $4,135,000 to Timberlands Management Group ("TMG"), an entity 100% owned and controlled by Rudey Timber Company L.L.C., and a fee of $400,000 to each of Mr. Rudey and Mr. Stephens. In addition, during the period from August 30, 1996 to December 31, 1996, USTK paid TMG management fees of $2,800,000.

  During the period from August 30, 1996 through December 31, 1996, USTK paid $10,000,000 to TMG. Such amount, with related interest, was repaid to the Company in February 1997.

  Pursuant to an agreement dated as of July 29, 1997 between Mr. Stephens and USTK, Old Services, Mr. Rudey and certain of his affiliates, Mr. Stephen's interest in Old Services will be redeemed for 97,561 Subordinated Units and $1,000,000. Of such amounts, the 97,561 Subordinated Units will be paid upon the consummation of the Transactions and $1,000,000 is payable in January 1998. Pursuant to an agreement dated as of July 29, 1997 between Mr. Hornig and USTK, Old Services, Mr. Rudey and certain of his affiliates, Mr. Hornig's interest in Old Services will be redeemed upon the closing of the Transactions for 66,188 Subordinated Units.

             CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

CONFLICTS OF INTEREST

  Certain conflicts of interest exist and may arise in the future as a result of the relationships between the General Partner and its members, on the one hand, and the Company and its limited partners, on the other hand. The directors and officers of the General Partner have fiduciary duties to manage the General Partner, including its investments in its subsidiaries and affiliates, in a manner beneficial to its members. At the same time, the General Partner has a fiduciary duty to manage the Company in a manner beneficial to the Company and the Unitholders. The Partnership Agreement contains provisions that allow the General Partner to take into account the interests of parties in addition to the Company in resolving conflicts of interest, thereby limiting its fiduciary duty to the Unitholders, as well as provisions that may restrict the remedies available to Unitholders for actions taken that might, without such limitations, constitute breaches of fiduciary duty. The duty of the directors and officers of the General Partner to its members may, therefore, come into conflict with the duties of the General Partner to the Company and the Unitholders. The Conflicts Committee of the Board of Directors of the General Partner will, at the request of the General Partner, review conflicts of interest that may arise between the General Partner or its affiliates, on the one hand, and the Company, on the other. See "Management--Company Management" and "--Fiduciary and Other Duties."

  The fiduciary obligations of general partners is a developing area of law. The provisions of the Delaware Act that allow the fiduciary duties of a general partner to be waived or restricted by a partnership agreement have not been resolved in a court of law, and the General Partner has not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict fiduciary duties of the General Partner. Unitholders should consult their own legal counsel concerning the fiduciary responsibilities of the General Partner and its officers and directors and the remedies available to the Unitholders.

  Conflicts of interest could arise with respect to the situations described below, among others:

 Common Unitholders Will Have No Right to Enforce Obligations of the General Partner and Its Affiliates Under Agreements with the Company

  The agreements between the Company and the General Partner do not grant to the Unitholders, separate and apart from the Company, the right to enforce the obligations of the General Partner and its affiliates in favor of the Company. Therefore, the Company will be primarily responsible for enforcing such obligations.

 Contracts Between the Company, on the One Hand, and the General Partner and Its Affiliates, on the Other, Will Not be the Result of Arm's-Length Negotiations

  Under the terms of the Partnership Agreement, the Company is not restricted from paying the General Partner or its affiliates for any services rendered (provided such services are rendered on terms fair and reasonable to the Company) or entering into additional contractual arrangements with any of them on behalf of the Company. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Company, on the one hand, and the General Partner and its affiliates, on the other, are or will be the result of arm's-length negotiations. All of such transactions entered into after the sale of the Common Units offered in this offering are to be on terms which are fair and reasonable to the Company, provided that any transaction shall be deemed fair and reasonable if (i) such transaction is approved by the Conflicts Committee, (ii) its terms are no less favorable to the Company than those generally being provided to or available from unrelated third parties or
(iii) taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company), the transaction is fair to the Company. The General Partner and its affiliates will have no obligation to permit the Company to use any facilities or assets of the General Partner and such affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation of the General Partner and its affiliates to enter into any such contracts.

 Certain Actions Taken by the General Partner May Affect the Amount of Cash Available for Distribution to Unitholders or Accelerate the Conversion of Subordinated Units

  Decisions of the General Partner with respect to the amount and timing of timber harvests, stumpage sales, property sales, cash expenditures, participation in capital expansions and acquisitions, borrowings, issuances of additional partnership interests and creation of reserves in any quarter will affect whether, or the extent to which, there is sufficient Available Cash from Operating Surplus to meet the Minimum Quarterly Distribution and Target Distributions Levels on all Units in such quarter or in subsequent quarters. The Partnership Agreement provides that any borrowings by the Company or the approval thereof by the General Partner shall not constitute a breach of any duty owed by the General Partner to the Company or the Unitholders, including borrowings that have the purpose or effect, directly or indirectly, of enabling the General Partner to receive distributions on the Subordinated Units or the Incentive Distributions or hasten the expiration of the Subordination Period or the conversion of the Subordinated Units into Common Units. The Partnership Agreement provides that the Company and the Operating Company may borrow funds from the General Partner and its affiliates. The General Partner and its affiliates may not borrow funds from the Company or the Operating Company. Furthermore, any actions taken by the General Partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash, Operating Surplus and Capital Surplus will be deemed not to constitute a breach of any duty of the General Partner to the Company or the Unitholders.

 The Company Will Reimburse the General Partner and Its Affiliates for Certain Expenses

  Under the terms of the Partnership Agreement, the General Partner and its affiliates will be reimbursed by the Company for certain expenses incurred on behalf of the Company, including costs incurred in providing corporate staff and support services to the Company. The Partnership Agreement provides that the General Partner will determine the expenses that are allocable to the Company in any reasonable manner determined by the General Partner in its sole discretion. See "Management--Reimbursement of Expenses of the General Partner and its Affiliates."

 The General Partner Intends to Limit Its Liability with Respect to the Company's Obligations

  Whenever possible, the General Partner intends to limit the Company's liability under contractual arrangements to all or particular assets of the Company, with the other party thereto having no recourse against the General Partner or its assets. The Partnership Agreement provides that any action by the General Partner in so limiting the liability of the General Partner or that of the Company will not be deemed to be a breach of the General Partner's fiduciary duties, even if the Company could have obtained more favorable terms without such limitation on liability.

 Common Units Are Subject to the General Partner's Limited Call Right

  The General Partner may exercise its right to call and purchase Units as provided in the Partnership Agreement or assign such right to one of its affiliates or to the Company. The General Partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise such right. As a consequence, a Common Unitholder may have his Common Units purchased from him even though he may not desire to sell them, and the price paid may be less than the amount the holder would desire to receive upon sale of his Common Units. For a description of such right, see "The Partnership Agreement--Limited Call Right."

 The Company May Retain Separate Counsel for Itself or for the Holders of Common Units; Advisors Retained by the Company for this Offering Have Not Been Retained to Act for Holders of Common Units

  The Common Unitholders have not been represented by counsel in connection with the preparation of the Partnership Agreement or other agreements referred to herein or in establishing the terms of this offering. The attorneys, independent public accountants and others who have performed services for the Company in connection with this offering have been retained by the General Partner, its affiliates and the Company and may continue to be retained by the General Partner, its affiliates and the Company after this offering. Attorneys, independent public accountants and others who will perform services for the Company in the future will be selected by the General Partner or the Conflicts Committee and may also perform services for the General Partner and its affiliates. The Company may retain separate counsel for itself or the holders of Common Units in the event of a conflict of interest arising between the General Partner and its affiliates, on the one hand, and the Company or the holders of Common Units, on the other, after the sale of the Common Units offered hereby, depending on the nature of such conflict, but it does not intend to do so in most cases.

 The General Partner's Affiliates May Compete with the Company Under Certain Circumstances

  The General Partner may not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (i) its performance as a general partner of the Company or one or more affiliates of the Company, (ii) the acquiring, owning or disposing of debt or equity securities of the Company or such affiliates, and (iii) permitting its employees to perform services for its affiliates. Following the closing of the sale of the Common Units offered hereby, the General Partner's affiliates will be restricted from competing with the Company by engaging in the following activities in North America ("Restricted Activities"): the (i) acquisition, exchange, operation or sale of timber-producing real property or rights to harvest timber, a principal purpose of which is producing logs or other forest products, (ii) harvesting of timber other than harvesting which is incidental to the ownership or operation of real property not owned or operated for a principal purpose of producing logs or other forest products, (iii) sale, exchange or purchase of logs other than sales, exchanges or purchases which are incidental to the ownership or operation of real property not owned or operated for a principal purpose of producing logs or other forest products, and (iv) any and all other activities relating to the forest products industry to the extent such activities compete with activities of the Company or the Operating Company. Affiliates of the General Partner may, however, engage in any other activity in competition with the Company and may engage in Restricted Activities outside of North America. As a result, conflicts of interest may arise between affiliates of the General Partner on the one hand, and the Company, on the other. There can be no assurance that there will not be competition between the Company and affiliates of the General Partner.

FIDUCIARY AND OTHER DUTIES

  The General Partner will be accountable to the Company and the Unitholders as a fiduciary. Consequently, the General Partner must exercise good faith and integrity in handling the assets and affairs of the Company. In contrast to the relatively well-developed law concerning fiduciary duties owed by officers and directors to the shareholders of a corporation, the law concerning the duties owed by a general partner to other partners and to partnerships is relatively undeveloped. Neither the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") nor case law defines with particularity the fiduciary duties owed by a general partner to limited partners or a limited partnership, but the Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties that might otherwise be applied by a court in analyzing the standard of duty owed by a general partner to limited partners and the partnership.

  Fiduciary duties are generally considered to include an obligation to act with the highest good faith, fairness and loyalty. Such duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction as to which it has a conflict of interest. In order to induce the General Partner to manage the business of the Company, the Partnership Agreement, as permitted by the Delaware Act, contains various provisions intended to have the effect of restricting the fiduciary duties that might otherwise be owed by the General Partner to the Company and its partners and waiving or consenting to conduct by the General Partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law.

  The Partnership Agreement provides that in order to become a limited partner of the Company, a holder of Common Units is required to agree to be bound by the provisions thereof, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against such person.

  The Partnership Agreement provides that whenever a conflict arises between the General Partner or its affiliates, on the one hand, and the Company or any other partner, on the other, the General Partner shall resolve such conflict. The General Partner in general shall not be in breach of its obligations under the Partnership Agreement or its duties to the Company or the Unitholders if the resolution of such conflict is fair and reasonable to the Company, and any resolution shall conclusively be deemed to be fair and reasonable to the Company if such resolution is (i) approved by the Conflicts Committee (although no party is obligated to seek such approval and the General Partner may adopt a resolution or course of action that has not received such approval), (ii) on terms no less favorable to the Company than those generally being provided to or available from unrelated third parties or (iii) fair to the Company, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company). In resolving such conflict, the General Partner may (unless the resolution is specifically provided for in the Partnership Agreement) consider the relative interests of the parties involved in such conflict or affected by such action, any customary or accepted industry practices or historical dealings with a particular person or entity and, if applicable, generally accepted accounting practices or principles and such other factors as its deems relevant. Thus, unlike the strict duty of a fiduciary who must act solely in the best interests of his beneficiary, the Partnership Agreement permits the General Partner to consider the interests of all parties to a conflict of interest, including the interests of the General Partner. In connection with the resolution of any conflict that arises, unless the General Partner has acted in bad faith, the action taken by the General Partner shall not constitute a breach of the Partnership Agreement, any other agreement or any standard of care or duty imposed by the Delaware Act or other applicable law. The Company also provides that in certain circumstances the General Partner may act in its sole discretion, in good faith or pursuant to other appropriate standards.

  The Delaware Act provides that a limited partner may institute legal action on behalf of the partnership (a partnership derivative action) to recover damages from a third party where the general partner has refused to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, the statutory or case law of certain jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

  The Partnership Agreement also provides that any standard of care and duty imposed thereby or under the Delaware Act or any applicable law, rule or regulation will be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner and its officers and directors to act under the Partnership Agreement or any other agreement contemplated therein and to make any decisions pursuant to the authority prescribed in the Partnership Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Company. Further, the Partnership Agreement provides that the General Partner and its officers and directors will not be liable for monetary damages to the Company, the limited partners or assignees for errors of judgment or for any acts or omissions if the General Partner and such other persons acted in good faith.

  In addition, under the terms of the Partnership Agreement, the Company is required to indemnify the General Partner and its officers, directors, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the General Partner or such other persons, if the General Partner or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceedings, had no reasonable cause to believe their conduct was unlawful. See "The Partnership Agreement--Indemnification." Thus, the General Partner could be indemnified for its negligent acts if it meets such requirements concerning good faith and the best interests of the Company.

                        DESCRIPTION OF THE COMMON UNITS

  Upon consummation of this offering, the Common Units will be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and the Company will be subject to the reporting and certain other requirements of the Exchange Act. The Company will be required to file periodic reports containing financial and other information with the Commission.

  Purchasers of Common Units in this offering and subsequent transferees of Common Units (or their brokers, agents or nominees on their behalf) who wish to become Unitholders of record will be required to execute Transfer Applications, the form of which is included as Appendix B to this Prospectus, before the purchase or transfer of such Common Units will be registered on the records of the Transfer Agent and before cash distributions or federal income tax allocations can be made to the purchaser or transferee. The Company will be entitled to treat the nominee holder of a Common Unit as the absolute owner thereof, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

THE UNITS

  The Common Units and the Subordinated Units represent limited partner interests in the Company, which entitle the holders thereof to participate in Company distributions and exercise the rights or privileges available to limited partners under the Partnership Agreement. For a description of the relative rights and preferences of holders of Common Units and Subordinated Units in and to Company distributions, together with a description of the circumstances under which Subordinated Units may convert into Common Units, see "Cash Distribution Policy." For a description of the rights and privileges of limited partners under the Partnership Agreement, see "The Partnership Agreement."

TRANSFER AGENT AND REGISTRAR

 Duties

  American Stock Transfer Corporation will serve as registrar and transfer agent (the "Transfer Agent") for the Common Units and will receive a fee from the Company for serving in such capacities. All fees charged by the Transfer Agent for transfers of Common Units will be borne by the Company and not by the holders of Common Units, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a Common Unit and other similar fees or charges will be borne by the affected holder. There will be no charge to holders for disbursements of the Company's cash distributions. The Company will indemnify the Transfer Agent, its agents and each of their respective shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in respect of its activities as such, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

 Resignation or Removal

  The Transfer Agent may at any time resign, by notice to the Company, or be removed by the Company, such resignation or removal to become effective upon the appointment by the Company of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, the General Partner is authorized to act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF COMMON UNITS

  Until a Common Unit has been transferred on the books of the Company, the Company and the Transfer Agent, notwithstanding any notice to the contrary, may treat the record holder thereof as the absolute owner for

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

all purposes, except as otherwise required by law or stock exchange regulations. The transfer of the Common Units to persons that purchase directly from the Underwriters will be accomplished through the completion, execution and delivery of a Transfer Application by such investor in connection with such Common Units. Any subsequent transfers of a Common Unit will not be recorded by the Transfer Agent or recognized by the Company unless the transferee executes and delivers a Transfer Application. By executing and delivering a Transfer Application (the form of which is set forth as Appendix B to this Prospectus and which is also set forth on the reverse side of the certificates representing the Common Units), the transferee of Common Units
(i) becomes the record holder of such Common Units and shall constitute an assignee until admitted into the Company as a substitute limited partner, (ii) automatically requests admission as a substituted limited partner in the Company, (iii) agrees to be bound by the terms and conditions of, and executes, the Partnership Agreement, (iv) represents that such transferee has the capacity, power and authority to enter into the Partnership Agreement, (v) grants powers of attorney to officers of the General Partner and any liquidator of the Company as specified in the Partnership Agreement, and (vi) makes the consents and waivers contained in the Partnership Agreement. An assignee will become a substituted limited partner of the Company in respect of the transferred Common Units upon the consent of the General Partner and the recordation of the name of the assignee on the books and records of the Company. Such consent may be withheld in the sole discretion of the General Partner.

  Common Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in the Company in respect of the transferred Common Units. A purchaser or transferee of Common Units who does not execute and deliver a Transfer Application obtains only (a) the right to assign the Common Units to a purchaser or other transferee and (b) the right to transfer the right to seek admission as a substituted limited partner in the Company with respect to the transferred Common Units. Thus, a purchaser or transferee of Common Units who does not execute and deliver a Transfer Application will not receive cash distributions or federal income tax allocations unless the Common Units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a Transfer Application with respect to such Common Units, and may not receive certain federal income tax information or reports furnished to record holders of Common Units. The transferor of Common Units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Common Units, but a transferee agrees, by acceptance of the certificate representing Common Units, that the transferor will not have a duty to insure the execution of the Transfer Application by the transferee and will have no liability or responsibility if such transferee neglects to or chooses not to execute and forward the Transfer Application to the Transfer Agent. See "The Partnership Agreement--Status as Limited Partner or Assignee."

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

                           THE PARTNERSHIP AGREEMENT

  The following paragraphs are a summary of the material provisions of the Partnership Agreement. The form of the Partnership Agreement for the Company is included in this Prospectus as Appendix A. The form of Partnership Agreement for the Operating Company (the "Operating Company Agreement") is included as an exhibit to the Registration Statement of which this Prospectus constitutes a part. The Company will provide prospective investors with a copy of the form of the Operating Company Agreement upon request at no charge. The discussions presented herein and below of the material provisions of the Partnership Agreement are qualified in their entirety by reference to the Partnership Agreement for the Company and the Operating Company Agreement for the Operating Company. The Company will be a 98.9899% non-managing member of the Operating Company, which will own the Company's business. The General Partner will serve as the general partner of the Company and the managing member of the Operating Company, owning an aggregate 2% interest in the Company and the Operating Company on a combined basis. The General Partner will manage and operate the Company's business. Unless the context otherwise requires, references herein to the "Partnership Agreement" constitute references to the Partnership Agreement and the Operating Company Agreement, collectively.

  Certain provisions of the Partnership Agreement are summarized elsewhere in this Prospectus under various headings. With regard to the transfer of Common Units, see "Description of the Common Units--Transfer of Common Units." With regard to distributions of Available Cash, see "Cash Distribution Policy." With regard to allocations of taxable income and taxable loss, see "Tax Considerations." Prospective investors are urged to review these sections of this Prospectus and the Partnership Agreement carefully.

ORGANIZATION AND DURATION

  The Company was organized in June 1997, as a Delaware limited partnership. The Operating Company was organized in 1996 to acquire the Klamath Falls Timberlands. Following the issuance of the Common Units offered hereby, the General Partner will own a 1% interest as general partner in the Company and the right to receive Incentive Distributions and a 1.0101% managing member interest in the Operating Company (or an aggregate 2% interest in the Company and the Operating Company on a combined basis), and the Unitholders (including certain affiliates of the General Partner as holders of Subordinated Units) will own a 98% interest in the Company and the Operating Company on a combined basis. The Company will dissolve on December 31, 2087, unless sooner dissolved pursuant to the terms of the Partnership Agreement.

PURPOSE

  The purpose of the Company under the Partnership Agreement is limited to serving as the non-managing member of the Operating Company and engaging in any business activity that may be engaged in by the Operating Company. The Operating Company Agreement provides that the Operating Company may, directly or indirectly, engage in (i) any activity engaged in by USTK immediately prior to this offering, (ii) any other activity approved by the General Partner but only to the extent that the General Partner reasonably determines that, as of the date of the acquisition or commencement of such activity, such activity generates "qualifying income" (as such term is defined in Section 7704 of the Code) or (iii) any activity that enhances the operations of an activity that is described in (i) or (ii) above. Although the General Partner has the ability under the Partnership Agreement to cause the Company and the Operating Company to engage in activities other than the ownership or operation of timber-producing real property, the General Partner has no current intention of doing so. The General Partner is authorized in general to perform all acts deemed necessary to carry out such purposes and to conduct the business of the Company.

POWER OF ATTORNEY

  Each Limited Partner, and each person who acquires a Unit from a Unitholder and executes and delivers a Transfer Application with respect thereto, grants to the General Partner and, if a liquidator of the Company has been appointed, such liquidator, a power of attorney to, among other things, execute and file certain documents required in connection with the qualification, continuance or dissolution of the Company or the amendment of the Partnership Agreement in accordance with the terms thereof and to make consents and waivers contained in the Partnership Agreement.

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

CAPITAL CONTRIBUTIONS

  For a description of the initial capital contributions to be made to the Company, see "The Transactions." The Unitholders are not obligated to make additional capital contributions to the Company, except as described below under "--Limited Liability."

LIMITED LIABILITY

  Assuming that a Limited Partner does not participate in the control of the business of the Company within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to certain possible exceptions, to the amount of capital he is obligated to contribute to the Company in respect of his Common Units plus his share of any undistributed profits and assets of the Company. If it were determined, however, that the right or exercise of the right by the Limited Partners as a group to remove or replace the General Partner, to approve certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Company's business for the purposes of the Delaware Act, then the Limited Partners could be held personally liable for the Company's obligations under the laws of the State of Delaware to the same extent as the General Partner with respect to persons who transact business with the Company reasonably believing, based on the Limited Partner's conduct, that the Limited Partner is a general partner.

  Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that nonrecourse liability. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from the partnership agreement.

  The Company expects that the Operating Company will initially conduct business in one state. Maintenance of limited liability may require compliance with legal requirements in such jurisdictions in which the Operating Company conducts business, including qualifying the Operating Company to do business there. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that the Company was, by virtue of its member interest in the Operating Company or otherwise, conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the Limited Partners as a group to remove or replace the General Partner, to approve certain amendments to the Partnership Agreement, or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Company's business for the purposes of the statutes of any relevant jurisdiction, then the Limited Partners could be held personally liable for the Company's obligations under the law of such jurisdiction to the same extent as the General Partner under certain circumstances. The Company will operate in such manner as the General Partner deems reasonable and necessary or appropriate to preserve the limited liability of the Limited Partners.

ISSUANCE OF ADDITIONAL SECURITIES

  The Partnership Agreement authorizes the Company to issue an unlimited number of additional limited partner interests and other equity securities of the Company for such consideration and on such terms and conditions as are established by the General Partner in its sole discretion without the approval of any Limited

Partners; provided that, during the Subordination Period, except as provided in the next sentence below, the Company may not issue equity securities of the Company ranking prior or senior to the Common Units or an aggregate of more than 7,232,000 additional Common Units (excluding Common Units issued upon the exercise of the Underwriters' over-allotment option, upon conversion of Subordinated Units, upon conversion of the general partner interests and Incentive Distribution Rights as a result of a withdrawal of the General Partner and subject to adjustment in the event of a combination or subdivision of Common Units) or an equivalent number of securities ranking on a parity with the Common Units without the approval of the holders of at least a Unit Majority. During the Subordination Period, the Company may also issue an unlimited number of additional Common Units or parity securities without the approval of the Unitholders if the proceeds from such issuance are used
exclusively to repay up to $     million in indebtedness of a member of the
Partnership Group, in each case only where the aggregate amount of distributions that would have been paid with respect to such newly issued Units and the related additional distributions that would have been made to the General Partner in respect of the (actual or pro forma) four-quarter period ending prior to the first day of the quarter in which the issuance is to be consummated (assuming such additional Units had been outstanding throughout such period and that distributions equal to the distributions that were actually paid on the outstanding Units during the period were paid on such additional Units) did not exceed the interest costs actually incurred during such period on the indebtedness that is to be repaid (or, if such indebtedness was not outstanding throughout the entire period, would have been incurred had such indebtedness been outstanding for the entire period). In accordance with Delaware law and the provisions of the Partnership Agreement, the Company may also issue additional partnership interests that, in the sole discretion of the General Partner, may have special voting rights to which the Common Units are not entitled.

  Upon issuance of additional Partnership Securities (other than pursuant to the over-allotment option), the General Partner will be required to make additional capital contributions to the extent necessary to maintain its 2% interest in the Company and Operating Company. Moreover, the General Partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Common Units, Subordinated Units or other equity securities of the Company from the Company whenever, and on the same terms that, the Company issues such securities or rights to persons other than the General Partner and its affiliates, to the extent necessary to maintain the percentage interest of the General Partner and its affiliates in the Company (including its interest represented by Subordinated Units) that existed immediately prior to each such issuance. The holders of Common Units will not have preemptive rights to acquire additional Common Units or other partnership interests that may be issued by the Company.

AMENDMENT OF PARTNERSHIP AGREEMENT

  Amendments to the Partnership Agreement may be proposed only by or with the consent of the General Partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment (other than certain amendments discussed below), the General Partner is required to seek written approval of the holders of the number of Units required to approve such amendment or call a meeting of the Limited Partners to consider and vote upon the proposed amendment, except as described below. Proposed amendments (unless otherwise specified) must be approved by holders of a Unit Majority, except that no amendment may be made which would (i) enlarge the obligations of any Limited Partner without its consent, unless approved by at least a majority of the type or class of Units so affected, (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Company to the General Partner or any of its affiliates without its consent, which consent may be given or withheld in its sole discretion, (iii) change the term of the Company, (iv) provide that the Company is not dissolved upon the expiration of its term or upon an election to dissolve the Company by the General Partner that is approved by holders of a Unit Majority or (v) give any person the right to dissolve the Company other than the General Partner's right to dissolve the Company with the approval of holders of a Unit Majority. Each of the foregoing provisions may be amended with the approval of the holders of at least 90% of the Common Units and Subordinated Units voting as a single class.

  The General Partner may generally make amendments to the Partnership Agreement without the approval of any Limited Partner or assignee to reflect
(i) a change in the name of the Company, the location of the

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

principal place of business of the Company, the registered agent or the registered office of the Company, (ii) admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement, (iii) a change that, in the discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Company as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that neither the Company nor the Operating Company will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes,
(iv) an amendment that is necessary, in the opinion of counsel to the Company, to prevent the Company, or the General Partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed,
(v) subject to the limitations on the issuance of additional Common Units or other limited or general partner interests described above, an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of additional limited or general partner interests, (vi) any amendment expressly permitted in the Partnership Agreement to be made by the General Partner acting alone, (vii) an amendment effected, necessitated or contemplated by a merger agreement that has been approved pursuant to the terms of the Partnership Agreement, (viii) any amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the formation by the Company of, or its investment in, any corporation, partnership or other entity (other than the Operating Company) as otherwise permitted by the Partnership Agreement, (ix) a change in the fiscal year and/or taxable year of the Company and changes related thereto, and (x) any other amendments substantially similar to any of the foregoing.

  In addition to the General Partner's right to amend the Partnership Agreement as described above, the General Partner may make amendments to the Partnership Agreement without the approval of any Limited Partner or assignee if such amendments, in the discretion of the General Partner, (i) do not adversely affect the Limited Partners in any material respect, (ii) are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (iii) are necessary or advisable to facilitate the trading of the Common Units (including the division of any class or classes of outstanding Partnership Securities into different classes to facilitate uniformity of tax consequences within such classes of Partnership Securities) or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the Common Units are or will be listed for trading, compliance with any of which the General Partner deems to be in the best interests of the Company and the Limited Partners, (iv) are necessary or advisable in connection with any action taken by the General Partner relating to splits or combinations of Units pursuant to the provisions of the Partnership Agreement or (v) are required to effect the intent expressed in this Prospectus or the intent of the Partnership Agreement or contemplated by the Partnership Agreement.

  The General Partner will not be required to obtain an Opinion of Counsel (as defined below) in the event of the amendments described in the two immediately preceding paragraphs. No other amendments to the Partnership Agreement will become effective without the approval of holders of at least 90% of the Units unless the Company obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability under applicable law of any limited partner in the Company or any member of the Operating Company.

  Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding Units in relation to other classes of Units will require the approval of at least a majority of the type or class of Units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

MERGER, SALE OR OTHER DISPOSITION OF ASSETS

  The General Partner is generally prohibited, without the prior approval of holders of a Unit Majority, from causing the Company to, among other things, sell, exchange or otherwise dispose of all or substantially all of its

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

assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approving on behalf of the Company the sale, exchange or other disposition of all or substantially all of the assets of the Operating Company; provided that the General Partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Company's assets without such approval. The General Partner may also sell all or substantially all of the Company's assets pursuant to a foreclosure or other realization upon the foregoing encumbrances without such approval. Furthermore, provided that certain conditions are satisfied, the General Partner may merge the Company or any member of the Partnership Group into, or convey some or all of the Partnership Group's assets to, a newly formed entity if the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity. The Unitholders are not entitled to dissenters' rights of appraisal under the Partnership Agreement or applicable Delaware law in the event of a merger or consolidation of the Company, a sale of substantially all of the Company's assets or any other transaction or event.

TERMINATION AND DISSOLUTION

  The Company will continue until December 31, 2087, unless sooner terminated pursuant to the Partnership Agreement. The Company will be dissolved upon (i) the election of the General Partner to dissolve the Company, if approved by the holders of a Unit Majority, (ii) the sale, exchange or other disposition of all or substantially all of the assets and properties of the Company and the Operating Company, (iii) the entry of a decree of judicial dissolution of the Company or (iv) the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner (other than by reason of a transfer of its general partner interest in accordance with the Partnership Agreement or withdrawal or removal following approval and admission of a successor). Upon a dissolution pursuant to clause (iv), the holders of a Unit Majority may also elect, within certain time limitations, to reconstitute the Company and continue its business on the same terms and conditions set forth in the Partnership Agreement by forming a new limited partnership on terms identical to those set forth in the Partnership Agreement and having as general partner an entity approved by the holders of a Unit Majority subject to receipt by the Company of an opinion of counsel to the effect that (x) such action would not result in the loss of limited liability of any Limited Partner and (y) neither the Company, the reconstituted limited partnership nor the Operating Company would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (hereinafter, an "Opinion of Counsel").

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

  Upon dissolution of the Company, unless the Company is reconstituted and continued as a new limited partnership, the person authorized to wind up the affairs of the Company (the "Liquidator") will, acting with all of the powers of the General Partner that such Liquidator deems necessary or desirable in its good faith judgment in connection therewith, liquidate the Company's assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy--Distributions of Cash Upon Liquidation." Under certain circumstances and subject to certain limitations, the Liquidator may defer liquidation or distribution of the Company's assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER

  The General Partner has agreed not to withdraw voluntarily as a general partner of the Company and the managing member of the Operating Company prior to December 31, 2007 (with limited exceptions described below), without obtaining the approval of the holders of a Unit Majority and furnishing an Opinion of Counsel. On or after December 31, 2007, the General Partner may withdraw as the General Partner (without first obtaining approval from any Unitholder) by giving 90 days' written notice, and such withdrawal will not constitute a violation of the Partnership Agreement. Notwithstanding the foregoing, the General Partner may withdraw without Unitholder approval upon 90 days' notice to the Limited Partners if at least 50% of the outstanding Common Units are held or controlled by one person and its affiliates (other than the General Partner and its affiliates). In addition, the Partnership Agreement permits the General Partner (in certain limited instances) to sell or otherwise transfer all of its general partner interest in the Company without the approval of the Unitholders. See "--Transfer of General Partner's Interests and Incentive Distribution Rights."

  Upon the withdrawal of the General Partner under any circumstances (other than as a result of a transfer by the General Partner of all or a part of its general partner interests in the Company), the holders of a Unit Majority may select a successor to such withdrawing General Partner. If such a successor is not elected, or is elected but an Opinion of Counsel cannot be obtained, the Company will be dissolved, wound up and liquidated, unless within 180 days after such withdrawal the holders of a Unit Majority agree in writing to continue the business of the Company and to appoint a successor General Partner. See "--Termination and Dissolution."

  The General Partner may not be removed unless such removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding Units (including Units held by the General Partner and its affiliates) and the Company receives an Opinion of Counsel. The ownership of the Subordinated Units by certain affiliates of the General Partner effectively gives the General Partner the ability to prevent its removal. Any such removal is also subject to the approval of a successor general partner by the vote of the holders of not less than a Unit Majority. The Partnership Agreement also provides that if the General Partner is removed as general partner of the Company under circumstances where Cause does not exist and Units held by the General Partner and its affiliates are not voted in favor of such removal (i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished and (iii) the General Partner will have the right to convert its general partner interest (and all the Incentive Distribution Rights) into Common Units or to receive cash in exchange for such interests.

  Withdrawal or removal of the General Partner as a general partner of the Company also constitutes withdrawal or removal, as the case may be, of the General Partner as the managing member of the Operating Company.

  In the event of removal of the General Partner under circumstances where Cause exists or withdrawal of the General Partner where such withdrawal violates the Partnership Agreement, a successor general partner will have the option to purchase the general partner interest, managing member interest and Incentive Distribution Rights of the departing General Partner (the "Departing Partner") in the Company and the Operating Company for a cash payment equal to the fair market value of such interests. Under all other circumstances where the General Partner withdraws or is removed by the Limited Partners, the Departing Partner will have the option to require the successor general partner to purchase such interests of the Departing Partner and its Incentive Distribution Rights for such amount. In each case, such fair market value will be determined by agreement between the Departing Partner and the successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent expert selected by the Departing Partner and the successor general partner (or if no expert can be agreed upon, by an expert chosen by agreement of the experts selected by each of them). In addition, the Company will be required to reimburse the Departing Partner for all amounts due the Departing Partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the Departing Partner for the benefit of the Company.

  If the above-described option is not exercised by either the Departing Partner or the successor general partner, as applicable, the Departing Partner's general partner interest in the Company and managing member interest in the Operating Company and its Incentive Distribution Rights will automatically convert into Common Units equal to the fair market value of such interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

TRANSFER OF GENERAL PARTNER'S INTERESTS AND INCENTIVE DISTRIBUTION RIGHTS

  Except for a transfer by the General Partner of all, but not less than all, of its general partner interest in the Company and managing member interest in the Operating Company to (a) an affiliate of the General Partner or

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

(b) another person in connection with the merger or consolidation of the General Partner with or into another person or the transfer by such General Partner of all or substantially all of its assets to another person, the General Partner may not transfer all or any part of its general partner interest in the Company and managing member interest in the Operating Company to another person prior to December 31, 2007, without the approval of the holders of at least a Unit Majority; provided that, in each case, such transferee assumes the rights and duties of the General Partner to whose interest such transferee has succeeded, agrees to be bound by the provisions of the Partnership Agreement, furnishes an Opinion of Counsel and agrees to acquire all (or the appropriate portion thereof, as applicable) of the General Partner's interest in the Operating Company and agrees to be bound by the provisions of the Operating Company Agreement. The General Partner and its affiliates shall have the right at any time, however, to transfer their Subordinated Units to one or more persons without Unitholder approval. At any time, the members of the General Partner may sell or transfer all or part of their interest in the General Partner to an affiliate or a third party without the approval of the Unitholders. The General Partner or its affiliates or a subsequent holder may transfer its Incentive Distribution Rights to another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person without the prior approval of the Unitholders. Holders of Incentive Distribution Rights may also transfer such rights to its affiliates without the prior approval of the Unitholders. Prior to December 31, 2007, other transfers of the Incentive Distribution Rights will require the affirmative vote of holders of at least a Unit Majority. On or after December 31, 2007, the Incentive Distribution Rights will be freely transferable.

CHANGE OF MANAGEMENT PROVISIONS

  The Partnership Agreement contains certain provisions that are intended to discourage a person or group from attempting to remove the General Partner as general partner of the Company or otherwise change the management of the Company. If any person or group other than the General Partner and its affiliates acquires beneficial ownership of 20% or more of any class of Units, such person or group loses voting rights with respect to all of its Units. The Partnership Agreement also provides that if the General Partner is removed as a general partner of the Company under circumstances where Cause does not exist and Units held by the General Partner and its affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished and (iii) the General Partner will have the right to convert its partner interests (and all of its Incentive Distribution Rights) into Common Units or to receive cash in exchange for such interests.

LIMITED CALL RIGHT

  If at any time not more than 20% of the then-issued and outstanding limited partner interests of any class (including Common Units) are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign in whole or in part to any of its affiliates or to the Company, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons as of a record date to be selected by the General Partner, on at least 10 but not more than 60 days' notice. The purchase price in the event of such a purchase shall be the greater of (i) the highest price paid by the General Partner or any of its affiliates for any limited partner interests of such class purchased within the 90 days preceding the date on which the General Partner first mails notice of its election to purchase such limited partner interests, and (ii) the Current Market Price as of the date three days prior to the date such notice is mailed. As a consequence of the General Partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased even though he may not desire to sell them, or the price paid may be less than the amount the holder would desire to receive upon the sale of his limited partner interests. The tax consequences to a Unitholder of the exercise of this call right are the same as a sale by such Unitholder of his Common Units in the market. See "Tax Considerations--Disposition of Common Units."

MEETINGS; VOTING

  Except as described below with respect to a Person or group owning 20% or more of all Units, Unitholders or assignees who are record holders of Units on the record date set pursuant to the Partnership Agreement will

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

be entitled to notice of, and to vote at, meetings of limited partners of the Company and to act with respect to matters as to which approvals may be solicited. With respect to voting rights attributable to Common Units that are owned by an assignee who is a record holder but who has not yet been admitted as a limited partner, the General Partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such Common Units on any matter, vote such Common Units at the written direction of such record holder. Absent such direction, such Common Units will not be voted (except that, in the case of Common Units held by the General Partner on behalf of Non-citizen Assignees (as defined below), the General Partner shall distribute the votes in respect of such Common Units in the same ratios as the votes of limited partners in respect of other Units are cast).

  The General Partner does not anticipate that any meeting of Unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the Unitholders may be taken either at a meeting of the Unitholders or without a meeting if consents in writing setting forth the action so taken are signed by holders of such number of Units as would be necessary to authorize or take such action at a meeting of all of the Unitholders. Meetings of the Unitholders of the Company may be called by the General Partner or by Unitholders owning at least 20% of the outstanding Units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding Units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of Unitholders of such class or classes, unless any such action by the Unitholders requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage.

  Each record holder of a Unit has a vote according to his percentage interest in the Company, although additional limited partner interests having special voting rights could be issued by the Company. See "--Issuance of Additional Securities." However, if at any time any person or group (other than the General Partner and its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of any class of Units then outstanding, such person or group will lose voting rights with respect to all of its Units and such Units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of Unitholders, calculating required votes, determining the presence of a quorum or for other similar Company purposes. The Partnership Agreement provides that Common Units held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as otherwise provided in the Partnership Agreement, Subordinated Units will vote together with Common Units as a single class.

  Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Common Units (whether or not such record holder has been admitted as a limited partner) under the terms of the Partnership Agreement will be delivered to the record holder by the Company or by the Transfer Agent at the request of the Company.

STATUS AS LIMITED PARTNER OR ASSIGNEE

  Except as described above under "--Limited Liability," the Common Units will be fully paid, and Unitholders will not be required to make additional contributions to the Company.

  An assignee of a Common Unit, subsequent to executing and delivering a Transfer Application, but pending its admission as a substituted Limited Partner in the Company, is entitled to an interest in the Company equivalent to that of a Limited Partner with respect to the right to share in allocations and distributions from the Company, including liquidating distributions. The General Partner will vote and exercise other powers attributable to Common Units owned by an assignee who has not become a substitute Limited Partner at the written direction of such assignee. See "--Meetings; Voting." Transferees who do not execute and deliver a Transfer Application will be treated neither as assignees nor as record holders of Common Units, and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of Common Units. See "Description of the Common Units--Transfer of Common Units."

NON-CITIZEN ASSIGNEES; REDEMPTION

  If the Company is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the General Partner, create a substantial risk of cancellation or forfeiture of any property in which the Company has an interest because of the nationality, citizenship or other related status of any Limited Partner or assignee, the Company may redeem the Units held by such Limited Partner or assignee at their Current Market Price (as defined in the Glossary). In order to avoid any such cancellation or forfeiture, the General Partner may require each Limited Partner or assignee to furnish information about his nationality, citizenship or related status. If a Limited Partner or assignee fails to furnish information about such nationality, citizenship or other related status within 30 days after a request for such information or the General Partner determines after receipt of such information that the Limited Partner or assignee is not an eligible citizen, such Limited Partner or assignee may be treated as a non-citizen assignee ("Non-citizen Assignee"). In addition to other limitations on the rights of an assignee who is not a substituted Limited Partner, a Non-citizen Assignee does not have the right to direct the voting of his Units and may not receive distributions in kind upon liquidation of the Company.

INDEMNIFICATION

  The Partnership Agreement provides that the Company will indemnify the General Partner, any Departing Partner, any Person who is or was an affiliate of a General Partner or any Departing Partner, any Person who is or was a member, partner, officer, director, employee, agent or trustee of a General Partner or any Departing Partner or any affiliate of a General Partner or any Departing Partner, or any Person who is or was serving at the request of a General Partner or any Departing Partner or any affiliate of any such person, any affiliate of a General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person ("Indemnitees"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Company, and the General Partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to the Company to enable it to effectuate, such indemnification. The Company is authorized to purchase (or to reimburse the General Partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Company's activities, regardless of whether the Company would have the power to indemnify such person against such liabilities under the provisions described above.

BOOKS AND REPORTS

  The General Partner is required to keep appropriate books of the business of the Company at the principal offices of the Company. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax purposes, the fiscal year of the Company is the calendar year. For financial reporting purposes, however, the fiscal year of the Company is a fiscal year ending on December 31.

  As soon as practicable, but in no event later than 120 days after the close of each fiscal year, the General Partner will furnish or make available to each record holder of Units (as of a record date selected by the General Partner) an annual report containing audited financial statements of the Company for the past fiscal year, prepared in accordance with generally accepted accounting principles. As soon as practicable, but in no event later than 90 days after the close of each quarter (except the last quarter of each fiscal year), the General Partner will furnish or make available to each record holder of Units (as of a record date selected by the General Partner) a report containing unaudited financial statements of the Company with respect to such quarter and such other information as may be required by law.

  The Company will furnish each record holder of a Unit information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. Such information is expected to be furnished in summary form so that certain complex calculations normally required of partners can be avoided. The Company's ability to furnish such summary information to Unitholders will depend on the cooperation of such Unitholders in supplying certain information to the Company. Every Unitholder (without regard to whether he supplies such information to the Company) will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

RIGHT TO INSPECT COMPANY BOOKS AND RECORDS

  The Partnership Agreement provides that a Limited Partner can for a purpose reasonably related to such Limited Partner's interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him (i) a current list of the name and last known address of each partner, (ii) a copy of the Company's tax returns, (iii) information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner, (iv) copies of the Partnership Agreement, the certificate of limited partnership of the Company, amendments thereto and powers of attorney pursuant to which the same have been executed, (v) information regarding the status of the Company's business and financial condition, and (vi) such other information regarding the affairs of the Company as is just and reasonable. The Company may, and intends to, keep confidential from the Limited Partners trade secrets or other information the disclosure of which the Company believes in good faith is not in the best interests of the Company or which the Company is required by law or by agreements with third parties to keep confidential.

REGISTRATION RIGHTS

  Pursuant to the terms of the Partnership Agreement and subject to certain limitations described therein, the Company has agreed to register for resale under the Securities Act and applicable state securities laws any Common Units or other securities of the Company (including Subordinated Units) proposed to be sold by the General Partner or any of its affiliates if an exemption from such registration requirements is not otherwise available for such proposed transaction. The Company is obligated to pay all expenses incidental to such registration, excluding underwriting discounts and commissions. See "Units Eligible for Future Sale."

                        UNITS ELIGIBLE FOR FUTURE SALE

  After the sale of the Common Units offered hereby, affiliates of the General Partner will hold 5,510,100 Subordinated Units (all of which will convert into Common Units at the end of the Subordination Period and some of which may convert earlier). The sale of these Units could have an adverse impact on the price of the Common Units or on any trading market that may develop. For a discussion of the transactions whereby the General Partner's affiliates acquired the Subordinated Units in connection with the organization of the Company, see "The Transactions."

  The Common Units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any Common Units owned by an "affiliate" of the Company (as that term is defined in the rules and regulations under the Securities Act) may not be resold publicly except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom under Rule 144 thereunder ("Rule 144") or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer in a public offering to be sold into the market in an amount that does not exceed, during any three-month period, the greater of (i) 1% of the total number of such securities outstanding or (ii) the average weekly reported trading volume of the Common Units for the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned his Common Units for at least one year would be entitled to sell such Common Units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions or notice requirements of Rule 144.

  Prior to the end of the Subordination Period, the Company may not issue equity securities of the Company ranking prior or senior to the Common Units or an aggregate of more than 7,232,000 additional Common Units (excluding Common Units issued upon exercise of the Underwriters' over-allotment option, upon conversion of Subordinated Units, or in connection with the repayment of certain indebtedness and subject to adjustment in the event of a combination or subdivision of the Common Units), or an equivalent amount of securities ranking on a parity with the Common Units, without the approval of the holders of at least a Unit Majority. The Partnership Agreement provides that, after the Subordination Period, the Company may issue an unlimited number of limited partner interests of any type without a vote of the Unitholders. The Partnership Agreement does not impose any restriction on the Company's ability to issue equity securities ranking junior to the Common Units at any time. Any issuance of additional Common Units or certain other equity securities would result in a corresponding decrease in the proportionate ownership interest in the Company represented by, and could adversely affect the cash distributions to and market price of, Common Units then outstanding. See "The Partnership Agreement--Issuance of Additional Securities."

  Pursuant to the Partnership Agreement, the General Partner and its affiliates will have the right, upon the terms and subject to the conditions therein, to cause the Company to register under the Securities Act and state laws the offer and sale of any Units or other Partnership Securities that they hold. Subject to the terms and conditions of the Partnership Agreement, such registration rights allow the General Partner and its affiliates or its assignees holding any Units to require registration of any such Units and to include any such Units in a registration by the Company of other Units, including Units offered by the Company or by any Unitholder. Such registration rights will continue in effect for two years following any withdrawal or removal of the General Partner as a general partner of the Company. In connection with any such registration, the Company will indemnify each Unitholder participating in such registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. The Company will bear all costs and expenses of any such registration. In addition, the General Partner and its affiliates may sell its Units in private transactions at any time, subject to compliance with applicable laws.

  The Company, the General Partner, the officers and directors of the General Partner and their respective affiliates have agreed not to (i) offer, sell, contract to sell or otherwise dispose of any Common Units or

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

Subordinated Units, any securities that are convertible into, or exercisable or exchangeable for, or that represent the right to receive, Common Units or Subordinated Units or any securities that are senior to or pari passu with Common Units, or (ii) grant any options or warrants to purchase Common Units or Subordinated Units (other than the grant of options to purchase Common Units pursuant to the Long-Term Incentive Plan), for a period of 180 days after the date of this Prospectus without the prior written consent of Smith Barney Inc., except for the issuance and transfer of Common Units and Subordinated Units to occur upon the closing of this offering as described in this Prospectus.

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

                              TAX CONSIDERATIONS

  This section is a summary of material tax considerations that may be relevant to prospective Unitholders and, to the extent set forth below under "--Legal Opinions and Advice," expresses the opinion of Andrews & Kurth L.L.P., special counsel to the General Partner and the Company ("Counsel"), insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to the Company are references to both the Company and the Operating Company.

  No attempt has been made in the following discussion to comment on all federal income tax matters affecting the Company or the Unitholders. Moreover, the discussion focuses on Unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other Unitholders subject to specialized tax treatment (such as tax-exempt institutions, foreign persons, individual retirement accounts, REITs or mutual funds). Accordingly, each prospective Unitholder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to him of the ownership or disposition of Common Units.

LEGAL OPINIONS AND ADVICE

  Counsel is of the opinion that, based on the accuracy of the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (i) the Company and the Operating Company will each be treated as a partnership, and (ii) owners of Common Units (with certain exceptions, as described in "--Limited Partner Status" below) will be treated as partners of the Company (but not the Operating Company). In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of Counsel.

  No ruling has been or will be requested from the Internal Revenue Service (the "IRS") with respect to classification of the Company as a partnership for federal income tax purposes, whether the Company's timber operations generate "qualifying income" under Section 7704 of the Code or any other matter affecting the Company or prospective Unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that the opinions and statements set forth herein would be sustained by a court if contested by the IRS. Any such contest with the IRS may materially and adversely impact the market for the Common Units and the prices at which Common Units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the Unitholders and the General Partner. Furthermore, no assurance can be given that the treatment of the Company or an investment therein will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may or may not be retroactively applied.

  For the reasons hereinafter described, Counsel has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a Unitholder whose Common Units are loaned to a short seller to cover a short sale of Common Units (see "--Tax Treatment of Operations-- Treatment of Short Sales"), (ii) whether a Unitholder acquiring Common Units in separate transactions must maintain a single aggregate adjusted tax basis in his Common Units (see "--Disposition of Common Units--Recognition of Gain or Loss"), (iii) whether the Company's monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "--Disposition of Common Units--Allocations Between Transferors and Transferees"), (iv) whether the Company's convention for allocating recapture income will be recognized for federal income tax purposes (see "--Allocation of Company Income, Gain, Loss and Deduction"), and (v) whether the Company's method for depreciating Section 743 adjustments is sustainable (see "--Tax Treatment of Operations--Section 754 Election").

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

TAX RATES AND CHANGES IN FEDERAL INCOME TAX LAWS

  The top marginal income tax rate for individuals for 1997 is 36% subject to a 10% surtax on individuals with taxable income in excess of $271,050 per year. The surtax is computed by applying a 39.6% rate to taxable income in excess of the threshold. The net capital gain of an individual is currently subject to a maximum 28% tax rate. The 1997 Proposed Legislation would generally reduce the maximum capital gains rate to 20%.

  The 1997 Proposed Legislation would alter the tax reporting system and the deficiency collection system applicable to large partnerships and would make certain additional changes to the treatment of large partnerships, such as the Company. Certain of the proposed changes are discussed later in this section. The 1997 Proposed Legislation is generally intended to simplify the administration of the tax rules governing large partnerships such as the Company.

  The 1997 Proposed Legislation would affect the taxation of certain financial products and securities, including partnership interests. The 1997 Proposed Legislation would treat a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if it were sold) if the taxpayer or related persons entered into one or more positions with respect to the same or substantially identical property which, for some period, substantially eliminated both the risk of loss and opportunity for gain on the appreciated financial position (including selling "short against the box" transactions). Certain of these proposed changes are also discussed under "-- Disposition of Common Units."

  The Budget Proposal would require taxpayers, including Unitholders, to use the average cost bases for securities (including Units) sold. Similar proposals were made by the Clinton Administration in 1996.

  As of the date of this Prospectus, it is not possible to predict whether any of the changes set forth in the 1997 Proposed Legislation, the Budget Proposal or any other changes in the federal income tax laws that would impact the Company and the Unitholders will ultimately be enacted or, if enacted, what form they will take, what the effective dates will be, and what, if any, transition rules will be provided.

PARTNERSHIP STATUS

  A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of any cash distributed is in excess of the partner's adjusted basis in his partnership interest.

  No ruling has been or will be sought from the IRS as to the status of the Company or the Operating Company as a partnership for federal income tax purposes. Instead the Company has relied on the opinion of Counsel that, based upon the Code, the regulations thereunder, published revenue rulings and court decisions, the Company and the Operating Company will each be classified as a partnership for federal income tax purposes.

  In rendering its opinion, Counsel has relied on certain factual representations made by the Company and the General Partner. Such factual matters are as follows:

    (a) neither the Company nor the Operating Company will elect to be treated as an association or corporation;

    (b) The Company will be operated in accordance with (i) all applicable partnership statutes, (ii) the Partnership Agreement, and (iii) the description thereof in this Prospectus;

    (c) The Operating Company will be operated in accordance with (i) all applicable limited liability company statutes, (ii) the Operating Company Agreement, and (iii) the description thereof in this Prospectus;

    (d) For each taxable year, more than 90% of the gross income of the Company will be (i) derived from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including timber, or (ii) other items of "qualifying income" within the meaning of Section 7704(d) of the Code; and

    (e) The General Partner will at all times act independently of the limited partners.

  Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes interest (from other than a financial business), dividends and income and gains from the processing, transportation and marketing of timber. Based upon the representations of the Company and the General Partner and a review of the applicable legal authorities, Counsel is of the opinion that at least 90% of the Company's gross income will constitute qualifying income. The Company estimates that less than one percent of its gross income for each taxable year will not constitute qualifying income.

  If the Company fails to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), the Company will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which it fails to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in the Company. This contribution and liquidation should be tax-free to Unitholders and the Company, so long as the Company, at that time, does not have liabilities in excess of the tax basis of its assets. Thereafter, the Company would be treated as a corporation for federal income tax purposes.

  If the Company or the Operating Company were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the Unitholders, and its net income would be taxed to the Company or the Operating Company at corporate rates. In addition, any distribution made to a Unitholder would be treated as either taxable dividend income (to the extent of the Company's current or accumulated earnings and profits) or (in the absence of earnings and profits) a nontaxable return of capital (to the extent of the Unitholder's tax basis in his Common Units) or taxable capital gain (after the Unitholder's tax basis in the Common Units is reduced to zero). Accordingly, treatment of either the Company or the Operating Company as an association taxable as a corporation would result in a material reduction in a Unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the Units.

  The discussion below is based on the assumption that the Company will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

  Unitholders who have become limited partners of the Company will be treated as partners of the Company for federal income tax purposes. Counsel is also of the opinion that (a) assignees who have executed and delivered Transfer Applications, and are awaiting admission as limited partners and (b) Unitholders whose Common Units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Common Units will be treated as partners of the Company for federal income tax purposes. As there is no direct authority addressing assignees of Common Units who are entitled to execute and deliver Transfer Applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver Transfer Applications, Counsel's opinion does not extend to these persons. Income, gain, deductions or losses would not appear to be reportable by a Unitholder who is not a partner for federal income tax purposes, and any cash distributions received by such a Unitholder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in the Company for federal income tax purposes. Furthermore, a purchaser or other transferee of Common Units who does not execute and deliver a Transfer Application may not receive certain federal income tax information or reports furnished to record holders of Common Units unless the Common Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such Common Units.

  A beneficial owner of Common Units whose Common Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such Common Units for federal income tax purposes. See "--Tax Treatment of Operations--Treatment of Short Sales."

TAX CONSEQUENCES OF UNIT OWNERSHIP

 Flow-through of Taxable Income

  No federal income tax will be paid by the Company. Instead, each Unitholder will be required to report on his income tax return his allocable share of the income, gains, losses and deductions of the Company without regard to whether corresponding cash distributions are received by such Unitholder. Consequently, a Unitholder may be allocated income from the Company even if he has not received a cash distribution. Each Unitholder will be required to include in income his allocable share of Company income, gain, loss and deduction for the taxable year of the Company ending with or within the taxable year of the Unitholder.

 Treatment of Company Distributions

  Distributions by the Company to a Unitholder generally will not be taxable to the Unitholder for federal income tax purposes to the extent of his tax basis in his Common Units immediately before the distribution. Cash distributions in excess of a Unitholder's tax basis generally will be considered to be gain from the sale or exchange of the Common Units, taxable in accordance with the rules described under "--Disposition of Common Units" below. Any reduction in a Unitholder's share of the Company's liabilities for which no partner, including the General Partner, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to that Unitholder. To the extent that Company distributions cause a Unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "--Limitations on Deductibility of Company Losses."

  A decrease in a Unitholder's percentage interest in the Company because of the issuance by the Company of additional Common Units will decrease such Unitholder's share of nonrecourse liabilities of the Company, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a Unitholder, regardless of his tax basis in his Common Units, if such distribution reduces the Unitholder's share of the Company's "unrealized receivables" (including depreciation recapture) and/or substantially appreciated "inventory items" (both as defined in Section 751 of the Code) (collectively, "Section 751 Assets"). To that extent, the Unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged such assets with the Company in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the Unitholder's realization of ordinary income under Section 751(b) of the Code. Such income will equal the excess of (1) the non-pro rata portion of such distribution over (2) the Unitholder's tax basis for the share of such Section 751 Assets deemed relinquished in the exchange.

 Ratio of Taxable Income to Distributions

  The Company estimates that a purchaser of Common Units in this offering who holds such Common Units from the date of the closing of this offering through December 31, 2000, will be allocated, on a cumulative

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basis, an amount of federal taxable income for such period that will be approximately % of the cash distributed with respect to that period. A majority of such taxable income may be treated as capital gains (depending upon a Common Unitholders particular tax circumstances) as a result of an election to be made pursuant to Section 631(a) of the Code and as a result of timber transactions qualifying for treatment under Section 631(b) of the Code. See "--Tax Treatment of Operations--Sales of Timberlands." The Company further estimates that for taxable years after the taxable year ending December 31, 2000, the taxable income allocable to the Unitholders will constitute a significantly higher percentage of cash distributed to Unitholders. The foregoing estimates are based upon the assumption that gross income from operations will approximate the amount required to make the Minimum Quarterly Distribution with respect to all Units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond the control of the Company. Further, the estimates are based on current tax law and certain tax reporting positions that the Company intends to adopt and with which the IRS could disagree. Accordingly, no assurance can be given that the estimates will prove to be correct. The actual percentage could be higher or lower, and any such differences could be material and could materially affect the value of the Common Units.

 Basis of Common Units

  A Unitholder's initial tax basis for his Common Units will be the amount he paid for the Common Units plus his share of the Company's nonrecourse liabilities. That basis will be increased by his share of Company income and by any increases in his share of Company nonrecourse liabilities. That basis will be decreased (but not below zero) by distributions from the Company, by the Unitholder's share of Company losses, by any decrease in his share of Company nonrecourse liabilities and by his share of expenditures of the Company that are not deductible in computing its taxable income and are not required to be capitalized. A limited partner will have no share of Company debt which is recourse to the General Partner, but will have a share, generally based on his share of profits, of Company debt which is not recourse to any partner. See "--Disposition of Common Units--Recognition of Gain or Loss."

 Limitations on Deductibility of Company Losses

  The deduction by a Unitholder of his share of Company losses will be limited to the tax basis in his Units and, in the case of an individual Unitholder or a corporate Unitholder (if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount for which the Unitholder is considered to be "at risk" with respect to the Company's activities, if that is less than the Unitholder's tax basis. A Unitholder must recapture losses deducted in previous years to the extent that Company distributions cause the Unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the Unitholder's tax basis or at risk amount (whichever is the limiting factor) is subsequently increased. Upon the taxable disposition of a Unit, any gain recognized by a Unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer utilizable.

  In general, a Unitholder will be at risk to the extent of the tax basis of his Units, excluding any portion of that basis attributable to his share of Company nonrecourse liabilities, reduced by any amount of money the Unitholder borrows to acquire or hold his Units if the lender of such borrowed funds owns an interest in the Company, is related to such a person or can look only to Units for repayment. A Unitholder's at risk amount will increase or decrease as the tax basis of the Unitholder's Units increases or decreases (other than tax basis increases or decreases attributable to increases or decreases in his share of Company nonrecourse liabilities).

  The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in

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

which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by the Company will only be available to offset future income generated by the Company and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed a Unitholder's income generated by the Company may be deducted in full when he disposes of his entire investment in the Company in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

  A Unitholder's share of net income from the Company may be offset by any suspended passive losses from the Company, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

 Limitations on Interest Deductions

  The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a Unitholder's net passive income from the Company will be treated as investment income for this purpose. In addition, the Unitholder's share of the Company's portfolio income will be treated as investment income. Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment, (ii) the Company's interest expense attributed to portfolio income, and (iii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a Unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

ALLOCATION OF COMPANY INCOME, GAIN, LOSS AND DEDUCTION

  In general, if the Company has a net profit, items of income, gain, loss and deduction will be allocated among the General Partner and the Unitholders in accordance with their respective percentage interests in the Company. At any time that distributions are made to the Common Units and not to the Subordinated Units, or that Incentive Distributions are made to the General Partner, gross income will be allocated to the recipients to the extent of such distribution. If the Company has a net loss, items of income, gain, loss and deduction will generally be allocated first, to the General Partner and the Unitholders in accordance with their respective Percentage Interests to the extent of their positive capital accounts (as maintained under the Partnership Agreement) and, second, to the General Partner.

  As required by Section 704(c) of the Code and as permitted by Regulations thereunder, certain items of Company income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to the Company by the General Partner and Holdings ("Contributed Property"). The effect of these allocations to a Unitholder will be essentially the same as if the tax basis of the Contributed Property were equal to their fair market value at the time of contribution. In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some Unitholders. Finally, although the Company does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of Company income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

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

  Regulations provide that an allocation of items of partnership income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Code to eliminate the difference between a partner's "book" capital account (credited with the fair market value of Contributed Property) and "tax" capital account (credited with the tax basis of Contributed Property) (the "Book-Tax Disparity"), will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in the partnership, which will be determined by taking into account all the facts and circumstances, including the partner's relative contributions to the partnership, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

  Counsel is of the opinion that allocations under the Partnership Agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

 Tax Treatment of Operations

  Accounting Method and Taxable Year

  The Company will use the year ending December 31 as its taxable year and will adopt the accrual method of accounting for federal income tax purposes. Each Unitholder will be required to include in income his allocable share of Company income, gain, loss and deduction for the taxable year of the Company ending within or with the taxable year of the Unitholder. In addition, a Unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his Units following the close of the Company's taxable year but before the close of his taxable year must include his allocable share of Company income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction. See "--Disposition of Common Units--Allocations Between Transferors and Transferees."

  Initial Tax Basis, Depreciation and Amortization

  The tax basis of the various assets of the Company will be used for purposes of computing depletion with respect to timber properties, depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. The Company assets will initially have an aggregate tax basis equal to the tax basis of the assets in the possession of USTK and Old Services immediately prior to the formation of the Company. The federal income tax burden associated with the difference between the fair market value of property held by USTK and the tax basis established for such property will be borne by the Company and Holdings. See "--Allocation of Company Income, Gain, Loss and Deduction."

  To the extent allowable, the Company may elect to use the depletion, depreciation and cost recovery methods that will result in the largest depreciation deductions in the early years of the Company. The Company will not be entitled to any amortization deductions with respect to any goodwill conveyed to the Company on formation. Property subsequently acquired or constructed by the Company may be depreciated using accelerated methods permitted by the Code.

  If the Company disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property owned by the Company may be required to recapture such deductions as ordinary income upon a sale of his interest in the Company. See "--Allocation of Company Income, Gain, Loss and Deduction" and "--Disposition of Common Units--Recognition of Gain or Loss."

  Costs incurred in organizing the Company may be amortized over any period selected by the Company not shorter than 60 months. The costs incurred in promoting the issuance of Units (i.e. syndication expenses) must

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

be capitalized and cannot be deducted currently, ratably or upon termination of the Company. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. Under recently adopted regulations, the underwriting discounts and commissions would be treated as a syndication cost.

 Timber Income

  Under Section 631 of the Code, a substantial part of the gain or loss realized by the Company from the sale of timber will qualify as Section 1231 gain or loss. A Unitholder's distributive share of the Company Section 1231 gain or loss aggregated each year with any of his other Section 1231 gains and losses (generally gains and losses from the sale of property used in a trade or business held for at least one year and from involuntary conversions). If a net gain results, all such gains and losses are capital gains and losses; if a net loss results, all such gains and losses are ordinary income and losses. Moreover, a Unitholder's net Section 1231 gain is treated as ordinary income to the extent of his prior net Section 1231 losses for the five most recent prior taxable years to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

  The special treatment provided by Section 631 for Unitholders applies only to timber that the Company has either owned or had a contract right to cut for a period 12 months or more before being cut. If the timber is cut by the Company, Section 631(a) permits the Company to elect, and it intends to elect, to treat the cutting of the timber as a sale of a Section 1231 asset for an amount equal to the fair market value of the timber as of the beginning of the taxable year in which it is cut. In such event, the cut timber has a basis equal to that value in determining ordinary income or loss on a subsequent sale of the cut timber. If the timber is cut by another person pursuant to a contract in which the Company retains an economic interest in the timber, the amount received by the Company under that contract is also treated under
Section 631(b) as the amount realized from the sale of a Section 1231 asset (generally, the date the gain is deemed realized is the date when, in the ordinary course of business, the quantity of the timber cut is first definitely determined). In either case, the Section 1231 gain or loss is the difference between the amount realized and the cost depletion allowed with respect to the cut timber. See "--Timber Depletion."

  Income from the sale of timber that does not qualify under Section 631 will be taxable as ordinary income in the year of sale.

 Timber Depletion

  Timber is subject to cost depletion and is not subject to accelerated cost recovery, depreciation or percentage depletion. Timber depletion is determined with respect to each separate timber account (containing timber located in a timber "block") and is equal to the product obtained by multiplying the units of timber cut by a fraction, the numerator of which is the aggregate adjusted basis of all timber included in such account and the denominator of which is the total number of timber units in such timber account. The depletion allowance so calculated represents the adjusted tax basis of such timber for purposes or determining gain or loss on disposition. The tax basis of timber in each timber account is reduced by the depletion allowance for such account.

  If a Section 631(a) election is in effect, the taxpayer will be entitled to a depletion allowance as discussed above under "Timber Income." Thereafter, the taxpayer's adjusted basis with respect to such timber will be the fair market value of the timber as of the first day of the taxable year in which the timber is cut. As the cut timber is sold, the taxpayer's adjusted basis will be taken into account for purposes of determining gain or loss on the sale. In the case of an outright sale of timber or a disposition of timber treated as a sale under Section 631(b) of the Code, the amount realized for the timber is reduced by the adjusted basis in such timber. A taxpayer disposing

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

of timber with a retained economic interest in a transaction which fails to qualify under Section 631(b) also reduces the amount realized from such disposition by the adjusted basis in the timber.

 Sales of Timberlands

  If any tract of timberland is sold or otherwise disposed of in a taxable transaction, the Company will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of such property. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether the tract of timberland (i) is held for sale to customers in the ordinary course of business (i.e., the Company is a "dealer" with respect to such property), (ii) is held for "use in a trade or business" within the meaning of Section 1231 of the Code or (iii) is held by the Company as a "capital asset" within the meaning of Section 1221 of the Code. In determining dealer status with respect to Forestlands and other types of real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

  The Company will hold its Timberlands for the purposes of generating cash flow from the periodic harvesting and sale of timber and achieving long-term capital appreciation. Although the General Partner may consider strategic sales of Timberlands consistent with achieving long-term capital appreciation, the General Partner does not anticipate frequent sales, nor significant marketing, improvement or subdivision activity in connection with any strategic sale of timberland. Thus, the General Partner does not believe the Company will be viewed as a dealer. However, in light of the factual nature of this question, there is no assurance that the Company will not be viewed by the IRS as a "dealer" in Timberlands.

  In addition, were the IRS successfully to contend that any of the Company's predecessors was a dealer with respect to any tracts of timberland distributed to the Company, gains from sales of these tracts within a five-year period from the date this offering is consummated would be taxable as ordinary income. The General Partner, however, believes that none of the Company's predecessors was a dealer with respect to any of its timberland holdings.

  If the Company is not a dealer with respect to a particular tract of timberland and the Company and its predecessor has held the timberland for a one-year period primarily for use in its trade or business, the character of any gain or loss realized from the disposition of such timberland will be determined under Section 1231 of the Code. See "--Timber Income." If the Company and its predecessor has not held a timberland tract for more than one year at the time of sale, gain or loss from the sale thereof will be ordinary.

  If the Company is not a dealer with respect to a particular tract of timberland, and the timberland is not used in a trade or business, that tract will be a "capital asset" within the meaning of Section 1221 of the Code. Gain or loss recognized from the disposition of that timberland will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon the Company's holding period in such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.

  Since amounts realized upon the sale, exchange or other disposition of a tract of timberland by the Company may be used to reduce any liability to which the tract of timberland is subject, it is possible (although not anticipated), that the Company's gain on the sale of such a tract would exceed the distributive proceeds of the sale, and the income taxes payable on the sale of the Unitholders could exceed their distributive share of any such proceeds.


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

 Section 754 Election

  The Company intends to make the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election will generally permit the Company to adjust a Common Unit purchaser's (other than a Common Unit purchaser that purchases Common Units from the Company) tax basis in the Company's assets ("inside basis") pursuant to
Section 743(b) of the Code to reflect his purchase price. The Section 743(b) adjustment belongs to the purchaser and not to other partners. (For purposes of this discussion, a partner's inside basis in the Company's assets will be considered to have two components: (1) his share of the Company's tax basis in such assets ("common basis") and (2) his Section 743(b) adjustment to that basis.)

  Proposed Treasury Regulation Section 1.168-2(n) generally requires the
Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-acquired recovery property placed in service when the purchaser acquires the Unit. Similarly, the legislative history of Section 197 indicates that the Section 743(b) adjustment attributable to an amortizable Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the Unit. Under Treasury Regulation Section 1.167(c)- 1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. The depreciation and amortization methods and useful lives associated with the
Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the common basis in such properties. Pursuant to the Partnership Agreement, the Company is authorized to adopt a convention to preserve the uniformity of Units even if such convention is not consistent with Treasury Regulation Sections 1.167(c)-1(a)(6), Proposed Treasury Regulation Section 1.168-2(n) or the legislative history of Section 197 of the Code. See "--Uniformity of Units."

  Although Counsel is unable to opine as to the validity of such an approach, the Company intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable, despite its inconsistency with Proposed Treasury Regulation Section 1.168-2(n), Treasury Regulation Section 1.167(c)-1(a)(6) (neither of which is expected to directly apply to a material portion of the Company's assets) or the legislative history of Section 197 of the Code. To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Company will apply the rules described in the Regulations and legislative history. If the Company determines that such position cannot reasonably be taken, the Company may adopt a depreciation or amortization convention under which all purchasers acquiring Units in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in the Company's assets. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain Unitholders. See "--Uniformity of Units."

  The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by the Company to goodwill which, as an intangible asset, would be amortizable over a longer period of time than the Company's tangible assets.

  A Section 754 election is advantageous if the transferee's tax basis in his Units is higher than such Units' share of the aggregate tax basis to the Company of the Company's assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of the Company's assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of the Company's assets. Conversely, a Section 754 election is disadvantageous if the

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

transferee's tax basis in such Units is lower than such Unit's share of the aggregate tax basis of the Company's assets immediately prior to the transfer. Thus, the fair market value of the Units may be affected either favorably or adversely by the election.

  The calculations involved in the Section 754 election are complex and will be made by the Company on the basis of certain assumptions as to the value of Company assets and other matters. There is no assurance that the determinations made by the Company will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in the Company's opinion, the expense of compliance exceed the benefit of the election, the Company may seek permission from the IRS to revoke the Section 754 election for the Company. If such permission is granted, a subsequent purchaser of Units may be allocated more income than he would have been allocated had the election not been revoked.

 Alternative Minimum Tax

  Although it is not expected that the Company will generate significant tax preference items or adjustments, each Unitholder will be required to take into account his distributive share of any items of Company income, gain, deduction or loss for purposes of the alternative minimum tax. The minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective Unitholders should consult with their tax advisors as to the impact of an investment in Units on their liability for the alternative minimum tax.

 Valuation of Company Property and Basis of Properties

  The federal income tax consequences of the ownership and disposition of Units will depend in part on estimates by the Company of the relative fair market values, and determinations of the initial tax bases, of the assets of the Company. Although the Company may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made by the Company. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by Unitholders might change, and Unitholders might be required to adjust their tax liability for prior years.

 Treatment of Short Sales

  A Unitholder whose Units are loaned to a "short seller" to cover a short sale of Units may be considered as having disposed of ownership of those Units. If so, he would no longer be a partner with respect to those Units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any Company income, gain, deduction or loss with respect to those Units would not be reportable by the Unitholder, any cash distributions received by the Unitholder with respect to those Units would be fully taxable and all of such distributions would appear to be treated as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their Units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of Company interests. Also, the 1997 Proposed Legislation contains provisions which would adversely affect certain short sales. See "--Tax Rates and Changes in Federal Income Tax Laws."

DISPOSITION OF COMMON UNITS

 Recognition of Gain or Loss

  Gain or loss will be recognized on a sale of Units equal to the difference between the amount realized and the Unitholder's tax basis for the Units sold. A Unitholder's amount realized will be measured by the sum of the

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

cash or the fair market value of other property received plus his share of Company nonrecourse liabilities. Because the amount realized includes a Unitholder's share of Company nonrecourse liabilities, the gain recognized on the sale of Units could result in a tax liability in excess of any cash received from such sale.

  Prior Company distributions in excess of cumulative net taxable income in respect of a Common Unit which decreased a Unitholder's tax basis in such Common Unit will, in effect, become taxable income if the Common Unit is sold at a price greater than the Unitholder's tax basis in such Common Unit, even if the price is less than his original cost.

  Should the IRS successfully contest the convention used by the Company to amortize only a portion of the Section 743(b) adjustment (described under "-- Tax Treatment of Operations--Section 754 Election") attributable to an amortizable Section 197 intangible after a sale by the General Partner of Units, a Unitholder could realize additional gain from the sale of Units than had such convention been respected. In that case, the Unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS to be unlikely because a successful contest could result in substantial additional deductions to other Unitholders.

  Gain or loss recognized by a Unitholder (other than a "dealer" in Units) on the sale or exchange of a Unit held for more than one year will generally be taxable as long-term capital gain or loss. A portion of this gain or loss (which could be substantial), however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "substantially appreciated inventory" owned by the Company. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Inventory is considered to be "substantially appreciated" if its value exceeds 120% of its adjusted basis to the Company. Ordinary income attributable to unrealized receivables, substantially appreciated inventory and depreciation recapture may exceed net taxable gain realized upon the sale of the Unit and may be recognized even if there is a net taxable loss realized on the sale of the Unit. Thus, a Unitholder may recognize both ordinary income and a capital loss upon a disposition of Units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

  The IRS has ruled that a partner who acquires interests in a Company in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. The ruling is unclear as to how the holding period of these interests is determined once they are combined. If this ruling is applicable to the holders of Common Units, a Common Unitholder will be unable to select high or low basis Common Units to sell as would be the case with corporate stock. It is not clear whether the ruling applies to the Company because, similar to corporate stock, interests in the Company are evidenced by separate certificates. Accordingly, Counsel is unable to opine as to the effect such ruling will have on the Unitholders. In addition, under the financial product provisions of the Revenue Reconciliation Act of 1996, in the case of partnership interests in publicly traded partnerships which are substantially identical, the basis of such interests and any adjustments to basis, would be determined on an average basis and, for holding period purposes, a taxpayer would be treated as selling such interests on a first-in, first-out basis. A Unitholder considering the purchase of additional Common Units or a sale of Common Units purchased in separate transactions should consult his tax advisor as to the possible consequences of such ruling and subsequent legislation.

 Allocations Between Transferors and Transferees

  In general, the Company's taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the Unitholders in proportion to the number of Units owned by each of them as of the opening of the NYSE on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of Company assets other than in the ordinary course of business will be allocated among the Unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a Unitholder transferring Common Units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

  The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of Units. If this method is not allowed under the Treasury Regulations (or only applies to transfers of less than all of the Unitholder's interest), taxable income or losses of the Company might be reallocated among the Unitholders. The Company is authorized to revise its method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted under future Treasury Regulations.

  A Unitholder who owns Units at any time during a quarter and who disposes of such Units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of Company income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.

 Notification Requirements

  A Unitholder who sells or exchanges Units is required to notify the Company in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. The Company is required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a Unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that set forth the amount of the consideration received for the Unit that is allocated to goodwill or going concern value of the Company. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

 Constructive Termination

  The Company and the Operating Company will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Company capital and profits within a 12-month period. Under the 1997 Proposed Legislation, termination of a large partnership would not occur by reason of the sale or exchange of interests in the partnership. A termination of the Company will cause a termination of the Operating Company. A termination of the Company will result in the closing of the Company's taxable year for all Unitholders. In the case of a Unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the Company's taxable year may result in more than 12 months' taxable income or loss of the Company being includable in his taxable income for the year of termination. New tax elections required to be made by the Company, including a new election under Section 754 of the Code, must be made subsequent to a termination, and a termination could result in a deferral of Company deductions for depreciation. A termination could also result in penalties if the Company were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject the Company to, any tax legislation enacted prior to the termination.

  Under regulations, a termination of the Company would result in a deemed transfer by the Company of its assets to a new partnership in exchange for an interest in the new partnership followed by a deemed distribution of interests in the new partnership to the Unitholders in liquidation of the Company.

 Entity-Level Collections

  If the Company is required or elects under applicable law to pay any federal, state or local income tax on behalf of any Unitholder or any General Partner or any former Unitholder, the Company is authorized to pay those taxes from Company funds. Such payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, the Company is authorized to treat the payment as a distribution to current Unitholders. The Company is authorized to amend the Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Units and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under the Partnership Agreement is maintained as nearly as is practicable. Payments by the Company as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

UNIFORMITY OF UNITS

  Because the Company cannot match transferors and transferees of Units, uniformity of the economic and tax characteristics of the Units to a purchaser of such Units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the Units. See "--Tax Treatment of Operations--Section 754 Election."

  The Company intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, or treat that portion as nonamortizable, to the extent attributable to property the Common Basis of which is not amortizable, despite its inconsistency with Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6) (neither of which is expected to directly apply to a material portion of the Company's assets). See "--Tax Treatment of Operations--Section 754 Election." To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Company will apply the rules described in the Regulations and legislative history. If the Company determines that such a position cannot reasonably be taken, the Company may adopt a depreciation and amortization convention under which all purchasers acquiring Units in the same month would receive depreciation and amortization deductions, whether attributable to Common Basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Company's property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain Unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. This convention will not be adopted if the Company determines that the loss of depreciation and amortization deductions will have a material adverse effect on the Unitholders. If the Company chooses not to utilize this aggregate method, the Company may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were sustained, the uniformity of Units might be affected, and the gain from the sale of Units might be increased without the benefit of additional deductions. See "--Disposition of Common Units--Recognition of Gain or Loss."

 Tax-Exempt Organizations and Certain Other Investors

  Ownership of Units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) are subject to federal income tax on unrelated business taxable income. Much of the taxable income derived by such an organization from the ownership of a Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder.

  A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of the Company's gross income will include that type of income.

  Non-resident aliens and foreign corporations, trusts or estates which hold Units will be considered to be engaged in business in the United States on account of ownership of Units. As a consequence they will be required to file federal tax returns in respect of their share of Company income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, the Company will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign Unitholders. Each foreign Unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent of the Company on a Form W-8 in order to obtain credit for the taxes withheld. A change in applicable law may require the Company to change these procedures.

  Because a foreign corporation which owns Units will be treated as engaged in a United States trade or business, such a corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of the Company's income and gain (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate Unitholder is a "qualified resident." In addition, such a Unitholder is subject to special information reporting requirements under Section 6038C of the Code.

  Under a ruling of the IRS a foreign Unitholder who sells or otherwise disposes of a Unit will be subject to federal income tax on gain realized on the disposition of such Unit to the extent that such gain is effectively connected with a United States trade or business of the foreign Unitholder. Apart from the ruling, a foreign Unitholder will not be taxed upon the disposition of a Unit if that foreign Unitholder has held less than 5% in value of the Units during the five-year period ending on the date of the disposition and if the Units are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

 Company Information Returns and Audit Procedures

  The Company intends to furnish to each Unitholder, within 90 days after the close of each calendar year, certain tax information, including a Schedule K-1, which sets forth each Unitholder's share of the Company's income, gain, loss and deduction for the preceding Company taxable year. In preparing this information, which will generally not be reviewed by counsel, the Company will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the Unitholder's share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. The Company cannot assure prospective Unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the Units.

  The federal income tax information returns filed by the Company may be audited by the IRS. Adjustments resulting from any such audit may require each Unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the Unitholder's own return. Any audit of a Unitholder's return could result in adjustments of non-Company as well as Company items.

  Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Partnership Agreement appoints the General Partner as the Tax Matters Partner of the Company.

  The Tax Matters Partner will make certain elections on behalf of the Company and Unitholders and can extend the statute of limitations for assessment of tax deficiencies against Unitholders with respect to Company items. The Tax Matters Partner may bind a Unitholder with less than a 1% profits interest in the Company to a settlement with the IRS unless that Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the Unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Unitholder having at least a 1% interest in the profits of the Company and by the Unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each Unitholder with an interest in the outcome may participate.

  A Unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on the Company's return. Intentional or negligent disregard of the consistency requirement may subject a Unitholder to substantial penalties. Under the 1997 Proposed Legislation, partners in electing large partnerships would be required to treat all Company items in a manner consistent with the Company return.

  Under the reporting provisions of the 1997 Proposed Legislation, each partner of an electing large partnership would take into account separately his share of the following items, determined at the partnership level: (1) taxable income or loss from passive loss limitation activities; (2) taxable income or loss from other activities (such as portfolio income or loss); (3) net capital gains to the extent allocable to passive loss limitation activities and other activities; (4) tax exempt interest; (5) a net alternative minimum tax adjustment separately computed for passive loss limitation activities and other activities; (6) general credits; (7) low-income housing credit; (8) rehabilitation credit; (9) foreign income taxes;
(10) credit for producing fuel from a nonconventional source; and (11) any other items the Secretary of Treasury deems appropriate.

  The 1997 Proposed Legislation would also make a number of changes to the tax compliance and administrative rules relating to partnerships. One provision would require that each partner in a large partnership, such as the Company, take into account his share of any adjustments to partnership items in the year such adjustments are made. Under current law, adjustments relating to partnership items for a previous taxable year are taken into account by those persons who were partners in the previous taxable year. Alternatively, under the 1997 Proposed Legislation, a partnership could elect to or, in some circumstances, could be required to directly pay the tax resulting from any such adjustments. In either case, therefore, Unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of Units.

  It cannot be predicted whether or in what form the 1997 Proposed Legislation, or other tax legislation that might affect Unitholders, will be enacted. However, if tax legislation is enacted which includes provisions similar to those discussed above, a Unitholder might experience a reduction in cash distributions.

 Nominee Reporting

  Persons who hold an interest in the Company as a nominee for another person are required to furnish to the Company (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (iii) a tax-exempt entity;
(c) the amount and description of Units held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to the Company. The nominee is required to supply the beneficial owner of the Units with the information furnished to the Company.

 Registration as a Tax Shelter

  The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that the Company is not subject to the registration requirement on the basis that it will not constitute a tax shelter. However, the General Partner, as a principal organizer of the Company, will register the Company as a tax shelter with the Secretary of the Treasury in the absence of assurance that the Company will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The Company must furnish the registration number to the Unitholders, and a Unitholder who sells or otherwise transfers a Unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a Unit to furnish the registration number to the transferee is $100 for each such failure. The Unitholders must disclose the tax shelter registration number of the Company on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by the Company is claimed or income of the Company is included. A Unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes.

 Accuracy-Related Penalties

  An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

  A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return
(i) with respect to which there is, or was, "substantial authority" or (ii) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. Certain more stringent rules apply to "tax shelters," a term that in this context does not appear to include the Company. If any Company item of income, gain, loss or deduction included in the distributive shares of Unitholders might result in such an "understatement" of income for which no "substantial authority" exists, the Company must disclose the pertinent facts on its return. In addition, the Company will make a reasonable effort to furnish sufficient information for Unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

  A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

  In addition to federal income taxes, Unitholders will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Company does business or owns property. Although an analysis of those various taxes is not presented here, each prospective Unitholder should consider their potential impact on his investment in the Company. The Company will initially own property and conduct business in Oregon, which imposes a personal income tax. A Unitholder will be required to file state income tax returns and to pay state income taxes in some or all of the states in which the Company does business or owns property and may be subject to penalties for failure to comply with those requirements. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the Company has no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require the Company, or the Company may elect, to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular Unitholder's income tax liability to the state, generally does not relieve the non-resident Unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to Unitholders for purposes of determining the amounts distributed by the Company. See "--Disposition of Common Units--Entity-Level Collections." Based on current law and its estimate of future Company operations, the General Partner anticipates that any amounts required to be withheld will not be material.

  It is the responsibility of each Unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities of his investment in the Company. Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all state and local, as well as U.S. federal, tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Company.

              INVESTMENT IN THE COMPANY BY EMPLOYEE BENEFIT PLANS

  An investment in the Company by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to (a) whether such investment is prudent under Section 404(a)(1)(B) of ERISA; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return. See "Tax Considerations--Uniformity of Units--Tax-Exempt Organizations and Certain Other Investors." The person with investment discretion with respect to the assets of an employee benefit plan (a "fiduciary") should determine whether an investment in the Company is authorized by the appropriate governing instrument and is a proper investment for such plan.

  Section 406 of ERISA and Section 4975 of the Code (which also applies to IRAs that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan.

  In addition to considering whether the purchase of Common Units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in the Company, be deemed to own an undivided interest in the assets of the Company, with the result that the General Partner also would be a fiduciary of such plan and the operations of the Company would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

  The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things, (a) the equity interest acquired by employee benefit plans are publicly offered securities--i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an "operating company"--i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by the General Partner, its affiliates, and certain other persons) is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA (such as governmental plans). The Company's assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c).

  Plan fiduciaries contemplating a purchase of Common Units should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                                 UNDERWRITING

  Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase from the Company, the respective number of Common Units set forth opposite its name below:

                                                                    NUMBER OF
           UNDERWRITER                                             COMMON UNITS
           -----------                                             ------------
   Smith Barney Inc. .............................................
   Deutsche Morgan Grenfell Inc. .................................
   A.G. Edwards & Sons, Inc. .....................................
   PaineWebber Incorporated.......................................
   Prudential Securities Incorporated.............................
                                                                    ---------
     Total........................................................  7,232,000
                                                                    =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Common Units offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all Common Units offered hereby (other than those covered by the Underwriters' over-allotment option described below) if any such Common Units are taken.

  The Underwriters, for whom Smith Barney Inc. ("Smith Barney"), Deutsche Morgan Grenfell Inc. ("DMG"), A.G. Edwards & Sons, Inc., PaineWebber Incorporated and Prudential Securities Incorporated are acting as Representatives (the "Representatives"), propose to offer part of the Common Units directly to the public at the offering price set forth on the cover page of this Prospectus and part of such Common Units to certain dealers at such
price less a concession not in excess of $     per Common Unit. The
Underwriters may allow, and such dealers may reallow, a concession not in
excess of $     per Common Unit to other Underwriters or to certain other
dealers. After the initial offering of the Common Units to the public, the offering price and other selling terms may from time to time be varied by the Representatives. The Representatives have informed the Company that the Underwriters do not expect to confirm sales to accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer.

  The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 1,084,800 additional Common Units at the Price to Public set forth on the cover page of this Prospectus, minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the Common Units offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Common Units as the number of Common Units set forth opposite such Underwriter's name in the preceding table bears to the total number of Common Units listed in such table.

  In connection with this offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more Common Units than the total amount shown on the list of Underwriters that appears above) and may effect transactions that stabilize, maintain or otherwise affect the market price of the Common Units at levels above those that might otherwise prevail in the open market. Such transactions may include placing bids for the Common Units or effecting purchases of the Common Units for the purposes of pegging, fixing or maintaining the price of the Common Units or for the purpose of reducing a syndicate short position created in connection with the offering. In addition, the contractual arrangements among the Underwriters include a provision whereby, if the Representatives purchase Common Units in the open market for the account of the underwriting syndicate and the Common Units purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may impose a "penalty bid" whereby it may require the Underwriter or selling group member in question to purchase the Common Units in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the Common Units in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

  The Company, the General Partner, the officers and directors of the General Partner and their respective affiliates have agreed not to (i) offer, sell, contract to sell or otherwise dispose of any Common Units or Subordinated Units, any securities that are convertible into, or exercisable or exchangeable for, or that represent the right to receive, Common Units or Subordinated Units or any securities that are senior to or pari passu with Common Units, or (ii) grant any options or warrants to purchase Common Units or Subordinated Units (other than the grant of options to purchase Common Units pursuant to the Long-Term Incentive Plan), for a period of 180 days after the date of this Prospectus without the prior written consent of Smith Barney Inc., except for the issuance and transfer of Common and Subordinated Units to occur upon the closing of this offering as described in this Prospectus.

  Prior to this offering, there has been no public market for the Common Units of the Company. Consequently, the initial public offering price has been determined by negotiations between the General Partner and the Representatives. Among the factors considered in determining the initial public offering price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues, earnings and cash flows of the Company, the prospects for growth of the Company's revenues, earnings and cash flows, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.

  Application will be made to list the Common Units on the New York Stock Exchange ("NYSE"), under the symbol "TIM." In order to meet one of the requirements for listing the Common Units on the NYSE, the Underwriters will undertake to sell lots of 100 or more Common Units to a minimum of 2,000 beneficial holders.

  Because the National Association of Securities Dealers, Inc. ("NASD") views the Common Units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability with respect to the Common Units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

  Smith Barney and DMG are acting as placement agents in connection with the Private Note Placement, for which they will receive customary compensation. Smith Barney and DMG will act as underwriters in the Public Note Offering. DMG has performed financial advisory services in the past for the Company, for which it is entitled to customary compensation. Smith Barney and USTK have entered into an engagement letter pursuant to which Smith Barney will perform certain financial advisory services in exchange for customary compensation.

  An affiliate of Smith Barney has agreed to make a loan to John M. Rudey or one of his affiliates. The loan bears interest at such Smith Barney affiliate's base rate plus 0.25%. On the earlier to occur of November 30, 1997 and 30 days after the closing of this offering, a substantial portion of the loan becomes payable. The remaining principal amount is payable on March 31, 1998. The loan is secured by Mr. Rudey's 99% interest in Rudey Timber Company, LLC.

  The Company and the General Partner have agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act.

                         VALIDITY OF THE COMMON UNITS

  The validity of the Common Units will be passed upon for the Company by Andrews & Kurth L.L.P., New York, New York. Certain legal matters in connection with the Common Units offered hereby are being passed upon for the Underwriters by Baker & Botts, L.L.P., Houston, Texas.

                                    EXPERTS

  The audited financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  Information relating to the Company's timber inventory, acreage, and age, growth rate, size and species of the Company's timber included herein has been reviewed by Mason, Bruce & Girard, Inc., an independent forest resource consulting firm, and are included herein in reliance upon the authority of such firm as an expert in timber inventory and appraisals.

                             AVAILABLE INFORMATION

  The Company has not previously been subject to the informational requirements of the Exchange Act. The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Units offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Units offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements made in this Prospectus concerning the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto filed with the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained upon written request from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the Commission's Web site on the Internet at http://www.sec.gov.

                         U.S. TIMBERLANDS COMPANY, L.P.

                         INDEX TO FINANCIAL STATEMENTS

U.S. Timberlands Company, L.P. Pro Forma Consolidated Financial Statements
 (Unaudited):
  Pro Forma Consolidated Balance Sheet--March 31, 1997....................   F-2
  Pro Forma Consolidated Statement of Operations--Year Ended December 31,
   1996...................................................................   F-4
  Pro Forma Consolidated Statement of Operations--Three Months Ended March
   31, 1997...............................................................   F-5
  Notes to Pro Forma Consolidated Financial Statements....................   F-6
U.S. Timberlands Combined Financial Statements:
  Report of Independent Public Accountants................................  F-12
  Combined Balance Sheets--December 31, 1995 and 1996 and March 31, 1997
   (Unaudited)............................................................  F-13
  Combined Statements of Operations--Years Ended December 31, 1994 and
   1995, Period from January 1, 1996 through August 29, 1996 and Period from August 30, 1996 through December 31, 1996.........................  F-14
  Combined Statements of Changes in Weyerhaeuser Investment and Advances
   and Members' Deficit--Years Ended December 31, 1994 and 1995, Period
   from January 1, 1996 through August 29, 1996 and Period from August 30,
   1996 through December 31, 1996.........................................  F-15
  Combined Statements of Cash Flows--Years Ended December 31, 1994 and
   1995, Period from January 1, 1996 through August 29, 1996 and Period from August 30, 1996 through December 31, 1996.........................  F-16
  Notes to Combined Financial Statements..................................  F-17
  Combined Statements of Operations (Unaudited)--Three Months Ended March
   31, 1996 and 1997......................................................  F-25
  Combined Statement of Changes in Members' Deficit (Unaudited)--Three
   Months Ended March 31, 1997............................................  F-26
  Combined Statements of Cash Flows (Unaudited)--Three Months Ended March
   31, 1996 and 1997......................................................  F-27
U.S. Timberlands Company, L.P. Financial Statements:
  Report of Independent Public Accountants................................  F-28
  Balance Sheet--July 29, 1997............................................  F-29
  Notes to Balance Sheet..................................................  F-30
New Services, L.L.C. Financial Statements:
  Report of Independent Public Accountants................................  F-31
  Balance Sheet--July 29, 1997............................................  F-32
  Notes to Balance Sheet..................................................  F-33

                         U.S. TIMBERLANDS COMPANY, L.P.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)
                                  (UNAUDITED)
                              AS OF MARCH 31, 1997
                                     ASSETS

                                     HISTORICAL                    PRO FORMA
                                      COMBINED                    CONSOLIDATED
                                    ASSETS AS OF                  ASSETS AS OF
                                   MARCH 31, 1997 ADJUSTMENTS    MARCH 31, 1997
                                   -------------- -----------    --------------
CURRENT ASSETS:
  Cash and cash equivalents......     $ 28,648     $    (430)(A)    $
                                                      (4,988)(A)
                                                     135,134 (B)
                                                     147,525 (C)
                                                      98,350 (D)
                                                    (418,575)(E)
                                                     (15,758)(E)
                                                      32,594 (E)
                                                      (1,000)(F)       1,500

  Other receivables..............        1,134           --            1,134
  Inventories....................           78           --               78
  Prepaid expenses...............          520           --              520
  Logging equipment held for
   resale........................          400           --              400
                                      --------     ---------        --------
    Total current assets.........       30,780       (27,148)          3,632
TIMBER, TIMBERLANDS AND LOGGING
 ROADS, net......................      269,948      110,430 (A)      380,378
SEED ORCHARD AND NURSERY STOCK...        1,965           --            1,965
PROPERTY, PLANT AND EQUIPMENT, at
 cost:
  Equipment......................          894           --              894
  Buildings and land
   improvements..................          677           --              677
  Less- Accumulated
   depreciation..................         (108)          --             (108)
                                      --------     ---------        --------
    Total property, plant and
     equipment...................        1,463           --            1,463
LONG-TERM RECEIVABLE.............        1,169           --            1,169
DEFERRED FINANCING FEES..........        3,653         4,988 (A)
                                                      (3,653)(A)
                                                       2,475 (C)
                                                       1,650 (D)
                                                      (4,988)(D)       4,125
                                      --------     ---------        --------
Total assets.....................     $308,978     $  83,754        $392,732
                                      ========     =========        ========

  The accompanying notes are an integral part of this pro forma balance sheet.

                         U.S. TIMBERLANDS COMPANY, L.P.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)
                                  (UNAUDITED)
                              AS OF MARCH 31, 1997
            LIABILITIES AND PARTNERS' AND MEMBERS' EQUITY (DEFICIT)

                                      HISTORICAL                     PRO FORMA
                                       COMBINED                     CONSOLIDATED
                                   LIABILITIES AND                  LIABILITIES
                                   MEMBERS' DEFICIT                AND PARTNERS'
                                        AS OF                       EQUITY AS OF
                                    MARCH 31, 1997  ADJUSTMENTS    MARCH 31, 1997
                                   ---------------- -----------    --------------
CURRENT LIABILITIES:
  Accounts payable...............      $    239      $    --          $    239
  Accrued liabilities............         9,813           --
                                                       (1,925)(E)
                                                       10,979 (E)
                                                      (15,758)(E)        3,109
                                       --------      --------         --------
    Total current liabilities....        10,052        (6,704)           3,348
ACQUISITION FACILITY.............           --         32,594 (E)       32,594
BORROWINGS UNDER REVOLVING CREDIT
 FACILITIES......................        90,000       (90,000)(A)
                                                       85,000 (A)
                                                      (85,000)(E)          --
LONG-TERM DEBT...................       215,000       (85,000)(A)
                                                      200,000 (A)
                                                     (130,000)(E)
                                                     (200,000)(E)          --
PUBLIC NOTES.....................           --        100,000 (D)      100,000
PRIVATE NOTES....................           --        150,000 (C)      150,000
MINORITY INTEREST................           --          1,068 (G)        1,068
MEMBERS' DEFICIT.................        (6,074)       (3,653)(A)
                                                       (1,650)(E)
                                                      (10,979)(E)
                                                       (4,988)(E)
                                                       (1,000)(F)
                                                       28,344 (G)          --
PARTNERS' EQUITY:
  Common Units (7,232 units).....           --        135,134 (B)          --
                                                      (30,480)(G)      104,654
  Subordinated Units (5,510
   units)........................           --            --               --
  General partner interests (260
   units)........................           --          1,068 (G)        1,068
                                       --------      --------         --------
    Total partners' and members'
     equity (deficit)............        (6,074)      111,796          105,722
                                       --------      --------         --------
    Total liabilities and
     partners' and members'
     equity (deficit)............      $308,978      $ 83,754         $392,732
                                       ========      ========         ========

  The accompanying notes are an integral part of this pro forma balance sheet.

                         U.S. TIMBERLANDS COMPANY, L.P.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)
                                  (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                            PREDECESSOR    U.S. TIMBERLANDS
                            HISTORICAL    HISTORICAL COMBINED
                           STATEMENT OF      STATEMENT OF                                        PRO FORMA
                          OPERATIONS FOR  OPERATIONS FOR THE                                    CONSOLIDATED
                          THE PERIOD FROM     PERIOD FROM                                       STATEMENT OF
                          JANUARY 1, 1996   AUGUST 30, 1996   WEYERHAEUSER                   OPERATIONS FOR THE
                              THROUGH           THROUGH       ACQUISITION      TRANSACTION       YEAR ENDED
                          AUGUST 29, 1996  DECEMBER 31, 1996  ADJUSTMENTS      ADJUSTMENTS   DECEMBER 31, 1996
                          --------------- ------------------- ------------     -----------   ------------------
REVENUES:
  Logs..................      $14,077          $ 13,590         $    --          $  --            $ 27,667
  By-products and
   other................        1,501               429              --             --               1,930
                              -------          --------         --------         ------           --------
    Total revenues......       15,578            14,019              --             --              29,597
OPERATING COSTS:
  Cost of products
   sold.................        9,225             6,179              --             --              15,404
  Depreciation,
   depletion and road
   amortization.........          927             3,323            4,126 (i)        --               8,376
  Selling, general and
   administrative
   expenses.............        2,730             9,284           (4,935)(ii)     1,500 (H)
                                                                                 (2,800)(I)          5,779
                              -------          --------         --------         ------           --------
    Operating income
     (loss).............        2,696            (4,767)             809          1,300                 38
INTEREST EXPENSE........          --              7,316           13,664 (iii)    2,612 (J)         23,592
AMORTIZATION OF DEFERRED
 FINANCING FEES AND DEBT
 GUARANTEE FEES.........          --              1,326            2,649 (iv)    (3,645)(K)            330
INTEREST INCOME.........          --               (409)                                              (409)
OTHER EXPENSE, net......            1                36              --             --                  37
                              -------          --------         --------         ------           --------
NET INCOME (LOSS) BEFORE
 MINORITY INTEREST......        2,695           (13,036)         (15,504)         2,333            (23,512)
MINORITY INTEREST.......          --                --               --             139 (L)            139
                              -------          --------         --------         ------           --------
    Net income (loss)...      $ 2,695          $(13,036)        $(15,504)        $2,472            (23,373)
                              =======          ========         ========         ======
GENERAL PARTNERS'
 INTERESTS IN NET LOSS..                                                                               235
                                                                                                  --------
LIMITED PARTNERS'
 INTERESTS IN NET LOSS..                                                                          $(23,138)
                                                                                                  ========
LOSS PER UNIT...........                                                                          $  (1.82)
                                                                                                  ========
WEIGHTED AVERAGE LIMITED
 PARTNERS' UNITS
 OUTSTANDING (M)........                                                                            12,742
                                                                                                  ========

    The accompanying notes are an integral part of this pro forma financial statement.

                         U.S. TIMBERLANDS COMPANY, L.P.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                           (IN THOUSANDS) (UNAUDITED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997

                          HISTORICAL COMBINED               PRO FORMA CONSOLIDATED
                              STATEMENT OF                       STATEMENT OF
                           OPERATIONS FOR THE                 OPERATIONS FOR THE
                              THREE MONTHS     TRANSACTION       THREE MONTHS
                          ENDED MARCH 31, 1997 ADJUSTMENTS   ENDED MARCH 31, 1997
                          -------------------- -----------  ----------------------
REVENUES:
  Logs..................        $ 8,827           $--              $  8,827
  Timber and property
   sales................          3,494            --                 3,494
  By-products and
   other................             13            --                    13
                                -------           ----             --------
    Total revenues......         12,334            --                12,334
OPERATING COSTS:
  Cost of products
   sold.................          3,525            --                 3,525
  Cost of timber and
   property sales.......          1,191            --                 1,191
  Depreciation,
   depletion and road
   amortization.........          2,360            --                 2,360
  Selling, general and
   administrative
   expenses.............          1,190            375 (H)            1,565
                                -------           ----             --------
    Operating income....          4,068           (375)               3,693
INTEREST EXPENSE........          5,319            579 (J)            5,898
AMORTIZATION OF DEFERRED
 FINANCING FEES AND DEBT
 GUARANTEE FEES.........            999           (917)(K)               82
INTEREST INCOME.........           (366)           --                  (366)
OTHER EXPENSE, net......             63            --                    63
                                -------           ----             --------
NET INCOME (LOSS) BEFORE
 MINORITY INTEREST......         (1,947)           (37)              (1,984)
MINORITY INTEREST.......            --              (4)(L)               (4)
                                -------           ----             --------
    Net income (loss)...        $(1,947)           (41)              (1,988)
                                =======           ====
GENERAL PARTNERS'
 INTERESTS IN NET LOSS..                                                 20
                                                                   --------
LIMITED PARTNERS'
 INTERESTS IN NET LOSS..                                           $ (1,968)
                                                                   ========
LOSS PER UNIT...........                                           $  (0.15)
                                                                   ========
WEIGHTED AVERAGE LIMITED
 PARTNERS' UNITS
 OUTSTANDING (M)........                                             12,742
                                                                   ========

    The accompanying notes are an integral part of this pro forma financial statement.

                        U.S. TIMBERLANDS COMPANY, L.P.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 1996 AND MARCH 31, 1997
               (ALL AMOUNTS IN THOUSANDS UNLESS OTHERWISE NOTED)
                                  (UNAUDITED)

  The pro forma consolidated financial statements are based upon the historical financial position and results of operations of the U.S. Timberlands entities that will be combined into U.S. Timberlands Company, L.P. (the "Company"), a newly formed master limited partnership. The Company will include all of the assets and liabilities of the entities currently included in the U.S. Timberlands historical combined financial statements, which are U.S. Timberlands Klamath Falls, L.L.C. ("USTK" or the "Operating Company") and U.S. Timberlands Services Company, L.L.C. ("Old Services"). The Company also includes long-term debt obligations and related interest and debt guarantee costs of U.S. Timberlands Holdings, L.L.C. ("Holdings"), the parent company of USTK, that will be assumed by the Company concurrent with the closing of the Common Units Offering discussed below.

  The pro forma consolidated financial statements reflect the following transactions (the "Transactions"), in addition to the Weyerhaeuser and Ochoco acquisition adjustments discussed below, to occur at the closing (the "Closing") of the public offering of Common Units: (i) the public offering by the Company of 7,232 Common Units at an assumed initial public offering price of $20.50 per Common Unit resulting in aggregate gross proceeds to the Company of $148,300 (the "Common Units Offering"), (ii) the issuance by the Company of 5,510 Subordinated Units to the General Partner and its affiliates, (iii) the issuance by the Operating Company of $150,000 of senior, unsecured notes to institutional investors in a private placement (the "Private Note Placement"),
(iv) the public offering by the Company of $100,000 of senior, unsecured notes (the "Public Note Offering"), (v) the entering into by the Operating Company of a $25,000 Working Capital Facility and a $100,000 Acquisition Facility and a drawdown under the Acquisition Facility of $32,594, (vi) the repayment of all existing indebtedness of the Company and the Operating Company, including indebtedness to be assumed at the Closing, accrued interest thereon and certain loan guarantee and deferred financing fees and (vii) the payment of underwriting discounts and commissions and other fees and expenses associated with the Transactions. The pro forma consolidated financial statements assume no exercise of the Underwriters' over-allotment option.

  In connection with the Company's Common Units Offering and related formation of the General Partner, the General Partner intends to issue income interests in the General Partner to certain officers and directors of the General Partner at no cost. Such income interests will participate pro rata in cash distributions from USTK and the Company. In addition, under certain circumstances, if these officers or directors terminate their employment, the General Partner is required to repurchase their income interests at fair market value as determined by independent appraisal. The fair value of these income interests will be recorded as compensation expense in the Company's post-Common Units Offering financial statements with a corresponding increase to contributed capital.

  All of the financial statements provided herein (including the financial statements pertaining to the Predecessor) were prepared by, and are solely the responsibility of, the Company.

WEYERHAEUSER ACQUISITION ADJUSTMENTS

  In July and August 1996, respectively, Old Services and USTK were formed and subsequently entered into an agreement with Weyerhaeuser Company on August 30, 1996 to purchase approximately 601,000 acres of timber and timberlands and certain other assets (the "Weyerhaeuser Acquisition"). The following pro forma Weyerhaeuser Acquisition Adjustments were recorded to give effect to the Weyerhaeuser Acquisition as if the acquisition occurred on January 1, 1996. The acquisition was accounted for as a purchase.

                        U.S. TIMBERLANDS COMPANY, L.P.

OCHOCO ACQUISITION ADJUSTMENTS AND RELATED REFINANCING

  The Company acquired certain timber and timberlands from Ochoco Lumber Co. (the "Ochoco Timberlands") on July 15, 1997. In conjunction with the acquisition, the Company refinanced certain of its existing indebtedness. The pro forma effects of these transactions on the combined balance sheet as of March 31, 1997, are reflected in footnote (A).

  The Company believes that presenting the pro forma results of operations of the Ochoco Timberlands would not be meaningful considering differences between the past and intended future use of the Ochoco Timberlands. The prospective accounting related to the Ochoco Timberlands, including the recording of depletion, will be consistent with the Company's existing accounting policies as set forth in the Notes to the Combined Financial Statements.

TRANSACTION ADJUSTMENTS

  The pro forma transaction adjustments have been prepared as if the Transactions had taken place on March 31, 1997, in the case of the pro forma consolidated balance sheet, or as of January 1, 1996, in the case of the pro forma consolidated statements of operations for the year ended December 31, 1996 and the three month period ended March 31, 1997. The adjustments are based upon currently available information and certain estimates and assumptions, and therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma consolidated financial statements.

                    I. WEYERHAEUSER ACQUISITION ADJUSTMENTS

  (i) Reflects the increase in depletion based on higher post-acquisition depletion rates as a result of the increase in cost of timber, timberlands and logging roads from the Weyerhaeuser Acquisition.

  (ii) As discussed in Note 7 to the footnotes to the historical combined financial statements, U.S. Timberlands provided certain affiliates with one-time payments for advisory services, in connection with the Weyerhaeuser Acquisition. Accordingly, the amount of these fees paid in 1996, $4,935, is shown as a pro forma reduction of selling, general and administrative expenses.

  (iii) Reflects the increase in interest expense related to the debt incurred for the Weyerhaeuser Acquisition. This amount is computed as follows:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                      1996
                                                                  ------------
   Pro Forma Interest Expense
    Interest related to $305,000 aggregate principal balance at
     weighted average interest rate of 6.88%.....................   $20,980
   Historical Interest Expense
   Interest expense for period from August 30, through December
    31, 1996.....................................................     7,316
                                                                    -------
    Pro forma increase in interest expense.......................   $13,664
                                                                    =======

                        U.S. TIMBERLANDS COMPANY, L.P.

  (iv) Reflects the incremental amortization expense related to deferred financing and debt guarantee fees associated with the acquisition. The adjustment is computed as follows:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       1996
                                                                   ------------
Pro Forma Amortization of Deferred Financing Fees and Debt
 Guarantee Fees
  Annual amortization based on deferred financing fees at
   borrowing date of $4,053, amortized over 6 years, plus
   accretion of debt guarantee fee for the 12 months ended
   December 31, 1996 of $3,300....................................    $3,975
Historical Amortization of Deferred Financing Fees and Debt
 Guarantee Fees
  Amortization expense related to deferred financing fees and debt guarantee fees for period from August 30, through December 31,
   1996...........................................................     1,326
                                                                      ------
  Pro forma increase in amortization of deferred financing and
   debt guarantee fees............................................    $2,649
                                                                      ======

         II. ADJUSTMENT FOR OCHOCO ACQUISITION AND RELATED REFINANCING

  (A) Reflects the Company's acquisition of the Ochoco Timberlands (the "Ochoco Acquisition") on July 15, 1997. The acquisition price totaled $110,430 and was funded through $430 of cash on hand, with the balance financed through new borrowings, as described below.

  In connection with the Ochoco Acquisition, the Company refinanced all of its existing indebtedness, except the $130,000 term loan held by Holdings. A summary of sources and uses related to this acquisition and refinancing is as follows:

     SOURCES
     -------
     New Financing:
       Revolving Credit Facility...................................... $ 85,000
       Term Loan......................................................  200,000
                                                                       --------
                                                                       $285,000
                                                                       ========
     USES
     ----
     Retirement of Existing Debt:
       Revolving Credit Facility...................................... $ 90,000
       USTK Term Loan.................................................   85,000
     Ochoco Acquisition...............................................  110,000
                                                                       --------
                                                                       $285,000
                                                                       ========

  The retirement on July 14, 1997 of the existing indebtedness resulted in an extraordinary loss on extinguishment of debt of approximately $3,400 ($3,653 as of March 31, 1997), due to the writeoff of unamortized deferred financing fees. The extraordinary loss is a nonrecurring item and is therefore not reflected in the pro forma consolidated Statement of Operations. In connection with the refinancing, USTK incurred $4,988 in deferred financing costs, paid concurrent with the completion of the refinancing. These costs will be established as an asset and amortized over the terms of the related debt.

                        U.S. TIMBERLANDS COMPANY, L.P.

                         III. TRANSACTION ADJUSTMENTS

  The following adjustments were made to record the pro forma effect of the Transactions on the consolidated balance sheet and statements of operations.

TRANSACTION ADJUSTMENTS--BALANCE SHEET

  (B) Reflects the net proceeds to the Company of $135,134 from the issuance and sale of 7,232 Common Units at $20.50 per Unit in the Common Units Offering, net of the underwriters' discounts and commissions of approximately $9,822 and offering expenses of approximately $3,300.

  (C) Reflects the net proceeds to the Company of $147,525 from the issuance by the Company of $150,000 of Private Notes at 7.7% concurrent with the Common Units Offering and the incurrence of $2,475 of financing costs.

  (D) Reflects the net proceeds to the Company of $98,350 from the issuance by the Company of $100,000 of the Public Notes at 9.6% concurrent with the Common Units Offering and the incurrence of $1,650 of financing costs.

  (E) The Company intends to use the net proceeds from the Common Units Offering, the Private Note Placement, the Public Note Offering, and a $32,594 drawdown under the Acquisition Facility, as well as cash on hand, to repay all indebtedness of the Company, as shown in the table below. After the completion of the Transactions, the Company will have a cash balance of $1,500.

  The indebtedness to be retired at the Closing consists of the following:

                                                                    AMOUNT TO BE
        DEBT FACILITY                                                 RETIRED
        -------------                                               ------------
     Holdings Term Loan............................................   $130,000
     Revolving Credit Facility (A).................................     85,000
     Term Loan (A).................................................    200,000
                                                                      --------
       Total indebtedness refinanced...............................    415,000
     Holdings term loan guarantee fee..............................      3,575
                                                                      --------
       Total debt retirement payment...............................   $418,575
                                                                      ========

  The Holdings term loan guarantee fee is payable to Weyerhaeuser Company upon retirement of the Holdings term loan. As of March 31, 1997, $1,925 of such loan guarantee fees had been accrued. An additional $1,650 will be accreted between April 1, 1997 and October 31, 1997 (the estimated date of the Holdings debt extinguishment) on the debt guarantee fee.

  Concurrent with the retirement of debt, the Company expects to pay accrued interest of $15,758 related to the Holdings term loan, of which $4,779 is accrued at March 31, 1997. The balance of $10,979 is the estimated amount of additional interest expense expected to be incurred but not paid from April 1, 1997 through the expected debt retirement date (October 31, 1997).

  Deferred financing costs of $4,988 incurred in connection with the Ochoco Acquisition and related debt refinancing will be written off as an extraordinary loss on the extinguishment of debt. The extraordinary loss is a non-recurring item and is therefore not reflected in the pro forma statement of operations.

  (F) Reflects the anticipated distribution of proceeds from the offering to Old Services for the redemption of John J. Stephens' ownership interests in Old Services. The redemption price totals $1,000 which will be distributed in cash in January 1998 and 97,600 Subordinated Units to be issued concurrent with the Common Units Offering.

                         U.S. TIMBERLANDS COMPANY, L.P.

  (G) Reflects the allocation of partnership equity resulting from the completion of the Transactions. The allocations are summarized as follows:

     Net proceeds from the Common Units Offering (B)................ $135,134
     Write-off of existing deferred financing fees (E)..............   (3,653)
     Accretion of debt guarantee fees (E)...........................   (1,650)
     Accrual of Holdings interest expense (E).......................  (10,979)
     Write-off of deferred financing fees--Ochoco Acquisition and
      related debt refinancing (E)..................................   (4,988)
     Redemption of John J. Stephens' interest (F)...................   (1,000)
     Assumption of members' deficit.................................   (6,074)
                                                                     --------
                                                                      106,790
     Pro forma allocation to 1% minority interest in USTK...........    1,068
     Pro forma allocation to 1% general partner interest in the
      Company.......................................................    1,068
                                                                     --------
     Pro forma allocation to new investors.......................... $104,654
                                                                     ========

TRANSACTION ADJUSTMENTS--STATEMENTS OF OPERATIONS

  (H) Reflects estimated incremental general and administrative costs (e.g. costs of tax return preparation and annual and quarterly reports to unitholders, investor relations and registrar and transfer agent fees) associated with the Company at an annual rate of approximately $1,500 per year ($375 per quarter).

  (I) As discussed in Note 7 to the footnotes to the historical combined financial statements, U.S. Timberlands provided an affiliate with certain payments for management services. The Company does not intend to provide such management fees subsequent to completion of the Common Units Offering. Thus, the amount of these fees paid in 1996, $2,800, is shown as a reduction to selling, general and administrative expenses.

  (J) Reflects the effect on interest expense for the year ended December 31, 1996 and the three months ended March 31, 1997 as if the Private and Public Notes were issued on January 1, 1996 and borrowings under the Acquisition Facility took place on January 1, 1996. The pro forma effect on interest expense applicable to the Company is as follows:

                                                                   THREE MONTHS
                                                       YEAR ENDED     ENDED
                                                      DECEMBER 31,  MARCH 31,
                                                          1996         1997
                                                      ------------ ------------
Pro Forma Interest Expense
  Public Notes ($100,000 principal balance), at an
   annual interest rate of 9.6%......................    $9,630       $2,408
  Private Notes ($150,000 principal balance), at an
   annual interest rate of 7.7%......................    11,550        2,887
  Acquisition Facility ($32,594 principal balance),
   at an annual interest rate of 7.4%................     2,412          603
Historical Interest Expense
  Interest expense included in historical financial
   statements for the period (plus pro forma interest
   expense related to the period from January 1, 1996
   through August 29, 1996 (see (iii))...............    20,980        5,319
                                                         ------       ------
  Pro forma increase in interest expense.............    $2,612       $  579
                                                         ======       ======

                         U.S. TIMBERLANDS COMPANY, L.P.

  (K) Reflects the effect on amortization of deferred financing and debt guarantee fees for the year ended December 31, 1996 and the three months ended March 31, 1997 as if the Private and Public Notes were issued on January 1, 1996. The pro forma effect on amortization of deferred financing and debt guarantee fees applicable to the Company is as follows:

                                                                   THREE MONTHS
                                                       YEAR ENDED     ENDED
                                                      DECEMBER 31,  MARCH 31,
                                                          1996         1997
                                                      ------------ ------------
Pro Forma Amortization Expense
  Amortization of $1,650 deferred financing fees over
   10 year term (D)..................................   $   165       $  41
  Amortization of $2,475 deferred financing fees over
   15 year term (C)..................................       165          41
Historical Amortization Expense
  Amortization of deferred financing and debt
   guarantee fees included in historical financial
   statements (plus pro forma amortization of
   deferred financing and debt guarantee fees related
   to the period from January 1, 1996 through August
   29, 1996 (see (iv))...............................     3,975         999
                                                        -------       -----
  Pro forma decrease in amortization of deferred
   financing and debt guarantee fees.................   $(3,645)      $(917)
                                                        =======       =====

  (L) Reflects the General Partner's 1% minority interest in USTK's pro forma net income (loss).

  (M) The weighted average limited partners' Units outstanding used in the loss per Unit calculation includes the limited partners' Common and Subordinated Units and excludes the general partner's interests.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Members ofU.S. Timberlands:

  We have audited the accompanying combined balance sheet of U.S. Timberlands, as described in Note 1, as of December 31, 1996, and the related combined statements of operations, changes in members' deficit, and cash flows for the period from inception (August 30, 1996) through December 31, 1996. We have also audited the accompanying balance sheet of the Predecessor, as described in Note 1, as of December 31, 1995, and the related statements of operations, changes in Weyerhaeuser investment and advances and cash flows for each of the two years in the period ended December 31, 1995 and the period from January 1, 1996 through August 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Timberlands as of December 31, 1996, and the results of its operations and its cash flows for the period from inception (August 30, 1996) through December 31, 1996, and the financial position of the Predecessor as of December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 and the period from January 1, 1996 through August 29, 1996 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Portland, Oregon,
June 10, 1997 (except for the
matters discussed in Note 6 and
Note 9, for which our date is
July 15, 1997)

                               U.S. TIMBERLANDS

                            COMBINED BALANCE SHEETS
                                (IN THOUSANDS)
                                    ASSETS

                                           PREDECESSOR      U.S. TIMBERLANDS
                                           ------------ ------------------------
                                           DECEMBER 31, DECEMBER 31,  MARCH 31,
                                               1995         1996        1997
                                           ------------ ------------ -----------
                                                                     (UNAUDITED)
                                                            (A)          (A)
CURRENT ASSETS:
  Cash and cash equivalents..............    $      1     $ 16,613    $ 28,648
  Accounts receivable....................         741        1,563         --
  Other receivables......................          75          131       1,134
  Receivable from affiliate..............         --        10,121         --
  Inventories............................       1,846           78          78
  Prepaid expenses.......................         433          680         520
  Logging equipment held for resale......         --           400         400
                                             --------     --------    --------
    Total current assets.................       3,096       29,586      30,780
                                             --------     --------    --------
TIMBER, TIMBERLANDS AND LOGGING ROADS,
 net.....................................      20,822      273,457     269,948
SEED ORCHARD AND NURSERY STOCK...........       2,443        1,901       1,965
PROPERTY, PLANT AND EQUIPMENT, at cost:
  Equipment..............................      13,712          801         894
  Buildings and land improvements........       2,774          677         677
  Less--Accumulated depreciation.........     (11,900)         (58)       (108)
                                             --------     --------    --------
    Total property, plant and equipment..       4,586        1,420       1,463
                                             --------     --------    --------
LONG-TERM RECEIVABLE.....................         --           --        1,169
DEFERRED FINANCING FEES..................         --         3,827       3,653
                                             --------     --------    --------
    Total assets.........................    $ 30,947     $310,191    $308,978
                                             ========     ========    ========
   LIABILITIES AND WEYERHAEUSER INVESTMENT AND ADVANCES AND MEMBERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable.......................    $    561     $    889    $    239
  Accrued liabilities....................       1,231        7,238       9,813
                                             --------     --------    --------
    Total current liabilities............       1,792        8,127      10,052
BORROWINGS UNDER REVOLVING CREDIT FACILI-
 TY......................................         --        90,000      90,000
LONG-TERM DEBT...........................         --       215,000     215,000
WEYERHAEUSER INVESTMENT AND ADVANCES AND
 MEMBERS' DEFICIT:
  Weyerhaeuser investment and advances...      29,155          --          --
  USTK--Member's deficit.................         --        (1,809)     (3,424)
  Services--Members' deficit.............         --        (1,127)     (2,650)
                                             --------     --------    --------
                                               29,155       (2,936)     (6,074)
                                             --------     --------    --------
    Total liabilities and Weyerhaeuser
     investment and advances and members'
     deficit.............................    $ 30,947     $310,191    $308,978
                                             ========     ========    ========

--------
(a) Due to the Weyerhaeuser Acquisition on August 30, 1996, the combined balance sheets as of December 31, 1996 and March 31, 1997 (unaudited) are not comparable to the balance sheet of the Predecessor. See the accompanying notes for additional information.

 The accompanying notes are an integral part of these combined balance sheets.

                                U.S. TIMBERLANDS

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                       PREDECESSOR            U.S. TIMBERLANDS
                                                                             -------------------------------- ----------------
                                                                                              JANUARY 1, 1996 AUGUST 30, 1996
                                                                              DECEMBER 31,        THROUGH         THROUGH
                                                                             ---------------    AUGUST 29,      DECEMBER 31,
                                                                              1994    1995         1996             1996
                                                                             ------- -------  --------------- ----------------
                                                                                                                     (A)
REVENUES:
  Logs...................................................................... $29,102 $29,110      $14,077         $ 13,590
  By-products and other.....................................................   3,240   2,623        1,501              429
                                                                             ------- -------      -------         --------
    Total revenues..........................................................  32,342  31,733       15,578           14,019
OPERATING COSTS:
  Cost of products sold.....................................................  16,351  14,951        9,225            6,179
  Depreciation, depletion and road amortization.............................   1,455   1,486          927            3,323
  Selling, general and administrative expenses..............................   4,454   4,235        2,730            9,284
                                                                             ------- -------      -------         --------
    Operating income (loss).................................................  10,082  11,061        2,696           (4,767)
INTEREST EXPENSE............................................................     --      --           --             7,316
AMORTIZATION OF DEFERRED FINANCING FEES AND DEBT GUARANTEE FEES.............     --      --           --             1,326
INTEREST INCOME.............................................................     --      --           --              (409)
OTHER (INCOME) EXPENSE, net.................................................     140    (555)           1               36
                                                                             ------- -------      -------         --------
NET INCOME (LOSS)........................................................... $ 9,942 $11,616      $ 2,695         $(13,036)
--------------------------------------------------
                                                                             ======= =======      =======         ========

--------
(a) Due to the Weyerhaeuser Acquisition on August 30, 1996, the combined statement of operations for the period from August 30, 1996 through December 31, 1996 is not comparable to the statements of operations of the Predecessor. See the accompanying notes for additional information.


   The accompanying notes are an integral part of these combined statements.

                               U.S. TIMBERLANDS

                       COMBINED STATEMENTS OF CHANGES IN

           WEYERHAEUSER INVESTMENT AND ADVANCES AND MEMBERS' DEFICIT
                                (IN THOUSANDS)

                                                                                             U.S.        U.S.
                                                                                          TIMBERLANDS TIMBERLANDS
                                                                                            KLAMATH    SERVICES      U.S.
                                                                                            FALLS,     COMPANY,   TIMBERLANDS
                                                                             PREDECESSOR    L.L.C.      L.L.C.    (COMBINED)
                                                                             ------------ ----------- ----------- -----------
                                                                                              (A)         (A)         (A)
                                                                             WEYERHAEUSER                            TOTAL
                                                                              INVESTMENT   MEMBERS'    MEMBERS'    MEMBERS'
                                                                             AND ADVANCES   DEFICIT     DEFICIT     DEFICIT
                                                                             ------------ ----------- ----------- -----------
BALANCE, December 31, 1993..................................................   $ 29,643    $    --      $   --     $    --
  Net income................................................................      9,942         --          --          --
  Net distributions to Weyerhaeuser Company.................................    (11,160)        --          --          --
  Net asset transfers to Weyerhaeuser Company...............................       (680)        --          --          --
                                                                               --------    --------     -------    --------
BALANCE, December 31, 1994..................................................     27,745         --          --          --
  Net income................................................................     11,616         --          --          --
  Net distributions to Weyerhaeuser Company.................................     (9,951)        --          --          --
  Net asset transfers to Weyerhaeuser Company...............................       (255)        --          --          --
                                                                               --------    --------     -------    --------
BALANCE, December 31, 1995..................................................     29,155         --          --          --
  Net income................................................................      2,695         --          --          --
  Net distributions to Weyerhaeuser Company.................................     (5,054)        --          --          --
  Net asset transfers from Weyerhaeuser Company.............................      1,043         --          --          --
                                                                               --------    --------     -------    --------
BALANCE, August 29, 1996....................................................   $ 27,839         --          --          --
                                                                               ========
  Members' contributions....................................................                 10,000         100      10,100
  Net loss..................................................................                (11,809)     (1,227)    (13,036)
                                                                                           ========     =======    ========
BALANCE, December 31, 1996..................................................               $ (1,809)    $(1,127)   $ (2,936)
--------------------------------------------------
                                                                                           ========     =======    ========

--------
(a) Due to the Weyerhaeuser Acquisition on August 30, 1996, the combined statement of changes in members' deficit for the period from August 30, 1996 through December 31, 1996 is not comparable to the combined statements of changes in Weyerhaeuser investment and advances of the Predecessor. See the accompanying notes for additional information.


   The accompanying notes are an integral part of these combined statements.

                               U.S. TIMBERLANDS

                       COMBINED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                       U.S.
                                            PREDECESSOR            TIMBERLANDS
                                   ------------------------------- ------------
                                                       JANUARY 1,   AUGUST 30,
                                     DECEMBER 31,     1996 THROUGH 1996 THROUGH
                                   -----------------   AUGUST 29,  DECEMBER 31,
                                     1994     1995        1996         1996
                                   --------  -------  ------------ ------------
                                                                       (A)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income (loss)............... $  9,942  $11,616    $ 2,695     $ (13,036)
  Adjustments to reconcile net
   income (loss) to cash provided
   by (used in) operating
   activities--
    Depreciation, depletion and
     amortization.................    1,455    1,486        927         3,549
    (Gain) loss on sale of
     property, plant and
     equipment....................      (81)    (200)         6            51
Changes in operating accounts--
  Accounts receivable.............    1,580    1,057        699        (1,694)
  Inventories.....................      493   (1,535)     1,348           921
  Prepaid expenses................      336     (308)       371          (680)
  Accounts payable................     (449)    (272)      (292)          889
  Accrued interest and debt guar-
   antee fees.....................      --       --         --          6,354
  Other accrued liabilities.......     (103)     (34)      (242)          783
  Interest receivable from affili-
   ate............................      --       --         --           (121)
                                   --------  -------    -------     ---------
    Net cash provided by (used in)
     operating activities.........   13,173   11,810      5,512        (2,984)
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Weyerhaeuser Acquisition........      --       --         --       (283,464)
  Receivable from affiliate.......      --       --         --        (10,000)
  Purchase of property, plant and
   equipment......................   (1,431)  (1,124)        (6)         (212)
  Proceeds from sales of property,
   plant and equipment............       85      223        --          2,374
  Timber and road additions.......      (39)    (224)       (26)          --
  Capitalized seed orchard and
   nursery costs..................     (628)    (734)      (427)         (148)
                                   --------  -------    -------     ---------
    Net cash used in investing ac-
     tivities.....................   (2,013)  (1,859)      (459)     (291,450)
CASH FLOWS FROM FINANCING ACTIVI-
 TIES:
  Long-term borrowings............      --       --         --        305,000
  Deferred financing fees.........      --       --         --         (4,053)
  Weyerhaeuser investment and ad-
   vances, net....................  (11,160)  (9,951)    (5,054)          --
  Members' contributions..........      --       --         --         10,100
                                   --------  -------    -------     ---------
    Net cash provided by (used in)
     financing activities.........  (11,160)  (9,951)    (5,054)      311,047
NET (DECREASE) INCREASE IN CASH
 AND CASH EQUIVALENTS.............      --       --          (1)       16,613
CASH AND CASH EQUIVALENTS, begin-
 ning of period...................        1        1          1           --
                                   --------  -------    -------     ---------
CASH AND CASH EQUIVALENTS, end of
 period........................... $      1  $     1    $   --      $  16,613
                                   ========  =======    =======     =========
SUPPLEMENTAL CASH FLOW INFORMA-
 TION:
  Cash paid for interest.......... $    --   $   --     $   --      $   2,062
NONCASH ACTIVITIES:
  Net asset transfers (to) from
   Weyerhaeuser Company,
   principally property, plant and
   equipment...................... $   (680) $  (255)   $ 1,043     $     --

--------
(a) Due to the Weyerhaeuser Acquisition on August 30, 1996, the combined statement of cash flows for the period from August 30, 1996 through December 31, 1996 is not comparable to statements of cash flows of the Predecessor. See the accompanying notes for additional information.

   The accompanying notes are an integral part of these combined statements.

                               U.S. TIMBERLANDS

                    NOTES TO COMBINED FINANCIAL STATEMENTS
           (ALL DOLLAR AMOUNTS IN THOUSANDS UNLESS OTHERWISE NOTED)

1. SUMMARY OF OPERATIONS AND BASIS OF PRESENTATION:

 Nature of Operations

  The primary activity of U.S. Timberlands (the Company) is the growing of trees and the sale of logs and standing timber to third-party wood processors. The logs are sold principally to wood processing companies generally within a 200-mile radius of Klamath Falls, Oregon. These logs are ultimately processed by third-party wood processors for sale as lumber, plywood and other wood products, primarily for use in new residential home construction, home remodeling and repair and general industrial applications.

 Basis of Presentation--U.S. Timberlands

  The accompanying combined financial statements for U.S. Timberlands represent the combined financial position, results of operations, equity and cash flows of U.S. Timberlands Klamath Falls, L.L.C. (USTK--a Delaware limited liability company) and U.S. Timberlands Services Company, L.L.C. (Services--a Delaware limited liability company). The long-term debt obligations, related interest costs and debt guarantee fees of U.S. Timberlands Holdings, L.L.C. (Holdings), the parent entity of USTK, have been reflected in the accompanying combined financial statements as such debt will be assumed by USTK concurrent with the planned master limited partnership (MLP) offering discussed in Note 9.

  In July and August 1996, USTK and Services were formed and subsequently entered into an agreement with Weyerhaeuser Company on August 30, 1996 to purchase approximately 601,000 acres of timber and timberlands and certain other assets (the Weyerhaeuser Acquisition) as discussed further in Note 3. Because of common ownership and management of USTK and Services, the financial statements have been presented on a combined basis. All intercompany transactions between USTK and Services have been eliminated in the accompanying combined financial statements.

 Basis of Presentation--Predecessor

  As a result of the Weyerhaeuser Acquisition, USTK acquired the Klamath Falls Timberlands and certain related assets of Weyerhaeuser Company (as used herein, the acquired timberlands and related assets are referred to as the Predecessor). All of the financial statements provided herein (including the financial statements pertaining to the Predecessor) were prepared by, and are solely the responsibility of, U.S. Timberlands Company, L.P. The Weyerhaeuser Acquisition was accounted for as a purchase and, therefore, the accompanying financial statements as of and for the periods ended prior to the date of the Weyerhaeuser Acquisition are accounted for under the pre-Weyerhaeuser Acquisition basis of accounting. Because the Predecessor did not operate or legally exist as a stand-alone entity, there are no separate meaningful equity accounts of the Predecessor prior to the Weyerhaeuser Acquisition. Significant changes could have occurred in the funding and operations of the Predecessor were it to have operated as an independent stand-alone entity. As a result, the financial information included herein is not necessarily indicative of the financial position and results of operations of the Predecessor which may have occurred if it were an independent, stand-alone company during the periods presented.

  Revenues for the Predecessor principally represent logs harvested for sale to Weyerhaeuser's Klamath Falls wood conversion facilities at prices determined in accordance with Weyerhaeuser's transfer pricing policy. These transfer prices are not necessarily indicative of the prices the Predecessor would have achieved if the logs had been sold to unaffiliated wood processors. Revenues to Weyerhaeuser wood conversion facilities and unaffiliated wood processors are summarized as follows:

                                                  DECEMBER 31,   JANUARY 1, 1996
                                                 ---------------     THROUGH
   SOURCE OF REVENUES                             1994    1995   AUGUST 29, 1996
   ------------------                            ------- ------- ---------------
   Weyerhaeuser Company......................... $16,693 $20,065     $10,157
   Unaffiliated wood processors.................  15,649  11,668       5,421
                                                 ------- -------     -------
     Total...................................... $32,342 $31,733     $15,578
                                                 ======= =======     =======

                                U.S. TIMBERLANDS

  Concurrent with the Weyerhaeuser Acquisition, Collins Products L.L.C. (Collins), an unaffiliated party, acquired Weyerhaeuser's Klamath Falls wood conversion facilities. U.S. Timberlands has entered into a 10-year log supply agreement with Collins providing for the delivery by U.S. Timberlands to Collins of 34 million board feet of merchantable timber each year at market prices as discussed in Note 8.
  The Predecessor participated in Weyerhaeuser Company's centralized cash management system and, as such, its operating and capital expenditure needs were met by Weyerhaeuser Company. The net advances from and distributions to Weyerhaeuser Company are presented in the accompanying combined balance sheets as a component of Weyerhaeuser investment and advances prior to the Weyerhaeuser Acquisition. The Weyerhaeuser investment and advances account is noninterest bearing.

  Certain costs incurred by Weyerhaeuser Company for financial services, information systems and other indirect costs have been allocated to the Predecessor on a revenue and volume harvested basis. The resulting charge to the Predecessor was $738 in 1994, $622 in 1995 and $445 in the period from January 1, 1996 through August 29, 1996, and are included in selling, general and administrative expenses in the accompanying combined statements of operations. Management of the Company believes the allocation methods used provide the Predecessor with a reasonable share of such expenses.

 Interim Financial Statements

  The interim financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the management of the Company believes that the disclosures are adequate to make the information presented not misleading. Interim financial statements are by necessity somewhat tentative; judgments are used to estimate interim amounts for items that are normally determinable only on an annual basis.

  The accompanying combined balance sheet as of March 31, 1997, and the accompanying combined statements of operations, changes in members' deficit and cash flows for the three months ended March 31, 1997, are unaudited. In the opinion of management, the accompanying balance sheet has been prepared on the same basis as the audited balance sheet as of December 31, 1996. The accompanying combined financial statements for the three months ended March 31, 1997, have been prepared on the same basis as the audited combined statements of operations for the period from August 30, 1996 through December 31, 1996. The accompanying combined statements of operations and cash flows for the three months ended March 31, 1996, have been prepared on the same basis as the audited combined financial statements for the years ended December 31, 1994 and 1995 and the period from January 1, 1996 through August 29, 1996. The interim financial statements include all adjustments which are, in the opinion of management of the Company, necessary to present fairly the balance sheet as of March 31, 1997 and the results of operations and cash flows for the three months ended March 31, 1996 and 1997, respectively. Operating results for the three months ended March 31, 1996 and March 31, 1997 are not necessarily indicative of the results to be expected for the entire year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The significant accounting policies summarized below include both those of U.S. Timberlands and the Predecessor, unless otherwise noted.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

                               U.S. TIMBERLANDS
disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue on delivered log sales are recognized upon delivery to the customer. Revenue from timber sold on a stumpage basis (i.e., the customer arranges to harvest and deliver the logs) is recognized when the timber is harvested. Revenue on timber deeds and timberland and property sales are generally recognized upon closing.

 Concentration of Credit Risk

  As of December 31, 1996, the Company had accounts receivable from three individual customers that represented 60%, 19% and 10% of total accounts receivable.

  The majority of the Predecessor's sales were to Weyerhaeuser Company. Receivables from Weyerhaeuser Company are reflected in Weyerhaeuser investment and advances in the accompanying combined balance sheets. The Predecessor's accounts receivable in the accompanying balance sheet represent receivables from unaffiliated customers. As of December 31, 1995, the Predecessor has accounts receivable from three individual customers that represented 27%, 17% and 13% of total accounts receivable.

  The Company had sales to individual customers that were greater than 10% of total sales for the respective periods as follows:

                                            PREDECESSOR        U.S. TIMBERLANDS
                                     ------------------------- -----------------
                                               JANUARY 1, 1996  AUGUST 30, 1996
                                                   THROUGH          THROUGH
                                     1994 1995 AUGUST 29, 1996 DECEMBER 31, 1996
                                     ---- ---- --------------- -----------------
   Weyerhaeuser Company.............  52%  63%       65%             --
   Unaffiliated customer............  12%  14%       14%              54%
   Unaffiliated customer............ --   --         10%              14%
   Unaffiliated customer............ --   --        --                11%

 Cash and Cash Equivalents

  Cash and cash equivalents consist of highly liquid investments with maturities at date of purchase of 90 days or less.

 Inventories

  The Company maintains a log inventory which is recorded at the lower of cost or market determined on a first-in, first-out basis.

 Logging Equipment Held For Resale

  Logging equipment held by the Company as of December 31, 1996, is recorded as logging equipment held for resale in the accompanying combined balance sheet, as the Company changed to the use of outside contractors for all of its logging operations concurrent with the Weyerhaeuser Acquisition.

 Timber, Timberlands and Logging Roads

  Timber, timberlands and logging roads are stated at cost less depletion and amortization for timber previously harvested. The depletion rate is calculated using a single composite pool by dividing the total cost of

                               U.S. TIMBERLANDS
merchantable timber by its estimated net merchantable volume. Depletion in any given year represents the net merchantable volume harvested multiplied by the depletion rate. These estimates are subject to change based on periodic timber cruises. Logging road costs for main and spur roads are amortized based on the net merchantable volume harvested. Surface rock replacement costs are capitalized and amortized over a seven-year period on a straight-line basis.

 Seed Orchard and Nursery Stock

  The Company operates and maintains a seed orchard and nursery. Costs incurred by the orchard and nursery to produce seed and seedlings utilized in the reforestation of the Company's timberlands are capitalized to seed orchard and nursery stock in the accompanying combined balance sheets. A certain amount of seed and seedling stock is sold to unaffiliated customers and is reflected as a component of by-products and other revenues in the accompanying combined statements of operations.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Additions and betterments to buildings and equipment are capitalized as expended. Maintenance and repairs are expensed as incurred. Depreciation is provided over the useful lives of the assets on the straight-line method. Estimated useful lives for buildings and land improvements is 40 years and equipment ranges from 3 to 5 years.

 Deferred Financing Fees

  Deferred financing fees consist of fees incurred in connection with obtaining the related debt financing. The Company amortizes deferred financing fees over the terms of the related debt which approximates the effective interest method.

 Income Taxes

  USTK and Services are both limited liability companies (L.L.C.'s) and, accordingly, are not liable for federal or state income taxes since the L.L.C.'s income or loss is reported on the separate tax returns of the members. Accordingly, no provision for current or deferred income taxes has been reflected in the accompanying combined financial statements.

 Interest Rate Collar Agreement

  The Company entered into an interest rate collar agreement to reduce the impact of changes in interest rates on its variable rate debt. The initial cost of the interest rate collar agreement is recorded in deferred financing fees in the accompanying combined balance sheets and is amortized over the life of the agreement.

  The Company does not utilize financial instruments for trading or other speculative purposes. The counterparty to these contractual arrangements is a major financial institution.

 Fair Value of Financial Instruments

  All of the Company's material financial instruments, except for the interest rate collar agreement, are recognized in its combined balance sheets. The carrying values generally approximate fair market value for these financial assets and liabilities. Descriptions of the methods and assumptions used to reach this conclusion are as follows:

    Debt--The Company's debt includes interest rates that are tied to current credit markets. Therefore, the recorded value for the debt approximates fair value.

                               U.S. TIMBERLANDS

    Interest Rate Collar Agreement--The fair value of the interest rate collar agreement is the estimated amount that the Company would receive or pay upon termination of the agreement, taking into account the current credit worthiness of the counterparty. As of December 31, 1996, the Company estimates it would have paid $716 to terminate the agreement.

3. WEYERHAEUSER ACQUISITION:

  The total purchase price for the Weyerhaeuser Acquisition referred to in
Note 1 was $283,464, including direct costs of the acquisition. The Weyerhaeuser Acquisition was accounted for as a purchase with the purchase price allocated first to current assets acquired, principally inventory, and the remaining balance being allocated to noncurrent assets acquired, primarily timber, timberlands and logging roads based on the relative fair market values of the noncurrent assets as determined by an appraisal. Concurrent with the Weyerhaeuser Acquisition, the Company changed to the use of outside contractors for all of its logging operations. Accordingly, logging equipment acquired was recorded at its estimated resale value.

  Pro forma results of operations for the period ended December 31, 1996 had the Weyerhaeuser Acquisition occurred on January 1, 1996 are as follows:

                                                            1996
                                                         -----------
                                                         (UNAUDITED)
        Revenues........................................  $ 29,597
        Net loss........................................   (25,845)

4. INVENTORIES:

  The Company's inventories consist of the following:

                                                                                               PREDECESSOR    U.S. TIMBERLANDS
                                                                                            ----------------- -----------------
                                                                                            DECEMBER 31, 1995 DECEMBER 31, 1996
                                                                                            ----------------- -----------------
   Logs....................................................................................      $1,703              $78
   Other...................................................................................         143               --
                                                                                                 ------              ---
                                                                                                 $1,846              $78

5. ACCRUED LIABILITIES:

  The Company's accrued liabilities consist of the following:

                                                                                               PREDECESSOR    U.S. TIMBERLANDS
                                                                                            ----------------- -----------------
                                                                                            DECEMBER 31, 1995 DECEMBER 31, 1996
                                                                                            ----------------- -----------------
   Interest................................................................................      $  --             $5,254
   Debt guarantee fee......................................................................         --              1,100
   Workers' compensation...................................................................         565               --
   Severance and harvest tax...............................................................         290               230
   Employee compensation...................................................................         192                81
   Other...................................................................................         184               573
                                                                                                 ------            ------
                                                                                                 $1,231            $7,238

                               U.S. TIMBERLANDS

6. DEBT:

  Debt consists of the following:

                                               PREDECESSOR    U.S. TIMBERLANDS
                                            ----------------- -----------------
                                            DECEMBER 31, 1995 DECEMBER 31, 1996
                                            ----------------- -----------------
   Holdings--Term loan, due September
    1999..................................        $ --            $130,000
   USTK--Borrowings under revolving credit
    facility..............................          --              90,000
   USTK--Term loan payable quarterly, due
    August 2002...........................          --              85,000
                                                  -----           --------
                                                  $ --            $305,000
                                                  =====           ========

  On August 29, 1996, Holdings entered into a $130,000 term loan with ABN-AMRO Bank, N.V. and Deutsche Bank AG. The term loan's interest rate is variable and fluctuates based on movements in the one-month LIBOR plus .50%. As of December 31, 1996, the term loan's interest rate equaled 6.11%. The term loan is guaranteed by Weyerhaeuser Company. John M. Rudey, controlling shareholder of the Company, and one of his affiliates have pledged their interests in Holdings to Weyerhaeuser (the Pledge Agreement) for their obligations under the guarantee if certain covenants and restrictions, as defined in the Pledge Agreement, are not adhered to. As part of the Pledge Agreement, Holdings is required to pay a guarantee fee to Weyerhaeuser based on a percentage of the term loan balance outstanding. This fee increases from 1.74% to 2.75% if the term loan is not fully repaid by August 31, 1997 and to 3.00% if not fully repaid by February 28, 1998. This guarantee fee is being accreted as an expense in the accompanying combined statements of operations based on an estimated September 1997 refinancing date. Also, as part of the Pledge Agreement, if the term loan accrues interest beyond December 30, 1997, the Company must immediately begin acceleration of its timber harvest plans and timberland sales. Such acceleration does not necessarily accelerate the repayment of the Holdings' debt.

  On October 18, 1996, the Company entered into an interest rate collar agreement which effectively sets maximum and minimum interest rates on $87,500 of notional principal amount on the USTK borrowings ranging from a floor (the rate the Company would pay even if rates fall below that level) to a maximum during the three-year period ended October 18, 1999. The floor and maximum rates were 7.3% and 9.0%, respectively, as of December 31, 1996.

 Debt Refinancing Subsequent to Year-End

  On July 14, 1997, USTK entered into a long-term financing arrangement (the Credit Agreement) with certain banks to finance the Ochoco Acquisition discussed in Note 9 and to refinance borrowings under the USTK revolving credit facility and USTK term loan. The retirement of debt under existing credit facilities will result in an extraordinary loss on extinguishment of debt of approximately $3,400 due to the writeoff of existing unamortized deferred financing fees. This writeoff will be recorded in the Company's third quarter 1997 financial statements. There were no other gains or losses incurred in connection with this refinancing.

  The Credit Agreement provides the Company an $85,000 revolving credit facility, of which $85,000 was drawn on July 15, 1997, as well as a term loan of $200,000. Borrowings under the new revolving credit facility are generally limited to the lesser of 50% of the value of the Company's timber, as defined in the Credit Agreement. The revolving credit facility and the term loan both have variable interest rates. The interest rate is calculated based on USTK's performance against certain established leverage ratios. At the date of the Credit Agreement, the interest rates on both the revolving credit facility and the term loan were equal to LIBOR plus 2.25% (7.9%). Each of the loans is collateralized by substantially all of USTK's assets and Services' members' interests. The revolving credit facility matures on September 15, 2004. The term loan is subject to mandatory

                               U.S. TIMBERLANDS
prepayment in the event that timber and timberland dispositions, which are not reinvested in other timber and timberlands, exceed $30,000 in the aggregate subsequent to July 15, 1997. Based on the Company's projected 1997 operating plan, management does not believe any mandatory prepayments will be required.

  The Credit Agreement requires USTK and Services, on a combined basis, to maintain certain financial covenants, including the maintenance of minimum quarterly cash flows, maximum leverage and debt to asset value ratios, and minimum fixed charge coverage ratios, and certain other restrictions as defined in the Credit Agreement.

  In accordance with the Credit Agreement, debt is scheduled to mature as follows:

        1997........................................................... $    --
        1998...........................................................   20,000
        1999...........................................................   25,000
        2000...........................................................   25,000
        2001...........................................................   30,000
        Thereafter.....................................................  205,000
                                                                        --------
                                                                        $305,000
                                                                        ========

7. MEMBERS' DEFICIT AND RELATED PARTY TRANSACTIONS:

 Members' Deficit

  The liability of the individual members of the USTK and Services is limited to the balances of their respective members' accounts.

  The members and their respective ownership percentages are as follows:

                                                                 USTK  SERVICES
                                                                 ----  --------
   Holdings (100% owned by Rudey Timber Company L.L.C. and
    affiliates)................................................   99%     -- %
   Rudey Timber Company L.L.C. (100% owned by John M. Rudey and
    affiliates)................................................    1      --
   John M. Rudey, Chairman.....................................  --      82.5
   John J. Stephens, CEO and President.........................  --      10.0
   George R. Hornig............................................  --       7.5
                                                                 ---     ----
                                                                 100%     100%
                                                                 ===     ====

 Related Party Transactions

  In connection with the Weyerhaeuser Acquisition, the Company paid a fee of $4,135 to Timberlands Management Group (TMG), an entity 100% owned and controlled by Rudey Timber Company L.L.C., and a fee of $400 each to John M. Rudey and John J. Stephens. In addition, during the period from August 30, 1996 to December 31, 1996, the Company paid TMG management fees of $2,800. These payments have been recorded in selling, general and administrative expenses in the accompanying combined statement of operations.

 Receivable from Affiliate

  During the period from August 30, 1996 through December 31, 1996, the Company paid $10,000 to TMG. The receivable and the related interest were repaid in February 1997 and, accordingly, have been recorded as a current asset in the accompanying combined balance sheet.

                               U.S. TIMBERLANDS

8. COMMITMENTS:

  On August 30, 1996, the Company entered into a wood supply agreement with Collins to supply a volume of approximately 34 million board feet of merchantable timber to the customer at market prices. The term of the agreement is ten years and is renewable for two additional terms of five years, each at the option of Collins.

9. SUBSEQUENT EVENTS:

 Member's Distribution

  Subsequent to December 31, 1996, a member's equity distribution of $1,191 was paid from Services to John M. Rudey related to his estimated 1997 tax liability.

 Ochoco Acquisition

  On July 15, 1997, USTK acquired approximately 43,000 acres of timber and timberlands and approximately 3,000 acres of timber cutting rights from Ochoco Lumber Company L.P. for $110,430 (the Ochoco Acquisition). Substantially all of the purchase price will be allocated to timber, timberlands and logging roads. The acquisition was principally financed through $110,000 of debt financing. See Note 6 for further discussion of the terms of the debt.

 Planned MLP Common Unit Offering

  On July 26, 1997, the members of the Company formed a master limited partnership (MLP) for the purpose of issuing Common Units representing limited partner interests in a public offering (the Common Unit Offering). The expected aggregate gross proceeds from the Common Unit Offering are approximately $148,300. In addition, the Company intends that the MLP's operating subsidiary, USTK (the Operating Company), issue $150,000 of senior unsecured notes to institutional investors in a private placement (the Private Note Placement) and the MLP intends to issue $100,000 of senior unsecured notes in a public offering (the Public Note Offering). The Company also intends that the Operating Company will enter into a $25,000 working capital facility and a $100,000 acquisition facility (the Acquisition Facility). The Company intends to use the proceeds from the Common Unit Offering, the Private Note Placement, the Public Note Offering, and a drawdown of approximately $30,000 on the Acquisition Facility to repay existing indebtedness of the Company including debt associated with the Ochoco Acquisition and related debt financing discussed in Note 6.

  In connection with the Company's Common Unit Offering and related formation of the General Partner, the General Partner intends to issue income interests in the General Partner to certain officers and directors of the General Partner at no cost. Such income interests will participate pro rata in cash distributions from USTK and the MLP. In addition, under certain circumstances, if these officers or directors terminate their employment, the General Partner is required to repurchase their income interests at fair market value as determined by independent appraisal. The fair value of these income interests will be recorded as compensation expense in the Company's post Common Unit Offering financial statements with a corresponding increase to contributed capital.

                               U.S. TIMBERLANDS

                       COMBINED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                                       U.S.
                                                                                                      PREDECESSOR  TIMBERLANDS
                                                                                                      ------------ ------------
                                                                                                      THREE MONTHS THREE MONTHS
                                                                                                         ENDED        ENDED
                                                                                                       MARCH 31,    MARCH 31,
                                                                                                          1996         1997
                                                                                                      ------------ ------------
                                                                                                                       (A)
REVENUES:
  Logs...............................................................................................    $3,417      $ 8,827
  Timber and property sales..........................................................................       --         3,494
  By-products and other..............................................................................       616           13
                                                                                                         ------      -------
    Total revenues...................................................................................     4,033       12,334
OPERATING COSTS:
  Cost of products sold..............................................................................     2,407        3,525
  Cost of timber and property sales..................................................................       --         1,191
  Depreciation, depletion and road amortization......................................................       332        2,360
  Selling, general and administrative expenses.......................................................       941        1,190
                                                                                                         ------      -------
    Operating income.................................................................................       353        4,068
INTEREST EXPENSE.....................................................................................       --         5,319
AMORTIZATION OF DEFERRED FINANCING FEES AND DEBT GUARANTEE FEES......................................       --           999
INTEREST INCOME......................................................................................       --          (366)
OTHER EXPENSE, net...................................................................................        95           63
                                                                                                         ------      -------
NET INCOME (LOSS)....................................................................................    $  258      $(1,947)
--------------------------------------------------
                                                                                                         ======      =======

--------
(a) Due to the Weyerhaeuser Acquisition on August 30, 1996, the combined statement of operations for the three months ended March 31, 1997 is not comparable to the statement of operations of the Predecessor. See the accompanying notes for additional information.


   The accompanying notes are an integral part of these combined statements.

                                U.S. TIMBERLANDS

               COMBINED STATEMENT OF CHANGES IN MEMBERS' DEFICIT
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                           U.S. TIMBERLANDS U.S. TIMBERLANDS
                            KLAMATH FALLS,      SERVICES     U.S. TIMBERLANDS
                                L.L.C.      COMPANY, L.L.C.     (COMBINED)
                           ---------------- ---------------- ----------------
                                                              TOTAL MEMBERS'
                           MEMBER'S DEFICIT MEMBERS' DEFICIT     DEFICIT
                           ---------------- ---------------- ----------------
BALANCE, December 31,
 1996.....................     $(1,809)         $(1,127)         $(2,936)
  Member's distribution...         --            (1,191)          (1,191)
  Net loss................      (1,615)            (332)          (1,947)
                               -------          -------          -------
BALANCE, March 31, 1997...     $(3,424)         $(2,650)         $(6,074)
                               =======          =======          =======




    The accompanying notes are an integral part of this combined statement.

                               U.S. TIMBERLANDS

                       COMBINED STATEMENTS OF CASH FLOWS
                          (IN THOUSANDS) (UNAUDITED)

                                                                       U.S.
                                                      PREDECESSOR  TIMBERLANDS
                                                      ------------ ------------
                                                      THREE MONTHS THREE MONTHS
                                                         ENDED        ENDED
                                                       MARCH 31,    MARCH 31,
                                                          1996         1997
                                                      ------------ ------------
                                                                       (A)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................................    $ 258       $(1,947)
  Adjustments to reconcile net income (loss) to cash
   provided by operating activities--
    Depreciation, depletion, amortization and cost of
     timber and property sold........................      332         3,775
  Changes in operating accounts--
    Accounts receivable..............................      486          (609)
    Inventories......................................      106           --
    Prepaid expenses.................................      379           160
    Accounts payable.................................     (449)         (650)
    Accrued interest and debt guarantee fees.........      --          2,703
    Other accrued liabilities........................     (277)         (128)
    Interest receivable from member affiliate........      --            121
                                                         -----       -------
      Net cash provided by operating activities......      835         3,425
CASH FLOWS FROM INVESTING ACTIVITIES:
  Repayment of receivable from affiliate.............      --         10,000
  Purchase of property, plant and equipment..........      --            (93)
  Timber and road additions..........................      (44)          (42)
  Capitalized seed orchard and nursery costs.........      (82)          (64)
                                                         -----       -------
      Net cash provided by (used in) investing
       activities....................................     (126)        9,801
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distribution to member.............................      --         (1,191)
  Weyerhaeuser investment and advances, net..........     (709)          --
                                                         -----       -------
      Net cash used in financing activities..........     (709)       (1,191)
NET INCREASE IN CASH AND CASH EQUIVALENTS............      --         12,035
CASH AND CASH EQUIVALENTS, beginning of period.......        1        16,613
                                                         -----       -------
CASH AND CASH EQUIVALENTS, end of period.............    $   1       $28,648
                                                         =====       =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest.............................    $ --        $ 3,441
NONCASH ACTIVITIES:
  Net property, plant and equipment transfers to
   Weyerhaeuser Company..............................     (108)          --

--------
(a) Due to the Weyerhaeuser Acquisition on August 30, 1996, the combined statement of cash flows for the three months ended March 31, 1997 is not comparable to the statement of cash flows of the Predecessor. See the accompanying notes for additional information.

   The accompanying notes are an integral part of these combined statements.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To U.S. Timberlands Company, L.P.:

  We have audited the accompanying balance sheet of U.S. Timberlands Company, L.P. (the MLP) as of July 29, 1997. This statement is the responsibility of the MLP's management. Our responsibility is to express an opinion on this statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of U.S. Timberlands Company, L.P. as of July 29, 1997 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Portland, Oregon,
July 29, 1997

                         U.S. TIMBERLANDS COMPANY, L.P.

                                 BALANCE SHEET

                                 JULY 29, 1997

                                  ASSET
                                  -----
CURRENT ASSET:
  Cash................................................................... $1,000
                                                                          ======
                            PARTNERS' EQUITY
                            ----------------
LIMITED PARTNER'S EQUITY................................................. $  990
GENERAL PARTNER'S EQUITY.................................................     10
                                                                          ------
    Total partners' equity............................................... $1,000
                                                                          ======




       The accompanying notes are an integral part of this balance sheet.

                        U.S. TIMBERLANDS COMPANY, L.P.

                            NOTES TO BALANCE SHEET

                                 JULY 29, 1997

1. THE COMPANY:

  U.S. Timberlands Company, L.P. (the MLP) is a Delaware limited partnership that was formed on June 26, 1997 to acquire substantially all of the equity interests in U.S. Timberlands Klamath Falls, L.L.C. (USTK) and to own and operate the business and assets of U.S. Timberlands Services Company, L.L.C. (Old Services), which are Delaware limited liability companies engaged in the harvest and sale of timber to third-party wood processors. The MLP's general partner is New Services, L.L.C., which will be renamed U.S. Timberlands Services Company, L.L.C. upon the consummation of the initial public offering of the MLP.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To New Services, L.L.C.:

  We have audited the accompanying balance sheet of New Services, L.L.C. (the Company) as of July 29, 1997. This statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Company, as of July 29, 1997 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Portland, Oregon,
July 29, 1997

                              NEW SERVICES, L.L.C.

                                 BALANCE SHEET

                                 JULY 29, 1997

                                 ASSETS
CASH.................................................................... $  990
INVESTMENT IN U.S. TIMBERLANDS COMPANY, L.P.............................     10
                                                                         ------
                                                                         $1,000
                                                                         ======
                    LIABILITIES AND MEMBERS' EQUITY
MEMBERS' EQUITY......................................................... $1,000
                                                                         ------
  Total members' equity................................................. $1,000
                                                                         ======




        The accompanying note is an integral part of this balance sheet.

                             NEW SERVICES, L.L.C.

                             NOTE TO BALANCE SHEET

                                 JULY 29, 1997

1. NATURE OF OPERATIONS:

  New Services, L.L.C. is a Delaware limited liability company that was formed June 24, 1997 to become the general partner of U.S. Timberlands Company, L.P.
(MLP). The MLP is a limited partnership that was formed to acquire substantially all of the equity interests in U.S. Timberlands Klamath Falls, L.L.C. (USTK) and to acquire, own and operate the business and assets of U.S. Timberlands Services Company, L.L.C. (Old Services), which are Delaware limited liability companies engaged in the harvest and sale of timber to third-party wood processors. Upon completion of the MLP acquisition of USTK and Old Services, New Services, L.L.C. will be renamed U.S. Timberland Services Company L.L.C., the successor entity to Old Services.

                                                                      APPENDIX A



                              AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                         U.S. TIMBERLANDS COMPANY, L.P.

                               TABLE OF CONTENTS

                                   ARTICLE I

                                  DEFINITIONS

 Section  1.1  Definitions..............................................    A-1
 Section  1.2  Construction.............................................   A-14

                                   ARTICLE II

                                  ORGANIZATION

 Section  2.1  Formation................................................   A-15
 Section  2.2  Name.....................................................   A-15
 Section  2.3  Registered Office; Registered Agent; Principal Office;
                Other Offices...........................................   A-15
 Section  2.4  Purpose and Business.....................................   A-15
 Section  2.5  Powers...................................................   A-16
 Section  2.6  Power of Attorney........................................   A-16
 Section  2.7  Term.....................................................   A-17
 Section  2.8  Title to Partnership Assets..............................   A-17

                                  ARTICLE III

                           RIGHTS OF LIMITED PARTNERS

 Section  3.1  Limitation of Liability..................................   A-17
 Section  3.2  Management of Business...................................   A-17
 Section  3.3  Outside Activities of the Limited Partners...............   A-18
 Section  3.4  Rights of Limited Partners...............................   A-18

                                   ARTICLE IV

 CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF
                             PARTNERSHIP INTERESTS

 Section  4.1  Certificates.............................................   A-18
 Section  4.2  Mutilated, Destroyed, Lost or Stolen Certificates........   A-19
 Section  4.3  Record Holders...........................................   A-19
 Section  4.4  Transfer Generally.......................................   A-20
 Section  4.5  Registration and Transfer of Limited Partner Interests...   A-20
 Section  4.6  Transfer of the General Partner's General Partner
                Interest................................................   A-21
 Section  4.7  Transfer of Incentive Distribution Rights................   A-21
 Section  4.8  Restrictions on Transfers................................   A-21
 Section  4.9  Citizenship Certificates; Non-citizen Assignees..........   A-22
 Section  4.10 Redemption of Partnership Interests of Non-citizen
                Assignees...............................................   A-23

                                   ARTICLE V

          CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

 Section  5.1  Organizational Contributions.............................   A-24
 Section  5.2  Contributions by the General Partner and its Affiliates..   A-24
 Section  5.3  Contributions by Initial Limited Partners and
                Reimbursement of the General Partner....................   A-24
 Section  5.4  Interest and Withdrawal..................................   A-25
 Section  5.5  Capital Accounts.........................................   A-25
 Section  5.6  Issuances of Additional Partnership Securities...........   A-27

 Section  5.7  Limitations on Issuance of Additional Partnership
                Securities................................................   A-28
 Section  5.8  Conversion of Subordinated Units...........................   A-29
 Section  5.9  Limited Preemptive Right...................................   A-30
 Section  5.10 Splits and Combination.....................................   A-30
 Section  5.11 Fully Paid and Non-Assessable Nature of Limited Partner
                Interests.................................................   A-31

                                   ARTICLE VI

                         ALLOCATIONS AND DISTRIBUTIONS

 Section  6.1  Allocations for Capital Account Purposes...................   A-31
 Section  6.2  Allocations for Tax Purposes...............................   A-36
 Section  6.3  Requirement and Characterization of Distributions;
                Distributions to Record Holders...........................   A-38
 Section  6.4  Distributions of Available Cash from Operating Surplus.....   A-39
 Section  6.5  Distributions of Available Cash from Capital Surplus.......   A-40
 Section  6.6  Adjustment of Minimum Quarterly Distribution and Target
                Distribution Levels.......................................   A-40
 Section  6.7  Special Provisions Relating to the Holders of Subordinated
                Units.....................................................   A-40
 Section  6.8  Special Provisions Relating to the Holders of Incentive
                Distribution Rights.......................................   A-41
 Section  6.9  Entity-Level Taxation......................................   A-41

                                  ARTICLE VII

                      MANAGEMENT AND OPERATION OF BUSINESS

 Section  7.1  Management.................................................   A-42
 Section  7.2  Certificate of Limited Partnership.........................   A-43
 Section  7.3  Restrictions on General Partner's Authority................   A-43
 Section  7.4  Reimbursement of the General Partner.......................   A-44
 Section  7.5  Outside Activities.........................................   A-45
 Section  7.6  Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain
                Restrictions on the General Partner.......................   A-46
 Section  7.7  Indemnification............................................   A-47
 Section  7.8  Liability of Indemnitees...................................   A-48
 Section  7.9  Resolution of Conflicts of Interest........................   A-49
 Section  7.10 Other Matters Concerning the General Partner...............   A-50
 Section  7.11 Purchase or Sale of Partnership Securities.................   A-50
 Section  7.12 Registration Rights of the General Partner and its
                Affiliates................................................   A-50
 Section  7.13 Reliance by Third Parties..................................   A-52

                                  ARTICLE VIII

                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

 Section  8.1  Records and Accounting.....................................   A-52
 Section  8.2  Fiscal Year................................................   A-53
 Section  8.3  Reports....................................................   A-53

                                   ARTICLE IX

                                  TAX MATTERS

 Section  9.1  Tax Returns and Information................................   A-53
 Section  9.2  Tax Elections..............................................   A-53
 Section  9.3  Tax Controversies..........................................   A-54
 Section  9.4  Withholding................................................   A-54

                                   ARTICLE X

                             ADMISSION OF PARTNERS

 Section 10.1  Admission of Initial Limited Partners......................   A-54
 Section 10.2  Admission of Substituted Limited Partner...................   A-54
 Section 10.3  Admission of Successor General Partner.....................   A-55
 Section 10.4  Admission of Additional Limited Partners...................   A-55
 Section 10.5  Amendment of Agreement and Certificate of Limited
                Partnership...............................................   A-55

                                   ARTICLE XI

                       WITHDRAWAL OR REMOVAL OF PARTNERS

 Section 11.1  Withdrawal of the General Partner..........................   A-55
 Section 11.2  Removal of the General Partner.............................   A-57
 Section 11.3  Interest of Departing Partner and Successor General
                Partner...................................................   A-57
 Section 11.4  Termination of Subordination Period, Conversion of
                Subordinated Units and Extinguishment of Cumulative Common
                Unit Arrearages...........................................   A-58
 Section 11.5  Withdrawal of Limited Partners.............................   A-58

                                  ARTICLE XII

                          DISSOLUTION AND LIQUIDATION

 Section 12.1  Dissolution................................................   A-58
 Section 12.2  Continuation of the Business of the Partnership After
                Dissolution...............................................   A-59
 Section 12.3  Liquidator.................................................   A-59
 Section 12.4  Liquidation................................................   A-60
 Section 12.5  Cancellation of Certificate of Limited Partnership.........   A-60
 Section 12.6  Return of Contributions....................................   A-61
 Section 12.7  Waiver of Partition........................................   A-61
 Section 12.8  Capital Account Restoration................................   A-61

                                  ARTICLE XIII

           AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

 Section 13.1  Amendment to be Adopted Solely by the General Partner......   A-61
 Section 13.2  Amendment Procedures.......................................   A-62
 Section 13.3  Amendment Requirements.....................................   A-62
 Section 13.4  Special Meetings...........................................   A-63
 Section 13.5  Notice of a Meeting........................................   A-63
 Section 13.6  Record Date................................................   A-63
 Section 13.7  Adjournment................................................   A-63
 Section 13.8  Waiver of Notice; Approval of Meeting; Approval of
                Minutes...................................................   A-64
 Section 13.9  Quorum.....................................................   A-64
 Section 13.10 Conduct of a Meeting.......................................   A-64
 Section 13.11 Action Without a Meeting...................................   A-65
 Section 13.12 Voting and Other Rights....................................   A-65

                                  ARTICLE XIV

                                     MERGER

 Section 14.1  Authority..................................................   A-65
 Section 14.2  Procedure for Merger or Consolidation......................   A-66
 Section 14.3  Approval by Limited Partners of Merger or Consolidation....   A-66
 Section 14.4  Certificate of Merger......................................   A-67
 Section 14.5  Effect of Merger...........................................   A-67

                                   ARTICLE XV

                   RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS


 Section 15.1  Right to Acquire Limited Partner Interests.................  A-67

                                  ARTICLE XVI

                               GENERAL PROVISIONS

 Section 16.1  Addresses and Notices......................................  A-69
 Section 16.2  Further Action.............................................  A-69
 Section 16.3  Binding Effect.............................................  A-69
 Section 16.4  Integration................................................  A-70
 Section 16.5  Creditors..................................................  A-70
 Section 16.6  Waiver.....................................................  A-70
 Section 16.7  Counterparts...............................................  A-70
 Section 16.8  Applicable Law.............................................  A-70
 Section 16.9  Invalidity of Provisions...................................  A-70
 Section 16.10 Consent of Partners........................................  A-70

   AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF U.S. TIMBERLANDS
                                 COMPANY, L.P.

  THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF U.S.
TIMBERLANDS COMPANY, L.P. dated as of       , 1997, is entered into by and
among U.S. Timberlands Service Company, L.L.C. (formerly known as New Services, L.L.C.), a Delaware limited liability company, as the General Partner, and John M. Rudey, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

Section 1.1 Definitions.

  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

  "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

  "Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

    (i) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

    (ii) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).

  "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

  "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

  "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and
(b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of a general partner interest, a Common Unit, a Subordinated Unit or an Incentive Distribution Right or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such general partner interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other interest in the Partnership were the only interest in the Partnership held by a Partner from and after the date on which such general partner interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other interest was first issued.

  "Adjusted Operating Surplus" means, with respect to any period, Operating Surplus generated during such period (a) less (i) any net increase in working capital borrowings during such period and (ii) any net reduction in cash reserves for Operating Expenditures during such period not relating to an Operating Expenditure made during such period, and (b) plus (i) any net decrease in working capital borrowings during such period and (ii) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

  "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii). Once an Adjusted Property is deemed distributed by, and recontributed to, the Partnership for federal income tax purposes upon a termination of the Partnership pursuant to Treasury Regulation Section 1.708-(b)(1)(iv), such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is subsequently adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii). Upon termination of the Partnership following the publication of Proposed Treasury Regulation 1.708-1(b)(1)(iv) as a final regulation, an Adjusted Property deemed contributed to a new partnership in exchange for an interest in the new partnership, followed by the deemed liquidation of the Partnership, shall thereafter constitute a Contributed Property until the Carrying Value of such property is subsequently adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

  "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

  "Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

  "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of
Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

  "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the Agreed Value of any property deemed contributed to the Partnership for federal income tax purposes upon termination and reconstitution thereof pursuant to Section 708 of the Code (whether before or after finalization of Proposed Treasury Regulation Section 1.708-1(b)(l)(iv)) shall be determined in accordance with Section 5.5(c)(i). Subject to Section 5.5(c)(i), the General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

  "Agreement" means this Amended and Restated Agreement of Limited Partnership of U.S. Timberlands Company, L.P., as it may be amended, supplemented or restated from time to time.

  "Assignee" means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

  "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

  "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date,

    (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from borrowings for working capital purposes made subsequent to the end of such Quarter, less

    (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

  Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

  "Book Basis Derivative Items" means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

  "Book-Down Event" means an event which triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

  "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

  "Book-Up Event" means an event which triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

  "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Oregon shall not be regarded as a Business Day.

  "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.5. The "Capital Account" of a Partner in respect of a general partner interest, a Common Unit, a Subordinated Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount which such Capital Account would be if such general partner interest, Common Unit, Subordinated Unit, Incentive Distribution Right, or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such general partner interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

  "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement.

  "Capital Improvement" means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets (including, without limitation, timberlands, seed orchards, nurseries and timber processing and manufacturing facilities and related assets), in each case made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

  "Capital Surplus" has the meaning assigned to such term in Section 6.3(a).

  "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

  "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Partnership.

  "Certificate" means a certificate, substantially in the form of Exhibit A to this Agreement or in such other form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

  "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

  "Citizenship Certification" means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

  "Claim" has the meaning assigned to such term in Section 7.12(c).

  "Closing Date" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

  "Closing Price" has the meaning assigned to such term in Section 15.1(a).

  "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.

  "Combined Interest" has the meaning assigned to such term in Section
11.3(a).

  "Commission" means the United States Securities and Exchange Commission.

  "Common Unit" means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and of the General Partner (exclusive of its interest as a holder of a general partner interest and Incentive Distribution Rights) and having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not refer to a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

  "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

  "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership (or deemed contributed to the Partnership on termination and reconstitution thereof pursuant to Section 708 of the Code, whether before or after finalization of Proposed Treasury Regulation Section 1.708-1(b)(1)(iv)). Once the Carrying Value of a Contributed Property is adjusted pursuant to
Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

  "Conflicts Committee" means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are neither members, officers nor employees of the General Partner nor officers, directors or employees of any Affiliate of the General Partner.

  "Contribution and Conveyance Agreement" means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Company and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

  "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

  "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

  "Current Market Price" has the meaning assigned to such term in Section
15.1(a).

  "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. (S)17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

  "Departing Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

  "Economic Risk of Loss" has the meaning set forth in Treasury Regulation
Section 1.752-2(a).

  "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

  "Event of Withdrawal" has the meaning assigned to such term in Section
11.1(a).

  "Final Subordinated Units" has the meaning assigned to such term in Section 6.1(d)(x).

  "First Liquidation Target Amount" has the meaning assigned to such term in
Section 6.1(c)(i)(D).

  "First Target Distribution" means $0.550 per Unit per Quarter (or, with
respect to the period commencing on the Closing Date and ending on      ,
1997, it means the product of $0.550 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is 90), subject to adjustment in accordance with Sections 6.6 and 6.9.

  "General Partner" means U.S. Timberlands Services Company, L.L.C. and its predecessors, successors and permitted assigns as general partner of the Partnership.

  "Group" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

  "Group Member" means a member of the Partnership Group.

  "Holder" as used in Section 7.12, has the meaning assigned to such term in
Section 7.12(a).

  "Holdings" means U.S. Timberlands Holdings, L.L.C., a Delaware limited liability company.

  "Incentive Distribution Right" means a non-voting limited partner Partnership Interest issued to USTK in connection with the transfer of its assets to the Partnership pursuant to Section 5.2 and subsequently contributed to the General Partner, which Partnership Interest shall confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of holders of a Partnership Interest).

  "Incentive Distributions" means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v),
(vi) and (vii) and 6.4(b)(iii), (iv) and (v).

  "Indemnified Persons" has the meaning assigned to such term in Section
7.12(c).

  "Indemnitee" means (a) the General Partner, any Departing Partner and any Person who is or was an Affiliate of the General Partner or any Departing Partner, (b) any Person who is or was a director, officer, employee, agent or trustee of a Group Member, (c) any Person who is or was an officer, member, partner, director, employee, agent or trustee of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner, or any Affiliate of any such Person and (d) any Person who is or was serving at the request of the General Partner or any Departing Partner or any such Affiliate as a director, officer, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

  "Initial Common Units" means the Common Units sold in the Initial Offering.

  "Initial Limited Partners" means the General Partner, U.S. Timberlands Management Company, L.L.C. and Holdings (with respect to the Subordinated Units and the Incentive Distribution Rights received by them pursuant to
Section 5.2) and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

  "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

  "Initial Unit Price" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

  "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by any Group Member; (b) sales of equity interests by any Group Member (other than Common Units sold to the underwriters pursuant to the exercise of the Over-Allotment Option); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member (other than (x) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, including the exchange of timber or real property for other timber or real property to the extent that the timber or real property received in exchange is of equal or greater value, or the sale of timber or real property, to the extent the proceeds are invested within 180 days in other timber or real property, and (y) sales or other dispositions of assets as part of normal retirements or replacements), in each case prior to the Liquidation Date.

  "Issue Price" means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.

  "Limited Partner" means, unless the context otherwise requires, (a) the Organizational Limited Partner, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Partner upon the change of its status from General Partner to Limited Partner pursuant to
Section 11.3 or (b) solely for purposes of Articles V, VI, VII and IX and Sections 12.3 and 12.4, each Assignee.

  "Limited Partner Interest" means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.

  "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

  "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

  "Merger Agreement" has the meaning assigned to such term in Section 14.1.

  "Minimum Quarterly Distribution" means $0.50 per Unit per Quarter (or with
respect to the period commencing on the Closing Date and ending on      ,
1997, it means the product of $0.50 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is
90), subject to adjustment in accordance with Sections 6.6 and 6.9.

  "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq Stock Market or any successor thereto.

  "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

  "Net Income" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under
Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

  "Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

  "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

  "Net Termination Gain" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under
Section 6.1(d).

  "Net Termination Loss" means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under
Section 6.1(d).

  "Non-citizen Assignee" means a Person whom the General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.9.

  "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

  "Nonrecourse Deductions" means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

  "Nonrecourse Liability" has the meaning set forth in Treasury Regulation
Section 1.752-1(a)(2).

  "Notice of Election to Purchase" has the meaning assigned to such term in
Section 15.1(b) hereof.

  "Operating Company" means U.S. Timberlands Klamath Falls, L.L.C., a Delaware limited liability company, and any successors thereto.

  "Operating Company Agreement" means the Amended and Restated Operating Agreement of the Operating Company, as it may be amended, supplemented or restated from time to time.

  "Operating Expenditures" means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, debt service payments, and capital expenditures, subject to the following:

    (a) Payments (including prepayments) of principal of and premium on indebtedness shall not be an Operating Expenditure if the payment is (i) required in connection with the sale or other disposition of assets or (ii) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the General Partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership Group within 180 days before or after such payment to the extent of the principal amount of such indebtedness.

    (b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to Partners. Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the General Partner's good faith allocation between the amounts paid for each shall be conclusive.

  "Operating Surplus," means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

    (a) the sum of (i) $    million plus all cash and cash equivalents of the
  Partnership Group on hand as of the close of business on the Closing Date,
  (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5) and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from borrowings for working capital purposes, less

    (b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the General Partner to provide funds for future Operating Expenditures, provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

  Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

  "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner in its reasonable discretion.

  "Organizational Limited Partner" means John M. Rudey in his capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

  "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement).

  "Over-Allotment Option" means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

  "Parity Units" means Common Units and all other Units having rights to distributions or in liquidation ranking on a parity with the Common Units.

  "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation
Section 1.704-2(b)(4).

  "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

  "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

  "Partners" means the General Partner, the Limited Partners and the holders of Common Units, Subordinated Units and Incentive Distribution Rights.

  "Partnership" means U.S. Timberlands Company, L.P., a Delaware limited partnership, and any successors thereto.

  "Partnership Group" means the Partnership, the Operating Company and any Subsidiary of either such entity, treated as a single consolidated entity.

  "Partnership Interest" means an interest in the Partnership, which shall include a general partner interest, Common Units, Subordinated Units, Incentive Distribution Rights and other Partnership Securities, or a combination thereof or interest therein, as the case may be.

  "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

  "Partnership Security" means any class or series of Units, any option, right, warrant or appreciation rights relating thereto, or any other type of equity interest that the Partnership may lawfully issue, or any unsecured or secured debt obligation of the Partnership that is convertible into any class or series of equity interests of the Partnership.

  "Percentage Interest" means as of the date of such determination (a) as to the General Partner (in its capacity as General Partner without reference to any Units or limited partner interests held by them), an aggregate 1.0%, (b) as to any Unitholder or Assignee holding Units, the product obtained by multiplying (i) 99% less the percentage applicable to paragraph (c) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Units, and
(c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

  "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

  "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

  "Pro Rata" means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their respective Percentage Interests and (c) when modifying holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number of Incentive Distribution Rights held by each such holder.

  "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Units (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.

  "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership.

  "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Sections 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

  "Record Date" means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

  "Record Holder" means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day.

  "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to
Section 4.10.

  "Registration Statement" means the Registration Statement on Form S-1
(Registration No. 333-   ) as it has been or as it may be amended or
supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

  "Remaining Net Positive Adjustments" means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the general partner interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner's Share of Additional Book Basis Derivative Items with respect to the general partner interest for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

  "Required Allocations" means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or 6.1(c)(ii) and
(b) any allocation of an item of income, gain, loss or deduction pursuant to
Section 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iv), 6.1(d)(vii) or 6.1(d)(ix).

  "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

  "Restricted Activities" means the (i) acquisition, exchange, operation or sale of timber-producing real property or rights to harvest timber a principal purpose of which is producing logs and other forest products, (ii) harvesting of timber other than harvesting which is incidental to the ownership or operation of real property not owned or operated for a principal purpose of producing logs or other forest products, (iii) sale, exchange or purchase of logs other than sales, exchanges or purchases which are incidental to the ownership or operation of real property not owned or operated for a principal purpose of producing logs or other forest products, and (iv) any and all other activities relating to the United States forest products industry to the extent such activities compete with the operations of the Partnership or the Operating Company.

  "Second Liquidation Target Amount" has the meaning assigned to such term in
Section 6.1(c)(i)(E).

  "Second Target Distribution" means $0.633 per Unit per Quarter (or, with
respect to the period commencing on the Closing Date and ending on      ,
1997, it means the product of $0.633 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 90), subject to adjustment in accordance with Sections 6.6 and 6.9.

  "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

  "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of a general partner interest), the amount that bears the same ratio to such additional Book Basis Derivative Items as the General Partner's Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

  "Special Approval" means approval by a majority of the members of the Conflicts Committee.

  "Subordinated Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees (other than of holders of the Incentive Distribution Rights) and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" as used herein does not include a Common Unit.

  "Subordination Period" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

    (a) the first day of any Quarter beginning after December 31, 2002 in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units during such periods and (B) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units, plus the related distribution on the general partner interest in the Partnership and on the managing member interest in the Operating Company, during such periods and (ii) there are no Cumulative Common Unit Arrearages; and

    (b) the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal.

  "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

  "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

  "Surviving Business Entity" has the meaning assigned to such term in Section 14.2(b).

  "Third Target Distribution" means $0.822 per Unit per Quarter (or, with
respect to the period commencing on the Closing Date and ending on      ,
1997, it means the product of $0.822 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 90), subject to adjustment in accordance with Sections 6.6 and 6.9.

  "Trading Day" has the meaning assigned to such term in Section 15.1(a).

  "Transfer" has the meaning assigned to such term in Section 4.4(a).

  "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units.

  "Transfer Application" means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

  "Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

  "Underwriting Agreement" means the Underwriting Agreement dated      , 1997
among the Underwriters, the Partnership and certain other parties, providing for the purchase of Common Units by such Underwriters.

  "Unit" means a Partnership Interest of a Limited Partner or Assignee in the Partnership and shall include Common Units and Subordinated Units but shall not include (x) the general partner interest in the Partnership or (y) Incentive Distribution Rights.

  "Unitholders" means the holders of Common Units and Subordinated Units.

  "Unit Majority" means, during the Subordination Period, at least a majority of the Outstanding Common Units voting as a class and at least a majority of the Outstanding Subordinated Units voting as a class, and thereafter, at least a majority of the Outstanding Units.

  "Unpaid MQD" has the meaning assigned to such term in Section 6.1(c)(i)(B).

  "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

  "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

  "Unrecovered Capital" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

  "U.S. GAAP" means United States Generally Accepted Accounting Principles consistently applied.

  "U.S. Timberlands Services Company, L.L.C." means U.S. Timberlands Service Company, L.L.C., a Delaware limited liability company, which is currently the General Partner of the Partnership, and was formerly known as New Services, L.L.C.

  "Withdrawal Opinion of Counsel" has the meaning assigned to such term in
Section 11.1(b).

Section 1.2 Construction.

  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) "include" or "includes" means includes, without limitation, and "including" means including, without limitation.

                                  ARTICLE II

                                 ORGANIZATION

Section 2.1 Formation.

  The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of U.S. Timberlands Company, L.P. in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

Section 2.2 Name.

  The name of the Partnership shall be "U.S. Timberlands Company, L.P." The Partnership's business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other
Offices.

  Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 6400 Highway 66, Klamath Falls, Oregon 97601 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be 625 Madison Ave, Suite 10-B, New York, New York 10022 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business.

  The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a member of the Operating Company and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a member of the Operating Company pursuant to the Operating Company Agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Company is permitted to engage in by the Operating Company Agreement and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however, that the General Partner reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity
(i) generates "qualifying income" (as such term is defined pursuant to Section 7704 of the Code) or (ii) enhances the operations of an activity of the Operating Company or a Partnership activity that generates qualifying income, and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The General Partner has no obligation or duty to the Partnership, the Limited Partners, or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

Section 2.5 Powers.

  The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in
Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Power of Attorney.

  (a) Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to
Section 12.3, the Liquidator, (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

    (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement;
  (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

    (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

  Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

  (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or

Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 2.7 Term.

  The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the close of Partnership business on December 31, 2087 or until the earlier dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8 Title to Partnership Assets.

  Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

                                  ARTICLE III

                          RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability.

  The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business.

  No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware
Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officers, director, employee, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 3.3 Outside Activities of the Limited Partners.

  Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

Section 3.4 Rights of Limited Partners.

  (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner's own expense:

    (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

    (ii) promptly after becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year;

    (iii) to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

    (iv) to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

    (v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

    (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

  (b) The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable,
(i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this
Section 3.4).

                                  ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF
                             PARTNERSHIP INTERESTS

Section 4.1 Certificates.

  Upon the Partnership's issuance of Common Units or Subordinated Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner's request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its interests in the Partnership and (b) upon the request of any Person owning Incentive Distribution Rights or any Partnership Securities, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or Partnership Securities. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent. Subject to the requirements of Section 6.7(b), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of
Section 5.8.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

  (a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

  (b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

    (i) makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

    (ii) requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

    (iii) if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Partnership may reasonably direct, in its sole discretion, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

    (iv) satisfies any other reasonable requirements imposed by the Partnership.

  If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

  (c) As a condition to the issuance of any new Certificate under this Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders.

  The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

Section 4.4 Transfer Generally.

  (a) The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its Partnership Interest as a general partner in the Partnership to another Person who becomes the General Partner, by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

  (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article
IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

  (c) Nothing contained in this Agreement shall be construed to prevent a disposition by any member of the General Partner of any or all of the issued and outstanding member interests of the General Partner.

Section 4.5 Registration and Transfer of Limited Partner Interests.

  (a) The Partnership shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

  (b) Except as otherwise provided in Section 4.9, the Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

  (c) Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

  (d) Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

  (e) A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

  (f) The General Partner and its Affiliates shall have the right at any time to transfer its Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

Section 4.6 Transfer of the General Partner's General Partner Interest.

  (a) Subject to Section 4.6(c) below, prior to December 31, 2007, the General Partner shall not transfer all or any part of its Partnership Interest as general partner in the Partnership to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a Unit Majority or (ii) is of all, but not less than all, of its Partnership Interest as general partner in the Partnership to (A) an Affiliate of the General Partner or (B) another Person in connection with the merger or consolidation of the General Partner with or into another Person or the transfer by the General Partner of all or substantially all of its assets to another Person.

  (b) Subject to Section 4.6(c) below, on or after December 31, 2007, the General Partner may transfer all or any of its Partnership Interest as general partner in the Partnership without Unitholder approval.

  (c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its Partnership Interest as general partner in the Partnership to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and the Operating Company Agreement and to be bound by the provisions of this Agreement and the Operating Company Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any member of the Operating Company or cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or member interest of the General Partner as the general partner or managing member of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as a General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Transfer of Incentive Distribution Rights.

  Prior to December 31, 2007, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders (a) to an Affiliate or (b) to another Person in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person or (ii) the transfer by such holder of all or substantially all of its assets to such other Person. Any other transfer of the Incentive Distribution Rights prior to December 31, 2007, shall require the prior approval of holders of at least a Unit Majority. On or after December 31, 2007, the General Partner may transfer any or all of its Incentive Distribution Rights without Unitholder approval. The General Partner shall have the authority (but shall not be required) to adopt such reasonable restrictions on the transfer of Incentive Distribution Rights and requirements for registering the transfer of Incentive Distribution Rights as the General Partner, in its sole discretion, shall determine are necessary or appropriate.

Section 4.8 Restrictions on Transfers.

  (a) Except as provided in Section 4.8(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or the Operating Company under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

  (b) The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership or the Operating Company becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

  (c) The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(b).

  (d) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

Section 4.9 Citizenship Certificates; Non-citizen Assignees.

  (a) If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of
Section 4.10. In addition, the General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

  (b) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

  (c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

  (d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to
Section 4.10, and upon his admission pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

Section 4.10 Redemption of Partnership Interests of Non-citizen Assignees.

  (a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

    (i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

    (ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

    (iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

    (iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

  (b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

  (c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

                                   ARTICLE V

          CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Organizational Contributions.

  In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $10.00, for an interest in the Partnership and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $990.00 for an interest in the Partnership and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, the interest of the Organizational Limited Partner shall be redeemed as provided in the Contribution and Conveyance Agreement; the initial Capital Contributions of each Partner shall thereupon be refunded; and the Organizational Limited Partner shall cease to be a Limited Partner of the Partnership. Ninety-nine percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.

Section 5.2 Contributions by the General Partner and its Affiliates.

  (a) On the Closing Date and pursuant to the Contribution and Conveyance Agreement, the General Partner shall contribute to the Partnership, as a Capital Contribution, all but 1.0101% of its member interest in the Operating Company in exchange for (i) the continuation of its Partnership Interest as General Partner of the Partnership, subject to all of the rights, privileges
and duties of the General Partner under this Agreement, (ii)     Subordinated
Units, and (iii) the Incentive Distribution Rights.

  (b) On the Closing Date and pursuant to the Contribution and Conveyance Agreement, Holdings shall contribute to the Partnership, as a Capital Contribution, all of its member interest in the Operating Company in exchange for 4,046,683 Subordinated Units.

  (c) Upon the issuance of any additional Limited Partner Partnership Interests by the Partnership (other than the issuance of the Common Units issued in the Initial Offering or pursuant to the Over-Allotment Option), the General Partner shall be required to make additional Capital Contributions equal to 1/99th of any amount contributed to the Partnership in exchange for such Additional Units. Except as set forth in the immediately preceding sentence and Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3 Contributions by Initial Limited Partners and Reimbursement of the General Partner.

  (a) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

  (b) Upon the exercise of the Over-Allotment Option, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

  Notwithstanding anything else herein contained, but subject to Section 17-607 of the Delaware Act, the proceeds received by the Partnership from the issuance of Common Units upon the exercise of the Over-Allotment Option will be utilized: first, to pay any underwriting commissions and expenses relating to the exercise of the Over-Allotment Option; second, to repay outstanding indebtedness of the Operating Company under the Acquisition Facility; and
third, the remaining proceeds (if any) will be        .

  (c) No Limited Partner Partnership Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to 7,232,000, (ii) the "Additional Units" as such term is used in the Underwriting Agreement in aggregate number up to 1,084,800 issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (b) hereof, (ii) the 1,463,417 Subordinated Units issuable to U.S. Timberlands Management Company, L.L.C. and the 4,046,683 Subordinated Units issuable to Holdings, in each case pursuant to
Section 5.2 hereof, and (iii) the Incentive Distribution Rights.

Section 5.4 Interest and Withdrawal.

  No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of 17-502(b) of the Delaware Act.

Section 5.5 Capital Accounts.

  (a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with
Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to
Section 6.1.

  (b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

    (i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Operating Company Agreement) of all property owned by the Operating Company.

    (ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

    (iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section

  754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

    (iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

    (v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

    (vi) If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to
  Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section
  6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

  (c) (i) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred; provided, however, that, if the transfer causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership's properties and liabilities shall be deemed (i) to have been distributed in liquidation of the Partnership to the Partners (including any transferee of a Partnership Interest that is a party to the transfer causing such termination) pursuant to Section 12.4 (after adjusting the balance of the Capital Accounts of the Partners as provided in Section 5.5(d)(ii)) and recontributed by such Partners in reconstitution of the Partnership or (ii) in the event of a termination of the Partnership that occurs after the finalization of Proposed Treasury Regulation Section 1.704-1(b)(1)(iv), to have been contributed to a new partnership which will be deemed to be a continuation of, and successor to, the Partnership and the Partnership will be deemed to make liquidating distributions of the interests in this new partnership to the Partners (including any transferee of a Partnership Interest that is a party to the transfer causing such termination) pursuant to
Section 12.4 (after adjusting the balance of the Capital Accounts of the Partners as provided in Section 5.5(d)(ii)). Any such deemed distribution and contribution, in the case of a characterization under clause (i) of the preceding sentence, or any such deemed contribution and distribution, in the case of a characterization under clause (ii) of the preceding sentence, shall be treated as an actual contribution and distribution for purposes of this
Section 5.5. In such event, the Carrying Values of the Partnership's properties shall be adjusted immediately prior to such deemed distribution and contribution, or deemed contribution and distribution, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv) and this Section 5.5 and such Carrying Values shall then constitute the Agreed Values of such properties upon such deemed contribution to the new partnership. In either case, the Capital Accounts of the new partnership that results under the applicable characterization shall be maintained in accordance with the principles of this
Section 5.5.

  (ii) Immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section
5.8 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

  (d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.

  (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 12.4 or in the case of a deemed contribution and/or distribution occurring as a result of a termination of the Partnership pursuant to Section 708 of the Code, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

Section 5.6 Issuances of Additional Partnership Securities.

  (a) Subject to Section 5.7, the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.

  (b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange;
(vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

  (c) The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this
Section 5.6, (ii) the conversion of the general partner interest and Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the general partner interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

Section 5.7 Limitations on Issuance of Additional Partnership Securities.

  The issuance of Partnership Securities pursuant to Section 5.6 shall be subject to the following restrictions and limitations:.

    (a) During the Subordination Period, the Partnership shall not issue (and shall not issue any options, rights, warrants or appreciation rights relating to) an aggregate of more than 7,232,000 additional Parity Units without the prior approval of the holders of a Unit Majority. In applying this limitation, there shall be excluded Common Units and other Parity Units issued (A) in connection with the exercise of the Over-Allotment Option, (B) in accordance with Sections 5.7(b) and 5.7(c), (C) upon conversion of Subordinated Units pursuant to Section 5.8, (D) upon conversion of the general partner interest and Incentive Distribution Rights pursuant to Section 11.3(b), (D) pursuant to the employee benefit plans of the General Partner, the Partnership or any other Group Member and
  (E) in the event of a combination or subdivision of Common Units.

    (b) The Partnership may also issue an unlimited number of Parity Units, prior to the end of the Subordination Period and without the approval of the Unitholders, if the proceeds from such issuance are used exclusively to
  repay up to $    million of indebtedness of a Group Member where the
  aggregate amount of distributions that would have been paid with respect to such newly issued Units or Partnership Securities, plus the related distributions on the general partner interest in the Partnership and on the managing member interest in the Operating Company in respect of the four-Quarter period ending prior to the first day of the Quarter in which the issuance is to be consummated (assuming such additional Units or Partnership Securities had been Outstanding throughout such period and that distributions equal to the distributions that were actually paid on the Outstanding Units during the period were paid on such additional Units or Partnership Securities) did not exceed the interest costs actually incurred during such period on the indebtedness that is to be repaid (or, if such indebtedness was not outstanding throughout the entire period, would have been incurred had such indebtedness been outstanding for the entire period).

    (c) During the Subordination Period, the Partnership shall not issue (and shall not issue any options, rights, warrants or appreciation rights relating to) additional Partnership Securities having rights to distributions or in liquidation ranking prior or senior to the Common Units, without the prior approval of the holders of a Unit Majority.

    (d) No fractional Units shall be issued by the Partnership.

Section 5.8 Conversion of Subordinated Units.

  (a) A total of 1,377,525 of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis on the first day after the Record Date for distribution in respect of any Quarter ending on or after December 31, 2000, in respect of which:

    (i) distributions under Section 6.4 in respect of all Outstanding Common Units and Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units during such periods;

    (ii) the Adjusted Operating Surplus generated during each of the two consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units, plus the related distribution on the general partner interest in the Partnership and on the managing member interest in the Operating Company, during such periods; and

    (iii) the Cumulative Common Unit Arrearage on all of the Common Units is zero.

  (b) An additional 1,377,525 of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis on the first day after the Record Date for distribution in respect of any Quarter ending on or after December 31, 2001, in respect of which:

    (i) distributions under Section 6.4 in respect of all Outstanding Common Units and Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units during such periods;

    (ii) the Adjusted Operating Surplus generated during each of the two consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units, plus the related distribution on the general partner interest in the Partnership and on the managing member interest in the Operating Company, during such periods; and

    (iii) the Cumulative Common Unit Arrearage on all of the Common Units is zero;

provided, however, that the conversion of Subordinated Units pursuant to this
Section 5.8(b) may not occur until at least one year following the conversion of Subordinated Units pursuant to Section 5.8(a).

  (c) In the event that less than all of the Outstanding Subordinated Units shall convert into Common Units pursuant to Section 5.8(a) or 5.8(b) at a time when there shall be more than one holder of Subordinated Units, then, unless all of the holders of Subordinated Units shall agree to a different allocation, the Subordinated Units that are to be converted into Common Units shall be allocated among the holders of Subordinated Units pro rata based on the number of Subordinated Units held by each such holder.

  (d) Any Subordinated Units that are not converted into Common Units pursuant to Sections 5.8(a) and (b) shall convert into Common Units on a one-for-one basis on the first day following the Record Date for distributions in respect of the final Quarter of the Subordination Period.

  (e) Notwithstanding any other provision of this Agreement, all the then Outstanding Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

  (f) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b).

Section 5.9 Limited Preemptive Right.

  Except as provided in this Section 5.9 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

Section 5.10 Splits and Combination.

  (a) Subject to Sections 5.10(d), 6.6 and 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period and the number of additional Parity Units that may be issued pursuant to Section 5.7 without a Unitholder vote) are proportionately adjusted retroactive to the beginning of the Partnership.

  (b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

  (c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

  (d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.7(e) and this Section 5.10(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.11 Fully Paid and Non-Assessable Nature of Limited Partner
Interests.

  All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

                                  ARTICLE VI

                         ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes.

  For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

    (a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

      (i) First, 100% to the General Partner in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to
    Section 6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

      (ii) Second, 1% to the General Partner in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to
    Section 6.1(b)(ii) for all previous taxable years and 99% to the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

      (iii) Third, the balance, if any, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests.

    (b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

      (i) First, 1% to the General Partner and 99% to the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

      (ii) Second, 1% to the General Partner and 99% to the Unitholders in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

      (iii) Third, the balance, if any, 100% to the General Partner.

    (c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Sections 6.4 and 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

      (i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

        (A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

        (B) Second, 99% to all Unitholders holding Common Units, in proportion to their relative Percentage Interests, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, (the amount determined pursuant to this clause (2) is hereinafter defined as the "Unpaid MQD") plus (3) any then existing Cumulative Common Unit Arrearage;

        (C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the expiration of the Subordination Period, 99% to all Unitholders holding Subordinated Units, in proportion to their relative Percentage Interests, and 1% to the General Partner until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs;

        (D) Fourth, 99% to all Unitholders, in accordance with their relative Percentage Interests, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, plus (2) the Unpaid MQD, plus (3) any then existing Cumulative Common Unit Arrearage, plus (4) the excess of (aa) the First

      Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(iv) and 6.4(b)(ii) (the sum of (1) plus (2) plus (3) plus (4) is hereinafter defined as the "First Liquidation Target Amount");

        (E) Fifth, 85% to all Unitholders, in accordance with their relative Percentage Interests, 14% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, plus
      (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(v) and 6.4(b)(iii) (the sum of (1) plus (2) is hereinafter defined as the "Second Liquidation Target Amount");

        (F) Sixth, 75% to all Unitholders, in accordance with their relative Percentage Interests, 24% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, plus (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Sections 6.4(a)(vi) and 6.4(b)(iv); and

        (G) Finally, any remaining amount 50% to all Unitholders, in accordance with their relative Percentage Interests, 49% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner.

      (ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

        (A) First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, 99% to the Unitholders holding Subordinated Units, in proportion to their relative Percentage Interests, and 1% to the General Partner until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

        (B) Second, 99% to all Unitholders holding Common Units, in proportion to their relative Percentage Interests, and 1% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

        (C) Third, the balance, if any, 100% to the General Partner.

    (d) Special Allocations. Notwithstanding any other provision of this
  Section 6.1, the following special allocations shall be made for such taxable period:

      (i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

      (ii) Chargeback of Partner Nonrecourse Debt Minimum
    Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation

    Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this
    Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

      (iii) Priority Allocations.

        (A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of
      (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to 1/99 of the sum of the amounts allocated in clause (1) above.

        (B) After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated 100% to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this paragraph 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable year.

      (iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

      (v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

      (vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

      (vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

      (viii) Nonrecourse Liabilities. For purposes of Treasury Regulation
    Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

      (ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(c) of the Code is required, pursuant to Treasury Regulation
    Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

      (x) Economic Uniformity. At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period ("Final Subordinated Units") in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain which increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will only be available to the General Partner if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to
    Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

      (xi) Curative Allocation.

        (A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

        (B) The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of
      Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to
      Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

      (xii) Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

        (A) In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate additional items of gross income and gain away from the holders of Incentive Distribution Rights to the Unitholders and the General Partner, or additional items of deduction and loss away from the Unitholders and the General Partner to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders or the General Partner exceed their Share of Additional Book Basis Derivative Items. For this purpose, the Unitholders and the General Partner shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders or the General Partner under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this
      Section 6.1(d)(xii)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

        (B) In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment
      (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as reasonably determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount which would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

        (C) In making the allocations required under this Section
      6.1(d)(xii), the General Partner, in its sole discretion, may apply whatever conventions or other methodology it deems reasonable to satisfy the purpose of this Section 6.1(d)(xii).

      (xiii) First Year Allocation. Net Income or Net Loss of the
    Partnership for the period beginning on the Closing Date and ending on the last day of the taxable year of the Partnership that includes the Closing Date shall be allocated 100% to the General Partner.

Section 6.2 Allocations for Tax Purposes.

  (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

  (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

    (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under
  Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

    (ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

    (iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

  (c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

  (d) The General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite any inconsistency of such approach with Proposed Treasury Regulation Section 1.168-2(n), Treasury Regulation Section 1.167(c)-l(a)(6) or the legislative history of
Section 197 of the Code. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

  (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this
Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

  (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

  (g) Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that (i) such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-allotment Option occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership other than in the ordinary course of business shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

  (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with
Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

Section 6.3 Requirement and Characterization of Distributions; Distributions to Record Holders.

  (a) Within 45 days following the end of each Quarter commencing with the
Quarter ending on      , 1997, an amount equal to 100% of Available Cash with
respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner in its reasonable discretion. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

  (b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

  (c) The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

  (d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4 Distributions of Available Cash from Operating Surplus.

  (a) During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

    (i) First, 99% to the Unitholders holding Common Units, in proportion to their relative Percentage Interests, and 1% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

    (ii) Second, 99% to the Unitholders holding Common Units, in proportion to their relative Percentage Interests, and 1% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

    (iii) Third, 99% to the Unitholders holding Subordinated Units, in proportion to their relative Percentage Interests, and 1% to the General Partner until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

    (iv) Fourth, 99% to all Unitholders, in accordance with their relative Percentage Interests, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

    (v) Fifth, 85.8673% to all Unitholders, in accordance with their relative Percentage Interests, 13.1327% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

    (vi) Sixth, 75.7653% to all Unitholders, in accordance with their relative Percentage Interests, 23.2347% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

    (vii) Thereafter, 50.5102% to all Unitholders, in accordance with their relative Percentage Interests, 48.4898% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

  (b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by
Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

    (i) First, 99% to all Unitholders, in accordance with their relative Percentage Interests, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

    (ii) Second, 99% to all Unitholders, in accordance with their relative Percentage Interests, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

    (iii) Third, 85.8673% to all Unitholders, in accordance with their relative Percentage Interests, and 13.1327% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

    (iv) Fourth, 75.7653% to all Unitholders, in accordance with their relative Percentage Interests, and 23.2347% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

    (v) Thereafter, 50.5102% to all Unitholders, in accordance with their relative Percentage Interests, and 48.4898% to the holders of the Incentive Distribution Rights, Pro Rata, and 1% to the General Partner;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5 Distributions of Available Cash from Capital Surplus.

  Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 99% to all Unitholders, in accordance with their relative Percentage Interests, and 1% to the General Partner until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed 99% to all Unitholders holding Common Units, in accordance with their relative Percentage Interests, and 1% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6 Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

  (a) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.10. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.

  (b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall also be subject to adjustment pursuant to Section 6.9.

Section 6.7 Special Provisions Relating to the Holders of Subordinated Units.

  (a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.8, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.5(c)(ii), 6.1(d)(x) and 6.7(b).

  (b) The Unitholder holding a Subordinated Unit which has converted into a Common Unit pursuant to Section 5.8 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer its converted Subordinated Units to a Person which is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that a converted Subordinated Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(b), the General Partner may take whatever reasonable steps are required to provide economic uniformity to the converted Subordinated Units in preparation for a transfer of such converted Subordinated Units, including the application of Sections 5.5(c)(ii) and 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.

Section 6.8 Special Provisions Relating to the Holders of Incentive Distribution Rights.

  Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, (ii) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), 6.4(b)(iii), (iv) and
(v), and 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

Section 6.9 Entity-Level Taxation.

  If legislation is enacted or the interpretation of existing language is modified by the relevant governmental authority which causes the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise subjects the Partnership or the Operating Company to entity-level taxation for federal income tax purposes, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted to equal the product obtained by multiplying (a) the amount thereof by (b) one minus the sum of (i) the highest marginal federal corporate (or other entity, as applicable) income tax rate of the Partnership or the Operating Company for the taxable year of the Partnership or the Operating Company in which such Quarter occurs (expressed as a percentage) plus (ii) the effective overall state and local income tax rate (expressed as a percentage) applicable to the Partnership or the Operating Company for the calendar year next preceding the calendar year in which such Quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation or interpretation. Such effective overall state and local income tax rate shall be determined for the taxable year next preceding the first taxable year during which the Partnership or the Operating Company is taxable for federal income tax purposes as an association taxable as a corporation or is otherwise subject to entity-level taxation by determining such rate as if the Partnership or the Operating Company had been subject to such state and local taxes during such preceding taxable year.

                                  ARTICLE VII

                     MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

  (a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

    (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

    (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

    (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

    (iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group, the lending of funds to other Persons (including the Operating Company), the repayment of obligations of the Partnership Group and the making of capital contributions to any member of the Partnership Group;

    (v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

    (vi) the distribution of Partnership cash;

    (vii) the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

    (viii) the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

    (ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Operating Company from time to time) subject to the restrictions set forth in Section 2.4;

    (x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

    (xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

    (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

    (xiii) unless restricted or prohibited by Section 5.7, the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and

    (xiv) the undertaking of any action in connection with the Partnership's participation in the Operating Company as a member.

  (b) Notwithstanding any other provision of this Agreement, the Operating Company Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Company Agreement, the Underwriting Agreement, the Contribution and Conveyance Agreement, the agreements and other documents filed as exhibits to the Registration Statement, and the other agreements described in or filed as a part of the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and
(iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2 Certificate of Limited Partnership.

  The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3 Restrictions on General Partner's Authority.

  (a) The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as general partner of the Partnership.

  (b) Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Company, without the approval of holders of at least a Unit Majority; provided however that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or Operating Company and shall not apply to any forced sale of any or all of the assets of the Partnership or Operating Company pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of at least a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Company Agreement or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a member of the Operating Company, in either case, that would have a material adverse effect on the Partnership as a member of the Operating Company or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership or manager of the Operating Company.

  (c) At all times while serving as the General Partner of the Partnership, the General Partner shall not make any dividend or distribution on, or repurchase, any of its member interests or any shares of its stock, as the case may be, or take any other action within its control if the effect of such action would cause the net worth of the General Partner, independent of its interest in the Partnership Group, to be less than $15.0 million or such lower amount, which lower amount is based on an Opinion of Counsel that states, (i) based on a change in the position of the Internal Revenue Service with respect to partnership status pursuant to Code Section 7701, such lower amount would not cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes and (ii) would not result in the loss of the limited liability of any Limited Partner or of a member of the Operating Company.

Section 7.4 Reimbursement of the General Partner.

  (a) Except as provided in this Section 7.4 and elsewhere in this Agreement or in the Operating Company Agreement, the General Partner shall not be compensated for its services as general partner or managing member of any Group Member.

  (b) The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this
Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

  (c) Subject to Section 5.7, the General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliate is obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Partnership Securities purchased by the General Partner or such Affiliate from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner's Partnership Interest as the General Partner in the Partnership pursuant to Section 4.6.

Section 7.5 Outside Activities.

  (a) After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as the general partner or managing member of the Partnership, the Operating Company, and any other partnership or limited liability company of which the Partnership or the Operating Company is, directly or indirectly, a partner or managing member and to undertake activities that are ancillary or related thereto (including being a limited partner in the partnership), (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member and (iii) shall not engage in the retail sale of timber to end users in the continental United States. [Except as provided in this Section 7.5(a) with respect to the marketing and sale of timber in the continental United States], nothing herein contained in this paragraph shall prohibit an Affiliate of the General Partner from competing with the Partnership.

  (b) Except as specifically restricted by Section 7.5(a), each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities (other than Restricted Activities in North America) in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Company Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

  (c) Subject to the terms of Section 7.5(a) and 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners and (ii) it shall be deemed not to be a breach of the General Partner's fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership (including, without limitation, the General Partner and the Indemnities shall have no obligation to present business opportunities to the Partnership).

  (d) The General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of the General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.

  (e) The term "Affiliates" when used in Sections 7.5(a) and 7.5(b) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

  (f) Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of Sections 7.7, 7.8, 7.9, 7.10 or other Sections of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this
Section 7.5.

Section 7.6 Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

  (a) The General Partner or its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

  (b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner's financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

  (c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

  (d) The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

  (e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 5.2 and 5.3, the Contribution and Conveyance Agreement and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the

Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Conflicts Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.

  (f) The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

  (g) Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

Section 7.7 Indemnification.

  (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner with respect to its obligations incurred pursuant to the Underwriting Agreement or the Contribution and Conveyance Agreement (other than obligations incurred by the General Partner on behalf of the Partnership or the Operating Company). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

  (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

  (c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

  (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

  (e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

  (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

  (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

  (h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

  (i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

  (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

  (b) Subject to its obligations and duties as General Partner set forth in
Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

  (c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.

  (d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership's and General Partner's directors, officers and employees under this Section

7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Resolution of Conflicts of Interest.

  (a) Unless otherwise expressly provided in this Agreement or the Operating Company Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Company, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Company Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is
(i) approved by Special Approval (as long as the material facts known to the General Partner or any of its Affiliates regarding any proposed transaction were disclosed to the Conflicts Committee at the time it gave its approval),
(ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Conflicts Committee in connection with Special Approval) shall be authorized in connection with its determination of what is "fair and reasonable" to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including the Conflicts Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Conflicts Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

  (b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "sole discretion" or "discretion," that it deems "necessary or appropriate" or "necessary or advisable" or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, the Operating Company, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to "sole discretion" or "discretion") unless another express standard is provided for, or (iii) in "good faith" or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Company Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of "reasonable discretion" set forth in the definitions of Available Cash or Operating Surplus shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business. No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (A) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed 1% of the total amount distributed to all partners or (B) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

  (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be "fair and reasonable" to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

  (d) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner of a Group Member, to approve of actions by the general partner of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10 Other Matters Concerning the General Partner.

  (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

  (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

  (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

  (d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

Section 7.11 Purchase or Sale of Partnership Securities.

  The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided that, except as permitted pursuant to
Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

Section 7.12 Registration Rights of the General Partner and its Affiliates.

  (a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the "Holder") to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of the General Partner or any of its Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, however, that if the Conflicts Committee determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (y) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

  (b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder's Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder which, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

  (c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under
Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys' fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

  (d) The provisions of Section 7.12(a) and 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

  (e) Any request to register Partnership Securities pursuant to this Section
7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13 Reliance by Third Parties.

  (a) Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

                                 ARTICLE VIII

                    BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting.

  The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to
Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2 Fiscal Year.

  The fiscal year of the Partnership shall be a fiscal year ending December
31.

Section 8.3 Reports.

  (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or furnished to each Record Holder of a Unit as of a date selected by the General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

  (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or furnished to each Record Holder of a Unit, as of a date selected by the General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

                                  ARTICLE IX

                                  TAX MATTERS

Section 9.1 Tax Returns and Information.

  The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2 Tax Elections.

  (a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

  (b) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

  (c) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies.

  Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4 Withholding.

  Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership and the Operating Company to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

                                   ARTICLE X

                             ADMISSION OF PARTNERS

Section 10.1 Admission of Initial Limited Partners.

  Upon the issuance by the Partnership of Subordinated Units and Incentive Distribution Rights to Holdings and the General Partner as described in
Section 5.2, each of Holdings and the General Partner shall be deemed to have been admitted to the Partnership as a Limited Partner in respect of the Subordinated Units and Incentive Distribution Rights issued to it. Upon the issuance by the Partnership of Common Units to the Underwriters as described in Section 5.3 in connection with the Initial Offering and the execution by each Underwriter of a Transfer Application, the General Partner shall admit the Underwriters to the Partnership as Initial Limited Partners in respect of the Common Units purchased by them.

Section 10.2  Admission of Substituted Limited Partner.

  By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited

Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner's discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

Section 10.3 Admission of Successor General Partner.

  A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner's Partnership Interest as general partner in the Partnership pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or 11.2 or the transfer of the General Partner's Partnership Interest as a general partner in the Partnership pursuant to
Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.4 Admission of Additional Limited Partners.

  (a) A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner.

  (b) Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

Section 10.5 Amendment of Agreement and Certificate of Limited Partnership.

  To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

                                  ARTICLE XI

                       WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

  (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

    (i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners (and it shall be deemed that the General Partner has withdrawn pursuant to this Section 11.1(a)(i) if the General Partner voluntarily withdraws as managing member of the Operating Company);

    (ii) The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

    (iii) The General Partner is removed pursuant to Section 11.2;

    (iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

    (v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

    (vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

  If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A),
(B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

  (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Standard Time, on December 31, 2007, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a Unit Majority and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or of a member of the Operating Company or cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such);
(ii) at any time after 12:00 midnight, Eastern Standard Time, on December 31, 2007, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, as the case may be, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, as the case may be, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2 Removal of the General Partner.

  The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding at least a Unit Majority (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, as the case may be, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, as the case may be, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3 Interest of Departing Partner and Successor General Partner.

  (a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing Partner shall have the option exercisable prior to the effective date of the departure of such Departing Partner to require its successor to purchase its Partnership Interest as a general partner in the Partnership and its partnership or member interest as the general partner or managing member in the other Group Members and all of its Incentive Distribution Rights (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement or the Operating Company Agreement, and if a successor General Partner is elected in accordance with the terms of Section
11.1 or 11.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the General Partner for the benefit of the Partnership or the other Group Members.

  For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership's assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.

  (b) If the Combined Interest is not purchased in the manner set forth in
Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

  (c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to 1/99th of the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to 1% of all Partnership allocations and distributions. The successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be 1%.

Section 11.4 Termination of Subordination Period, Conversion of Subordinated
           Units and Extinguishment of Cumulative Common Unit Arrearages.

  Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis and (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished.

Section 11.5 Withdrawal of Limited Partners.

  No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

                                  ARTICLE XII

                          DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution.

  The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected

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

pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

    (a) the expiration of its term as provided in Section 2.7;

    (b) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

    (c) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

    (d) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

    (e) the sale of all or substantially all of the assets and properties of the Partnership Group.

Section 12.2 Continuation of the Business of the Partnership After
Dissolution.

  Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in
Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or
(vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor general partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

    (i) the reconstituted Partnership shall continue until the end of the term set forth in Section 2.7 unless earlier dissolved in accordance with this Article XII;

    (ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

    (iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Company would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

Section 12.3 Liquidator.

  Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to
Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation.

  The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

    (a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

    (b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

    (c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership.

  Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

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

Section 12.6 Return of Contributions.

  The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition.

  To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration.

  No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

                                 ARTICLE XIII

           AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendment to be Adopted Solely by the General Partner.

  Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

    (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

    (b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

    (c) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Partnership and the Operating Company will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

    (d) a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interest (including the division of any class or classes of Outstanding Limited Partner Interest into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General Partner pursuant to Section 5.10 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

    (e) a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

    (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

    (g) subject to the terms of Section 5.7, an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

    (h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

    (i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

    (j) an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity other than the Operating Company, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

    (k) a merger or conveyance pursuant to Section 14.3(d); or

    (l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures.

  Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of at least a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3 Amendment Requirements.

  (a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

  (b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld in its sole discretion, (iii) change Section 12.1(a) or 12.1(c), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(c), give any Person the right to dissolve the Partnership.

  (c) Except as provided in Section 14.3, and except as otherwise provided, and without limitation of the General Partner's authority to adopt amendments to this Agreement as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

  (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by
Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Common Units and Subordinated Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

  (e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4 Special Meetings.

  All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Limited Partner Interests of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting.

  Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date.

  For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or
(b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

Section 13.7 Adjournment.

  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes.

  The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9 Quorum.

  The holders of a majority of the Outstanding Limited Partner Interests of the class or classes for which a meeting has been called (including Limited Partner Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent a majority of the Outstanding Limited Partner Interests entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Limited Partner Interests specified in this Agreement (including Limited Partner Interests deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Limited Partner Interests entitled to vote at such meeting (including Limited Partner Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10 Conduct of a Meeting.

  The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11 Action Without a Meeting.

  If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and
(ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12 Voting and Other Rights.

  (a) Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.

  (b) With respect to Limited Partner Interests that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

                                  ARTICLE XIV

                                    MERGER

Section 14.1 Authority.

  The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article XIV.

Section 14.2 Procedure for Merger or Consolidation.

  Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

    (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

    (b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

    (c) The terms and conditions of the proposed merger or consolidation;

    (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

    (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

    (f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

    (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

Section 14.3 Approval by Limited Partners of Merger or Consolidation.

  (a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article
XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

  (b) Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Limited Partner Interests or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

  (c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

  (d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any member in the Operating Company or cause the Partnership or Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

Section 14.4 Certificate of Merger.

  Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5 Effect of Merger.

  (a) At the effective time of the certificate of merger:

    (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

    (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

    (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

    (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

  (b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

                                  ARTICLE XV

                  RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

  (a) Notwithstanding any other provision of this Agreement, if at any time not more than 20% of the total Limited Partner Interests of any class then Outstanding is held by Persons other than the General Partner and its

Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15 is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) "Current Market Price" as of any date of any class of limited partner interests listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per limited partner interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the General Partner; and (iii) "Trading Day" means a day on which the principal National Securities Exchange on which such limited partner interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

  (b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price

(determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

  (c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

                                  ARTICLE XVI

                              GENERAL PROVISIONS

Section 16.1 Addresses and Notices.

  Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Post Office marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

Section 16.2 Further Action.

  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect.

  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration.

  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors.

  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver.

  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Counterparts.

  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

Section 16.8 Applicable Law.

  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 16.9 Invalidity of Provisions.

  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.10 Consent of Partners.

  Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          General Partner:

                                          U.S. TIMBERLANDS SERVICES COMPANY,
                                           L.L.C.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          ORGANIZATIONAL LIMITED PARTNER:

                                          _____________________________________
                                                       John M. Rudey

                                          LIMITED PARTNERS

                                          All Limited Partners now and
                                           hereafter admitted as Limited
                                           Partners of the Partnership,
                                           pursuant to powers of attorney now
                                           and hereafter executed in favor of,
                                           and granted and delivered to the
                                           General Partner.

                                          By: _________________________________

                         EXHIBIT A TO THE AMENDED AND
                 RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
                        U.S. TIMBERLANDS COMPANY, L.P.
                      CERTIFICATE EVIDENCING COMMON UNITS
                   REPRESENTING LIMITED PARTNER INTERESTS IN
                        U.S. TIMBERLANDS COMPANY, L.P.

No.     Common Units

  In accordance with Section 4.1 of the Amended and Restated Agreement of Limited Partnership of U.S. Timberlands Company, L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"), U.S. Timberlands Company, L.P., a Delaware limited partnership (the "Partnership"),
hereby certifies that                     (the "Holder") is the registered
owner of          Common Units representing limited partner interests in the
Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 625 Madison Avenue, Suite 10-B, New York, New York 10022. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

  The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement,
(ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

  This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:                                    U.S. TIMBERLANDS COMPANY, L.P.
Countersigned and Registered by:

                                            U.S. Timberlands Services Company,
                                                L.L.C., its General Partner
                                          By: _________________________________

                                          By: _________________________________
as Transfer Agent and Registrar                President and Chief Executive
                                                          Officer
By: _________________________________

         Authorized Signature             By: _________________________________
                                                         Secretary

[REVERSE OF CERTIFICATE]

                                 ABBREVIATIONS

  The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

 TEN COM-- as tenants in common                          UNIF GIFT MIN ACT
 TEN ENT-- as tenants by the entireties                  Custodian
 JT TEN--  as joint tenants with right of survivorship   (Cust) (Minor)
           and not as                                    under Uniform Gifts to
           tenants in common                             Minors Act
                                                         State

  Additional abbreviations, though not in the above list, may also be used.

                          ASSIGNMENT OF COMMON UNITS
                                      IN
                        U.S. TIMBERLANDS COMPANY, L.P.
             IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES
          DUE TO TAX SHELTER STATUS OF U.S. TIMBERLANDS COMPANY, L.P.

  You have acquired an interest in U.S. Timberlands Company, L.P., 625 Madison Avenue, Suite 10-B, New York, New York 10022, whose taxpayer identification
number is      . The Internal Revenue Service has issued U.S. Timberlands
Company, L.P. the following tax shelter registration number:

  YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN U.S. TIMBERLANDS COMPANY, L.P.

  You must report the registration number as well as the name and taxpayer identification number of U.S. Timberlands Company, L.P. on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN U.S. TIMBERLANDS COMPANY, L.P.

  If you transfer your interest in U.S. Timberlands Company, L.P. to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person's name, address and taxpayer identification number,
(b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of U.S. Timberlands Company, L.P. If you do not want to keep such a list, you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and
(2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.

  ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.

FOR VALUE RECEIVED,                  HEREBY ASSIGNS, CONVEYS, SELLS AND
TRANSFERS UNTO


_____________________________________     _____________________________________
 (Please print or typewrite name and        (Please insert Social Security or
        address of Assignee)                   other identifying number of
                                                        Assignee)

  Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably
constitute and appoint                  as its attorney-in-fact with full
power of substitution to transfer the same on the books of U.S. Timberlands Company, L.P.

Date:                                     NOTE:  The signature to any
                                                 endorsement hereon must
                                                 correspond with the name as
                                                 written upon the face of this
                                                 Certificate in every
                                                 particular, without
                                                 alteration, enlargement or
                                                 change.

                                          _____________________________________
SIGNATURE(S) MUST BE GUARANTEED BY A                   (Signature)
MEMBER FIRM OF THE NATIONAL
ASSOCIATION OF SECURITIES DEALERS,
INC. OR BY A COMMERCIAL BANK OR
TRUST COMPANY

                                          _____________________________________
                                                       (Signature)

                            SIGNATURE(S) GUARANTEED

  No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                   APPLICATION FOR TRANSFER OF COMMON UNITS

  The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

  The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of U.S. Timberlands Company, L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date: _______________________________

_____________________________________     _____________________________________
Social Security or other identifying              Signature of Assignee
         number of Assignee

_____________________________________     _____________________________________
      Purchase Price including                Name and Address of Assignee
         commissions, if any

Type of Entity (check one):
  [_]Individual      [_]Partnership       [_]Corporation

  [_]Trust           [_]Other (specify)
                                          _____________________________________

Nationality (check one):
  [_]U.S. Citizen, Resident or Domestic Entity
                                          [_]Non-resident Alien
  [_]Foreign Corporation

  If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

  Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

COMPLETE EITHER A OR B:

A.Individual Interestholder

  1.I am not a non-resident alien for purposes of U.S. income taxation.

  2.My U.S. taxpayer identification number (Social Security Number) is _____ .

  3.My home address is _____________________________________________________ .

B.Partnership, Corporation or Other Interestholder

  1._________________________________________________________ is not a foreign
                            (Name of Interestholder)
    corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

  2.The interestholder's U.S. employer identification number is ____________ .

  3.The interestholder's office address and place of incorporation (if applicable) is ___________________________________________________________ .

  The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

  The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

  Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

                                          _____________________________________
                                                 Name of Interestholder

                                          _____________________________________
                                                   Signature and Date

                                          _____________________________________
                                                  Title (if applicable)

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                                                     APPENDIX B

  No transfer of the Common Units evidenced hereby will be registered on the books of the Company, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Company will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                   APPLICATION FOR TRANSFER OF COMMON UNITS

  The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

  The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of U.S. Timberlands Company, L.P. (the "Company"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner and, if a Liquidator shall be appointed, the Liquidator of the Company as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Company and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date: _______________________________

_____________________________________     _____________________________________
Social Security or other identifying              Signature of Assignee
         number of Assignee

_____________________________________     _____________________________________
      Purchase Price including                Name and Address of Assignee
         commissions, if any

Type of Entity (check one):
  [_]Individual      [_]Partnership       [_]Corporation

  [_]Trust           [_]Other (specify)
                                          _____________________________________

Nationality (check one):
  [_]U.S. Citizen, Resident or Domestic Entity
                                          [_]Non-resident Alien
  [_]Foreign Corporation

  If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

  Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company must withhold tax with respect to certain transfers of property if a holder of an interest in the Company is a foreign person. To inform the Company that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

COMPLETE EITHER A OR B:

A.Individual Interestholder

  1.I am not a non-resident alien for purposes of U.S. income taxation.

  2.My U.S. taxpayer identification number (Social Security Number) is _____ .

  3.My home address is _____________________________________________________ .


B.Partnership, Corporation or Other Interestholder

  1._________________________________________________________ is not a foreign
                            (Name of Interestholder)
    corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

  2.The interestholder's U.S. employer identification number is ____________ .

  3.The interestholder's office address and place of incorporation (if applicable) is ___________________________________________________________ .

  The interestholder agrees to notify the Company within sixty (60) days of the date the interestholder becomes a foreign person.

  The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Company and that any false statement contained herein could be punishable by fine, imprisonment or both.

  Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

                                          _____________________________________
                                                 Name of Interestholder

                                          _____________________________________
                                                   Signature and Date

                                          _____________________________________
                                                  Title (if applicable)

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                                                     APPENDIX C

                           GLOSSARY OF CERTAIN TERMS

  Acquisition Facility: A $100.0 million revolving credit facility entered into by the Operating Company to be used for acquisitions and improvements.

  Adjusted Operating Surplus: With respect to any period, Operating Surplus generated during such period (a) less (i) any net increase in working capital borrowings during such period and (ii) any net reduction in cash reserves for Operating Expenditures during such period not relating to an Operating Expenditure made during such period, and (b) plus (i) any net decrease in working capital borrowings during such period and (ii) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

  Available Cash: With respect to any quarter prior to liquidation:

    (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such quarter and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such quarter resulting from borrowings for working capital purposes made subsequent to the end of such quarter, less

    (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or by which it is bound or its assets are subject, or (iii) provide funds for distributions under Section 6.4 or 6.5 of the Partnership Agreement in respect of any one or more of the next four quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Company is unable to distribute the Minimum Quarterly Distribution on all Common Units with respect to such quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced for purposes of determining Available Cash within such quarter if the General Partner so determines. Notwithstanding the foregoing, "Available Cash" with respect to the quarter in which the liquidation of the Company occurs and any subsequent quarter shall equal zero.

  Bank Credit Facility: The $100.0 million Acquisition Facility and the $25.0 million Working Capital Facility both entered into by the Operating Company.

  BBF: One billion board feet.

  BLM: The U.S. Department of Interior Bureau of Land Management.

  Board Foot (BF): A unit of lumber measurement 1 foot square and 1 inch thick.

  Capital Account: The capital account maintained for a Partner pursuant to the Partnership Agreement. The Capital Account of a Partner in respect of a general partner interest, a Common Unit, a Subordinated Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount which such Capital Account would be if such general partner interest, Common Unit, Subordinated Unit, Incentive Distribution Right, or other Partnership Interest were the only interest in the Company held by a Partner from and after the date on which such general partner interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

  Capital Surplus: All Available Cash distributed by the Company from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of the Company equals the Operating Surplus as of the end of the quarter prior to such distribution. Any excess Available Cash will be deemed to be Capital Surplus.

  Cause: Means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Company.

  CERCLA and Superfund: Refer generally to the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

  Chips: Wood generated either in a whole log chip mill or as a by-product of the manufacture of lumber and plywood and used in the manufacture of pulp and paper and various composite panel products such as medium density fiberboard, particle board and oriented strand board.

  Closing Date: The first date on which Common Units are sold by the Company to the Underwriters pursuant to the provisions of the Underwriting Agreement.

  Code: Internal Revenue Code of 1986, as amended.

  Collins: Collins Products LLC.

  Collins Supply Agreement: The 10-year log supply agreement that the Company has entered into with Collins.

  Commission: United States Securities and Exchange Commission.

  Common Unit Arrearage: The amount by which the Minimum Quarterly Distribution in respect of a quarter during the Subordination Period exceeds the distribution of Available Cash from Operating Surplus actually made for such quarter on a Common Unit, cumulative for such quarter and all prior quarters during the Subordination Period.

  Common Units: A Unit representing a fractional part of the Partnership Interests of all limited partners and assignees and having the rights and obligations specified with respect to Common Units in the Partnership Agreement.

  Company: U.S. Timberlands Company, L.P., a Delaware limited partnership, and any successors thereto.

  Compensation Committee: A committee of the board of directors of the General Partner which will initially consist of five directors, including two independent directors, which will determine the compensation of the officers of the General Partner and administer its employee benefit plans.

  Conflicts Committee: A committee of the board of directors of the General Partner composed entirely of two or more directors who are neither officers, employees or security holders of the General Partner nor officers, directors, employees or security holders of any affiliate of the General Partner.

  Contribution Agreement: The Contribution, Conveyance and Assumption Agreement to be dated the Closing Date among the General Partner, the Company, the Operating Company and certain other parties governing the Transactions pursuant to which, among other things, the assets and operations of USTK will be transferred and the liabilities will be assumed.

  Counsel: Andrews & Kurth L.L.P., special counsel to the General Partner and the Company.

  Current Market Price: With respect to any class of Units listed or admitted to trading on any national securities exchange as of any date, the average of the daily Closing Prices (as hereinafter defined) for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date. "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange (other than the Nasdaq Stock Market) on which the Units of such class are listed or admitted to trading or, if the Units of such class are not listed or admitted to trading on any national securities exchange (other than the Nasdaq Stock Market), the last quoted price on such day, or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or if on any such day the Units of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Units of such class selected by the General Partner, or if on any such day no market maker is making a market in the Units of such class, the fair value of such Units on such day as determined reasonably and in good faith by the General Partner. "Trading Day" means a day on which the principal national securities exchange on which Units of any class are listed or admitted to trading is open for the transaction of business or, if the Units of a class are not listed or admitted to trading on any national securities exchange, a day on which banking institutions in New York City generally are open.

  Cutting Contract or Stumpage Contract: An agreement whereby a third party purchases the right to harvest trees from a given tract of land within a given time period, and title to the standing trees passes at the time of such harvest. Total payment under such an agreement is tied to volume removed.

  DBH: "Diameter at breast height," a term frequently used to describe a tree measurement taken 4 1/2 feet above ground level.

  DD&A: Depreciation, depletion and road amortization.

  Delaware Act: The Delaware Revised Uniform Limited Partnership Act, 6 Del C.
(S)17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

  Departing Partner: A former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to the Partnership Agreement.

  EBITDDA: Operating income plus depreciation, depletion and amortization and cost of timber and property sales. EBITDDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDDA is not intended to represent cash flow and does not represent the measure of cash available for distribution, but provides additional information for evaluating the Company's ability to make the Minimum Quarterly Distribution.

  ERISA: Employee Retirement Income Security Act of 1974, as amended.

  Exchange Act: Securities Exchange Act of 1934, as amended.

  Fee Timber: Timber which is located on property owned in fee, as opposed to timber that is located on lands owned by other parties and is acquired pursuant to cutting contracts.

  General Partner or New Services: New Services, L.L.C., a Delaware limited liability company, and its successors and permitted assigns as general partner of the Company.

  GIS: The Company's computerized geographic information system.

  Holdings: U.S. Timberlands Holdings, L.L.C., a Delaware limited liability company.

  Holdings Debt: The $130.0 million of bank indebtedness incurred by Holdings in connection with USTK's acquisition of the Klamath Falls Timberlands in August 1996.

  Incentive Distribution Right: A non-voting limited partner Partnership Interest issued to USTK in connection with the transfer of its assets to the Company pursuant to the Partnership Agreement and subsequently contributed to the General Partner, which Partnership Interest will confer upon the holder thereof only the rights and obligations specifically provided in the Partnership Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of holders of a Partnership Interest).

  Incentive Distributions: The distributions of Available Cash from Operating Surplus initially made to the General Partner that are in excess of the General Partner's aggregate 2% general partner interest.

  Indenture: The indenture pursuant to which the Public Notes will be issued, a form of which has been filed as an exhibit to the registration statement of which this Prospectus is a part.

  Initial Common Units: The Common Units sold in this offering.

  Initial Unit Price: An amount per Unit equal to the initial public offering price of the Common Units as set forth on the outside front cover page of this Prospectus.

  Interim Capital Transactions: The following transactions if they occur prior to liquidation: (a) borrowings, refinancings and refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by any Group Member; (b) sales of equity interests by any Group Member (other than Common Units sold to the Underwriters pursuant to the exercise of their over-allotment option); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member (other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, including the exchange of timber or real property for other timber or real property to the extent that the timber or real property received in exchange is of equal or greater value, or the sale of timber or real property, to the extent the proceeds are invested within 180 days in other timber or real property, and (ii) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the Liquidation Date.

  IRS: Internal Revenue Service.

  Klamath Falls Timberlands: The approximately 601,000 fee acres of timberland acquired by USTK and Old Services in August 1996 from Weyerhaeuser.

  Logs: The stem of the tree after it has been felled. The raw material from which lumber, plywood and other wood products are processed.

  Long-Term Incentive Plan: The U.S. Timberlands Company, L.P. 1997 Long-Term Incentive Plan.

  MBF: One thousand board feet. A common unit of measure for pricing standing timber as well as lumber.

  MBG: Mason, Bruce & Girard, Inc., independent forest resource consultants.

  MMBF: One million board feet.

  Merchantable Timber: A tree that will produce a sound log 16 feet in length and at least 5p in diameter, inside bark, at the small end. Timber may be merchantable even if it has not reached its optimum sale value.

  Minimum Quarterly Distribution: $0.50 per Unit with respect to each quarter or $2.00 per Unit on an annualized basis, subject to adjustment as described in "Cash Distribution Policy--Distributions from Capital Surplus" and "Cash Distribution Policy--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

  Non-citizen Assignee: A Limited Partner or assignee who (i) fails to furnish information about nationality, citizenship, residency or other related status within 30 days after a request by the General Partner for such information, or
(ii) the General Partner determines after receipt of such information is not an eligible citizen.

  Notes: The Private Notes and the Public Notes, collectively.

  Note Agreement: The agreement pursuant to which the Private Notes will be issued, a form of which has been filed as an exhibit to the registration statement of which this Prospectus is a part.

  NYSE: New York Stock Exchange.

  Ochoco: Ochoco Lumber Company.

  Ochoco Acquisition: The acquisition of the Ochoco Timberlands by USTK from Ochoco on July 15, 1997.

  Ochoco Timberlands: The approximately 42,000 fee acres of timberland and cutting rights on approximately 3,000 acres of timberland acquired by USTK on July 15, 1997 from Ochoco.

  Old Services: U.S. Timberlands Management Company, L.L.C., formerly known as U.S. Timberlands Services Company, L.L.C.

  Operating Company: U.S. Timberlands Klamath Falls, L.L.C., a Delaware limited liability company, and any successors thereto.

  Operating Company Agreement: The Amended and Restated Agreement of Limited Partnership of the Operating Company, as it may be amended, supplemented or restated from time to time (the form of which has been filed as an exhibit to the registration statement of which this Prospectus is a part).

  Operating Expenditures: All Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, debt service payments and capital expenditures, subject to the following:

    (a) Payments (including prepayments) of principal and premium on indebtedness shall not be an Operating Expenditure if the payment is (i) required in connection with the sale or other disposition of assets or (ii) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the General Partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership Group within 180 days before or after such payment to the extent of the principal amount of such indebtedness.

    (b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to partners. Where capital expenditures are made in part for Acquisitions or Capital Improvements and in part for other purposes, the General Partner's good faith allocation between the amounts paid for each shall be conclusive.

  Operating Surplus: As to any period prior to liquidation, on a cumulative basis and without duplication:

    (a) the sum of (i) $    million plus all cash and cash equivalents of the
  Partnership Group on hand as of the close of business on the Closing Date,
  (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from borrowings for working capital purposes, less

    (b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the General Partner to provide funds for future Operating Expenditures, provided however, that disbursements made (including contributions to a member of the Partnership Group or disbursements on behalf of a member of the Partnership Group) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced for purposes of determining Operating Surplus, within such period if the General Partner so determines. Notwithstanding the foregoing, "Operating Surplus" with respect to the quarter in which the liquidation occurs and any subsequent quarter shall equal zero.

  Opinion of Counsel: A written opinion of counsel, acceptable to the General Partner in its reasonable discretion, to the effect that the taking of a particular action will not result in the loss of the limited liability of the limited partners of the Company or cause the Company to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

  OSHA: Federal Occupational Safety and Health Act.

  Partnership Agreement: The Amended and Restated Agreement of Limited Partnership of the Company (the form of which is included in this Prospectus as Appendix A), as it may be amended, restated or supplemented from time to time. Unless the context requires otherwise, references to the Partnership Agreement constitute references to the Partnership Agreement of the Company and to the Operating Company Agreement, collectively.

  Partnership Group: The Company, the Operating Company and any subsidiary of either such entity, treated as a single consolidated entity.

  Partnership Interest: An interest in the Company, which shall include general partner interests, Common Units, Subordinated Units, Incentive Distribution Rights or other equity securities of the Company, or a combination thereof or interest therein as the case may be.

  Partnership Security: Means any class or series of Units, any option, right, warrant or appreciation rights relating thereto, or any other type of equity interest that the Company may lawfully issue, or any unsecured or secured debt obligation of the Company that is convertible into any class or series of equity interests of the Company.

  Plantations: The 184,000 acres of the Timberlands which are actively managed tree farms.

  Predecessor: The southern Oregon timberlands operations of Weyerhaeuser acquired by the Company in the Weyerhaeuser Acquisition.

  Private Note Placement: The private placement by the Operating Company of the Private Notes.

  Private Notes: The $150 million aggregate principal amount of unsecured
senior notes due      to be privately placed by the Operating Company.

  Public Note Offering: The public offering by the Company of the Public
Notes.

  Public Notes: The $100 million aggregate principal amount of unsecured senior notes to be offered publicly by the Company.

  Registration Statement: The Registration Statement on Form S-1, as amended
(No. 333-         ), filed by the Company with the Commission, relating to the
Common Units.

  Restricted Activities: The (i) acquisition, exchange, operation or sale of timber-producing real property or rights to harvest timber, a principal purpose of which is producing logs or other forest products, (ii) harvesting of timber other than harvesting which is incidental to the ownership or operation of real property not owned or operated for a principal purpose of producing logs or other forest products, (iii) sale, exchange or purchase of logs other than sales, exchanges or purchases which are incidental to the ownership or operation of real property not owned or operated for a principal purpose of producing logs or other forest products, and (iv) any and all other activities relating to the forest products industry to the extent such activities compete with activities of the Company or the Operating Company.

  RROW: Reciprocal right-of-way.

  Seedling: A young tree generally less than three years of age used as planting stock for reforestation.

  Securities Act: The Securities Act of 1933, as amended.

  Silviculture: The practice of cultivating forest crops based on the knowledge of forestry; more particularly, controlling the establishment, composition and growth of forests.

  Softwoods: Coniferous trees, usually evergreen and having needles or scalelike leaves, such as Ponderosa pine, Douglas fir, white pine and spruce.

  Stand: An area of trees possessing sufficient uniformity of age, size and composition to be distinguished from adjacent areas so as to form a management unit. The term is usually applied to forests of commercial value.

  Stumpage: Standing timber (timber as it stands uncut in the woods).

  Subordinated Unit: A Unit representing a fractional part of the Partnership Interests of all limited partners and assignees (other than of holders of the Incentive Distribution Rights) and having the rights and obligations specified with respect to Subordinated Units in the Partnership Agreement. The term "Subordinated Unit" as used herein does not include a Common Unit.

  Subordination Period: The Subordination Period will generally extend from the closing of this offering until the first to occur of: (a) the first day of any quarter beginning after December 31, 2002 in respect of which (i) distributions of Available Cash from Operating Surplus on each of the outstanding Common Units and the Subordinated Units with respect to each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units, plus the related distribution on the general partner interests in the Company and in the Operating Company during such periods, and (iii) there are no outstanding Common Unit Arrearages; and (b) the date on which the General Partner is removed as general partner of the Company upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal. Prior to the end of the Subordination Period, a portion of the Subordinated Units will convert into Common Units on a one-for-one basis on the first day after the record date established by the General Partner for any quarter ending on or after (a) December 31, 2000 with respect to one-quarter of the Subordinated Units (1,377,525 Subordinated Units) and
(b) December 31, 2001 with respect to an additional one-quarter of the Subordinated Units (1,377,525 Subordinated Units), on a cumulative basis, in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units with respect to each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods,
(ii) the Adjusted Operating Surplus generated during each of the two consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and the related distribution on the general partner interests in the Company and in the Operating Company during such periods, and (iii) there are no outstanding Common Unit Arrearages; provided, however, that the early conversion of the second quarter of Subordinated Units may not occur until at least one year following the early conversion of the first quarter of Subordinated Units. In addition, if the General Partner is removed as general partner of the Company under circumstances where Cause does not exist and Units held by the General Partner and its affiliates are not voted in favor of such removal (i) the Subordination Period will end and all outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished and (iii) the General Partner will have the right to convert their 2% general partner interests (and all the rights to the Incentive Distribution) into Common Units or to receive cash in exchange for such interests.

  Target Distribution Levels: See "Cash Distribution Policy--Incentive Distributions--Hypothetical Annualized Yield."

  Thinning: Removal of selected trees, usually to eliminate overcrowding, to remove dead, dying, deformed or diseased trees and to promote more rapid growth of desired trees. "Pre-commercial thinning" refers to thinning that does not directly produce merchantable timber. "Commercial thinning" results directly in merchantable timber.

  Timber: Standing trees not yet harvested.

  Timberlands: The timber properties of the Company.

  TMG: Timberlands Management Group, an entity 100% owned and controlled by Rudey Timber Company L.L.C.

  Transactions: The transactions related to the formation of the Company, the issuance of the Notes, the entering into of the Bank Credit Facility and the other transactions to occur in connection with this offering.

  Transfer Agent: American Stock Transfer Corporation serving as registrar and transfer agent for the Common Units.

  Transfer Application: An application for transfer of Units in the form set forth on the back of a certificate, substantially in the form included in this Prospectus as Appendix B, or in a form substantially to the same effect in a separate instrument.

  Unitholders: Holders of the Common Units and the Subordinated Units, collectively.

  Unit Majority: During the Subordination Period, at least a majority of the outstanding Common Units, voting as a class, and at least a majority of the outstanding Subordinated Units, voting as a class and, thereafter, at least a majority of the outstanding Units.

  Units: The Common Units and the Subordinated Units, collectively, but not including the right to receive Incentive Distributions.

  Unrecovered Capital: At any time, the Initial Unit Price, less the sum of all distributions theretofore made in respect of an Initial Common Unit constituting Capital Surplus and any distributions of cash (or the net agreed value of any distributions in kind) in connection with the dissolution and liquidation of the Company theretofore made in respect of such Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

  USFS: United States Department of Agriculture--Forest Service.

  USFWS: United States Fish and Wildlife Service.

  USTK: U.S. Timberlands Klamath Falls, L.L.C., a Delaware limited liability Company which, upon consummation of the Transactions, will become the Company's Operating Company.

  USTK Debt: The $285.0 million of bank indebtedness incurred by USTK in July 1997 to refinance indebtedness incurred in connection with the acquisition of the Klamath Falls Timberlands and to finance the acquisition of the Ochoco Timberlands.

  Weyerhaeuser: Weyerhaeuser Company.

  Weyerhaeuser Acquisition: The acquisition by USTK and Old Services in August 1996 of the Klamath Falls Timberlands from Weyerhaeuser.

  Working Capital Facility: A $25.0 million revolving credit facility entered into by the Operating Company to be used for working capital and other Company purposes.

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 NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  27
The Transactions.........................................................  38
Use of Proceeds..........................................................  39
Capitalization...........................................................  40
Dilution.................................................................  41
Cash Distribution Policy.................................................  42
Cash Available for Distribution..........................................  50
Selected Historical and Pro Forma Financial and Operating Data...........  52
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  55
Business and Properties..................................................  64
Management...............................................................  75
Security Ownership of Certain Beneficial Owners and Management...........  81
Certain Relationships and Related Transactions...........................  82
Conflicts of Interest and Fiduciary Responsibilities.....................  83
Description of the Common Units..........................................  87
The Partnership Agreement................................................  89
Units Eligible for Future Sale...........................................  99
Tax Considerations....................................................... 101
Investment in the Company by Employee Benefit Plans...................... 119
Underwriting............................................................. 120
Validity of the Common Units............................................. 122
Experts.................................................................. 122
Available Information.................................................... 122
Index to Financial Statements............................................ F-1
Form of Amended and Restated Agreement of Limited Partnership of U.S.
 Timberlands Company, L.P................................................ A-1
Form of Application of Transfer of Common Units.......................... B-1
Glossary of Certain Terms................................................ C-1

                                  -----------

 UNTIL       , 1997 (25 CALENDAR DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN COMMON UNITS, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN AD-DITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UN-DERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENT OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
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                                   7,232,000
                                 COMMON UNITS

                               U.S. TIMBERLANDS
                                 COMPANY, L.P.

                          [LOGO OF U.S. TIMBERLANDS]

                                 REPRESENTING
                           LIMITED PARTNER INTERESTS

                                    -------

                                  PROSPECTUS

                                       , 1997

                                    -------

                               SMITH BARNEY INC.
                           DEUTSCHE MORGAN GRENFELL
                           A.G. EDWARDS & SONS, INC.
                           PAINEWEBBER INCORPORATED
                      PRUDENTIAL SECURITIES INCORPORATED


-------------------------------------------------------------------------------
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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE filing fee, the amounts set forth below are estimates.

      Securities and Exchange Commission registration fee.............. $52,930
      NASD filing fee..................................................  17,966
      NYSE filing fee..................................................  96,209
      Printing and engraving expenses..................................     *
      Legal fees and expenses..........................................     *
      Accounting fees and expenses.....................................     *
      Blue Sky fees and expenses.......................................     *
      Transfer agent and registrar fees................................     *
      Miscellaneous expenses...........................................     *
                                                                        -------
          Total........................................................ $   *
                                                                        =======

--------
* To be furnished by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Section of the Prospectus entitled "The Partnership Agreement-- Indemnification" is incorporated herein by this reference.

  Reference is made to Section [7] of the Underwriting Agreement filed as
Exhibit 1.1 to this Registration Statement.

  Subject to any terms, conditions or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  There has been no sale of securities of the Company within the past three years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

  a. Exhibits

     1.1 --Form of Underwriting Agreement
    *3.1 --Form of Amended and Restated Agreement of Limited Partnership of
          U.S. Timberlands Company, L.P. (included as Appendix A to the
          Prospectus)
     3.2 --Form of Amended and Restated Operating Agreement of U.S. Timberlands
          Klamath Falls, L.L.C.
     5.1 --Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered
     8.1 --Opinion of Andrews & Kurth L.L.P. relating to tax matters
    10.1 --Form of Credit Agreement among U.S. Timberlands Klamath Falls,
          L.L.C. and certain banks
    10.2 --Form of Note Purchase Agreement among U.S. Timberlands Klamath
          Falls, L.L.C. and certain investors
    10.3 --Form of Notes Indenture between U.S. Timberlands Company, L.P. and
            , as trustee
    10.4 --Form of Contribution, Conveyance and Assumption Agreement among U.S.
          Timberlands Company, L.P. and certain other parties
    10.5 --Form of U.S. Timberlands Company, L.P. Long Term Incentive Plan
    10.6 --Form of Employment Agreements for Messrs. Rudey, Stephens, Kobacker,
          Morgan and Lugus
    21.1 --List of Subsidiaries
   *23.1 --Consent of Arthur Andersen LLP
   *23.2 --Consent of Mason, Bruce & Girard, Inc.
    23.3 --Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1 and 8.1)
   *24.1 --Powers of Attorney (included on signature page)
   *27.1 --Financial Data Schedule

--------
* Filed herewith

  b. Financial Statement Schedules

  All financial statement schedules are omitted because the information is not required, is not material or is otherwise included in the financial statements or related notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

  (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 4, 1997.

                                          U.S. Timberlands Company, L.P.

                                          By: New Services, L.L.C.*
                                              As General Partner

                                          By:    /s/ John M. Rudey
                                             ----------------------------------
                                             Name: John M. Rudey
                                             Title: Chairman




--------
  * Upon the consummation of this offering, New Services, L.L.C. will change its name to "U.S. Timberlands Services Company, L.L.C."

                               POWER OF ATTORNEY

  Each person whose signature appears below appoints John M. Rudey, John J. Stephens, Edward J. Kobacker and George R. Hornig, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this Offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND DATES INDICATED BELOW.

              SIGNATURE                        TITLE                 DATE

          /s/ John M. Rudey            Chairman and             August 4, 1997
-------------------------------------   Director
            JOHN M. RUDEY

        /s/ John J. Stephens           President, Chief         August 4, 1997
-------------------------------------   Executive Officer
          JOHN J. STEPHENS              and Director

       /s/ Edward J. Kobacker          Executive Vice           August 4, 1997
-------------------------------------   President, Chief
         EDWARD J. KOBACKER             Operating Officer
                                        and Director

        /s/ Michael J. Morgan          Vice President and       August 4, 1997
-------------------------------------   Chief Financial
          MICHAEL J. MORGAN             Officer

         /s/ John H. Beuter            Director                 August 4, 1997
-------------------------------------
           JOHN H. BEUTER

         /s/ Aubrey L. Cole            Director                 August 4, 1997
-------------------------------------
           AUBREY L. COLE

        /s/ George R. Hornig           Director                 August 4, 1997
-------------------------------------
          GEORGE R. HORNIG

        /s/ Robert F. Wright           Director                 August 4, 1997
-------------------------------------
          ROBERT F. WRIGHT

                               INDEX TO EXHIBITS

EXHIBITS

   1.1 --Form of Underwriting Agreement
  *3.1 --Form of Amended and Restated Agreement of Limited Partnership of U.S.
        Timberlands Company, L.P. (included as Appendix A to the Prospectus)
   3.2 --Form of Amended and Restated Operating Agreement of U.S. Timberlands
        Klamath Falls, L.L.C.
   5.1 --Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered
   8.1 --Opinion of Andrews & Kurth L.L.P. relating to tax matters
  10.1 --Form of Credit Agreement among U.S. Timberlands Klamath Falls, L.L.C.
        and certain banks
  10.2 --Form of Note Purchase Agreement among U.S. Timberlands Klamath Falls,
        L.L.C. and certain investors
  10.3 --Form of Notes Indenture between U.S. Timberlands Company, L.P. and
           , as trustee
  10.4 --Form of Contribution, Conveyance and Assumption Agreement among U.S.
        Timberlands Company, L.P. and certain other parties
  10.5 --Form of U.S. Timberlands Company, L.P. Long Term Incentive Plan
  10.6 --Form of Employment Agreements for Messrs. Rudey, Stephens, Kobacker,
        Morgan and Lugus
  21.1 --List of Subsidiaries
 *23.1 --Consent of Arthur Andersen LLP
 *23.2 --Consent of Mason, Bruce & Girard, Inc.
  23.3 --Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1 and 8.1)
 *24.1 --Powers of Attorney (included on signature page)
 *27.1 --Financial Data Schedule

--------
* Filed herewith